Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of February 9, 2018

among

DITECH HOLDING CORPORATION,

as Borrower,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Administrative Agent and Collateral Agent

i

SCHEDULE 3.06	Litigation
SCHEDULE 3.09	Certain Tax Matters
SCHEDULE 3.11(c)	Mortgage Filing Offices
SCHEDULE 3.12	Real Property
SCHEDULE 3.14	Subsidiaries
SCHEDULE 3.17	Insurance
SCHEDULE 3.21	Existing Indebtedness
SCHEDULE 4.02(a)	List of Counsel
SCHEDULE 5.01	Reporting
SCHEDULE 5.22	Post-Closing Items
SCHEDULE 6.01	Existing Liens
SCHEDULE 6.04	Existing Indebtedness
SCHEDULE 6.05	Existing Investments
SCHEDULE 6.11	Certain Restrictive Agreements

EXHIBIT A	Form of Security Agreement
EXHIBIT B	Form of Pledge Agreement
EXHIBIT C	Form of First Lien/Second Lien Intercreditor Agreement
EXHIBIT D	[Reserved]
EXHIBIT E	Form of Subsidiaries Guaranty
EXHIBIT F	Form of Intercompany Subordination Agreement
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Assignment and Acceptance
EXHIBIT I	Form of Intercompany Note
EXHIBIT J	Form of Administrative Questionnaire
EXHIBIT K	Form of Solvency Certificate
EXHIBIT L	Procedures for Dutch Auction

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 9, 2018, among DITECH HOLDING CORPORATION (formerly known as Walter Investment Management Corp.), a Maryland corporation (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in ARTICLE I), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders. This Agreement amends and restates the Pre-Petition Credit Agreement (as defined below) in its entirety.

RECITALS

WHEREAS, on November 30, 2017 (the “Petition Date”), the Borrower commenced a voluntary petition for reorganization pursuant to chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, prior to the Petition Date, financing was provided to the Borrower pursuant to that certain Amended and Restated Credit Agreement, dated as of December 19, 2013, as amended by Amendment No. 1 thereto dated as of February 23, 2016, Amendment No. 2 thereto dated as of August 5, 2016 and Amendment No. 3 thereto dated as of July 31, 2017 (and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date, the “Pre-Petition Credit Agreement”), by and among the Borrower, the lenders from time to time party thereto (the “Pre-Petition Lenders”), and Credit Suisse AG, Cayman Islands Branch (successor to Credit Suisse AG), as administrative agent and collateral agent, pursuant to which the Pre-Petition Lenders extended credit to the Borrower consisting of (a) Tranche B Term Loans in an original aggregate principal amount of $1,500,000,000 (the “Pre-Petition Term Loans”) and (b) revolving credit commitments in an original aggregate amount of $125,000,000;

WHEREAS, the Pre-Petition Term Loans, together with all accrued and unpaid interest, fees, indemnities, costs and other payment obligations pursuant to the Pre-Petition Credit Agreement that are outstanding immediately prior to the Closing Date (collectively, the “Pre-Petition Term Loan Obligations”), are owing as of the Closing Date;

WHEREAS, on January 18, 2018, the Bankruptcy Court entered the Confirmation Order (as defined herein);

WHEREAS, in connection with the implementation and consummation of the Plan of Reorganization (as defined herein), and subject to the terms and conditions set forth herein, in the other Credit Documents, in the Plan of Reorganization and in the Confirmation Order, the Lenders have agreed to enter into this Agreement, which shall be an amendment and restatement of the Pre-Petition Credit Agreement; and

WHEREAS, upon the effectiveness of the Plan of Reorganization, (a) all Pre-Petition Term Loan Obligations shall continue as Obligations (including accrued and unpaid non-default interest outstanding under the Pre-Petition Credit Agreement) and (b) the Pre-Petition Term Loans shall continue as Tranche B Term Loans hereunder and each initial Lender shall be deemed to have made, in the aggregate, $1,156,500,513.53 of Tranche B Term Loans.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” shall have the meaning assigned to such term in Section 6.05(xii).

“Additional Credit Extension Amendment” shall mean an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for any Incremental L/C Commitments pursuant to Section 2.25, Extended Term Loans and/or Extended L/C Commitments pursuant to Section 2.26 or Refinancing Term Loans pursuant to Section 2.27, which shall be consistent with the applicable provisions of this Agreement and otherwise satisfactory to the parties thereto. Each Additional Credit Extension Amendment shall be executed by the Administrative Agent, the Credit Parties and the other parties specified in the applicable Section of this Agreement (but not any other Lender). Any Additional Credit Extension Amendment may include conditions for delivery of opinions of counsel and other documentation consistent with the conditions in Section 4.01, all to the extent reasonably requested by the Administrative Agent or the other parties to such Additional Credit Extension Amendment.

“Additional Lender” shall mean, at any time, any Person that is not an existing Lender and that agrees to provide any portion of any (a) Incremental L/C Commitments in accordance with Section 2.25 or (b) Refinancing Term Loans pursuant to an Additional Credit Extension Amendment in accordance with Section 2.27; provided that such Additional Lender shall be an Eligible Assignee.

“Additional Security Documents” shall have the meaning assigned to such term in Section 5.12.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus (a) the sum (without duplication) of:

(i)    non-cash charges or non-cash losses (including, but not limited to share-based non-cash compensation and non-cash fair value adjustments and non-cash interest expense) which were included in arriving at Consolidated Net Income for such period;

(ii)    servicing income earned during such period for servicing of assets in any Securitization Entity (other than any such income attributable to a Heritage Walter Securitization Trust) to the extent consolidated on the balance sheet and carried at fair value;

(iii)    principal payments received during such period by any Heritage Walter Securitization Trust from borrowers to the extent consolidated on the balance sheet;

(iv)    net cash proceeds received during such period from sales of REO Assets by any Heritage Walter Securitization Trust to the extent consolidated on the balance sheet;

(v)    the amount of all cash received during such period from the initial or tail issuance of reverse mortgage securities (HMBS) less any cash payments made during such period to originate, acquire or fund the related loans and subsequent additions to such loans to the extent not included in Consolidated Net Income for such period; and

(vi)    any cash received for servicing of reverse mortgages to the extent not included in Consolidated Net Income for such period;

less (b) the sum of:

(i)    non-cash gains and non-cash income, including but not limited to non-cash fair value adjustments, which were included in arriving at Consolidated Net Income for such period;

(ii)    the amount of all cash gains on Asset Sales the Net Sale Proceeds of which were applied as a mandatory repayment of Term Loans pursuant to Section 2.13(c) or reinvested (or to be reinvested) as permitted by such Section 2.13(c) to the extent that such cash gains were included in arriving at Consolidated Net Income for such period; and

(iii)    principal payments during such period on Indebtedness of any Heritage Walter Securitization Trust to the extent consolidated on the balance sheet.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves; provided that, in the case of the Tranche B Term Loans, if the Adjusted LIBO Rate as so determined for any Interest Period is less than 1.00% per annum, then Adjusted LIBO Rate with respect to the Tranche B Term Loans for such Interest Period shall be deemed to be 1.00% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Credit Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire substantially in the form of Exhibit J, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall have the meaning assigned to such term in Article 8.

“Aggregate Incremental Amount” shall mean, at any time, the sum of the aggregate principal amount of Incremental L/C Commitments incurred at or prior to such time.

“Agreement” shall mean this Second Amended and Restated Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“All-in Yield” shall mean, as to any Indebtedness, the effective yield thereon as determined in good faith by the Borrower and the Administrative Agent taking into account the applicable interest rate, margin, original issue discount and upfront fees; provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity (or, if less, the life of such Indebtedness); provided further that any eurodollar rate floor or base rate floor (“new floor”) that is greater than the comparable eurodollar rate floor or base rate floor applicable to the Tranche B Term Loans at such time shall only be taken into account in determining the All-in-Yield with respect to the Tranche B Term Loans to the extent an increase in any interest rate floor applicable to the Tranche B Term Loans to the corresponding new floor would cause an increase in the yield applicable to the Tranche B Term Loans then in effect; provided further that “All-in Yield” shall not include arrangement, commitment, underwriting, amendment, structuring or similar fees paid to any agent, underwriter or arranger or fees that are not paid ratably to the market with respect to such Indebtedness.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a Eurodollar Borrowing with an Interest Period of one month plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Amend and Extend Transaction” shall mean an extension of maturity transaction described in and effected pursuant to Section 2.26.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22(a).

“Applicable Excess Cash Flow Prepayment Percentage” shall mean, at any time, 50%.

“Applicable Margin” shall mean (a) with respect to any Eurodollar Loan, 6.00% per annum and (b) with respect to any ABR Loan, 5.00% per annum.

“Asset Coverage Ratio A” shall mean, on any date of determination, the ratio of (a) Net Assets A of the Borrower and its Restricted Subsidiaries, as of such date of determination, to (b) all First Lien Indebtedness.

“Asset Coverage Ratio B” shall mean, on any date of determination, the ratio of (a) Net Assets B of the Borrower and its Restricted Subsidiaries, as of such date of determination, to (b) all First Lien Indebtedness.

“Asset Sale” shall mean any sale, transfer or other disposition (or series of related sales, transfers or other dispositions) (each, a “Disposition”) by the Borrower or any Restricted Subsidiary to any Person other than to the Borrower or a Subsidiary Guarantor of any asset (including, without limitation, any capital stock or other securities of, or Equity Interest in, another Person) not made in the Ordinary Course of Business; provided that no Non-Core Asset Sale or Disposition of Bulk MSR shall constitute an “Asset Sale”; provided further that any such Disposition permitted pursuant to Section 6.02(iv), Section 6.02(xiv) or Section 6.02(xxv), to the extent not constituting a Non-Core Asset Sale or Disposition of Bulk MSR, shall constitute an “Asset Sale”.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit H or such other form as shall be approved by the Administrative Agent.

“Authorized Officer” shall mean the chief executive officer, president, any vice-president, chairman, vice chairman, secretary, any assistant secretary, treasurer, any assistant treasurer, chief operating officer or chief financial officer of the Borrower.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Balance Sheet Value” shall mean, on any date of determination, with respect to any liability or asset (including Equity Interests of any Person), as of any date of determination, the amount included on the consolidated balance sheet of the Borrower as of the fiscal quarter then last ended related to such liability or asset, calculated in accordance with GAAP.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Bankruptcy Court” shall have the meaning assigned to such term in the Recitals.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrower Notice” shall have the meaning assigned to such term in Section 5.12(c).

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Bulk MSR” shall mean all MSR, including the related Servicing Advances, other than Flow MSR.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Calculation Period” shall mean, with respect to any Permitted Acquisition, any Significant Asset Sale or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Significant Asset Sale or other event for which financial statements have been delivered to the Lenders pursuant to Section 4.01(k) or Section 5.01(b) or (c), as applicable.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures (without duplication) by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a combined capital and surplus of at least $1,000,000,000 with maturities of not more than one year from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Adjusted Consolidated Working Capital” shall mean, for a given period, without duplication, the sum of the changes (plus or minus) during such period in: (a) Servicing Advances net of the change in applicable borrowings under Permitted Servicing Advance Facility Indebtedness, (b) finance receivable purchases or repurchases of Residential Mortgage Loans net of collections and liquidation proceeds on purchased receivables or repurchased Residential Mortgage Loans, (c) new loan originations net of proceeds received from the sale of new loans, collections on new loans and the change in related borrowings under Permitted Warehouse Indebtedness, (d) cash and Cash Equivalents required to be maintained (i) at any Restricted Subsidiary pursuant to bona fide legal or regulatory requirements, (ii) by any Non-Recourse Entities related to non-recourse financing or (iii) by the Borrower or any Restricted Subsidiary in the ordinary course of business pursuant to any line of credit permitted to be maintained hereunder, and (e) other assets (excluding cash and Cash Equivalents) and liabilities (excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long term Indebtedness which would otherwise be included therein), to the extent the impact of such changes are reflected in the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries, excluding for this purpose Securitization Entities (other than Heritage Walter Securitization Trusts) to the extent consolidated.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or the NAIC after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or any such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) shall have obtained the power (whether or not exercised) to elect a majority of the board of directors (or equivalent governing body) of the Borrower, (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of 35% or more on a fully diluted basis of the voting interests in the Borrower’s Equity Interests, (iii) the board of directors (or equivalent governing body) of the Borrower shall cease to consist of a majority of Continuing Directors or (iv) a “change of control” or similar event howsoever denominated shall occur as provided in any Equity Interests of the Borrower (other than Qualified Equity Interests of the Borrower) or any Indebtedness of the Borrower or any Restricted Subsidiary with an aggregate principal amount of at least $5,000,000 (or the documentation governing the same) and such “change of control” or similar event shall not be waived in writing by the holders of such Equity Interests or Indebtedness; provided (x) for the avoidance of doubt, the acquisition pursuant to the Plan of Reorganization of the Convertible Preferred Stock or common Equity Interests in the Borrower or securities convertible, exchangeable or exercisable for such Equity Interests and agreements and arrangements entered into pursuant to the Plan of Reorganization but not any acquisition or agreement thereafter shall not constitute a “Change of Control”, (y) no Person or Persons shall be considered a “group” for purposes of this definition solely on account of possessing or exercising any right to vote or consent in respect of any matter or to nominate or appoint directors pursuant to the organizational documents of the Borrower or Convertible Preferred Stock (including with respect to the General Optional Conversion Right therein) and (z) all determinations as to the percentage of voting interests in the Borrower’s Equity Interests beneficially owned shall deem the Convertible Preferred Stock to have been converted in full into common Equity Interests for purposes of such determination.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Claims” shall have the meaning assigned to such term in the definition of “Environmental Claims”.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche B Term Loans, Extended L/C Commitments (of the same Extension Series), Extended Term Loans (of the same Extension Series) or Refinancing Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is an Incremental L/C Commitment or a Refinancing Term Loan Commitment and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to the applicable Class.

“Closing Date” shall mean the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.08).

“Closing Date Warrants” shall mean the Series A Warrants and the Series B Warrants.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests or liens have been granted (or purported to be granted) pursuant to any Security Document, including all Pledge Agreement Collateral, all Security Agreement Collateral and all Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Commitment” shall mean, with respect to any Lender, such Lenders’ Incremental L/C Commitment or Refinancing Term Loan Commitment.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Confirmation Order” means an order of the Bankruptcy Court confirming the Plan of Reorganization.

“Connection Taxes” shall mean, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between such Administrative Agent or Lender and the jurisdiction imposing such Tax (other than connections arising solely from such Administrative Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Consolidated EBITDA” shall mean, for any period, “Adjusted EBITDA” as disclosed on each filed Form 10-K and Form 10-Q, as applicable, for such period; provided, solely for purposes of calculating the First Lien Net Leverage Ratio, with respect to the fiscal quarter of the Borrower ended December 31, 2017, “Consolidated EBITDA” shall mean “Adjusted EBITDA” as disclosed on the Form 10-K of the Borrower for such period, plus, without duplication, the amount of any Reductions which were included in the calculation of “Adjusted EBITDA” in respect of (i) advance receivables in an amount not to exceed $5,000,000, (ii) property repurchase risk within the default servicing operation in an aggregate amount not to exceed $6,000,000 and (iii) potential losses regarding curtailment items within the reverse mortgage operation in an aggregate amount not to exceed $8,000,000; provided further, the total amount of Reductions added back in reliance on the foregoing clauses (i) through (iii) may not exceed $15,900,000.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of the Borrower and the Restricted Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Borrower and the Restricted Subsidiaries of the type described in clause (ii) of the definition of Indebtedness and (iii) all Contingent Obligations of the Borrower and the Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that no determination of “Consolidated Indebtedness” shall include (x) the aggregate amount available to be drawn or paid (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of the Borrower or any Restricted Subsidiary (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations) or (y) Non-Recourse Indebtedness, Permitted Securitization Indebtedness of any Securitization Entity, obligations under Excess Spread Sales or Permitted Funding Indebtedness other than MSR Indebtedness. For the avoidance of doubt, Consolidated Indebtedness shall not include Indebtedness of the Borrower or any Restricted Subsidiary to GNMA trusts.

“Consolidated Interest Expense” shall mean, for any period, (i) the total cash consolidated interest expense of the Borrower and the Restricted Subsidiaries (including, without limitation, all commissions and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, Interest Rate Protection Agreements and Other Hedging Agreements, but excluding, to the extent included therein, arrangement, commitment, underwriting, amendment, structuring, original issue discounts or similar fees paid to any agent, underwriter or arranger or fees that are not paid ratably to the market), but excluding, to the extent included therein, cash interest expense attributable to Non-Recourse Indebtedness, Excess Spread Sales, Permitted Securitization Indebtedness and Permitted Funding Indebtedness other than MSR Indebtedness) for such period (calculated without regard to any limitations on payment thereof), plus (ii) without duplication, that portion of Capitalized Lease Obligations of the Borrower and the Restricted Subsidiaries on a consolidated basis representing the interest factor for such period. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Restricted Subsidiary with respect to Interest Rate Protection Agreements.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and the Restricted Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that (A) the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income of any Person (other than Borrower) in which a Person or Persons other than the Borrower and its Wholly-Owned Restricted Subsidiaries has an Equity Interest or Equity Interests, except to the extent of the amount of cash dividends or other cash distributions of net income actually paid to the Borrower or a Wholly-Owned Restricted Subsidiary by such Person during such period, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person prior to the date it becomes a Restricted Subsidiary or all or substantially all of the property or the net income related to assets of such Person are acquired by the Borrower or a Restricted Subsidiary and (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, and (B) any interest expense on Permitted Servicing Advance Facility Indebtedness and Permitted Warehouse Indebtedness for such period shall reduce Consolidated Net Income for such period to the extent that such amounts did not otherwise reduce Consolidated Net Income for such period.

“Consummation of the Plan of Reorganization” shall mean the occurrence of the Plan Effective Date and the substantial consummation of the Plan of Reorganization within the meaning of Section 1101(2) of the Bankruptcy Code.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing, having the economic effect of guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or any property constituting direct or indirect security therefor or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, solvency or other financial statement condition of the primary obligor, (iii) to purchase or lease property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any customary carve-out matters for which such Person acts as a guarantor, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless and until a claim for payment or performance has been made in respect thereof (which has not been satisfied). The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors (or equivalent governing body) of the Borrower on the Closing Date (including all directors appointed to the board of directors pursuant to the Plan) and each other director (or equivalent Person) if such director’s (or equivalent Person’s) nomination for election to the board of directors (or equivalent governing body) of the Borrower is recommended by a majority of the then Continuing Directors.

“Contract Consideration” shall have the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Convertible Preferred Stock” shall mean the Mandatorily Convertible Preferred Stock (as defined in the Plan of Reorganization).

“Credit Documents” shall mean this Agreement, the Subsidiaries Guaranty, the Pledge Agreement, the Security Agreement, the Intercompany Subordination Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each other Security Document and each Additional Credit Extension Amendment.

“Credit Enhancement Agreements” shall mean, collectively, any documents, instruments, guarantees or agreements entered into by the Borrower, any Restricted Subsidiary, or any Securitization Entity for the purpose of providing credit support (that is reasonably customary as determined by the Borrower’s senior management), including pursuant to netting or similar arrangements, with respect to any Permitted Funding Indebtedness, Permitted Securitization Indebtedness and/or any related Interest Rate Protection Agreement.

“Credit Facilities” shall mean the term loan and, if applicable letter of credit facilities provided for by this Agreement.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Credit Suisse” shall mean Credit Suisse AG, Cayman Islands Branch (successor to Credit Suisse AG).

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Material Contract” shall mean, as of any date of determination, any commercial contract of the Borrower or its Restricted Subsidiaries that (i) is filed publicly by the Borrower as an exhibit to its then most recently filed 10-K or any 10-Q filed thereafter and prior to such date and (ii) has been identified in writing as such to the Administrative Agent on or prior to the Closing Date (and upon the request of any Lender, the Administrative Agent shall make the list of Designated Material Contracts available to such Lender).

“Disposition” shall have the meaning assigned to such term in the definition of “Asset Sale”.

“Dividend” shall mean, with respect to any Person, that such Person has, directly or indirectly, declared or paid a dividend, distribution or returned any other amount with respect to any Equity Interests to its stockholders, shareholders, partners or members or authorized or made any other distribution, payment or delivery of property or cash to its stockholders, shareholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired or terminated or cancelled, directly or indirectly, for a consideration (whether in cash, securities or other property) any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of the Restricted Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests).

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia.

“Dutch Auction” shall mean an auction conducted by the Borrower to purchase Term Loans as contemplated by Section 9.04(l) substantially in accordance with the procedures set forth in Exhibit L.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (i) a Lender, (ii) an Affiliate of a Lender, (iii) a Related Fund of a Lender and (iv) any other Person (other than a natural person) approved by the Administrative Agent; and, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed and, in the case of the Borrower, any such approval shall be deemed to have been given if the Borrower has not responded within five Business Days of a request for such approval); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) except as permitted under Section 9.04(l), the Borrower or any of the Borrower’s Affiliates or (y) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, orders, claims, liens, notices of noncompliance, violation, or liability investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, including any judicial or administrative order, consent decree or judgment, relating to the environment, natural resources, human health and safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest; provided that, for the avoidance of doubt and without limitation, “Equity Interests” shall exclude any Indebtedness convertible into or exchangeable for Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Borrower or a Restricted Subsidiary of Borrower is treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) any Reportable Event, (b) with respect to any Plan or Multiemployer Plan, the failure to satisfy the minimum funding standard (as defined in Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 402(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or Multiemployer Plan, (d) the filing of a notice to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, (e) a determination that any Plan is in “at-risk status” or any Multiemployer Plan is in “endangered status” or “critical status” (as each is defined in Section 303 and 305 of ERISA, respectively), (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (g) proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA, (h) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (i) the occurrence of a non-exempt “prohibited transaction” with respect to which the Borrower or any ERISA Affiliate is a “disqualified person” (each within the meaning of Section 4975 of the Code) that is reasonably likely to result in material liability to the Borrower.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Evidence of Flood Insurance” shall have the meaning assigned to such term in Section 5.12(c).

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) Change in Adjusted Consolidated Working Capital (if negative) for such period, minus (b) the sum of, without duplication, (i) without duplication of amounts deducted pursuant to clause (v) below, the aggregate amount of all Capital Expenditures made by the Borrower and the Restricted Subsidiaries in cash during such period and the aggregate amount of cash used to consummate Permitted Acquisitions during such period or to acquire MSR during such period (including, for this purpose, the aggregate amount of all principal prepayments and repayments of Permitted MSR Indebtedness during such period the proceeds of which were previously used to purchase MSR) (other than such Capital Expenditures, Permitted Acquisitions and acquisitions of MSR to the extent financed with equity proceeds, Equity Interests, asset sale proceeds (other than from sales of inventory in the ordinary course of business), insurance or condemnation proceeds or Indebtedness or other proceeds that would not be included in Adjusted Consolidated Net Income), (ii) the aggregate amount of permanent principal payments in cash of Indebtedness of the types described in clauses (i), (iii), (iv) and (vii) of the definition of Indebtedness of the Borrower and the Restricted Subsidiaries during such period (other than (1) repayments of Permitted Funding Indebtedness, Non-Recourse Indebtedness and Securitization Indebtedness, (2) repayments of revolving loans unless such repayment is accompanied by a corresponding permanent reduction in commitments in respect thereof, (3) repayments made with the proceeds of asset sales (other than from sales of inventory in the ordinary course of business), sales or issuances of Equity Interests, capital contributions, insurance or condemnation events or Indebtedness or other proceeds that would not be included in Adjusted Consolidated Net Income and (4) payments of Loans and/or other Obligations, provided that repayments of Term Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were required pursuant to Section 2.11(a)), (iii) Change in Adjusted Consolidated Working Capital (if positive) for such period, (iv) the aggregate amount of Investments made in cash in any Permitted Funds during such period (other than such Investments to the extent financed with equity proceeds, Equity Interests, asset sale proceeds (other than from sales of inventory in the ordinary course of business), insurance or condemnation proceeds or Indebtedness or other proceeds that would not be included in Adjusted Consolidated Net Income) and (v) without duplication of amounts deducted from Excess Cash Flow in other periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts with an entity that is not an Affiliate (the “Contract Consideration”) entered into during such period relating to Permitted Acquisitions, acquisitions of MSRs or Capital Expenditures to be consummated or made during the period of 120 days following the end of such period, provided that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions, acquisitions of MSRs or Capital Expenditures during such 120-day period (other than to the extent financed with equity proceeds, Equity Interests, asset sale proceeds (other than from sales of inventory in the ordinary course of business), insurance or condemnation proceeds or Indebtedness or other proceeds that would not be included in Adjusted Consolidated Net Income) is less than the Contract Consideration, the Borrower shall apply such shortfall as a mandatory prepayment of the Loans pursuant to Section 2.13(d) no later than the earliest to occur of the (A) abandonment of such planned expenditure, (B) making of such planned expenditure and (C) last day of such 120-day period.

“Excess Cash Flow Payment Date” shall mean the earlier of (a) the date occurring 90 days after the last day of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ending December 31, 2018) and (b) the third Business Day following the date on which financial statements with respect to such period are delivered pursuant to Section 5.01(c).

“Excess Cash Flow Payment Period” shall mean with respect to the repayment required on each Excess Cash Flow Payment Date, the immediately preceding fiscal year of the Borrower.

“Excess Spread Sale” shall mean any sale in the ordinary course of business and for Fair Market Value of any excess servicing fee spread under any MSR.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Subsidiary” shall mean each (a) Non-Recourse Entity, (b) Securitization Entity, (c) Restricted Subsidiary that is prohibited by any applicable law from guaranteeing the Obligations or that would require the consent, approval, license or authorization of any Governmental Authority (other than a Government Sponsored Entity) or any Regulatory Supervising Organization to guarantee the Obligations (unless such consent, approval, license or authorization has been received), (d) Unrestricted Subsidiary, (e) Immaterial Subsidiary, (f) REIT Subsidiary, (g) MSR Facility Trust, (h) Foreign Subsidiary, (i) Domestic Subsidiary substantially all of the direct assets of which consist of Equity Interests in one or more Foreign Subsidiaries, (j) Domestic Subsidiary of a Foreign Subsidiary, (k) Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower and (l) special purpose Subsidiary established for the purpose of incurring Permitted Securitization Indebtedness or Permitted Servicing Advance Facility Indebtedness so long as such Subsidiary continues to be utilized solely for such purpose.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Credit Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or that are Connection Taxes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above or in which the Borrower is located, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding tax that is imposed on amounts payable to such Lender under applicable law in effect at the time such Lender acquires any interest in a Loan or a Commitment or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of acquisition of such interest in a Loan or Commitment, designation of a new lending office or assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a), (d) any Tax attributable to such Lender’s failure to comply with Section 2.20(e) and (e) any Taxes imposed pursuant to FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.22(a).

“Existing Indebtedness” shall have the meaning assigned to such term in Section 3.21.

“Extended L/C Commitment” shall mean any Class of Incremental L/C Commitments the maturity of which shall have been extended pursuant to Section 2.26.

“Extended Term Loans” shall mean any Class of Term Loans the maturity of which shall have been extended pursuant to Section 2.26.

“Extension” shall have the meaning assigned to such term in Section 2.26.

“Extension Offer” shall have the meaning assigned to such term in Section 2.26(b).

“Extension Series” shall mean all Extended Term Loans and Extended L/C Commitments that are established pursuant to the same Additional Credit Extension Amendment (or any subsequent Additional Credit Extension Amendment to the extent such Additional Credit Extension Amendment expressly provides that the Extended Term Loans or Extended L/C Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer that is not an Affiliate of the seller, and a willing seller, would reasonably be expected to agree to purchase and sell such asset, as determined in good faith by the Borrower or the Restricted Subsidiary selling such asset.

“Fannie Mae” shall mean the Federal National Mortgage Association, in its corporate capacity, and any majority owned and controlled affiliate thereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements implementing the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Fee Letter” shall mean the Amended and Restated Agent Fee Letter, dated as of the Closing Date, among the Borrower, Credit Suisse Securities (USA) LLC and the Administrative Agent.

“Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Financial Covenants” shall mean the covenants set forth in Sections 6.07, 6.08 and 6.09.

“Financial Covenant Default” shall mean (i) a failure to comply with any of the Financial Covenants or (ii) the taking of any action by the Borrower or any Restricted Subsidiary if such action was prohibited hereunder solely due to the existence of a Financial Covenant Default of the type described in clause (i) of this definition.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc. or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority, Inc.

“First Lien Indebtedness” shall mean Consolidated Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by a Lien that is pari passu with (or not junior to) the Liens securing the Tranche B Term Loans (and any extension, renewal, replacement or refinancing thereof that is pari passu therewith or any other Indebtedness that is required to be pari passu therewith hereunder).

“First Lien Net Leverage Ratio” shall mean, on any date of determination, the ratio of (x) First Lien Indebtedness on such date minus the lesser of (i) the aggregate amount of Unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date and (ii) $250,000,000 to (y) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date; provided that, for purposes of any calculation of the First Lien Net Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis” contained herein.

“First Lien/Second Lien Intercreditor Agreement” shall mean the First Lien/Second Lien Intercreditor Agreement substantially in the form of Exhibit C, dated as of the Closing Date, among, inter alios, the Borrower and the other Grantors (as defined therein) party thereto, Wilmington Savings Fund Society, FSB, as Junior Collateral Agent for the Junior Secured Parties referred to therein and the Collateral Agent, as agent for the Senior Secured Parties referred to therein, and each other person from time to time party thereto.

“Flood Determination Form” shall have the meaning assigned to such term in Section 5.12(c).

“Flood Documents” shall have the meaning assigned to such term in Section 5.12(c).

“Flood Laws” shall mean the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973 (where applicable).

“Flow MSR” shall mean all MSR that are funded or purchased by the Borrower or its Restricted Subsidiary within the prior 120 days and sold to a counterparty pursuant to a flow purchase agreement in the Ordinary Course of Business.

“Foreign Lender” shall mean any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of the Restricted Subsidiaries primarily for the benefit of employees of the Borrower or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“GNMA” shall mean the Government National Mortgage Association.

“GNMA Buyout” shall mean reverse loans which have been repurchased out of reverse GNMA securitization pools that are included in “Residential loans” in the balance sheet of the Borrower.

“GNMA Buyout REO” shall mean any GNMA Buyout that is then classified as an REO Asset.

“GNMA Buyout Percentage” shall mean 95.0% for each fiscal quarter during the fiscal years ending 2017, 2018 and 2019, and 92.0% for each fiscal quarter thereafter.

“Government Sponsored Entity” shall mean (i) Fannie Mae, the Federal Home Loan Mortgage Corporation and GNMA and (ii) any other entity that is “sponsored”, chartered or controlled by the federal government of the United States.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, Government Sponsored Entity or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, lead, mold, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable environmental law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority.

“Heritage Walter Securitization Trust” shall mean any Securitization Entity of the Borrower or the Restricted Subsidiaries and any installment sale contract, chattel paper or loan contract and related promissory note and mortgage and any REO Asset owned by the Borrower or the Restricted Subsidiaries, in each case in existence immediately prior to the acquisition by the Borrower on July 1, 2011 of GTCS Holdings LLC, a Delaware limited liability company.

“Immaterial Subsidiary” shall mean, at any date of determination, a Restricted Subsidiary of the Borrower that, together with all other Immaterial Subsidiaries, does not have (i) Consolidated EBITDA (determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis” contained herein) for the period of four consecutive fiscal quarters ended on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.01 that equal or exceed 5% of the Consolidated EBITDA (determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis” contained herein) of the Borrower and its Restricted Subsidiaries for such period, (ii) any material intellectual property or (iii) any material real property. The Borrower shall notify the Administrative Agent quarterly as to all Immaterial Subsidiaries as provided in Section 5.01(f). The Borrower may designate and re-designate a Restricted Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition.

“Incremental Issuing Bank” shall mean a Lender with an Incremental L/C Commitment or an outstanding Letter of Credit issued, or L/C Disbursement incurred, pursuant to an Incremental L/C Commitment.

“Incremental L/C Commitment” shall mean the commitment of any Incremental Issuing Bank, established pursuant to Section 2.25, to issue Letters of Credit on behalf of the Borrower.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates), (iv) all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person in respect of indebtedness and other obligations described in another clause of this definition, (vi) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (vii) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Indemnified Taxes” shall mean Taxes imposed on or with respect to any payment made by any Credit Party under any Credit Document other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by the Borrower or any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary.

“Intercompany Loans” shall have the meaning assigned to such term in Section 6.05(viii).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit I (or such other form as shall be reasonably satisfactory to the Administrative Agent), with blanks completed in conformity herewith.

“Intercompany Subordination Agreement” shall mean the Amended and Restated Intercompany Subordination Agreement dated as of the Closing Date among the Borrower and certain subsidiaries of the Borrower and the Collateral Agent, substantially in the form of Exhibit F.

“Intercreditor Agreement” shall mean, as the context may require, the First Lien/Second Lien Intercreditor Agreement and/or any Other Intercreditor Agreement.

“Interest Expense Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense (reduced, to the extent included in such Consolidated Interest Expense, by the amount of any cash interest income with respect to Unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries) for such period, in each case, of the Borrower and its Restricted Subsidiaries; provided that for purposes of any calculation of the Interest Expense Coverage Ratio, Consolidated EBITDA and Consolidated Interest Expense shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, master securities forward transaction agreement for the forward purchase or sale of obligations issued or guaranteed by the United States government or agencies thereof, including TBA transactions on mortgage-backed securities or specified pool transactions, or any other agreement or arrangement similar to any of the foregoing.

“Investments” shall have the meaning assigned to such term in Section 6.05.

“Issuing Bank” shall mean a Lender with an L/C Commitment or an outstanding Letter of Credit or L/C Disbursement.

“Knowledge of the Borrower”, “Knowledge of the Borrower or any of its Subsidiaries” or “Knowledge of the Borrower or each Credit Party” shall mean the actual knowledge of any of the chief executive officer, president, any vice-president, secretary, any assistant secretary, treasurer, chief operating officer, chief financial officer, chief strategic officer, general counsel, any assistant general counsel, chief information officer or chief human resources officer, or any other Person performing functions that would customarily be performed by a person holding any of the foregoing positions, in each case of the Borrower.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment (or, if so specified, applicable to the specified Loans or Commitments or Class thereof) hereunder at such time, including the latest maturity or expiration date of any Incremental L/C Commitment, Extended Term Loan, Extended L/C Commitment or any Refinancing Term Loan, as applicable.

“L/C Cap” shall mean at any time an amount equal to $30,000,000, minus (x) the aggregate face amount of all letters of credit outstanding at such time in reliance on Section 2.25 and/or Section 6.04(xx) and (y) the amount of cash, Cash Equivalents and cash and Cash Equivalents in accounts at such time subject to Liens permitted in reliance on the L/C Cap pursuant to Section 6.01(xxx).

“L/C Commitments” shall mean Incremental L/C Commitments and Extended L/C Commitments.

“L/C Disbursement” shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Legacy Business” shall mean businesses related to non-Government Sponsored Entity or non-Ginnie Mae mortgage loans or MSR (other than the RMS Business).

“Lenders” shall mean (a) the Persons listed on Schedule 1.01(a) and (b) any Person that has become a party hereto pursuant to an Additional Credit Extension Amendment or Assignment and Acceptance, other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” shall mean any letter of credit issued by one or more Lenders to the Borrower pursuant to their Incremental L/C Commitments.

“LIBO Rate” shall mean, the Published LIBO Rate, as adjusted to reflect applicable reserves prescribed by governmental authorities.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, charge, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or a lessor under any capital lease, conditional sale agreement or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security.

“Loans” shall mean any Tranche B Term Loan, Extended Term Loan or Refinancing Term Loan made by any Lender hereunder.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect (except for the implementation and consummation of the Plan of Reorganization and the transactions contemplated thereby and the effects that may customarily result, directly or indirectly, therefrom) on (i) the business, operations, property, assets or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole,

(ii) the rights or remedies of or benefits available to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other material Credit Document or (iii) the ability of the Borrower or the other Credit Parties, taken as a whole, to perform its or their obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other material Credit Document.

“Maturity Date” shall mean the Tranche B Term Loan Maturity Date (in the case of Tranche B Term Loans), any maturity date related to any tranche of L/C Commitments, any maturity date related to any tranche of Refinancing Term Loans or any maturity date related to any Extension Series of Extended Term Loans, in each case, as such date may be extended pursuant to Section 2.26.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or similar security instrument made by any Credit Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Creditors in such form or forms as are reasonably satisfactory to the Collateral Agent.

“Mortgage Policy” shall mean a lender’s title insurance policy (Form 2006).

“Mortgaged Property” shall mean any Real Property owned by the Borrower or any Restricted Subsidiary which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“MSR” of any Person shall mean any and all of the following: (a) all rights of such Person to service Residential Mortgage Loans, (b) all rights of such Person as “Servicer” (or similar designation) in such Person’s capacity as servicing rights owner with respect to such Residential Mortgage Loans under the related Servicing Agreement, including, without limitation (but subject to the restrictions set forth therein) directing who may service such Residential Mortgage Loans, (c) any and all rights of such Person to servicing fees and other compensation for servicing such Residential Mortgage Loans, (d) any late fees, penalties or similar payments with respect to such Residential Mortgage Loans, (e) all accounts and rights to payment related to any of the property described in this definition and (f) the right to possess and use any and all servicing files, servicing records, data tapes, computer records, or other information pertaining to such Residential Mortgage Loans to the extent relating to the past, present or prospective servicing of such Residential Mortgage Loans.

“MSR Acknowledgement Agreement” shall mean an Acknowledgement Agreement, in a form reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the respective owner of the Residential Mortgage Loans to which the applicable MSR relate and the applicable Credit Party pursuant to which the Collateral Agent acknowledges and agrees that its security interest in the MSR described in such Acknowledgement Agreement is subject and subordinate to all rights, powers and prerogatives of such owner on the terms (and subject to the conditions) set forth in such Acknowledgement Agreement.

“MSR Call Option” shall mean the right of an MSR Lender which is a Government Sponsored Entity to repurchase MSR from the Borrower or any Restricted Subsidiary the purchase of which was initially financed by such MSR Lender with proceeds of Permitted MSR Indebtedness so long as the purchase price in respect thereof is at Fair Market Value and for cash.

“MSR Facility” shall mean any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities, with a financial institution or other lender (including, without limitation,

Fannie Mae or any other Government Sponsored Entity) or purchaser, in each case, exclusively to finance or refinance the purchase or origination by the Borrower or a Restricted Subsidiary of MSRs originated or purchased by the Borrower or any Restricted Subsidiary.

“MSR Facility Trust” shall mean any Person (whether or not a Restricted Subsidiary of the Borrower) established for the purpose of issuing notes or other securities in connection with an MSR Facility, which (i) notes and securities are backed by specified MSRs originated or purchased by, and/or contributed to, such Person from the Borrower or any Restricted Subsidiary or (ii) notes and securities are backed by specified MSRs purchased by, and/or contributed to, such Person from the Borrower or any Restricted Subsidiary.

“MSR Indebtedness” shall mean Indebtedness in connection with an MSR Facility; the amount of any particular MSR Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“MSR Lender” shall mean a third party financing source (including, without limitation, Fannie Mae) which provides financing to the Borrower or a Restricted Subsidiary the proceeds of which are used exclusively to purchase MSR relating to Residential Mortgage Loans.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate currently makes or is obligated to make contributions or to which the Borrower or any ERISA Affiliate has made or was obligated, within the preceding six years, to make contributions.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Assets A” shall mean, on any date of determination, the sum of, without duplication:

(a)    the Balance Sheet Value of “Cash and cash equivalents”;

(b)    the Balance Sheet Value of “Servicing rights, net” minus the Balance Sheet Value of “Servicing rights related liabilities”;

(c)    the Balance Sheet Value of “Servicer and protective advances, net” minus the Balance Sheet Value of “Servicing advance liabilities”;

(d)    the sum of (i) the sum of (y) the Balance Sheet Value of “Residential loans” and (z) the Balance Sheet Value of GNMA Buyout REO minus (ii) the sum of (w) the aggregate principal amount of Warehouse Indebtedness with respect to which the assets described in clause (d)(i) are subject, (x) the Balance Sheet Value of the residential loans held in Residual Trusts and Non-Residual Trusts, (y) the Balance Sheet Value of reverse loans which are in reverse GNMA securitization pools and (z) the Balance Sheet Value of residential loans which are in GNMA securitization pools that are eligible for early buy-out;

(e)    the Balance Sheet Value of total assets less total liabilities of the Residual Trusts;

(f)    the Balance Sheet Value of “Premises and equipment, net”;

(g)    the Balance Sheet Value of “Receivables, net” minus the Balance Sheet Value of “Receivables, net” related to the Non-Residual Trusts; and

(h)    the sum of (i) the Balance Sheet Value of “Other assets, net” minus (ii) the sum of (y) the Balance Sheet Value of “Other assets” related to the Residual Trusts and Non-Residual Trusts and (z) the Balance Sheet Value of REO assets which are in reverse GNMA securitization pools and any GNMA Buyout REOs included in “Net Assets A” pursuant to clause (d) above;

provided, that “Net Assets A” shall include any exchange, substitution, replacement or recategorization of the foregoing to the extent such asset would have been included in “Net Assets A” prior to such exchange, substitution, replacement or recategorization.

“Net Assets B” shall mean, on any date of determination, the sum of, without duplication;

(a)    the lesser of (i) the Balance Sheet Value of “Cash and cash equivalents” and (ii) $250,000,000;

(b)    the Balance Sheet Value of “Servicing rights, net” minus the Balance Sheet Value of “Servicing rights related liabilities”;

(c)    (if positive) (i) the then-applicable Servicer and Protective Advance Percentage multiplied by the Balance Sheet Value of “Servicer and protective advances, net” minus (ii) the Balance Sheet Value of “Servicing advance liabilities”;

(d)    (if positive) the sum of (i) 90% of (v) the Balance Sheet Value of “Residential loans” minus (w) the Balance Sheet Value of the residential loans held in Residual Trusts and Non-Residual Trusts, minus (x) the Balance Sheet Value of reverse loans which are in reverse GNMA securitization pools, minus (y) the Balance Sheet Value of residential loans which are in GNMA securitization pools that are eligible for early buy-out and minus (z) the Balance Sheet Value of GNMA Buyouts and (ii) the then-applicable GNMA Buyout Percentage multiplied by the sum of (x) GNMA Buyouts and (y) the Balance Sheet Value of GNMA Buyout REO, minus (iii) the aggregate principal amount of Warehouse Indebtedness to which the assets described in clause (d)(i)(v) and (d)(ii) are subject;

(e)    75% of the sum of (i) the Balance Sheet Value of “total assets” minus (ii) the Balance Sheet Value of “total liabilities”, in each case, of the Residual Trusts;

(f)    50% of MSR Holdback Receivables; and

(g)    75% of Servicing Fee Receivables;

provided that the foregoing clause (d) shall not exceed 15% of the aggregate amount constituting Net Assets B; provided further that the sum of the foregoing clauses (d), (e) and (g) shall not exceed 20% of the aggregate amount constituting Net Assets B; provided further, that “Net Assets B” shall include any exchange, substitution, replacement or recategorization of the foregoing to the extent (i) such asset would have been included in “Net Assets B” prior to such exchange, substitution, replacement or recategorization and (ii) any advance rate or other deduction applicable to any such asset pursuant to the foregoing prior to such exchange, substitution, replacement or recategorization shall continue to apply to any such asset after such exchange, substitution, replacement or recategorization.

“Net Cash Proceeds” shall mean, for any event requiring a repayment of Term Loans pursuant to Section 2.13(b) or (e), as the case may be, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event and, in the case of a Recovery Event, net of the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness secured by the Security Documents, Permitted External Refinancing Debt and any Permitted Refinancing thereof) which is secured by the respective property or assets destroyed, damaged, taken or otherwise underlying such Recovery Event.

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of, to the extent that such payment of unassumed liabilities is required by law, rule, regulation or contract and is actually paid at the time of, or within 90 days after, the date of such sale or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness secured by the Security Documents, Permitted External Refinancing Debt and any Permitted Refinancing thereof) which is secured by the respective assets which were sold or otherwise disposed of, (iv) the estimated net marginal increase in income taxes which will be payable by the Borrower’s consolidated group or any Restricted Subsidiary with respect to the fiscal year of the Borrower in which the sale or other disposition occurs as a result of such sale or other disposition (the “Net Tax Amount”), provided that, after filing the Borrower’s tax return for the applicable year, the Borrower shall promptly determine in good faith whether such estimated Net Tax Amount exceeds the actual Net Tax Amount reflected on Borrower’s tax return for the applicable year (as originally filed and without regard to any subsequent amendments to such tax return), and any such difference between the estimated Net Tax Amount and actual Net Tax Amount shall be treated as additional gross cash proceeds and (v) with respect to any Disposition of MSR for which “subservicer” rights are retained, Servicing Advances receivables with respect to such Servicing Advances required to be made as subservicer under the related subservicing agreement as estimated by the Borrower acting in good faith; provided, further, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Administrative Agent a certificate signed by an Authorized Officer of the Borrower as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than 12 months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Borrower or any Restricted Subsidiary shall constitute Net Sale Proceeds on such date received by the Borrower and/or any Restricted Subsidiary from such sale or other disposition.

“Net Tax Amount” shall have the meaning assigned to such term in the definition of “Net Sale Proceeds”.

“NFIP” shall have the meaning assigned to such term in Section 5.12(c).

“Non-Core Asset Sales” shall mean any sale of (a) the RMS Business, (b) Legacy Businesses, with Net Sale Proceeds in the aggregate in excess of $10,000,000 for the term of this Agreement; provided that sales for less than zero shall be treated as zero for purposes of such threshold, (c) the equity interests of any Subsidiary that is not a Subsidiary Guarantor and (d) Residual Interests.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Entities” shall mean, collectively, each Non-Recourse Servicer Advance Debt Entity, each Non-Recourse Warehouse Debt Entity and each Securitization Entity.

“Non-Recourse Indebtedness” shall mean, with respect to any specified Person or any of its Subsidiaries, Indebtedness that is specifically advanced to finance the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to such Person or any of its Subsidiaries (other than subject to such customary carve-out matters for which such Person or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder against such Person (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes).

“Non-Recourse Servicer Advance Debt Entity” shall mean any special purpose bankruptcy remote Restricted Subsidiary of the Borrower that is exclusively engaged in making Servicing Advances and/or the transactions contemplated in the incurrence of Permitted Servicing Advance Facility Indebtedness that constitutes Non-Recourse Indebtedness in connection therewith and activities relating directly thereto.

“Non-Recourse Warehouse Debt Entity” shall mean any special purpose bankruptcy remote Restricted Subsidiary of the Borrower that is exclusively engaged in the origination of residential mortgage loans and the incurrence of Permitted Warehouse Indebtedness that constitutes Non-Recourse Indebtedness in connection therewith and activities relating directly thereto.

“Non-Residual Trust” shall mean any variable interest entity identified as a “Non-Residual Trust” in the most recently filed Form 10-K or Form 10-Q of the Borrower, as applicable.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Notes” shall mean any promissory notes issued from time to time pursuant to Section 2.04(e).

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding (or which would accrue but for the operation of applicable bankruptcy or insolvency laws) at the rate provided for herein, whether or not such interest is an allowed or allowable claim in any such proceeding), penalties, fees, expenses, indemnifications, reimbursements (including L/C Disbursements with respect to Letters of Credit), damages and other liabilities, and guarantees of the foregoing amounts.

“OFAC” shall have the meaning assigned to such term in Section 3.22(a).

“Ordinary Course of Business” shall mean the ordinary course of business (i) as conducted by similarly situated residential loan and mortgage finance businesses in good faith in a manner consistent with customary market practice for the industries in which the Borrower and its Subsidiaries operate or (ii) as conducted by the Borrower and its Subsidiaries in good faith and consistent with past practice with respect to the scope of its normal business operations; provided that (x) with respect to Residential Mortgage Loans, in order for a Disposition thereof to have been made in the “Ordinary Course of Business”, at the time of such Disposition, (I) the Borrower and its Restricted Subsidiaries shall not have exited or taken a substantial step toward exiting the business or a significant part of the business of the origination of Residential Mortgage Loans and (II) such Disposition is consistent with the past practices of the Borrower and its Restricted Subsidiaries in terms of transaction size, type and structure. and (y) with respect to Ginnie Mae buyout loans, in order for a Disposition thereof to have been made in the “Ordinary Course of Business,” the Borrower and its Restricted Subsidiaries shall reinvest the Net Sale Proceeds thereof in Ginnie Mae buyout loans within six months of the consummation of such Disposition.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Intercreditor Agreement” shall mean any intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision), as applicable, the terms of which are reasonably acceptable to the Borrower and the Administrative Agent.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes, mortgage recording taxes or any other similar excise or property taxes, charges or levies arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document, except any such Taxes that are Connection Taxes imposed with respect to any assignment (other than an assignment made pursuant to Section 2.21).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.05(xii).

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted External Refinancing Debt” shall mean any Indebtedness incurred by the Borrower in the form of one or more series of unsecured or junior lien loans or unsecured or pari passu or junior secured notes to refinance all or a portion of any existing Class of Term Loans; provided that (i) the final maturity date of any such Indebtedness shall be no earlier than 91 days following the Latest Maturity Date, (ii) such Indebtedness shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the Term Loans being refinanced, (iii) in the case of loans, such Indebtedness shall not provide for any prepayment or amortization terms that are more favorable to the lenders providing such Indebtedness than the corresponding provisions of the Term Loans being refinanced, (iv) in the case of notes, such Indebtedness shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligations or other payment (other than periodic interest payments) prior to the date that is 91 days following the Latest Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default, (v) such Indebtedness shall be unsecured or may either (A) solely in the case of notes, be secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an Other Intercreditor Agreement reflecting the pari passu status of the Liens securing such Indebtedness or (B) be secured by the Collateral on a junior, subordinated lien basis (including with respect to the control of remedies) to the Obligations, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to (x) if such Indebtedness is secured on a pari passu basis with the Second Lien Senior Subordinated PIK Toggle Notes, the First Lien/Second Lien Intercreditor Agreement and (y) otherwise, the provisions of an Other Intercreditor Agreement, (vi) if such Indebtedness is secured, such Indebtedness shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than Collateral and the collateral documents shall be substantially the same as the applicable Security Documents (with such changes, including, if applicable, to reflect the junior lien nature thereof and any changes customarily requested by an indenture trustee, as are reasonably satisfactory to the Administrative Agent), (vii) no Person, other than a Credit Party, shall be an obligor or guarantor in respect of such Indebtedness, (viii) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or redemption terms) are no more favorable (taken as a whole), as reasonably determined by the Borrower, to the investors providing such Indebtedness than those applicable to the Term Loans being refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date); provided that in the event such Indebtedness consists of syndicated term loans and the All-in Yield of such Indebtedness exceeds the All-in Yield of the Tranche B Term Loans, the Borrower shall offer the Tranche B Term Lenders the opportunity to provide such Indebtedness on the same terms being offered, which opportunity must be accepted within ten Business Days of such offer and if not so accepted by any Tranche B Term Lender within such ten Business Day period shall be deemed to be declined by such Tranche B Term Lender, (ix) the principal amount (or accreted value, if applicable) of such Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of the Term Loans being refinanced except by an amount equal to any interest capitalized in connection with, any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and (x) substantially concurrently with the incurrence or issuance of such Indebtedness, 100% of the net cash proceeds thereof shall be applied to repay the refinanced Term Loans, including accrued interest, fees, costs and expenses relating thereto. Permitted External Refinancing Debt shall include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Funding Indebtedness” shall mean (i) any Permitted Servicing Advance Facility Indebtedness, (ii) any Permitted Warehouse Indebtedness, (iii) any Permitted Residual Indebtedness, (iv) any Permitted MSR Indebtedness, (v) any Indebtedness of the type set forth in clauses (i) – (iv) of this definition that is acquired by the Borrower or any Restricted Subsidiary in connection with a Permitted Acquisition or Servicing Acquisition, (vi) any facility that combines any Indebtedness under clauses (i), (ii), (iii), (iv) or (v) of this definition and (vii) any Permitted Refinancing of the Indebtedness under clauses (i), (ii), (iii), (iv), (v) or (vi) of this definition and advanced to the Borrower or any Restricted Subsidiary based upon, and secured by, Servicing Advances (and/or reimbursement rights therefor), mortgage related securities, loans, MSRs, consumer receivables, REO Assets or Residual Interests; provided , however, that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any Indebtedness incurred in accordance with this clause (vii) for which the holder thereof has contractual recourse to the Borrower or any Restricted Subsidiary to satisfy claims with respect thereto (excluding customary carve-out matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Indebtedness shall not be Permitted Funding Indebtedness (but shall not be deemed to be a new incurrence, assumption, or sufferance or permission to exist of Indebtedness subject to Section 6.04 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness incurred under this clause (vii)).

“Permitted Funds” shall mean, collectively, (i) any Person electing to be treated as a real estate investment trust under the Code or any fund (or group of related funds) (which, in each case, may be managed by the Borrower or any Restricted Subsidiary) that has as its primary investment objective (a) the origination or acquisition of Residential Mortgage Loans (performing or non-performing) or interests therein, including mortgage backed securities and/or (b) the acquisition and/or origination of MSR or interest therein (including excess servicing fee spread) and (ii) any similarly structured Affiliate or Subsidiary of any of the foregoing.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.01.

“Permitted MSR Indebtedness” shall mean MSR Indebtedness; provided that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such MSR Indebtedness for which the holder thereof has contractual recourse to the Borrower or any Restricted Subsidiary to satisfy claims with respect to such MSR Indebtedness (excluding pursuant to customary carve-out matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such MSR Indebtedness shall not be Permitted MSR Indebtedness (but shall not be deemed to be a new incurrence, assumption, or sufferance or permission to exist, of Indebtedness subject to Section 6.04 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness). The amount of any particular Permitted MSR Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Permitted Refinancing” shall mean any Indebtedness (the “refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance, renew, replace, defease, discharge or refund, other Indebtedness (the “refinanced Indebtedness”); provided that:

(a)    the principal amount of such refinancing Indebtedness does not exceed the principal amount of the refinanced Indebtedness (plus all accrued interest thereon and the amount of all reasonable fees, expenses and premiums incurred in connection with such exchange, refinancing, renewal, replacement, defeasance, discharge or refunding);

(b)    such refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the refinanced Indebtedness;

(c)    the terms of such refinancing Indebtedness (including as to collateral), taken as a whole (as reasonably determined by the Borrower), are not more restrictive to the Credit Parties than the refinanced Indebtedness (other than with respect to interest rates, fees, premiums and no call periods);

(d)    no person, other than a Credit Party, shall be an obligor in respect of such refinancing Indebtedness;

(e)    if the refinanced Indebtedness is subordinated in right of payment or in lien priority to the Obligations, the refinancing Indebtedness shall be subordinated in right of payment or in lien priority, as applicable, to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the refinanced Indebtedness;

(f)    no Default or Event of Default shall have occurred and be continuing at the time of such exchange, refinancing, renewal, replacement, defeasance, discharge or refunding; and

(g)    if such refinanced Indebtedness is secured, the refinancing Indebtedness with respect thereto may only be secured if and to the extent secured by the same assets that secured such refinanced Indebtedness.

“Permitted Residual Indebtedness” shall mean any Indebtedness of the Borrower or any Restricted Subsidiary under a Residual Funding Facility; provided that the excess (determined as of the most recent date for which internal financial statements are available), if any of (x) the amount of any such Permitted Residual Indebtedness for which the holder thereof has contractual recourse to the

Borrower or any Restricted Subsidiary to satisfy claims with respect to such Permitted Residual Indebtedness (excluding pursuant to customary carve-out matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Residual Indebtedness shall be deemed not to be Permitted Residual Indebtedness (but shall not be deemed to be a new incurrence, assumption, or sufferance or permission to exist of Indebtedness subject to Section 6.04 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).

“Permitted Securitization Indebtedness” shall mean Securitization Indebtedness; provided that (i) in connection with any Securitization, any Warehouse Indebtedness or MSR Indebtedness used to finance the purchase or origination of any receivables subject to such Securitization is repaid in connection with such Securitization to the extent of the net proceeds received by the Borrower and its Restricted Subsidiaries from the applicable Securitization Entity and (ii) the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Securitization Indebtedness for which the holder thereof has contractual recourse to the Borrower or any Restricted Subsidiary to satisfy claims with respect to such Securitization Indebtedness (excluding pursuant to customary carve-out matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Securitization Indebtedness shall not be Permitted Securitization Indebtedness (but shall not be deemed to be a new incurrence, assumption or sufferance or permission to exist of Indebtedness subject to Section 6.04 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).

“Permitted Servicing Advance Facility Indebtedness” shall mean any Indebtedness of the Borrower or any Restricted Subsidiary incurred under a Servicing Advance Facility; provided, however, that the excess (determined as of the most recent date for which internal financial statements are available), if any of (x) the amount of any such Permitted Servicing Advance Facility Indebtedness for which the holder thereof has contractual recourse to the Borrower or any Restricted Subsidiary to satisfy claims with respect to such Permitted Servicing Advance Facility Indebtedness (excluding pursuant to customary carve-out matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Servicing Advance Facility Indebtedness shall not be Permitted Servicing Advance Facility Indebtedness (but shall not be deemed to be a new incurrence, assumption or sufferance or permission to exist of Indebtedness subject to Section 6.04 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).

“Permitted Warehouse Indebtedness” shall mean Warehouse Indebtedness; provided that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Warehouse Indebtedness for which the holder thereof has contractual recourse to the Borrower or any Restricted Subsidiary to satisfy claims with respect to such Warehouse Indebtedness (excluding pursuant to customary carve-out matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Warehouse Indebtedness shall not be Permitted Warehouse Indebtedness (but shall not be deemed to be a new incurrence, assumption, or sufferance or permission to exist of Indebtedness subject to Section 6.04 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness). The amount of any particular Permitted Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Petition Date” shall have the meaning assigned to such term in the Recitals.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Effective Date” has the meaning assigned to the term “Effective Date” in the Plan of Reorganization.

“Plan of Reorganization” shall mean that certain Prepackaged Chapter 11 Plan of Reorganization of the Borrower and Affiliate Co-Plan Proponents, dated November 6, 2017, as approved pursuant to the Confirmation Order, in accordance with Section 1129 of the Bankruptcy Code, as amended, supplemented or otherwise modified from time to time (whether any such further amendment, supplement or other modification is effected through an amendment, supplement or other modification to the Plan of Reorganization itself or through the Confirmation Order) in accordance with the Bankruptcy Code.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Pledge Agreement” shall mean the Amended and Restated First Lien Pledge Agreement dated as of the Closing Date among each of the pledgors from time to time party thereto and the Collateral Agent, substantially in the form of Exhibit B.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledgee” shall have the meaning assigned to such term in the Pledge Agreement.

“Preferred Equity”, as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person.

“Pre-Petition Credit Agreement” shall have the meaning assigned to such term in the Recitals.

“Pre-Petition Lenders” shall have the meaning assigned to such term in the Recitals.

“Pre-Petition Term Loans” shall have the meaning assigned to such term in the Recitals.

“Pre-Petition Term Loan Obligation” shall have the meaning assigned to such term in the Recitals.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (without duplication) (x) the incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of any Indebtedness (other than (A) revolving Indebtedness, except, in the case of an incurrence, assumption or guarantee, to the extent same is incurred, assumed or guaranteed to refinance other outstanding Indebtedness or to finance a Permitted Acquisition, any purchase of MSRs, Servicing Advances or servicing rights permitted hereunder or, in the case of a redemption, repayment, retirement or extinguishment, to the extent all commitments under such revolving Indebtedness are permanently and correspondingly terminated, and (B) any Permitted MSR Indebtedness) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred, assumed, guaranteed, redeemed, repaid, retired or extinguished (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be) and (y) any Permitted Acquisition, any purchase of MSRs, Servicing Advances or servicing rights permitted hereunder, entry into a bona fide subservicing agreement in respect of MSRs or any Significant Asset Sale then being consummated (each, a “Subject Transaction”) as well as any other Subject Transaction if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Subject Transaction then being effected, as if each such transaction had been effected on the first day of such Test Period or Calculation Period, as the case may be with the following rules to apply in connection therewith:

(i)    all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred, assumed or guaranteed to refinance other outstanding Indebtedness or to finance a Permitted Acquisition, any purchase of MSRs, Servicing Advances or servicing rights permitted hereunder, and other than Permitted MSR Indebtedness) incurred, assumed or guaranteed after the first day of the relevant Test Period or Calculation Period (whether incurred, assumed or guaranteed to finance a Permitted Acquisition, any purchase of MSRs, Servicing Advances or servicing rights permitted hereunder, to refinance Indebtedness or otherwise) shall be deemed to have been incurred, assumed or guaranteed (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently redeemed, repaid, retired or extinguished after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain redeemed, repaid, retired or extinguished through the date of determination;

(ii)    all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

(iii)    whenever pro forma effect is given to any Subject Transaction, the pro forma calculations shall be made in good faith by an Authorized Officer of the Borrower and, except as set forth in the next sentence, in a manner consistent with Article 11 of Regulation S-X of the Securities Act, as set forth in a certificate of an Authorized Officer of the Borrower (with supporting calculations) delivered to the Administrative Agent. In addition to any adjustments consistent with Regulation S-X, such certificate may set forth additional pro forma adjustments arising out of factually supportable and identifiable cost savings or business optimization initiatives (including cost saving synergies) attributable to any such transaction (net of any additional costs associated with such transaction) and expected in good faith to be realized within 12 months following such transaction, including, but not limited to, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead (taking into account, for purposes of determining such calculation, any historical financial statements of the business or entities acquired or disposed of, assuming such transaction and all other such transaction that have been consummated since the beginning of such period, and any Indebtedness or other liabilities repaid or incurred in connection therewith had been consummated and incurred or repaid at the beginning of such period); provided, that, unless the Administrative Agent shall otherwise agree in its reasonable discretion, the aggregate amount of adjustments made pursuant to this sentence shall at no time exceed 10% of Consolidated EBITDA prior to giving pro forma effect thereto.

“Property” shall mean the Real Property, including the improvements thereon, or the personal property (tangible and intangible), in either case which are encumbered pursuant to a Securitization Assets.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Published LIBO Rate” shall mean, with respect to any Interest Period when used in reference to any Loan or Borrowing:

(a)    the rate of interest appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to such service as determined by the Administrative Agent) as the London interbank offered rate for deposits in Dollars for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates); and

(b)    if such rate is not available at such time for any reason, then the “Published LIBO Rate” for such Interest Period shall be a comparable successor rate approved by the Borrower that is, at such time, broadly accepted by the syndicated loan market for loans denominated in US dollars in lieu of the “Published LIBO Rate” or, if no such broadly accepted comparable successor rate exists at such time, a successor index rate as the Administrative Agent may determine with the consent of the Borrower and the Required Lenders (such consent not to be unreasonably withheld, delayed or conditioned and notwithstanding anything in Section 9.08 to the contrary).

“Qualified Equity Interests” shall mean any Equity Interests of the Borrower so long as the terms of any such Equity Interests (or the terms of any security into which it is convertible or for which it is exchangeable) (a) do not contain any maturity, mandatory put, redemption, repayment, sinking fund or other similar provision (whether as a result of an asset sale, change of control or otherwise), (b) do not require the payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement and (c) do not provide that such Equity Interests are or will become convertible into or exchangeable for Indebtedness or any other Equity Interests (other than Qualified Equity Interests), in each case of (a), (b) and (c) before the date that is one year after the Latest Maturity Date.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Realizable Value” of an asset shall mean (i) with respect to any REO Asset, the value realizable upon the disposition of such asset as determined by the Borrower in its reasonable discretion and consistent with customary industry practice and (ii) with respect to any other asset, the lesser of (x) if applicable, the face value of such asset and (y) the market value of such asset as determined by the Borrower in accordance with the agreement governing the applicable Permitted Servicing Advance Facility Indebtedness, Permitted Warehouse Indebtedness, Permitted MSR Indebtedness or Permitted Residual Indebtedness, as the case may be (or, if such agreement does not contain any related provision, as determined by senior management of the Borrower in good faith); provided, however, that the realizable value of any asset described in clause (i) or (ii) above which an unaffiliated third party has a binding contractual commitment to purchase from the Borrower or any Restricted Subsidiaries shall be the minimum price payable to the Borrower or such Restricted Subsidiary for such asset pursuant to such contractual commitment.

“Recovery Event” shall mean the receipt by the Borrower or any Restricted Subsidiary of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any Restricted Subsidiary or (ii) under any policy of insurance required to be maintained under Section 5.03 (excluding, for the avoidance of doubt, business interruption insurance).

“Reduction” shall mean any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 2.27.

“Refinancing Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.27, to make Refinancing Term Loans to the Borrower.

“Refinancing Term Loan Lender” shall mean a Lender with a Refinancing Term Loan Commitment or an outstanding Refinancing Term Loan.

“Refinancing Term Loans” shall mean one or more new Classes of Term Loans that result from an Additional Credit Extension Amendment in accordance with Section 2.27.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Registered Equivalent Notes” shall mean, with respect to any note originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefore pursuant to an exchange offer registered with the SEC.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulatory Supervising Organization” shall mean any of (a) the SEC, (b) FINRA, (c) the New York Stock Exchange, (d) state securities commissions and (e) any other U.S. or foreign governmental or self-regulatory organization, exchange, clearing house or financial regulatory authority of which the Borrower or any Restricted Subsidiary is a member or to whose rules it is subject.

“REIT Subsidiary” shall mean a Restricted Subsidiary that is intended by the Borrower to qualify as a real estate investment trust under the Code.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents, representatives and advisors of such Person and such Person’s Affiliates.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“REO Assets” of a Person shall mean any real property owned by such Person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a loan, Servicing Advance or other mortgage-related receivables.

“Repayment Date” shall have the meaning given such term in Section 2.11(a).

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived.

“Required Lenders” shall mean, at any time, Lenders having Loans, L/C Exposure and unused Commitments representing more than 50% of the sum of all Loans outstanding, L/C Exposure and unused Commitments at such time. The Loans, L/C Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Residential Mortgage Loan” shall mean any residential mortgage loan, manufactured housing installment sale contract and loan agreement, home equity loan, home improvement loan, consumer installment sale contract or similar loan evidenced by a Residential Mortgage Note, and any installment sale contract, loan contract or chattel paper.

“Residential Mortgage Note” shall mean a promissory note, bond or similar instrument evidencing indebtedness of an obligor under a Residential Mortgage Loan, including, without limitation, all related security interests and any and all rights to receive payments due thereunder.

“Residual Funding Facility” shall mean any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to the Borrower or any Restricted Subsidiary secured by Residual Interests.

“Residual Interests” shall mean any residual, subordinated, reserve accounts and retained ownership interest held by the Borrower or a Restricted Subsidiary in Securitization Assets, Securitization Entities, Warehouse Facility Trusts and/or MSR Facility Trusts, regardless of whether required to appear on the face of consolidated financial statements in accordance with GAAP.

“Residual Trust” shall mean any variable interest entity identified as a “Residual Trust” in the most recently filed Form 10-K or Form 10-Q of the Borrower, as applicable.

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any Restricted Subsidiary, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Restricted Subsidiary (unless such appearance is related to Liens on the Collateral securing Indebtedness permitted hereunder to be secured by Liens on the Collateral), (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors and Liens securing Permitted External Refinancing Debt or (iii) are not otherwise generally available for use by the Borrower or such Restricted Subsidiary.

“Restricted Subsidiary” shall mean a Subsidiary other than an Unrestricted Subsidiary.

“Returns” shall have the meaning assigned to such term in Section 3.09.

“RMS Business” means the reverse mortgage business of the Borrower and its Restricted Subsidiaries and the assets and liabilities related thereto including reverse subservicing.

“RSA” shall mean that certain Amended and Restated Restructuring Support Agreement, dated as of October 20, 2017 (as amended in accordance with the terms thereof and prior to the date hereof), among the Borrower and the Lenders party thereto.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“SEC” shall have the meaning assigned to such term in Section 5.01(h).

“Second Lien Senior Subordinated PIK Toggle Notes” shall mean 9.0% Second Lien Senior Subordinated PIK Toggle Notes due 2024, issued by the Borrower pursuant to the Second Lien Senior Subordinated PIK Toggle Notes Indenture. Unless the context requires otherwise, any reference to the Second Lien Senior Subordinated PIK Toggle Notes shall include any Permitted Refinancing thereof (and any further Permitted Refinancing thereof).

“Second Lien Senior Subordinated PIK Toggle Notes Documents” shall mean the Second Lien Senior Subordinated PIK Toggle Notes and the Second Lien Senior Subordinated PIK Toggle Notes Indenture (including any guarantee with respect thereto) and the Security Documents (as defined in the Second Lien Senior Subordinated PIK Toggle Notes Indenture).

“Second Lien Senior Subordinated PIK Toggle Notes Indenture” shall mean the Indenture dated as of the Plan Effective Date, under which the Second Lien Senior Subordinated PIK Toggle Notes were issued, among the Borrower, as issuer, certain of the Subsidiary Guarantors party thereto, as guarantors, and Wilmington Savings Fund Society, FSB, as trustee and collateral agent, and as amended, restated, supplemented or otherwise modified from time in accordance with the terms hereof.

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization” shall mean a public or private transfer, sale or financing of (i) Servicing Advances, (ii) mortgage loans, (iii) installment contracts and/or (iv) other loans and related assets (clauses (i) – (iv) above, collectively, the “Securitization Assets”) by which the Borrower or any Restricted Subsidiary directly or indirectly securitizes a pool of specified Securitization Assets including, without limitation, any such transaction involving the sale of specified Servicing Advances or mortgage loans to a Securitization Entity or a Government Sponsored Entity (including a Securitization Entity established by such Government Sponsored Entity).

“Securitization Assets” has the meaning specified in the definition of “Securitization.”

“Securitization Entity” shall mean (i) any Person (whether or not a Restricted Subsidiary of the Borrower) established for the purpose of issuing asset-backed or mortgaged-backed or mortgage pass-through securities of any kind (including collateralized mortgage obligations and net interest margin securities), (ii) any special purpose Subsidiary established for the purpose of selling, depositing or contributing Securitization Assets into a Person described in clause (i) or holding securities in any related Securitization Entity, regardless of whether such person is an issuer of securities; provided that such Person is not an obligor with respect to any Indebtedness of the Borrower or any Subsidiary Guarantor and (iii) any special purpose Restricted Subsidiary of the Borrower formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements and regardless of whether such Restricted Subsidiary is an issuer of securities; provided that such Person is not an obligor with respect to any Indebtedness of the Borrower or any Subsidiary Guarantor other than under Credit Enhancement Agreements.

“Securitization Indebtedness” shall mean (i) Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to on-balance sheet Securitizations and (ii) any Indebtedness consisting of advances made to the Borrower or any Restricted Subsidiary based upon securities issued by a Securitization Entity pursuant to a Securitization and acquired or retained by the Borrower or any Restricted Subsidiary.

“Security Agreement” shall mean the Amended and Restated First Lien Security Agreement dated as of the Closing Date, among the Borrower, certain other Subsidiaries of the Borrower from time to time party thereto and the Collateral Agent, substantially in the form of Exhibit A.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document.

“Senior Representative” shall mean, with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Series A Warrants” shall mean the series A ten year warrants issued by the Borrower in accordance with the Plan of Reorganization.

“Series B Warrants” shall mean the series B ten year warrants issued by the Borrower in accordance with the Plan of Reorganization.

“Servicer and Protective Advance Percentage” shall mean 95.0% for each fiscal quarter during the fiscal years ending 2017, 2018 and 2019, and 92.0% for each fiscal quarter thereafter.

“Servicing Acquisition” shall mean an acquisition permitted under this Agreement of MSRs, Servicing Advances or servicing rights.

“Servicing Advance Facility” shall mean any funding arrangement with lenders collateralized in whole or in part by Servicing Advances (and/or reimbursement rights therefor) under which advances are made to the Borrower or any Restricted Subsidiaries based on such collateral.

“Servicing Advances” shall mean advances made by the Borrower or any Restricted Subsidiary in its capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable; to enforce remedies, manage and liquidate REO Assets; or that the Borrower or any Restricted Subsidiary otherwise advances in its capacity as servicer pursuant to any Servicing Agreement.

“Servicing Agreements” shall mean any servicing agreements (including whole loan servicing agreements for portfolios of whole mortgage loans), pooling and servicing agreements, interim servicing agreements and other servicing agreements, and any other agreement governing the rights, duties and obligations of either the Borrower or any Restricted Subsidiary, as a servicer, under such servicing agreements.

“Servicing Fee Receivables” shall mean all receivables related to servicing or sub-servicing of loans and REO including base servicing fee, incentives, ancillary fees and deficiency collections.

“Significant Asset Sale” shall mean each Asset Sale (or series of related Asset Sales) which generates Net Sale Proceeds of at least $2,500,000.

“SPV” shall have the meaning assigned to such term in Section 9.04(i).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Transaction” has the meaning specified in the definition of “Pro Forma Basis”.

“Subsidiaries Guaranty” shall mean the Amended and Restated Subsidiaries Guaranty dated as of the Closing Date made by the Subsidiary Guarantors from time to time party thereto in favor of Credit Suisse, as Administrative Agent for the benefit of the Secured Creditors (as therein defined), substantially in the form of Exhibit E.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Restricted Subsidiary (other than the Excluded Subsidiaries) (in each case, whether existing on the Closing Date or established, created or acquired after the Closing Date), unless and until such time as the respective Wholly-Owned Domestic Restricted Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof. As of the Closing Date, Subsidiary Guarantors are listed on Schedule 1.01(b).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings imposed by any Governmental Authority.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Commitment or an outstanding Term Loan.

“Term Loan” shall mean a Tranche B Term Loan, a Refinancing Term Loan or an Extended Term Loan, as applicable.

“Termination Date” shall have the meaning assigned to such term in Article 5.

“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower then last ended, in each case taken as one accounting period; provided that in the case of determinations of the First Lien Net Leverage Ratio, the Interest Expense Coverage Ratio, the Asset Coverage Ratio A and the Asset Coverage Ratio B pursuant to this Agreement, such further adjustments (if any) as described in the provisos to such definitions contained herein shall be made to the extent applicable.

“Tranche B Term Lender” shall mean each Lender that holds a Tranche B Term Loan.

“Tranche B Term Loan Maturity Date” shall mean June 30, 2022.

“Tranche B Term Loans” shall mean the term loans made to the Borrower by the Lenders pursuant to the Pre-Petition Credit Agreement and continued by the Lenders pursuant to Section 2.01. The aggregate outstanding principal amount of the Tranche B Term Loans as of the Closing Date is $1,156,500,513.53.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Credit Parties of the Credit Documents to which they are a party and the making of the Borrowings hereunder, (b) the issuance of the Second Lien Senior Subordinated PIK Toggle Notes, (c) the issuance of the Convertible Preferred Stock, (d) the issuance of the Closing Date Warrants, (e) the other transactions contemplated to occur on the Plan Effective Date pursuant to the Plan of Reorganization and (f) the payment of related fees and expenses.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Uniform Customs” shall have the meaning assigned to such term in Section 9.07.

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any Restricted Subsidiary, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” shall mean (a) each Subsidiary of the Borrower listed on Schedule 1.01(c), (b) a Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.21 subsequent to the Closing Date and (c) a Subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Warehouse Facility” shall mean any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (excluding in all cases, Securitizations), with a financial institution or other lender or purchaser exclusively to (i) finance or refinance the purchase or origination by the Borrower or a Restricted Subsidiary of, or provide funding to the Borrower or a Restricted Subsidiary through the transfer of, loans, mortgage-related securities and other mortgage-related receivables purchased or originated by the Borrower or any Restricted Subsidiary of the Borrower in the ordinary course of business, (ii) finance the funding of or refinance Servicing Advances; or (iii) finance or refinance the carrying of REO Assets related to loans and other mortgage-related receivables purchased or originated by the Borrower or any Restricted Subsidiary; provided that such purchase or origination is in the ordinary course of business.

“Warehouse Facility Trusts” shall mean any Person (whether or not a Restricted Subsidiary of the Borrower) established for the purpose of issuing notes or other securities in connection with a Warehouse Facility, which notes and securities are backed by (i) specified loans, mortgage-related securities and other mortgage-related receivables purchased by, and/or contributed to, such Person from the Borrower or any Restricted Subsidiary; (ii) specified Servicing Advances purchased by, and/or contributed to, such Person from the Borrower or any other Restricted Subsidiary; or (iii) the carrying of REO Assets related to loans and other mortgage-related receivables purchased by, and/or contributed to, such Person or any Restricted Subsidiary.

“Warehouse Indebtedness” shall mean Indebtedness in connection with a Warehouse Facility; provided that the amount of any particular Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal by the Borrower or an ERISA Affiliate from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wholly-Owned Domestic Restricted Subsidiary” shall mean, as to any Person, any Wholly Owned Restricted Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Foreign Restricted Subsidiary” shall mean, as to any Person, any Wholly Owned Restricted Subsidiary of such Person which is a Foreign Subsidiary.

“Wholly-Owned Restricted Subsidiary” shall mean a Wholly Owned Subsidiary of the Borrower that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02    Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Credit Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, (b) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (c) all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 6 or any related definition to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article 6 or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding anything to the contrary contained herein, all financial covenants contained herein or in any other Credit Document shall be calculated without giving effect to any election under Accounting Standards Codification 825-7-25 or 470-20 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof or at any amount other than the outstanding principal amount thereof. Notwithstanding anything to the contrary in this Agreement or any Credit Document, whenever it is necessary to determine whether a lease is a capital lease or an operating lease, such determination shall be made on the basis of GAAP as in effect on the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

Section 1.03    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Credit Borrowing”).

Section 1.04    Designated Senior Indebtedness. The Obligations hereunder are hereby designated by the Borrower as “Designated Senior Indebtedness” (or similar term) for all purposes of any subordinated indebtedness of the Borrower or any Restricted Subsidiary.

ARTICLE 2

THE CREDITS

Section 2.01    Loans. The parties hereto agree that $1,156,500,513.53 of the Pre-Petition Term Loans remain outstanding immediately prior to the Closing Date. Subject to and upon the terms and conditions set forth herein on the Closing Date, and pursuant to the Plan of Reorganization, each Term Lender that is a Pre-Petition Lender is deemed, severally and not jointly, to continue, on the Closing Date, the aggregate principal amount of its Pre-Petition Term Loans as a like principal amount of Tranche B Term Loans hereunder. On and as of the Closing Date, each Term Lender shall hold a portion of the Tranche B Term Loans in the amount set forth opposite such Term Lender’s name on Schedule 1.01(a). Amounts paid or prepaid in respect of Tranche B Term Loans may not be reborrowed.

Section 2.02    [Reserved].

Section 2.03    [Reserved].

Section 2.04    Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.11.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)    The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof.

(d)    The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e)    Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

Section 2.05    Fees. (a) [Reserved].

(b)    The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Fees”).

(c)    [Reserved].

(d)    [Reserved].

(e)    All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06    Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, at all times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)    Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)    Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.07    Default Interest. If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Credit Document, by acceleration or otherwise, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, such defaulted amount shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, at all times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

Section 2.08    Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the Lenders holding more than 50% in principal amount of the Loans which are to be included in such Eurodollar Borrowing of making or maintaining such Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

Section 2.09    [Reserved].

Section 2.10    Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(a)    [reserved];

(b)    each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(c)    if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000;

(d)    each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(e)    if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(f)    any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(g)    any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(h)    no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and

(i)    upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

Section 2.11    Repayment of Term Borrowings. (a) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on (each such date being called a “Repayment Date”) (i) the Closing Date, $37,500,000 and (ii) thereafter in quarterly installments equal to the amounts listed below (which installments shall be reduced as a result of the application of prepayments as specified in Section 2.13(g)) and each such payment shall be made on the last Business Day of each month as follows:

Repayment Date	Principal Amount
March 2018	$7,500,000
June 2018	$7,500,000
September 2018	$7,500,000
December 2018	$7,500,000
March 2019	$10,000,000
June 2019	$26,700,000
September 2019	$36,700,000
December 2019	$36,700,000
each March, June, September and December thereafter	$15,000,000

Each payment pursuant to this Section 2.11 shall be made together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

In the event any Refinancing Term Loans are made, such Refinancing Term Loans shall be repaid in amounts and on dates as agreed between the Borrower and the relevant Lenders of such Refinancing Term Loans, subject to the requirements set forth in Section 2.27 and to adjustment from time to time pursuant to Section 2.12(b), Section 2.13(g) and Section 9.04(l), together in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b)    To the extent not previously paid, all Term Loans of any Class shall be due and payable on the Maturity Date applicable to the Term Loans of such Class, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c)    All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

Section 2.12    Voluntary Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 in the case of a Term Borrowing.

(b)    Voluntary prepayments of any Class of Term Loans shall be applied against the remaining scheduled installments of principal due in respect of the applicable Class of Term Loans under Section 2.11 as may be specified by the Borrower, or if not so specified, in direct order of maturity; provided that such prepayments shall be allocated to the Tranche B Term Loans on a pro rata basis (or on a greater than pro rata basis) determined by reference to all Term Loans then outstanding.

(c)    Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Loans, then the Borrower may (x) revoke such notice prior to the proposed date of prepayment and/or (y) extend the prepayment date by not more than five Business Days; provided further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.13    Mandatory Prepayments. (a) [Reserved].

(b)    In addition to any other mandatory repayments pursuant to this Section 2.13, on each date on or after the Closing Date upon which the Borrower or any Restricted Subsidiary receives any cash proceeds from any issuance or incurrence by the Borrower or any Restricted Subsidiary of Indebtedness for borrowed money (other than Indebtedness permitted to be incurred pursuant to Section 6.04, other than Permitted External Refinancing Indebtedness and Refinancing Term Loans), an amount equal to 100% of the Net Cash Proceeds of the respective issuance or incurrence of such Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 2.13(g).

(c)    Unless otherwise agreed by the Required Lenders, in addition to any other mandatory repayments pursuant to this Section 2.13, on each date upon which the Borrower or any Restricted Subsidiary receives (other than in connection with any Disposition to the Borrower or a Subsidiary Guarantor) any cash proceeds from (i) any Non-Core Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 2.13(g), (ii) any Disposition of (A) any Bulk MSR (other than any such Disposition required by the following clause (iii) hereof) and/or (B) any Asset Sale, in each case, in an amount equal to 80% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 2.13(g), or (iii) any Disposition on or prior to February 15, 2018 of Government Sponsored Entity-related Bulk MSR, an amount equal to the sum of (A) 80% of the gross proceeds therefrom (excluding the proceeds of the Disposition of any related Servicing Advances) and (B) 80% of the Net Sale Proceeds of the Servicing Advances related to the Bulk MSR subject to such Disposition shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 2.13(g).

(d)    In addition to any other mandatory repayments pursuant to this Section 2.13, on each Excess Cash Flow Payment Date, an amount equal to the remainder of (if positive) (i) the Applicable Excess Cash Flow Prepayment Percentage of the Excess Cash Flow for the related Excess Cash Flow Payment Period minus (ii) the aggregate amount of principal prepayments of Loans to the extent (and only to the extent) that such prepayments were made as a voluntary prepayment pursuant to Section 2.12(a) other than with proceeds of asset sales (other than from sales of inventory in the ordinary course of business), sales or issuances of Equity Interests, capital contributions, insurance or condemnation events or Indebtedness or other proceeds that would not be included in Adjusted Consolidated Net Income during the relevant Excess Cash Flow Payment Period minus (iii) the face value of Term Loans assigned to or purchased by the Borrower pursuant to Section 9.04(l) during the relevant Excess Cash Flow Payment Period, shall be applied as a mandatory repayment in accordance with the requirements of Section 2.13(g); provided that the amount required to be applied as a mandatory prepayment pursuant to this Section 2.13(d) for any Excess Cash Flow Payment Period shall not exceed an amount equal to (x) 75% of the Excess Cash Flow for such Excess Cash Flow Payment Period minus (y) scheduled installments of principal due in respect of the Term Loans under Section 2.11(a) paid during the related

Excess Cash Flow Payment Period. Notwithstanding the foregoing, at the option of the Borrower, all or any portion of any mandatory repayment required pursuant to this clause (d) for any Excess Cash Flow Payment Period may be paid or applied prior to the related Excess Cash Flow Payment Date (but no earlier than January 1 of the fiscal year in which the related Excess Cash Flow Payment Date occurs), provided that (x) no such mandatory repayment shall be added to the aggregate amount of principal prepayments described in subclause (ii) above for any succeeding Excess Cash Flow Payment Period and (y) the Borrower shall pay such additional amounts (if any) as necessary to pay the full amount of any mandatory repayment required pursuant to this clause (d) no later than the applicable Excess Cash Flow Payment Date (it being understood that if such initial prepayment exceeds such requirement, such excess shall be treated as a voluntary prepayment pursuant to Section 2.12(a) in the fiscal year in which such prepayment was made).

(e)    In addition to any other mandatory repayments pursuant to this Section 2.13, within one Business Day following each date on or after the Closing Date upon which the Borrower or any Restricted Subsidiary receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Cash Proceeds therefrom do not exceed $250,000), an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 2.13(g); provided, however, that such Net Cash Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and the Borrower has delivered a certificate to the Administrative Agent on such date stating that such Net Cash Proceeds shall be reinvested (or contractually committed to be reinvested pursuant to a written binding agreement with a Person that is not an Affiliate of the Borrower or any Restricted Subsidiary) in the businesses permitted of the Borrower and its Restricted Subsidiaries pursuant to Section 6.13 within 365 days following the date of the receipt of such Net Cash Proceeds, and provided further, that (I) if all or any portion of such Net Cash Proceeds not required to be so applied pursuant to the preceding proviso are not so reinvested (or contractually committed to be so reinvested) within 365 days after the date of the receipt of such Net Cash Proceeds (or such earlier date, if any, as the Borrower or the relevant Restricted Subsidiary determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 2.13(e) without regard to the immediately preceding proviso and (II) if all or any portion of such proceeds are not required to be applied on the last day of such 365-day period referred to in clause (I) of this proviso because such amount is contractually committed to be reinvested and then either (A) subsequent to such date such contract is terminated or expires without such portion being so reinvested or (B) such contractually committed portion is not so reinvested within 180 days after the date of such commitment, such remaining portion, in the case of either of preceding clause (A) or (B), shall be applied as a mandatory repayment as provided above in this Section 2.13(e) without regard to the immediately preceding proviso.

(f)    [Reserved].

(g)    Each amount required to be applied pursuant to Section 2.13(b) through Section 2.13(e) in accordance with this Section 2.13(g) shall be applied pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders (except to the extent that any applicable Additional Credit Extension Amendment for any Class of Term Loans provides that such Term Loans shall be entitled to less than pro rata treatment); provided that any prepayment of Term Loans required as a result of the incurrence of Permitted External Refinancing Indebtedness or Refinancing Term Loans in respect of any such Class shall be applied solely to such Class. Each such prepayment of the Tranche B Term Loans shall be applied in inverse order of maturity against the remaining scheduled installments of principal due in respect of the Tranche B Term Loans under Section 2.11(a). Each prepayment of any other Class of Term Loans shall be applied as agreed between the Borrower and the Lenders in respect of such Term Loans.

(h)    The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by an Authorized Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least three Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16 and, in the case of any prepayment pursuant to Section 2.13(b), but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.14    Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate), shall subject a Lender to Taxes (other than Indemnified Taxes, Other Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or on its deposits, reserves, other liabilities or capital attributable thereto or shall impose on such Lender or such Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender or any Issuing Bank of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then the Borrower will pay to such Lender or such Issuing Bank,, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or such Issuing Bank,, as the case may be for such additional costs incurred or reduction suffered.

(b)    If any Lender or any Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)    A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or any Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request if such Lender or such Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section shall be available to each Lender and each Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

Section 2.15    Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)    such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii)    such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b)    For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 2.16    Breakage. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i)its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 2.17    Pro Rata Treatment. Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, and as permitted pursuant to the terms of any Additional Credit Extension Amendment, as permitted under Section 9.04(l) or required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Commitments, each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type and each other payment received by any Lender by exercising any right of setoff, counterclaim or otherwise shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

Section 2.18    Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Credit Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including any application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than, unless such assignment was made pursuant to Section 9.04(l), to the Borrower or any of its Affiliates (it being understood that, unless such assignment was made pursuant to Section 9.04(l), the provisions of this Section 2.18 shall apply). The Borrower expressly consents to the foregoing arrangements and agree that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

Section 2.19    Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Credit Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b)    Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Credit Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 2.20    Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Credit Party hereunder or under any other Credit Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes except as required by law; provided that, if the Borrower or any other Credit Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes or Other Taxes (including deductions for Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section) the Administrative Agent, each Lender and each Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Credit Party shall make such deductions and (iii) the Borrower or such Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    (i) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Credit Party hereunder or under any other Credit Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on behalf of itself, a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(ii)    Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of the Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c)(ii).

(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    (i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.20(e). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)    Without limiting the generality of the foregoing, if the Borrower is a “United States person” within the meaning of Section 7701(a)(30) of the Code, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)    in the case of a Lender that is not a Foreign Lender, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Credit Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)    in the case of a Foreign Lender for which payments under any Credit Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E and (2) a certificate to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)    in the case of a Foreign Lender that is not the beneficial owner of payments made under any Credit Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide the certificate described in (D)(2) above on behalf of such partners; or

(F)    any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(G)    If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable withholding agent, at the time or times prescribed by law and at such time or times reasonably requested by such withholding agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the withholding agent as may be necessary for the withholding agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.20(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)    For purposes of this Section 2.20, the term “Lender” includes any Issuing Bank.

(h)    For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 2.21    Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or any Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank pursuant to Section 2.20, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Credit Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, or (v) any Lender becomes a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or such Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or such Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Credit Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consents shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender or the affected Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or such Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or such Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or such Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or such Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or such Issuing Bank pursuant to paragraph (b) below), or if such Lender or such Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or such Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and each Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or such Issuing Bank, as the case may be, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or such Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b)    If (i) any Lender or any Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank, pursuant to Section 2.20, then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such filing or assignment, delegation and transfer.

Section 2.22    [Reserved].

Section 2.23    [Reserved].

Section 2.24    Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this

Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(b)    If the Borrower and the Collateral Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice such Lender will cease to be a Defaulting Lender; provided, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.25    Incremental Facilities.

(a)    The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental L/C Commitments in an amount such that, after giving effect thereto, (i) the Aggregate Incremental Amount does not exceed the L/C Cap. Such notice shall set forth (i) the amount of the Incremental L/C Commitments being requested (which shall be in minimum increments of $100,000 and a minimum amount of $1,000,000) and (ii) the date on which such Incremental L/C Commitments are requested to become effective (which shall not be less than 5 Business Days nor more than 60 days after the date of such notice (or such shorter periods as the Administrative Agent shall agree)). The Borrower may seek Incremental L/C Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or any Additional Lender.

(b)    It shall be a condition precedent to the effectiveness of any Incremental L/C Commitment and the issuance of the Letters of Credit that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to such Incremental L/C Commitment and (ii) the terms of such Incremental L/C Commitments and the Letters of Credit issued thereunder shall comply with Section 2.25(c).

(c)    The terms of the Incremental L/C Commitments and the Letters of Credit issued pursuant thereto shall be determined by the Borrower and the applicable Incremental Issuing Bank and set forth in an Additional Credit Extension Amendment (including any applicable conditions for the issuance of a Letter of Credit); provided that (i) the Incremental L/C Commitments will rank pari passu in right of payment and with respect to security with the Tranche B Term Loans and none of the obligors or guarantors with respect thereto shall be a Person that is not a Credit Party; provided that the foregoing shall not prohibit the posting of cash collateral to secure the Letters of Credit issued pursuant to such Incremental L/C Commitments, (ii) any L/C Disbursement may participate on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary or mandatory prepayments or commitment reductions hereunder, as specified in the applicable Additional Credit Extension Amendment and (iii) the L/C Commitments may be cancelled and/or terminated on a non-pro rata basis with respect to the Term Loans.

(d)    In connection with any Incremental L/C Commitments, the Borrower, the Administrative Agent and each applicable Incremental Issuing Bank shall execute and deliver to the Administrative Agent an Additional Credit Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental L/C Commitment of each Incremental Issuing Bank. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Additional Credit Extension Amendment. Any Additional Credit Extension Amendment may, without consent of any other Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.25, including any amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment and implementation of the L/C Commitments and any other technical amendments as may be necessary or appropriate (as reasonably determined by the Administrative Agent and the Borrower) in connection with the foregoing, in each case on terms consistent with this Section 2.25.

(e)    This Section 2.25 shall supersede any provisions in Section 2.17 or Section 9.08 to the contrary.

Section 2.26    Amend and Extend Transactions.

(a)    The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension” and each such notice, an “Extension Request”) of L/C Commitments of a Class (which term, for purposes of this provision, shall also include any tranche of L/C Commitments outstanding hereunder pursuant to a previous Amend and Extend Transaction) and/or Term Loans of a Class (which term, for purposes of this provision, shall also include any term loans outstanding hereunder pursuant to a previous Amend and Extend Transaction or any Refinancing Term Loans) to the extended maturity date specified in such notice. Such notice shall set forth (i) the amount of the applicable Class of L/C Commitments and/or Term Loans to be extended (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000), (ii) the date on which such Extension is requested to become effective (which shall be not less than 10 Business Days nor more than 60 days after the date of such Extension Request (or such longer or shorter periods as the Administrative Agent shall agree)) and (iii) the relevant Class or Classes of L/C Commitments and/or Term Loans to which the Extension Request relates. Each Lender of the applicable Class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Class pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent. If the aggregate principal amount of Term Loans (calculated on the face amount thereof) or L/C Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or L/C Commitments, as applicable, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or L/C Commitments, as applicable, of Lenders of the applicable Class shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer.

(b)    It shall be a condition precedent to the effectiveness of any Extension that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Article 3 and in each other Credit Document shall be true and correct in all material respects on and as of the date of such Extension and (iii) the terms of such Extended L/C Commitments and Extended Term Loans shall comply with Section 2.26(c).

(c)    The terms of each Extension shall be determined by the Borrower and the applicable extending Lender and set forth in an Additional Credit Extension Amendment; provided that (i) the final maturity date of any Extended Term Loan or Extended L/C Commitment shall be no earlier than the then Latest Maturity Date applicable to the original Term Loans or L/C Commitments, respectively, at the time of Extension, (ii)(A) there shall be no scheduled amortization of the Extended L/C Commitments, (B) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans under the applicable Credit Facility not extended pursuant to such Extension Offer and (C) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments or commitment reductions hereunder, as specified in the applicable Extension Offer, (iii) the L/C Disbursements pursuant to such Extended L/C Commitments and the Extended Term Loans will rank pari passu in right of payment and with respect to security with the Term Loans and none of the obligors or guarantors with respect thereto shall be a Person that is not a Credit Party, (iv) the interest rate margin, rate floors, fees, original issue discounts and premiums applicable to any Extended Term Loans or Extended L/C Commitments (and the letters of credit issued pursuant thereto) shall be determined by the Borrower and the lenders providing such Extended Term Loans or Extended L/C Commitments, as applicable and (v) to the extent the terms of the Extended Term Loans or the Extended L/C Commitments are inconsistent with the terms set forth herein (except as set forth in clause (i) through (iv) above), such terms shall be reasonably satisfactory to the Administrative Agent.

(d)    In connection with any Extension, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Additional Credit Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Additional Credit Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension Offer, including any amendments necessary to establish Extended Term Loans or Extended L/C Commitments as a new Class or tranche of Term Loans or Incremental L/C Commitments, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Class or tranche, in each case on terms not inconsistent with this Section 2.26).

(e)    In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series or the Extended L/C Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Credit Documents (each, a “Corrective Extension Amendment”) within 15 days following the determination of such error, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion and extension of Term Loans under the existing Term Loan Class or existing L/C Commitments, as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended L/C Commitments (and related letters of credit and L/C Disbursements) of the applicable Extension Series into which such other Term Loans or L/C Commitments were initially converted, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree, and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.26(d).

(f)    This Section 2.26 shall supersede any provisions in Section 2.17 or Section 9.08 to the contrary.

Section 2.27    Credit Agreement Refinancing Facilities.

(a)    The Borrower may, by written notice to the Administrative Agent from time to time, request Refinancing Term Loans to refinance all or a portion of any existing Class of Term Loans (the “Refinanced Term Loans”) in an aggregate principal amount not to exceed the aggregate principal amount of the Refinanced Term Loans plus any accrued interest, fees, costs and expenses related thereto (including any original issue discount or upfront fees). Such notice shall set forth (i) the amount of the applicable Refinanced Term Loans (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000) and (ii) the date on which the applicable Additional Credit Extension Amendment is to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice (or such longer or shorter periods as the Administrative Agent shall agree)). The Borrower may seek Refinancing Term Loans from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or any Additional Lender.

(b)    It shall be a condition precedent to the effectiveness of each Additional Credit Extension Amendment and the incurrence of any Refinancing Term Loans thereunder that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to the incurrence of such Refinancing Term Loans, (ii) the representations and warranties set forth in Article 3 and in each other Credit Document shall be true and correct in all material respects on and as of the date such Additional Credit Extension Amendment becomes effective and the Refinancing Term Loans are made, (iii) the terms of the Refinancing Term Loans shall comply with Section 2.27(c) and (iv) substantially concurrently with the incurrence of any such Refinancing Term Loans, 100% of the proceeds thereof shall be applied to repay the Refinanced Term Loans (including accrued interest, fees and premiums (if any) payable in connection therewith).

(c)    The terms of any Refinancing Term Loans shall be determined by the Borrower and the applicable lenders providing such Refinancing Term Loans and set forth in an Additional Credit Extension Amendment; provided that (i) the final maturity date of any Refinancing Term Loans shall not be earlier than 91 days after the maturity or termination date of the applicable Refinanced Term Loans, (ii) the Weighted Average Life to Maturity of the Refinancing Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Refinanced Term Loans, (iii) the Refinancing Term Loans will rank pari passu in right of payment and of security with the Revolving Loans and the Term Loans, none of the obligors or guarantors with respect thereto shall be a Person that is not a Credit Party, and such Refinancing Term Loans shall not be secured by any assets other than the Collateral, (iv) the Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments or commitment reductions hereunder, as specified in the applicable Additional Credit Extension Amendment, (v) the interest rate margin, rate floors, fees, original issue discount and premiums applicable to the Refinancing Term Loans shall be determined by the Borrower and the applicable lenders providing such Refinancing Term Loans and (vi) to the extent the terms of the Credit Agreement Refinancing Facilities are inconsistent with the terms set forth herein (except as set forth in clause (i) through (v) above), such terms shall be reasonably satisfactory to the Administrative Agent.

(d)    In connection with any Refinancing Term Loans incurred pursuant to this Section 2.27, the Borrower, the Administrative Agent and each applicable Lender or Additional Lender shall execute and deliver to the Administrative Agent an Additional Credit Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Additional Credit Extension Amendment. Any Additional Credit Extension Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.27, including any amendments necessary to establish the applicable Refinancing Term Loans as a new Class or tranche of Term Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such Classes or tranches (including to preserve the pro rata treatment of the refinanced and non-refinanced tranches), in each case on terms consistent with this Section 2.27. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e)    This Section 2.27 shall supersede any provisions in Section 2.17 or Section 9.08 to the contrary.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrower makes the following representations and warranties, in each case after giving effect to the Transactions, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, with the occurrence of the Closing Date being deemed to constitute a representation and warranty that the matters specified in this Article 3 are true and correct in all material respects on and as of the Closing Date.

Section 3.01    Company Status. The Borrower and each of the Restricted Subsidiaries (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications, except to the extent all failures with respect to the foregoing clauses (i) and (ii) (other than, in the case of clauses (i) and (ii), with respect to the Borrower) and (iii) could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02    Power and Authority. Each Credit Party has the Company power and authority to execute, deliver and perform its obligations under each of the Credit Documents to which it is party and, in the case of the Borrower, to borrow hereunder, and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought by proceedings in equity or at law).

Section 3.03    No Violation. The execution, delivery and performance of this Agreement and the other Credit Documents, the borrowings hereunder and the use of the proceeds thereof will not (i) contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (ii) (x) violate or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase of redemption of any obligation under, or (y) result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any Restricted Subsidiary pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, in each case to which any Credit Party or any Restricted Subsidiary is a party or by which it or any its property or assets is bound or to which it may be subject or (iii) violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit

Party or any Restricted Subsidiary, except to the extent all violations or contraventions with respect to the foregoing clauses (i) and (ii)(x) could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.04    Approvals. Except as could not reasonably be expected to have a Material Adverse Effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests or liens created under the Security Documents), or exemption or other action by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document or the legality, validity, binding effect or enforceability of any such Credit Document.

Section 3.05    Financial Statements; Financial Condition; Undisclosed Liabilities. (a) (i) The audited consolidated balance sheets of the Borrower and its Subsidiaries at December 31, 2014, December 31, 2015 and December 31, 2016 and the related consolidated statements of income and cash flows and changes in stockholder’s equity of the Borrower for the three fiscal years of the Borrower ended on such dates, in each case furnished to the Administrative Agent for delivery to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the dates of said financial statements and the results of operations for the respective periods covered thereby except as set forth on Schedule 3.05 and (ii) the unaudited consolidated balance sheet of the Borrower as at September 30, 2017 and the related consolidated statements of income and cash flows and changes in stockholders’ equity of the Borrower for the nine-month period ended on such date, in each case furnished to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries at the date of said financial statements and the results of operations for the respective periods covered thereby, subject to normal year-end adjustments and the absence of footnotes. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(b)    [Reserved].

(c)    On and as of the Closing Date, and after giving effect to the Transactions and to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the fair value of the assets, at a fair valuation on a going concern basis, of the Borrower and its Subsidiaries (taken as a whole) will exceed the sum of their debts, (ii) the Borrower and its Subsidiaries (taken as a whole) as of the date hereof do not have debts outstanding, and do not intend to incur further debts, beyond their ability to pay such debts as such debts mature in the ordinary course of business and (iii) the capital of the Borrower and its Subsidiaries (taken as a whole) is not unreasonably small in relation to the business of the Borrower or its Subsidiaries (taken as a whole) contemplated as of the date hereof. For purposes of this Section 3.05(c), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(d)    Except as reflected in the financial statements delivered pursuant to Section 3.05(a), and except for the Indebtedness incurred under this Agreement or otherwise incurred in the ordinary course of business, there were as of the Closing Date no liabilities or obligations that would be required to be reflected in the consolidated financial statements of the Borrower and its Subsidiaries by GAAP with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(e)    [Reserved].

(f)    After giving effect to the Transactions, since the Closing Date, there has been no change in the business, operations, property, assets or financial condition of the Borrower or any of its Restricted Subsidiaries that either, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 3.06    Litigation. Except as set forth on Schedule 3.06, there are no actions, suits or proceedings at law or in equity pending or, to the Knowledge of the Borrower, threatened (i) with respect to any Credit Document or (ii) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.07    True and Complete Disclosure. All written information (taken as a whole) (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, complete and correct in all material respects on the date as of which such information is dated or certified and does not or will not contain any untrue statement of a material fact or omit a material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided (giving effect to all supplements and updates provided thereto prior to the Closing Date); provided that no representation is made with respect to information of a general economic or general industry nature.

Section 3.08    Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans will be used by the Borrower only for the purposes specified in the introductory statement to the Agreement.

(b)    No part of any Loan (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will, whether directly or indirectly, and whether immediately, incidentally or ultimately, violate or be inconsistent with the provisions of Regulation T, U or X.

Section 3.09    Tax Returns and Payments. Except as set forth on Schedule 3.09, (i) the Borrower and each of the Restricted Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all material federal, state, local and foreign returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any Restricted Subsidiary, (ii) the Borrower and each of the Restricted Subsidiaries has paid all material taxes and assessments payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and the Restricted Subsidiaries in accordance with GAAP and (iii) except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no action, suit, proceeding, investigation, audit or claim now pending or, to the Knowledge of the Borrower or any Restricted Subsidiary, threatened by any authority regarding any taxes relating to the Borrower or any Restricted Subsidiary.

Section 3.10    Compliance with ERISA. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code except for non-compliance which, in the aggregate, would not have a Material Adverse Effect. No ERISA Event has occurred within the past five years or is reasonably expected to occur that, when taken together with all other ERISA Events that have occurred or are reasonably likely to occur, could reasonably be expected to have a Material Adverse Effect.

Section 3.11    Security Documents. (a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein to the extent required thereunder (other than (i) any Security Agreement Collateral consisting of cash not contained in a deposit account or securities account not subject to the “control” (as defined under the UCC) of the Collateral Agent, (ii) any Security Agreement Collateral consisting of deposit accounts not subject to the “control” (as defined under the UCC) of the Collateral Agent and (iii) any other Security Agreement Collateral to the extent perfection steps are not required to be taken pursuant to the Security Agreement with respect to such Security Agreement Collateral), subject to no other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in U.S. Patents, if applicable and (y) the Grant of Security Interest in U.S. Trademarks, if applicable, in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights, if applicable, in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.

(b)    The security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement, subject to no security interests of any other Person, other than Liens in favor of holders of Permitted External Refinancing Debt and any Permitted Refinancing thereof.

(c)    After the execution, delivery and recordation thereof, in the offices specified on Schedule 3.11(c), or, if delivered pursuant to Section 5.12, in the recording office specified by Borrower, each Mortgage will create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on all right, title and interest of the Credit Parties in and to the respective Mortgaged Property (to the extent such Mortgaged Property constitutes real property or any interest in real property) in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto).

Section 3.12    Properties. All Real Property (other than REO Assets) owned by a Credit Party as of the Closing Date, with a book value as of September 30, 2017 of at least $5,000,000, is set forth on Schedule 3.12. Except as set forth on Schedule 3.12, the Borrower and each of the Restricted Subsidiaries has a valid and marketable title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it, and a valid leasehold interest in the material properties leased by it, in each case free and clear of all Liens other than Permitted Liens.

Section 3.13    Capitalization. The authorized Equity Interests of the Borrower consists solely of Qualified Equity Interests. All outstanding Equity Interests of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights.

Section 3.14    Subsidiaries. On and as of the Closing Date, (a) the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 3.14 and (b) Schedule 3.14 sets forth the percentage ownership (direct and indirect) of the Borrower in each class of Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding Equity Interests of each Subsidiary of the Borrower have been duly and validly issued and are fully paid (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived or otherwise agreed) and have been issued free of preemptive rights, and no Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights except as set forth on Schedule 3.14.

Section 3.15    Compliance with Statutes, Etc. The Borrower and each of the Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.16    Investment Company Act. Neither the Borrower nor any Restricted Subsidiary is required to register as an “investment company”, or is subject to regulation, under the Investment Company Act of 1940, as amended.

Section 3.17    Insurance. Schedule 3.17 sets forth a listing of all material insurance maintained by the Borrower and the Restricted Subsidiaries as of the Closing Date, with the amounts insured (and any deductibles) set forth therein. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and the Restricted Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

Section 3.18    Environmental Matters. (a) The Borrower and each of its Subsidiaries is and has been in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the Knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries). To the Knowledge of the Borrower there are no facts, circumstances, conditions or occurrences with respect to the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries) or any other property that could be reasonably expected (i) to form the basis of any liability under Environmental Law or an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy, use or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

(b)    Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on, to, or from, any Real Property presently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or, to the Knowledge of the Borrower, any other property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim or any liability under Environmental Law.

(c)    Notwithstanding anything to the contrary in this Section 3.18, the representations and warranties made in this Section 3.18 shall be untrue only if the effect of any or all facts, circumstances, occurrences, conditions, violations, claims, restrictions, failures, liabilities or noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.19    Employment and Labor Relations. Neither the Borrower nor any Restricted Subsidiary is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any Restricted Subsidiary or, to the Knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any Restricted Subsidiary or, to the Knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any Restricted Subsidiary or, to the Knowledge of the Borrower, threatened against the Borrower or any Restricted Subsidiary, (iii) no union representation question exists with respect to the employees of the Borrower or any Restricted Subsidiary, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Knowledge of the Borrower, threatened against the Borrower or any Restricted Subsidiary and (v) no wage and hour department investigation has been made of the Borrower or any Restricted Subsidiary, except (with respect to any matter specified in clauses (i) – (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 3.20    Intellectual Property, Etc. The Borrower and each of the Restricted Subsidiaries owns or has the right to use all the patents, permits, trademarks, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

Section 3.21    Indebtedness. Schedule 3.21 sets forth a list of all Indebtedness (including Contingent Obligations, but excluding intercompany Indebtedness solely between or among the Credit Parties and Indebtedness that is otherwise permitted under this Agreement (other than under Section 6.04(ii)) (it being understood that the representation set forth in this Section 3.21 shall not be deemed to be incorrect to the extent that Indebtedness in an aggregate amount not exceeding $10,000,000 is not reflected on Schedule 3.21)) of the Borrower and the Restricted Subsidiaries as of the Closing Date and which is to remain outstanding after giving effect to the Transactions (excluding the Loans, the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any Restricted Subsidiary which directly or indirectly guarantees such debt.

Section 3.22    Anti-Terrorism Law. (a) Neither the Borrower nor any Restricted Subsidiary is in violation of any legal requirement relating to any laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the USA PATRIOT Act. Neither the Borrower nor any Restricted Subsidiary and, to the Knowledge of the Borrower, no agent of the Borrower or any Restricted Subsidiary acting on behalf of the Borrower or any Restricted Subsidiary or any director, officer, employee or Affiliate of the Borrower or any of its Restricted Subsidiaries, as the case may be, is any of the following:

(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)    a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)    a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(b)    Neither the Borrower nor any of the Restricted Subsidiaries and, to the Knowledge of the Borrower, no agent of the Borrower or any Restricted Subsidiary acting on behalf of the Borrower or any Restricted Subsidiary, as the case may be, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Person described in Section 3.22(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(c)    The Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 3.23    [Reserved].

Section 3.24    [Reserved].

Section 3.25    [Reserved].

Section 3.26    Foreign Corrupt Practices Act. The Borrower, each Restricted Subsidiary and each of their directors, officers, agents, employees, and any person acting for or on behalf of the Borrower or any Restricted Subsidiary has complied with, and will comply with, the U.S. Foreign Corrupt Practices Act, as amended from time to time, or any other applicable anti-bribery or anti-corruption law, and it and they have not made, offered, promised, or authorized, and will not make, offer, promise, or authorize, whether directly or indirectly, any payment, of anything of value to: (i) an executive, official, employee or agent of a governmental department, agency or instrumentality, (ii) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office, or (iv) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (“Government Official”); while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (a) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (b) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity, or (c) securing an improper advantage; in order to obtain, retain, or direct business.

ARTICLE 4

CONDITIONS OF LENDING

Section 4.01    Conditions Precedent. The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions on the Closing Date:

(a)    The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of (i) Weil, Gotshal & Manges LLP, counsel for the Borrower, and (ii) each counsel listed on Schedule 4.02(a), each such opinion to be in form and substance reasonably satisfactory to the Administrative Agent, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders, and (C) covering such matters relating to the Credit Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions.

(b)    The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other equivalent formation document, including all amendments thereto, of each Credit Party, certified as of a recent date by the Secretary of State (or other similar official) of the state of its organization, and a certificate as to the good standing of each Credit Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Credit Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, partnership agreement, limited liability company agreement, memorandum and articles of association or other equivalent governing document of such Credit Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date, (C) that the certificate or articles of incorporation or other equivalent formation document of such Credit Party has not been amended since the date of the last amendment thereto furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party; and (iii) the certificate referred to in the foregoing clause (ii) shall contain a certification by an Authorized Officer of such Credit Party as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing such certificate pursuant to clause (ii) above.

(c)    The Administrative Agent shall have received a certificate, dated the Closing Date and signed by an Authorized Officer of the Borrower, confirming compliance with the conditions precedent set forth in clauses (h) and (i) of this Section 4.01.

(d)    The Administrative Agent and each Lender shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder, under any other Credit Document or under the Fee Letter referred to therein (including reasonable fees and expenses of counsel).

(e)    The Borrower shall have duly authorized, executed and delivered this Agreement, and each other party to this Agreement shall have executed and delivered this Agreement, and this Agreement shall be in full force and effect.

(f)    The Administrative Agent (or its counsel) shall have received from each Credit Party either (i) a counterpart of each of the Security Agreement, Pledge Agreement, Subsidiaries Guaranty and Intercompany Subordination Agreement, in each case, signed on behalf of such party party thereto or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of the Security Agreement, Pledge Agreement, Subsidiaries Guaranty and Intercompany Subordination Agreement,) that such party has signed a counterpart of the Security Agreement, Pledge Agreement, Subsidiaries Guaranty and Intercompany Subordination Agreement,

(g)    The Administrative Agent shall have received:

(i)    evidence reasonably satisfactory to it as to the proper filing of financing statements (Form UCC-1 or the equivalent) in each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii)    certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any Restricted Subsidiary as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Closing Date, together with copies of such other financing statements that name the Borrower or any Restricted Subsidiary as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iii)    evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement (other than to the extent such actions are required or permitted to be performed after the Closing Date) as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests intended to be created by the Security Agreement; and

(iv)    evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken (other than to the extent such actions are required or permitted to be performed after the Closing Date), and the Security Agreement shall be in full force and effect.

(h)    The representations and warranties set forth in Article 3 and in each other Credit Document shall be true and correct in all material respects on and as of the Closing Date after giving effect to the Transactions with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(i)    As of, and immediately after the Closing Date, after giving effect to the Transactions, no Default or Event of Default shall have occurred and be continuing.

(j)    Immediately after giving effect to the Consummation of the Plan of Reorganization, the Transactions and the other transactions contemplated hereby, the Borrower and the Restricted Subsidiaries shall have outstanding no Indebtedness for borrowed money or Preferred Equity other than Indebtedness outstanding under this Agreement, the Convertible Preferred Stock, the Second Lien Senior Subordinated PIK Toggle Notes, indebtedness listed on Schedule 3.21, other Indebtedness permitted to be incurred under this Agreement and Qualified Equity Interests.

(k)    The Lenders shall have received the financial statements referred to in Section 3.05.

(l)    The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower substantially in the form attached hereto as Exhibit K certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are solvent.

(m)    The Administrative Agent shall have received, at least five Business Days prior to the Closing Date, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(n)    The Administrative Agent shall have received a copy of each of (i) the Second Lien Senior Subordinated PIK Toggle Notes, the Second Lien Senior Subordinated PIK Toggle Notes Indenture and each other Second Lien Senior Subordinated PIK Toggle Notes Document and (ii) the First Lien/Second Lien Intercreditor Agreement, in each case, duly executed by the parties party thereto and effective as of the Plan Effective Date.

(o)    The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.03 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(p)    The Confirmation Order shall have been entered in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any applicable orders of the Bankruptcy Court and any applicable local rules.

(q)    The Confirmation Order shall be in full force and effect and shall not, without the consent of the Required Lenders, have been stayed, reversed, modified or amended, and shall not be subject to a motion to stay.

(r)    The Consummation of the Plan of Reorganization in accordance with its terms shall occur on the Closing Date, substantially simultaneously with the deemed making of the Tranche B Term Loans pursuant to Section 2.01.

(s)    The Administrative Agent shall have received fully executed Control Agreements (as defined in the Security Agreement) governing each deposit account of the Credit Parties, to the extent required by the Security Agreement.

ARTICLE 5

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Credit Document shall have been paid in full (other than contingent indemnification obligations for which no claim has been made) (the date on which all such conditions are satisfied, the “Termination Date”), unless the Required Lenders shall otherwise consent in writing:

Section 5.01    Information Covenants. The Borrower will furnish to the Administrative Agent which will promptly furnish to each Lender:

(a)    [Reserved].

(b)    Quarterly Financial Statements. Within 45 days after the end of the first three fiscal quarters of each fiscal year of the Borrower, (i) its consolidated balance sheet and related statements of comprehensive income as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and related statements of stockholders’ equity and cash flows as of the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding prior period or periods (or in the case of the balance sheet, as of the end of the previous fiscal year, and, in the case of the statement of shareholders’ equity, no comparative disclosure), all of which shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes and (ii) the information set forth on Schedule 5.01 for such quarterly period, which shall be certified as being true and correct in all material respects by an Authorized Officer of the Borrower.

(c)    Annual Financial Statements. Within 90 days after the end of each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and stockholders’ equity and statement of cash flows for such fiscal year setting forth comparative figures where applicable for the preceding fiscal year and reported on by Ernst & Young LLP or other independent certified public accountants of recognized national standing (which report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit), together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if such accounting firm obtained knowledge of such a Default or an Event of Default, a statement as to the nature thereof, in each case only to the extent that such accounting firm is not restricted or prohibited from doing so by its internal policies or accounting rules or guidelines generally) and (ii) the information set forth on Schedule 5.01 for such fiscal year, which shall be certified as being true and correct in all material respects by an Authorized Officer of the Borrower.

(d)    Unrestricted Subsidiaries. At any time the Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries pursuant to Section 5.21, simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.01(b) and (c), the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(e)    [Reserved].

(f)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 5.01(b) and (c), a compliance certificate from an Authorized Officer of the Borrower substantially in the form of Exhibit G certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and the Restricted Subsidiaries were in compliance with the provisions of Section 2.13(b), Section 2.13(c) and Section 2.13(e) and Section 6.07, Section 6.08 and Section 6.09, inclusive, at the end of such fiscal quarter or year, as the case may be, (ii) if delivered with the financial statements required by Section 5.01(c), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Payment Period, (iii) set forth a list of all Immaterial Subsidiaries and Unrestricted Subsidiaries, (iv) certify that there have been no changes to Schedules 1 through 8 of the Security Agreement and Annexes A through G of the Pledge Agreement, in each case since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 5.01(f), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iv), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes and (v) include a reaffirmation by the Borrower of its obligations under the Credit Documents.

(g)    Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any Authorized Officer obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto, (ii) any litigation or governmental investigation or proceeding pending, or any threat or notice of intention of any Person to file or commence any litigation or governmental investigation or proceeding, against the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document and (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(h)    Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) (which delivery requirement shall be deemed satisfied by the posting of such information, materials or reports on EDGAR or any successor website maintained by the SEC so long as the Administrative Agent shall have been promptly notified in writing by the Borrower of the posting thereof) or deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Equity Interests of the Borrower, or any of its other material Indebtedness pursuant to the terms of the documentation governing the same.

(i)    Notice under Designated Material Contracts. Promptly following the occurrence of, or receipt by, as applicable, the Borrower or any of its Subsidiaries thereof, (i) notice of a reasonable expectation of termination of any Designated Material Contract, (ii) notice of actual termination of any Designated Material Contract and (iii) written notice of an event which if uncured could give rise to a termination event under any Designated Material Contract.

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(j)    Patriot Act Information. Promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or any Lender reasonably requests in order to comply with its on-going obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(k)    [Reserved].

(l)    [Reserved].

(m)    [Reserved].

(n)    Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request.

Section 5.02    Books, Records and Inspections. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect, under guidance of officers of the Borrower or such Restricted Subsidiary, any of the properties of the Borrower or such Restricted Subsidiary, and to examine the books of account of the Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may reasonably request; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this sentence.

Section 5.03    Maintenance of Property; Insurance. (a) The Borrower will, and will cause each of the Restricted Subsidiaries to, (i) keep all material property necessary to the business of the Borrower and the Restricted Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and the Restricted Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. Such insurance to the extent consistent with the foregoing shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance.

(b)    The Borrower will, and will cause each of the Restricted Subsidiaries to, at all times keep its material property insured in favor of the Collateral Agent, and shall ensure (or, with respect of clauses (ii) and (iii) below, use commercially reasonable efforts to ensure) that all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower and/or such Restricted Subsidiaries) (i) be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured), (ii) state that the insurers under such insurance policies shall endeavor to provide at least 15 days’ prior written notice of the cancellation thereof by the respective insurer to the Collateral Agent, (iii) provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iv) be delivered to the Collateral Agent.

(c)    If the Borrower or any Restricted Subsidiary shall fail to maintain insurance in accordance with this Section 5.03, or if the Borrower or any Restricted Subsidiary shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance, provided that the Administrative Agent shall furnish written notice to the Borrower of its intent to procure such insurance.

(d)    If at any time the area in which the buildings or other improvements (as defined in the applicable Mortgages) in respect of any Mortgaged Property are located is designated (1) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require, and otherwise comply with the NFIP as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (2) a “Zone 1” area, the Borrower shall obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require. Following the Closing Date, the Borrower shall deliver to the Collateral Agent annual renewals of each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Collateral Agent for any Mortgaged Property, a Flood Determination Form, Borrower Notice and Evidence of Flood Insurance, as applicable.

(e)    With respect to any Mortgaged Property, carry and maintain commercial general liability insurance and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

(f)    The Borrower shall notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.03 is taken out by any Credit Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

Section 5.04    Existence; Franchises. The Borrower will, and will cause each of the Restricted Subsidiaries to, (x) do or cause to be done all things necessary to preserve and keep in full force and effect its organizational existence and (y) take all reasonable action to maintain all rights, privileges, franchises, licenses, permits, copyrights, trademarks, trade names, and patents necessary or desirable in the normal conduct of its business; provided, however, that nothing in this Section 5.04 shall prevent (i) sales of assets and other transactions by the Borrower or any Restricted Subsidiary in accordance with Section 6.02, (ii) the discontinuation, abandonment or expiration of any right, franchise, license, permit, copyright, trademark or patent if such discontinuation, abandonment or expiration could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) the withdrawal by the Borrower or any Restricted Subsidiary of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.05    Compliance with Statutes, Etc. The Borrower will, and will cause each of the Restricted Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.06    Compliance with Environmental Laws. (a) The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, its operations or the ownership, lease, occupancy, or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws except, in each case, for Permitted Liens related thereto. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at or transported from, any such Real Properties (x) in compliance in all respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries or (y) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    (i) At any time that the Borrower or any of its Subsidiaries are not in compliance with Section 5.06(a), or (ii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 7.01, the Borrower will (in each case) provide, at the sole expense of the Borrower and at the request of the Administrative Agent, a non-invasive environmental site assessment report concerning the Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that is in question, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials or noncompliance and the potential cost of any removal or remedial action required by a Governmental Authority in connection with such Hazardous Materials or noncompliance on such Real Property. If the Borrower fails to provide the same within 60 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

Section 5.07    ERISA. (a) Furnish written notice to the Administrative Agent promptly, and in any event within ten days after any responsible officer of Borrower or any ERISA Affiliate knows, or has reason to know, that any ERISA Event has occurred or is reasonably likely to occur that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount exceeding $10,000,000.

(b)    The Borrower and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.08    End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) its and each of its Domestic Subsidiaries’ fiscal years to end on December 31 of each calendar year and (ii) its and each of its Domestic Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each calendar year.

Section 5.09    [Reserved].

Section 5.10    Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all material lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any Restricted Subsidiary not otherwise permitted under Section 6.01(i); provided that neither the Borrower nor any Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

Section 5.11    Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the introductory statement to this Agreement.

Section 5.12    Additional Security; Further Assurances; Etc. (a) The Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and Real Property of the Borrower and such other Credit Party as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens or, in the case of Real Property, the Permitted Encumbrances related thereto. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full. Notwithstanding the foregoing, this Section 5.12(a) shall not (i) apply to any Excluded Collateral or (ii) require any Credit Party to grant a Mortgage in (x) any Leasehold, (y) any owned Real Property the book value of which is less than $5,000,000 or (z) any REO Assets.

(b)    [Reserved].

(c)    With respect to any owned Real Property with respect to which a Mortgage is delivered pursuant to this Section 5.12, Borrower will promptly (i) if requested by the Collateral Agent, provide the Lenders with a Mortgage Policy covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as an ALTA survey thereof certified to the Collateral Agent in form reasonably satisfactory to the Collateral Agent and (ii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent. No later than three Business Days prior to the date on which a Mortgage is executed and delivered pursuant to this Section 5.12(c), in order to comply with the Flood Laws, the Collateral Agent shall have received the following documents (collectively, the “Flood Documents”): (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable)

notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Collateral Agent (any of the foregoing being “Evidence of Flood Insurance”).

(d)    The Borrower agrees that each action required by clauses (a) through (c) of this Section 5.12 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent or the Required Lenders; provided that, in no event will the Borrower or any Restricted Subsidiary be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 5.12.

Section 5.13    [Reserved].

Section 5.14    [Reserved].

Section 5.15    [Reserved].

Section 5.16    [Reserved].

Section 5.17    [Reserved].

Section 5.18    Maintenance of Company Separateness. The Borrower will cause each Non-Recourse Entity and each Securitization Entity to satisfy customary formalities for such entity, including, as applicable (i) to the extent required by law, the holding of regular board of members’, managers’, directors’ and shareholders’ meetings or action by members, managers, directors or shareholders without a meeting, (ii) the maintenance of separate books and records and (iii) the maintenance of separate bank accounts in its own name. Neither the Borrower nor any of the Restricted Subsidiaries shall make any payment to a creditor of any Non-Recourse Entity or any Securitization Entity in respect of any liability of any Non-Recourse Entity or any Securitization Entity, and no bank account of any Non-Recourse Entity or any Securitization Entity shall be commingled with any bank account of the Borrower or any of the Restricted Subsidiaries. Any financial statements distributed to any creditors of any Non-Recourse Entity or any Securitization Entity shall clearly establish or indicate the corporate separateness of such Non-Recourse Entity or such Securitization Entity from the Borrower and the other Restricted Subsidiaries. Neither the Borrower nor any of the Restricted Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the separate legal existence of the Borrower or any Restricted Subsidiary being ignored, or in the assets and liabilities of the Borrower or any Restricted Subsidiary being substantively consolidated with those of any other Person in a bankruptcy, reorganization or other insolvency proceeding.

Section 5.19    [Reserved].

Section 5.20    Maintenance of Ratings. The Borrower will use its commercially reasonable efforts to maintain at all times public ratings (of any level) for the Credit Facilities and public corporate ratings or corporate family ratings (as applicable) of any level with respect to the Borrower, in each case from each of S&P and Moody’s.

Section 5.21    Designation of Subsidiaries. The Borrower may at any time designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) the First Lien Net Leverage Ratio specified in Section 6.09 as of the last day of the most recently ended Calculation Period (determined on a Pro Forma Basis after giving effect to such designation) shall be satisfied (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer setting forth in reasonable detail the calculations demonstrating such compliance), (c) no Subsidiary may be designated as or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purposes of any other Indebtedness (including, for the avoidance of doubt, under the Second Lien Senior Subordinated PIK Toggle Notes) and (d) the Required Lenders shall have consented to the designation of such Restricted Subsidiary as an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) investment therein. No Unrestricted Subsidiary shall at any time own any Equity Interests or Indebtedness of, or own or hold any Lien on, any property of the Borrower or any Restricted Subsidiary. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time. Any such designation shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a certificate of an Authorized Officer certifying that such designation complied with the foregoing provisions.

Section 5.22    Post-Closing Items. Notwithstanding anything herein or in the other Credit Documents to the contrary, the Borrower shall, or shall cause each other Credit Party to, satisfy the obligations listed in Schedule 5.22 by the times specified therein with respect to such items, or such later time as may be agreed to by the Administrative Agent in its reasonable discretion.

ARTICLE 6

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that until the Termination Date, unless the Required Lenders shall otherwise consent in writing:

Section 6.01    Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible and including Equity Interests or other securities of any Person, including any Restricted Subsidiary) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, or on any income or revenues or rights in respect of any thereof; provided that the provisions of this Section 6.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)    Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii)    Liens in respect of property or assets of the Borrower or any Restricted Subsidiary imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and in each case (x) which are for amounts that are not past-due and do not in the aggregate materially detract from the value of the Borrower’s or such Restricted Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Restricted Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, and for which adequate reserves have been established in accordance with GAAP;

(iii)    Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 6.01, plus renewals, replacements and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, or obligations secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any Restricted Subsidiary;

(iv)    Liens created by or pursuant to this Agreement and the Security Documents;

(v)    (x) licenses, sublicenses, leases or subleases granted by the Borrower or any Restricted Subsidiary to other Persons in the ordinary course of business and not materially interfering with the conduct of the business of the Borrower or any Restricted Subsidiary or materially detracting from the value of the Borrower’s or such Restricted Subsidiary’s property, rights or assets and (y) any interest or title of a lessor, sublessor or licensor under any operating lease or license agreement entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business and covering only the assets so leased or licensed;

(vi)    Liens upon assets of the Borrower or any Restricted Subsidiary subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 6.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Restricted Subsidiary;

(vii)    Liens placed upon fixed or capital assets used in the ordinary course of business of the Borrower or any Restricted Subsidiary and placed at the time of the acquisition thereof by the Borrower or such Restricted Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such assets, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 6.04(iv) and (y) in all events, the Lien encumbering the assets so acquired does not encumber any other asset of the Borrower or such Restricted Subsidiary (other than property financed by such Indebtedness and proceeds thereof);

(viii)    easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any Restricted Subsidiary;

(ix)    Liens arising from precautionary UCC financing statement filings regarding operating leases entered into or dispositions of assets consummated in the ordinary course of business;

(x)    Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 7.01(i) and in respect of which the Borrower or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings;

(xi)    statutory and common law landlords’ liens under leases entered into in the ordinary course of business by the Borrower or any Restricted Subsidiary;

(xii)    (A) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and other social security legislation and (B) Liens securing the performance of bids, trade contracts, performance and completion guarantees, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (in each case exclusive of obligations in respect of Indebtedness);

(xiii)    Permitted Encumbrances;

(xiv)    Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 6.04(vii), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any Restricted Subsidiary;

(xv)    Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xvi)    Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xvii)    (A) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business and are customary in the banking industry in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements and (B) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(xviii)    Liens securing Non-Recourse Indebtedness so long as any such Lien shall encumber only (i) the assets originated, acquired or funded with the proceeds of such Non-Recourse Indebtedness and (ii) any intangible contract rights and other accounts, documents, records and other property directly related to the assets set forth in clause (i) and any proceeds thereof;

(xix)    (A) Liens securing Permitted Funding Indebtedness (and any related Interest Rate Protection Agreement) other than Permitted Servicing Advance Facility Indebtedness so long as any such Lien shall encumber only (i) the assets originated, acquired or funded with the proceeds of such Indebtedness and (ii) any intangible contract rights and other accounts, documents, records and other property directly related to the assets set forth in clause (i) and any proceeds thereof and (B) Liens in any cash collateral or restricted accounts securing Permitted Funding Indebtedness (and any related Interest Rate Protection Agreement) other than Permitted Servicing Advance Facility Indebtedness;

(xx)    (A) Liens on Servicing Advances, any intangible contract rights, reimbursement rights for Servicing Advances and other accounts, documents, records and property directly related to the foregoing assets and any proceeds thereof securing Permitted Servicing Advance Facility Indebtedness, Permitted Securitization Indebtedness or Non-Recourse Indebtedness and (B) Liens in any cash collateral or restricted accounts securing Permitted Servicing Advance Facility Indebtedness, or, if used to finance Servicing Advances, Permitted Securitization Indebtedness or Non-Recourse Indebtedness, in each case only to the extent required by the debt provider or Government Sponsored Entity and limited to an amount that is customary in the industry;

(xxi)    Liens on Servicing Advances (and/or reimbursement rights therefor), Residential Mortgage Loans or MSR and any intangible contract rights and other accounts, documents, records and property directly related to the foregoing assets and any proceeds thereof, in each case that are the subject of an Excess Spread Sale entered into in the ordinary course of business securing obligations under such Excess Spread Sale;

(xxii)    Liens on the Equity Interests of any Unrestricted Subsidiary and the proceeds thereof securing Non-Recourse Indebtedness of such Unrestricted Subsidiary;

(xxiii)    Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto; provided such Liens shall not exceed the amount of such premiums so financed;

(xxiv)    Liens on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(xxv)    Liens on Securitization Assets, any intangible contract rights and other accounts, documents, records and assets directly related to the foregoing assets and any proceeds thereof incurred in connection with Permitted Securitization Indebtedness or permitted guarantees thereof;

(xxvi)    Liens on the Collateral securing Permitted External Refinancing Debt or any Permitted Refinancing thereof;

(xxvii)    additional Liens of the Borrower or any Restricted Subsidiary not otherwise permitted by this Section 6.01 so long as the aggregate outstanding principal amount of the obligations secured thereby (determined as of the date such Lien is incurred) does not exceed $22,500,000 in the aggregate for all such Liens at any time; provided that such Liens shall not secure third party debt for borrowed money;

(xxviii)    Liens in any cash collateral or restricted accounts (containing only cash or cash equivalent securities, including securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof, including, without limitation, GNMA, FNMA or FHLMC mortgage backed securities) securing any Interest Rate Protection Agreement permitted under the Credit Documents;

(xxix)    Liens on cash, Cash Equivalents and restricted accounts containing cash and Cash Equivalents in connection with the defeasance, discharge or redemption of Indebtedness; provided that such defeasance, discharge or redemption is permitted hereunder;

(xxx)    Liens on cash, Cash Equivalents and accounts containing cash and Cash Equivalents securing obligations owed by the Borrower or any Restricted Subsidiary to any Government Sponsored Entity, any other government agency or any insurer, which obligations are permitted or not prohibited under the Credit Documents and in each case, so long as the aggregate principal amount at any time outstanding of the obligations secured thereby does not exceed the sum of $50,000,000 and the L/C Cap;

(xxxi)    Liens on cash, Cash Equivalents and accounts containing cash and Cash Equivalents securing the Indebtedness permitted by Section 6.04(xx) in an aggregate amount not to exceed 105% of the face amount of the Indebtedness permitted thereby;

(xxxii)    subject to the First Lien/Second Lien Intercreditor Agreement, Liens securing indebtedness permitted by Section 6.04(xxii).

In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii), (xiv), (xviii), (xix), (xx), (xxi), (xxv), (xxviii), (xxix), (xxx) and (xxxi) of this Section 6.01 by the Borrower of any of the Restricted Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith without approval of any Lender (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

Section 6.02    Consolidation, Merger, Sale of Assets, Etc. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or consummate any merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the ordinary course of business), or consummate any sale-leaseback transactions with any Person, except that the following shall be permitted, in each case, so long as, in the case of each of the following constituting an Asset Sale, Disposition of Bulk MSR or Non-Core Asset Sale, the Net Sale Proceeds therefrom are applied pursuant to Section 2.13(c):

(i)    Capital Expenditures made in the ordinary course of business shall be permitted;

(ii)    the Borrower and the Restricted Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property in the ordinary course of business;

(iii)    Investments may be made to the extent permitted by Section 6.05 and Dividends to the extent permitted by Section 6.04;

(iv)    the Borrower and the Restricted Subsidiaries may sell assets (provided that any sale of less than all the capital stock or other Equity Interests of any Restricted Subsidiary in accordance with this clause (iv) shall be deemed to be an Investment by the Borrower or the applicable Restricted Subsidiary in the capital stock or other Equity Interests not so sold in an amount equal to the Fair Market Value of such capital stock or other Equity Interests), so long as (v) no Default or Event of Default then exists or would result therefrom (including as a result of any such deemed investment), (w) the Borrower or the respective Restricted Subsidiary receives at least Fair Market Value and (x) the consideration received by the Borrower or such Restricted Subsidiary consists of at least 75% cash or Cash Equivalents and is paid at the time of the closing of such sale;

(v)    the Borrower and each of the Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property in the ordinary course of business (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 6.04(iv));

(vi)    the Borrower and each of the Restricted Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii)    the Borrower and each of the Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons in the ordinary course of business and not materially interfering with the conduct of the business of the Borrower or any Restricted Subsidiary;

(viii)    the Borrower or any Restricted Subsidiary may convey, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any Wholly-Owned Domestic Restricted Subsidiary which is a Subsidiary Guarantor;

(ix)    any Restricted Subsidiary that is a Subsidiary Guarantor may merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any Wholly-Owned Domestic Restricted Subsidiary which is a Subsidiary Guarantor, so long as (A) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation and (B) in all other cases, a Subsidiary Guarantor is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation;

(x)    any Restricted Subsidiary that is not a Subsidiary Guarantor (other than a Non-Recourse Entity) may convey, sell, lease or otherwise dispose of all or any part of its property or assets to, or merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any other Restricted Subsidiary, in each case so long as (A) no Event of Default shall result therefrom, (B) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation and (C) in the case of any such merger, consolidation, dissolution or liquidation involving a Subsidiary Guarantor (but not involving the Borrower), such Subsidiary Guarantor is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation;

(xi)    Permitted Acquisitions may be consummated in accordance with the requirements of Section 6.05(xii);

(xii)    the Borrower and the Restricted Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business for cash or Cash Equivalents;

(xiii)    sales, contributions, assignments or other transfers in the ordinary course of business and for Fair Market Value of Servicing Advances or Residential Mortgage Loans pursuant to the terms of Permitted Funding Indebtedness or Non-Recourse Indebtedness shall be permitted;

(xiv)    to the extent that any MSR Lender which is a Government Sponsored Entity exercises its MSR Call Option, the Borrower or the applicable Restricted Subsidiary may sell the MSR subject to such MSR Call Option;

(xv)    [reserved];

(xvi)    sales, contributions, assignments or other transfers (in one or more transactions) for Fair Market Value of Servicing Advances, Residential Mortgage Loans or MSR or any parts thereof (a) in the ordinary course of business, (b) in connection with the transfer or termination of the related MSRs or (c) in connection with Excess Spread Sales in the ordinary course of business shall be permitted;

(xvii)    sales, contributions, assignments or other transfers in the ordinary course of business and for Fair Market Value of Servicing Advances, Residential Mortgage Loans or MSRs to Securitization Entities and Warehouse Facility Trusts in connection with Securitizations or Warehouse Facilities shall be permitted;

(xviii)    sales, contributions, assignments or other transfers of Investments or other assets and disposition or compromise of loans or other receivables, in each case, in connection with the workout, compromise, settlement or collection thereof or exercise of remedies with respect thereto, in the ordinary course of business or in bankruptcy, foreclosure or similar proceedings, including foreclosure, repossession and disposition of REO Assets and other collateral for loans serviced and/or originated by the Borrower or any of the Restricted Subsidiaries shall be permitted;

(xix)    the modification of any loans owned by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business shall be permitted;

(xx)    sales, contributions, assignments or other transfers of Securitization Assets in the ordinary course of business and for Fair Market Value by the Borrower or any of the Restricted Subsidiaries in connection with the origination, acquisition, securitization and/or sale of loans that are purchased, insured, guaranteed, or securitized shall be permitted;

(xxi)    sales, contributions, assignments or other transfers in the ordinary course of business of MSRs in connection with MSR Facilities and Warehouse Facilities and of REO Assets shall be permitted;

(xxii)    sales, contributions, assignments or other transfers of Residual Interests after the Closing Date in the ordinary course of business and for Fair Market Value shall be permitted; provided that the Fair Market Value of Residual Interests sold, contributed, assigned or otherwise transferred pursuant to this clause (xxii) shall not exceed $60,000,000 in the aggregate;

(xxiii)    sales or other transfers of a minority interest in any Investment otherwise permitted under Section 6.05; provided that the majority interests in such Investment shall also be concurrently sold or transferred on the same terms and the holder or holders of such majority interests shall have required such sale or disposition of such minority interest pursuant to the exercise of any applicable drag-along rights;

(xxiv)    the Borrower and each Restricted Subsidiary may contribute assets to any joint venture in exchange for Equity Interests in such joint venture; provided (x) such transaction is on an arm’s length basis, (y) the Borrower or such Restricted Subsidiary, as applicable, receives fair value for the assets so contributed and (z) such contributions shall constitute, on the date of such contribution, an Investment by the Borrower or such Restricted Subsidiary, as applicable, in an amount equal to the fair market value of the assets so contributed; provided further, that such contributions may only be made to the extent permitted by Section 6.05;

(xxv)    sales, contributions, assignments or other transfers of any assets or rights required or advisable as a result of statutory or regulatory changes as determined in good faith by the senior management of the Borrower;

(xxvi)    sales, contributions, assignments or other transfers of Equity Interests of an Unrestricted Subsidiary;

(xxvii)    sales, contributions, assignments or other transfers of the RMS Business, so long as (A) no Event of Default then exists or would result therefrom and (B) the Borrower delivers or causes to be delivered an opinion stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view from an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates; and

(xxviii)    to the extent constituting a merger or consolidation, or conveyance, sale, lease or other disposal, the Borrower and its Restricted Subsidiaries may consummate the Transactions.

For the avoidance of doubt, any sale, contribution, assignment or other transfer otherwise permitted pursuant to Section 6.02(xiii), (xvi) or (xvii) shall not be deemed to be for less than Fair Market Value solely because such sale, contribution, assignment or transfer was made at a discount to par.

To the extent the Required Lenders waive the provisions of this Section 6.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.02 (other than to the Borrower or a Restricted Subsidiary), such Collateral shall be sold free and clear of the Liens created by the Security Documents and, in the case of the sale of all of the Equity Interests of a Subsidiary Guarantor permitted by this Section 6.02 (other than to the Borrower or a Restricted Subsidiary), such Subsidiary Guarantor shall be released from the Subsidiaries Guaranty, and the Administrative Agent and the Collateral Agent shall be authorized without any further action on behalf of any Lender or other Secured Creditor to take any actions deemed appropriate in order to effect the foregoing release.

Section 6.03    Dividends. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, authorize, declare or pay any Dividends with respect to the Borrower or any Restricted Subsidiary, except that:

(i)    any Restricted Subsidiary may pay Dividends to the Borrower or to any Wholly-Owned Domestic Restricted Subsidiary and any Subsidiary of the Borrower that is not a Credit Party may pay Dividends to any Wholly-Owned Restricted Subsidiary;

(ii)    any Non-Wholly-Owned Restricted Subsidiary may pay Dividends to its shareholders, members or partners generally so long as the Borrower or a Restricted Subsidiary which owns the Equity Interests in the Restricted Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Restricted Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Restricted Subsidiary);

(iii)    the Borrower may redeem, repurchase or otherwise acquire for value, outstanding shares of its Qualified Equity Interests (or options or warrants to purchase its Qualified Equity Interests) following the death, disability or termination of employment of officers, directors or employees of the Borrower or any Restricted Subsidiary, provided that (x) the aggregate amount of all Dividends paid or made pursuant to this clause (iii) shall not exceed $10,000,000 in any fiscal year of the Borrower and (y) at the time of any Dividend permitted to be made pursuant to this clause (iii), no Default or Event of Default shall then exist or would result therefrom;

(iv)    the Borrower may pay Dividends on its Qualified Equity Interests solely through the issuance of additional shares of Qualified Equity Interests of the Borrower (but not in cash), provided that in lieu of issuing additional shares of Qualified Equity Interests as Dividends, the Borrower may increase the liquidation preference of the shares of Qualified Equity Interests in respect of which such Dividends have accrued;

(v)    to the extent constituting a Dividend, the Borrower and its Restricted Subsidiaries may consummate the Transactions; and

(vi)    to the extent constituting a Dividend, the making of any Dividends on or after the Closing Date as required by the Plan of Reorganization, the Confirmation Order or any documents, instruments or agreements contemplated thereby, including any Dividend in connection with (A) the conversion of the Convertible Preferred Stock and (B) the exercise of the Closing Date Warrants.

Section 6.04    Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)    Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii)    Existing Indebtedness outstanding on the Closing Date and listed on Schedule 6.04 (as reduced by any permanent repayments of principal thereof) and, in each case, any subsequent extension, renewal or refinancing thereof, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding (or, in the case of a revolving line of credit, the amount committed on the Closing Date (as reduced by any permanent commitment reductions thereunder)) at the time of any such extension, renewal or refinancing, and neither the final maturity nor the Weighted Average Life to Maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon;

(iii)    Indebtedness of the Borrower and the Restricted Subsidiaries under Interest Rate Protection Agreements or Other Hedging Agreements, so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(iv)    Indebtedness of the Borrower and the Restricted Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Section 6.01(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iv) exceed $25,000,000 at any time outstanding;

(v)    Indebtedness constituting Intercompany Loans to the extent permitted by Section 6.05(viii);

(vi)    Indebtedness consisting of guaranties or other Contingent Obligations (x) by the Borrower and the Wholly-Owned Restricted Subsidiaries that are Subsidiary Guarantors of each other’s Indebtedness and other obligations permitted under this Agreement (other than guaranties of Non-Recourse Indebtedness, Permitted Funding Indebtedness or any Indebtedness permitted under Section 6.04(xvii); provided that the Borrower (but no other Credit Party) may, on an unsecured basis, guarantee the Permitted Funding Indebtedness of a Subsidiary Guarantor), (y) by Wholly-Owned Restricted Subsidiaries that are not Credit Parties of each other’s Indebtedness or other contractual obligations permitted under this Agreement (in each case other than guaranties of Non-Recourse Indebtedness or Securitization Indebtedness) and (z) of Indebtedness and other obligations (including any Permitted Funding Indebtedness) so long as such guaranty or other Contingent Obligation is otherwise permitted as an Investment under Section 6.05 (other than Section 6.05(xi));

(vii)    Indebtedness of a Restricted Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (y) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any acquired Person that becomes a Restricted Subsidiary) and (z) the aggregate principal amount of all Indebtedness permitted by this clause (vii) (other than Permitted Funding Indebtedness) shall not exceed $50,000,000;

(viii)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within three Business Days of its incurrence;

(ix)    Indebtedness of the Borrower and the Restricted Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any Restricted Subsidiary or in connection with judgments that do not result in a Default or an Event of Default;

(x)    Indebtedness of the Borrower or any Restricted Subsidiary which may be deemed to exist in connection with customary agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in connection with transactions otherwise permitted hereunder, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 6.04(vi);

(xi)    Permitted Funding Indebtedness;

(xii)    Non-Recourse Indebtedness;

(xiii)    to the extent constituting Indebtedness, Indebtedness under Excess Spread Sales incurred in the ordinary course of business;

(xiv)    (A) Indebtedness of the Borrower or any Restricted Subsidiary which may be deemed to exist pursuant to earn-out arrangements upon the achievement of certain future performance goals of the respective Acquired Entity in connection with Permitted Acquisitions, so long as any such obligations are those of the Person making the respective Permitted Acquisition and are not guaranteed by any other Person except as permitted by Section 6.04(vi) and (B) any Indebtedness of the Borrower or any Restricted Subsidiary which may be deemed to exist pursuant to any deferred purchase price, installment payment or similar arrangement in connection with the purchase of MSR, Servicing Advances, REO Assets, servicing rights, Residual Interests Excess Spreads, residential or commercial mortgage loans or Securitization Assets, provided such Indebtedness is on terms consistent with standards acceptable to the industry;

(xv)    [reserved];

(xvi)    [reserved];

(xvii)    Indebtedness of any Restricted Subsidiary that is a general partner of a Permitted Fund solely as a result of such Restricted Subsidiary being a general partner of a Permitted Fund but only so long as such Restricted Subsidiary is in compliance with Section 6.13;

(xviii)    Permitted Securitization Indebtedness and Indebtedness under Credit Enhancement Agreements, in each case incurred in the ordinary course of business;

(xix)    so long as no Default or Event of Default then exists or would result therefrom, additional unsecured Indebtedness incurred by the Borrower and the Restricted Subsidiaries (other than a Non-Recourse Entity) in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding;

(xx)    Indebtedness consisting of undrawn letters of credit and reimbursement obligations with respect to letters of credit issued for the benefit of the Borrower or any Restricted Subsidiary; provided that the aggregate face amount of all such letters of credit at any time outstanding shall not exceed L/C Cap;

(xxi)    Permitted External Refinancing Debt of any Credit Party, and any Permitted Refinancing thereof; and

(xxii)    Indebtedness of the Credit Parties in respect of the Second Lien Senior Subordinated PIK Toggle Notes in an aggregate principal amount of up to $250,000,000 plus the amount of any increase in the outstanding principal amount thereof as a result of the issuance of PIK Interest (as defined in the Second Lien Senior Subordinated PIK Toggle Notes Indenture) in connection therewith, in each case, at any time outstanding, less the aggregate amount of any principal payments made thereon (other than in connection with a Permitted Refinancing thereof), and any Permitted Refinancing thereof.

Section 6.05    Advances, Investments and Loans. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make or permit to exist any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase, hold or acquire any Equity Interest, bonds, notes, debentures, evidence of indebtedness or other securities of, or acquire any assets constituting all or substantially all of the assets of or assets constituting all or substantially all of the assets of a business, division or product line of, or make or permit to exist any investment or any other interest in, any Person (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i)    the Borrower and the Restricted Subsidiaries may acquire and hold accounts or notes receivables owing to any of them, if created or acquired in the ordinary course of business;

(ii)    the Borrower and the Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii)    [reserved];

(iv)    the Borrower and the Restricted Subsidiaries may acquire and own REO Assets and other investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)    the Borrower and the Restricted Subsidiaries may make loans and advances to their officers and employees in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $3,500,000 at any time outstanding;

(vi)    the Borrower and the Restricted Subsidiaries may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of shares of Qualified Equity Interests of the Borrower (so long as no cash is actually advanced by the Borrower or any Restricted Subsidiary in connection with the acquisition of such obligations);

(vii)    the Borrower and the Restricted Subsidiaries may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 6.04(iii);

(viii)    (A) the Borrower and the Subsidiary Guarantors may make intercompany loans and advances between or among one another and (B) any Restricted Subsidiary which is not a Credit Party may make intercompany loans and advances to the Borrower or a Wholly-Owned Restricted Subsidiary (such intercompany loans and advances referred to in preceding clauses (A) and (B), collectively, the “Intercompany Loans”), provided that (v) each Intercompany Loan made by a Credit Party shall be evidenced by an Intercompany Note, (w) each such Intercompany Note owned or held by a Credit Party shall be pledged to the Collateral Agent pursuant to the Pledge Agreement, (x) each Intercompany Loan made by any Restricted Subsidiary that is not a Credit Party to a Credit Party shall be subject to the subordination provisions contained in the Intercompany Subordination Agreement and (y) any Intercompany Loans made to any Subsidiary Guarantor or any Wholly-Owned Restricted Subsidiary pursuant to this clause (viii) shall cease to be permitted by this clause (viii) if such Subsidiary Guarantor or Wholly-Owned Restricted Subsidiary, as the case may be, ceases to constitute a Subsidiary Guarantor that is a Wholly-Owned Domestic Restricted Subsidiary or a Wholly-Owned Restricted Subsidiary, as the case may be;

(ix)    (A) the Borrower and any Subsidiary Guarantor may make capital contributions to, or acquire Equity Interests of, any Subsidiary Guarantor which is a Wholly-Owned Restricted Subsidiary and (B) any Restricted Subsidiary which is not a Credit Party may make capital contributions to, or acquire Equity Interests of, any other Wholly-Owned Restricted Subsidiary, and may capitalize or forgive any Indebtedness owed to it by a Wholly-Owned Restricted Subsidiary;

(x)    the Borrower and the Restricted Subsidiaries may own the Equity Interests of their respective Restricted Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Restricted Subsidiaries are independently justified under another provision of this Section 6.05);

(xi)    Contingent Obligations permitted by Section 6.04, to the extent constituting Investments;

(xii)    the Borrower or any Restricted Subsidiary may acquire all or substantially all the assets of a Person or line of business or business unit of such Person, or not less than the majority of the Equity Interests of a Person (referred to herein as the “Acquired Entity”; and any acquisition of an Acquired Entity meeting all the criteria of this Section 6.05(xii) being referred to herein as a “Permitted Acquisition”)); provided that (A) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed acquisition or immediately after giving effect thereto, (B) calculations are made by the Borrower for the respective Calculation Period on a Pro Forma Basis as if the respective acquisition (as well as all other Subject Transactions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that the Borrower shall have been in compliance with the Financial Covenants as of the last day of such Calculation Period on a Pro Forma Basis, (C) in the case of any acquisition with respect to which the aggregate consideration (including any Indebtedness that is assumed by the Borrower or any Restricted Subsidiary following such acquisition and any payments following such acquisition pursuant to earn-out provisions or similar obligations) to be incurred is expected to be $25,000,000 or more, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (A) and (B), inclusive, and containing the calculations (in reasonable detail) required to establish compliance with preceding clause (B), (D) the Acquired Entity shall be in a business permitted by Section 6.13 and (E) the Borrower will cause each Restricted Subsidiary (except any Excluded Subsidiary) which is formed to effect, or is acquired pursuant to, such acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Section 5.12 and 6.14; provided further that the aggregate amount of such consideration paid or provided by or on behalf of any Credit Party (including any Indebtedness incurred or assumed by any such Person to finance any portion of such consideration) at any time after the Closing Date in reliance on this Section 6.05(xii) attributable to acquisitions of Persons that do not become Credit Parties or of assets by Subsidiaries that are not or do not become Credit Parties (including as a result of a merger or consolidation) shall not exceed the amount otherwise available for Investments in Restricted Subsidiaries that are not Credit Parties under this Section 6.05;

(xiii)    the Borrower and the Restricted Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 6.02(iv);

(xiv)    the Borrower and the Restricted Subsidiaries may in the ordinary course of business make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors, so long as such expenses were incurred in the ordinary course of business of the Borrower or such Restricted Subsidiary;

(xv)    Investments by the Borrower or any Restricted Subsidiary in Securitization Entities, Warehouse Facility Trusts, MSR Facility Trusts, Investments in mortgage-related securities or charge-off receivables, in each case (a)(I) consistent with past practices or (II) generally accepted market standards and in the ordinary course of business or (b) the Borrower shall be in compliance with the Financial Covenants, determined on a Pro Forma Basis for the applicable Calculation Period;

(xvi)    Investments arising out of purchases (a)(I) consistent with past practices or (II) generally accepted market standards and in the ordinary course of business or (b) the Borrower shall be in compliance with the Financial Covenants, determined on a Pro Forma Basis for the applicable Calculation Period, of all remaining outstanding asset-backed securities of any Securitization Entity and/or Securitization Assets of any Securitization Entity;

(xvii)    Investment in MSRs (including in the form of repurchases of MSRs), in each case (a)(I) consistent with past practices or (II) generally accepted market standards and in the ordinary course of business or (b) the Borrower shall be in compliance with the Financial Covenants, determined on a Pro Forma Basis for the applicable Calculation Period;

(xviii)    Investments in Residual Interests in connection with any Securitization, Warehouse Facility or MSR Facility, in each case (a)(I) consistent with past practices or (II) generally accepted market standards and in the ordinary course of business or (b) the Borrower shall be in compliance with the Financial Covenants, determined on a Pro Forma Basis for the applicable Calculation Period;

(xix)    Investments in and making or origination of Servicing Advances, residential or commercial mortgage loans and Securitization Assets (whether or not made in conjunction with the acquisition of MSRs) (including in the form of repurchases of any of the foregoing), in each case (a)(I) consistent with past practices or (II) generally accepted market standards and in the ordinary course of business or (b) the Borrower shall be in compliance with the Financial Covenants, determined on a Pro Forma Basis for the applicable Calculation Period;

(xx)    the contribution, assignment or other transfer of Equity Interests of an Unrestricted Subsidiary; provided, that to the extent the transferor of such Equity Interest is a Credit Party, the recipient of such Equity Interests shall also be a Credit Party;

(xxi)    [reserved];

(xxii)    [reserved];

(xxiii)    in addition to Investments permitted by clauses (i) through (xxii) of this Section 6.05, the Borrower and the Restricted Subsidiaries may make additional loans, advances and other Investments to or in a Person (other than a Non-Recourse Entity) in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xxiii) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed $30,000,000;

(xxiv)    [reserved];

(xxv)    Investments by the Borrower or any Restricted Subsidiary existing on the Closing Date and set forth on Schedule 6.05;

(xxvi)    Investments in connection with or resulting from sales, contributions, assignments or other transfers pursuant to Section 6.02(xxvii); and

(xxvii)    to the extent constituting an Investment, the consummation of the Transactions.

The amount, as of any date of determination, of (i) any Investment in the form of a loan, advance or extension of credit shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by the applicable investor representing a payment or prepayment of in respect of principal of such Investment, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan, advance or extension after the date of such loan, advance or extension, (ii) any Investment in the form of a guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Borrower, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer or capital contribution, minus any payments actually received by such investor representing a return of capital of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition of any Equity Interests, bonds, notes, debentures, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), minus the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.

Section 6.06    Transactions with Affiliates. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate (other than transactions (a) by and among Credit Parties and (b) by and among Restricted Subsidiaries that are not Credit Parties and/or (c) by and among Credit Parties and Wholly-Owned Restricted Subsidiaries that are not Credit Parties to the extent that such transactions are in the ordinary course of business and consistent with past practices), other than on terms and conditions substantially as favorable to the Borrower or such Restricted Subsidiary as would reasonably be obtained by the Borrower or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i)    Dividends may be paid to the extent provided in Section 6.03;

(ii)    loans may be made and other transactions may be entered into by the Borrower and the Restricted Subsidiaries to the extent permitted by Section 6.02, 6.04 and 6.05 so long as, in each case, such loans and other transactions are in the ordinary course of business and consistent with past practice;

(iii)    customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower and the Restricted Subsidiaries;

(iv)    the Borrower and the Restricted Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and the Restricted Subsidiaries in the ordinary course of business; and

(v)    the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any registration rights agreement, the Second Lien Senior Subordinated PIK Toggle Notes Indenture, the Convertible Preferred Stock or other agreement or instrument entered into in connection with the Plan of Reorganization to which it is a party as of the Closing Date.

Section 6.07    Asset Coverage Ratios. (a) The Borrower will not permit the Asset Coverage Ratio A, as of the last day of any Test Period ending on the date set forth in the table below, to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Asset Coverage Ratio A
December 31, 2017	1.40:1.00
March 31, 2018	1.40:1.00
June 30, 2018	1.40:1.00
September 30, 2018	1.40:1.00
December 31, 2018	1.40:1.00
March 31, 2019	1.45:1.00
June 30, 2019	1.45:1.00
September 30, 2019	1.45:1.00
December 31, 2019 and the last day of each fiscal quarter of the Borrower thereafter	1.50:1.00

(b)    The Borrower will not permit the Asset Coverage Ratio B, as of the last day of each Test Period ending after the Closing Date, to be less than 1.00:1.00.

Section 6.08    Interest Expense Coverage Ratio. The Borrower will not permit the Interest Expense Coverage Ratio, as of the last day of any Test Period ending on the date set forth in the table below, to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Interest Expense Coverage Ratio
December 31, 2017	1.20:1.00
March 31, 2018	1.20:1.00
June 30, 2018	1.20:1.00
September 30, 2018	1.25:1.00
December 31, 2018	1.25:1.00
March 31, 2019	1.75:1.00
June 30, 2019	2.00:1.00
September 30, 2019	2.00:1.00
December 31, 2019 and the last day of each fiscal quarter of the Borrower thereafter	2.25:1.00

Section 6.09    First Lien Net Leverage Ratio. The Borrower will not permit the First Lien Net Leverage Ratio, as of the last day of any Test Period ending on the date set forth in the table below, to be greater than the ratio set forth opposite such date below:

Fiscal Quarter Ending	First Lien Net Leverage Ratio
December 31, 2017	8.50:1.00
March 31, 2018	7.75:1.00
June 30, 2018	7.75:1.00
September 30, 2018	6.75:1.00
December 31, 2018	5.75:1.00
March 31, 2019	5.00:1.00
June 30, 2019	4.50:1.00
September 30, 2019	4.00:1.00
December 31, 2019 and the last day of each fiscal quarter of the Borrower thereafter	3.50:1.00

Section 6.10    Modifications of Certain Agreements. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, amend, modify, change or waive, or permit the amendment, modification or changing of, any terms of (a) any Permitted External Refinancing Debt or any Permitted Refinancing thereof, if, after giving effect to such amendment, modification, change or waiver, such Indebtedness would not constitute Permitted External Refinancing Debt or (b) subject to subclause (vii) of this Section 6.10, the Second Lien Senior Subordinated PIK Toggle Notes Documents or any respective Permitted Refinancing thereof if such amendment, modification, change or waiver (i) could reasonably be expected to materially increase the obligations of the obligors thereunder, (ii) confers any additional material rights on the holders thereof or any Permitted Refinancing thereof, (iii) decreases the Weighted Average Life to Maturity or shortens the maturity date applicable thereto, (iv) requires additional prepayments with respect to any event, (v) results in any subordination provisions thereof being less favorable in any respect to the Lenders, including, without limitation, Articles 10 and 12 of the Second Lien Senior Subordinated PIK Toggle Notes Indenture, (vi) results in an increase in the All-in Yield (payable in cash only) on the Second Lien Senior Subordinated PIK Toggle Notes in effect on the date hereof or (vii) results in an increase in excess of 2.00% per annum on the rate of interest paid-in-kind on the Second Lien Senior Subordinated PIK Toggle Notes in effect on the date hereof, in each case, the payment of which is not otherwise permitted hereunder, in each case other than in connection with a Permitted Refinancing thereof.

Section 6.11    Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Borrower or any Restricted Subsidiary, or pay any Indebtedness owed to the Borrower or any Restricted Subsidiary, (b) make loans or advances to the Borrower or any Restricted Subsidiary or (c) transfer any of its properties or assets to the Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) agreements which (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 6.11) are listed on Schedule 6.11 and (y) to the extent agreements permitted by preceding sub-clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of the restrictions described in clause (a), (b) or (c) that are contained in such existing agreement, (iv) agreements that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary is acquired by the Borrower or any Restricted Subsidiary, so long as such agreements were not entered into in contemplation of such Person becoming a Restricted Subsidiary, (v) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any Restricted Subsidiary, (vi) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any Restricted Subsidiary is the licensee) or other contract entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business, (vii) restrictions on the transfer of any asset or any Restricted Subsidiary pending the close of the sale of such asset or such Restricted Subsidiary, (viii) restrictions on the transfer of any asset subject to a Lien permitted by Section 6.01(iii), (vi), (vii), (xv), (xvi), (xviii), (xix), (xx), (xxv), (xxvii), (xxviii), (xxix), (xxx) and (xxxi); provided that such restrictions are limited to the applicable individual agreements and/or the property or assets subject to such agreements, (ix) customary provisions applicable to a Securitization Entity; provided that such restrictions are limited to the applicable individual agreements and/or the property or assets subject to such agreements, (x) provisions in documentation with respect to the Second Lien Senior Subordinated PIK Toggle Notes, Permitted External Refinancing Debt or any Permitted Refinancing of the foregoing, in each case, so long as such provisions are no more restrictive than the corresponding provisions hereof and (xi) provisions pursuant to the terms of any Permitted Funding Indebtedness or any Non-Recourse Indebtedness providing for financial covenants or limitations on affiliate transactions, mergers, consolidations, transfers of all or substantially all assets or other fundamental changes, in each case so long as such provisions are determined in good faith by the Borrower to be customary for such financing and the applications of such provisions will not materially affect the ability of the Borrower to pay the principal or interest on the Loans.

Section 6.12    Limitation on Issuance of Equity Interests. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, issue (i) any Preferred Equity (other than (x) in the case of the Borrower, Preferred Equity that constitutes Qualified Equity Interests and (y) in the case of any such Restricted Subsidiary, Preferred Equity issued to the Borrower or a Subsidiary Guarantor) or (ii) any redeemable common stock or other redeemable common Equity Interests other than (x) in the case of the Borrower, common Qualified Equity Interests and (y) in the case of any such Restricted Subsidiary, common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of such Restricted Subsidiary.

Section 6.13    Business; Etc. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Borrower and the Restricted Subsidiaries as of the Closing Date and reasonable extensions and developments thereof and businesses reasonably similar, ancillary or complimentary thereto.

Section 6.14    Limitation on Creation of Subsidiaries. (a) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, establish, create or acquire after the Closing Date any Restricted Subsidiary, provided that the Borrower and its Wholly-Owned Restricted Subsidiaries (other than Non-Recourse Entities) shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Restricted Subsidiaries, so long as, in each case, (i) the capital stock or other Equity Interests of such new Restricted Subsidiary are promptly pledged pursuant to, and to the extent required by, the Pledge Agreement and the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are promptly delivered to the Collateral Agent, (ii) each such new Wholly-Owned Domestic Restricted Subsidiary (other than an Excluded Subsidiary) promptly executes a counterpart of the Subsidiaries Guaranty, the Security Agreement and the Pledge Agreement, (iii) each such new Wholly-Owned Domestic Restricted

Subsidiary (other than any Non-Recourse Entity or Securitization Entities) promptly executes a counterpart of the Intercompany Subordination Agreement and (iv) each such new Wholly-Owned Domestic Restricted Subsidiary (other than an Excluded Subsidiary), to the extent requested by the Administrative Agent or the Required Lenders, promptly takes all actions required pursuant to Section 5.12. In addition, each new Wholly-Owned Restricted Subsidiary that is required to execute any Credit Document shall promptly execute and deliver, or cause to be promptly executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 4.01 as such new Restricted Subsidiary would have had to deliver if such new Restricted Subsidiary were a Credit Party on the Closing Date, in each case to the extent reasonably requested by the Administrative Agent; provided further that Non-Wholly Owned Subsidiaries may be established, created or acquired in accordance with the requirements of Section 6.14(b).

(b)    In addition to Restricted Subsidiaries created pursuant to preceding clause (a), the Borrower and the Restricted Subsidiaries may establish, acquire or create, and make Investments in, Non-Wholly Owned Subsidiaries after the Closing Date as a result of Permitted Acquisitions (subject to the limitations contained in the definitions thereof) and Investments expressly permitted to be made pursuant to Section 6.05, provided that all of the capital stock or other Equity Interests of each such Non-Wholly Owned Subsidiary shall be pledged by any Credit Party which owns same as, and to the extent, required by the Pledge Agreement.

Section 6.15    Prepayments of Other Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, (a) voluntarily or optionally prepay, repurchase, redeem or otherwise optionally or voluntarily satisfy or defease, or make any payment in violation of any subordination terms of, whether in cash, property, securities or a combination thereof, or otherwise acquire for consideration (including as a result of any asset sale, change of control or similar event or any purchase or assignment pursuant to any provision similar to Section 9.04(l) hereunder), or set apart any sum for the aforesaid purposes, any Indebtedness constituting Second Lien Senior Subordinated PIK Toggle Notes, Permitted External Refinancing Debt or any Permitted Refinancing thereof, except (v) pursuant to a Permitted Refinancing thereof and (w) the conversion or exchange of any such Indebtedness to or for Qualified Equity Interests of the Borrower or (b) with respect to the Second Lien Senior Subordinated PIK Toggle Notes, make (i) any payment of cash interest with respect to more than $200,000,000 of the original principal amount thereof or (ii) any payment of cash interest with respect to amounts accreted to the principal amount thereof by virtue of payments in kind.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01    Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

(a)    Payments. (i) Default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise or (ii) default shall be made in the payment of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in clause (i)) due under any Credit Document, when and as the same shall become due and payable, and in the case of this clause (ii) such default shall continue unremedied for a period of three Business Days; or

(b)    Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any report, certificate, financial statement or other instrument delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made or delivered; or

(c)    Covenants. The Borrower or any Restricted Subsidiary shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 5.01(g)(i), 5.04 (with respect to the existence of the Borrower or any material Subsidiary Guarantor), Section 5.05, Section 5.08, 5.11, 5.18 or Article 6, or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Section 7.01(a) and 7.01(b)) and such default shall continue unremedied for a period of 30 days after the earlier of (x) written notice thereof to the Borrower by the Administrative Agent or the Required Lenders and (y) knowledge thereof by the Borrower or any Authorized Officer of the Borrower; or

(d)    Default Under Other Agreements. (i) The Borrower or any Restricted Subsidiary (other than a Securitization Entity that is an Immaterial Subsidiary) shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations or obligations under any Interest Rate Protection Agreement or Other Hedging Agreement (it being understood that clause (i)(x) shall only apply to any failure to make any payment in respect of any Interest Rate Protection Agreement or Other Hedging Agreement as a result of such default)) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity, (ii) any Indebtedness (other than the Obligations or obligations under any Interest Rate Protection Agreement or Other Hedging Agreement (it being understood that clause (i)(x) shall only apply to any failure to make any payment in respect of any Interest Rate Protection Agreement or Other Hedging Agreement as a result of such event)) of the Borrower or any Restricted Subsidiary shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 7.01(d) unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $30,000,000; or (iii) any Designated Material Contract shall be terminated by the counterparty thereunder and such Designated Material Contract is not replaced by a comparable commercial contract, to the extent that failure to replace such Designated Material Contract would reasonably be expected to have a Material Adverse Effect; or

(e)    Bankruptcy, etc. (i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of the Borrower or any Restricted Subsidiary (other than a Securitization Entity that is an Immaterial Subsidiary), or of a substantial part of the property or assets of the Borrower or a Restricted Subsidiary (other than a Securitization Entity that is an Immaterial Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary (other than a Securitization Entity that is an Immaterial Subsidiary) or for a substantial part of the property or assets of the Borrower or a Restricted Subsidiary (other than a Securitization Entity that is an Immaterial Subsidiary) or (z) the winding-up or liquidation of the Borrower or any Restricted Subsidiary (other than a Securitization Entity that is an Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or (ii) the Borrower or any Restricted Subsidiary (other than a Securitization Entity that is an Immaterial Subsidiary) shall (t) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United

States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (u) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (i) above, (v) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any such Restricted Subsidiary or for a substantial part of the property or assets of the Borrower or any such Restricted Subsidiary, (w) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (x) make a general assignment for the benefit of creditors, (y) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (z) take any action for the purpose of effecting any of the foregoing; or

(f)    ERISA. An ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(g)    Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral (other than, in the aggregate, immaterial portions of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 6.01), and subject to no other Liens (except as permitted by Section 6.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document or the Borrower or any other Credit Party shall assert that any security interest purported to be created by any Security Document is not a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby; or

(h)    Guaranties. Any Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms thereof), or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty; or

(i)    Judgments. One or more judgments or decrees shall be entered against the Borrower or any Restricted Subsidiary (other than any Securitization Entity that is an Immaterial Subsidiary) involving in the aggregate for the Borrower and the Restricted Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $30,000,000; or

(j)    Intercreditor Agreement. Any Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Indebtedness whose Liens are subject to such Intercreditor Agreement; or

(k)    Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may, and upon the written request of the Required Lenders shall, by written notice to the Borrower, take any or all of the following actions (provided that, if an Event of Default specified in Section 7.01(e) shall occur with respect to the Borrower or any Restricted Subsidiary (other than any Restricted Subsidiary that is (x) an Immaterial Subsidiary, (y) a Securitization Entity or (z) related to the RMS Business), the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest and Fees in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party, anything contained herein or in any other Credit Document to the contrary notwithstanding; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) [reserved]; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) enforce the Subsidiaries Guaranty.

ARTICLE 8

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Each Lender and each Issuing Bank (if any) hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article 8, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms of the Credit Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Creditors with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender. Without limiting the generality of the foregoing, the Lenders hereby specifically authorize the Agents to enter into one or more MSR Acknowledgement Agreements in connection with the Agents’ security interest, for the benefit of the Secured Creditors, in those MSR relating to Residential Mortgage Loans owned or held by the respective owner of the Residential Mortgage Loans to which such MSR relate (in each case to the extent required to do so by such owner). If any provision hereof permits the Borrower or any Restricted Subsidiary to incur any secured Indebtedness so long as any Liens securing such Indebtedness are subject to an Intercreditor Agreement, then (x) each such Intercreditor Agreement shall be deemed to also be satisfactory to the Lenders and any Issuing Bank if the same is not objected to in writing by the Required Lenders within five Business Days after notice thereof, (y) each Lender and each Issuing Bank hereby authorizes any Agent from time to time to enter into and perform its obligations under any such Intercreditor Agreement and (z) following the request of the Borrower, the applicable Agents shall execute such Intercreditor Agreement. Each of the Lenders and the Issuing Banks acknowledges and agrees that an Agent may also act as the collateral agent or as collateral trustee for the lenders under certain other Indebtedness permitted hereunder and each Lender and the Issuing Bank hereby waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Credit Suisse or any of its Related Parties any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Credit Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Credit Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, any Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank with an office in the United States, or an Affiliate of any such bank. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Credit Document, any related agreement or any document furnished hereunder or thereunder.

Each Lender authorizes and directs the Collateral Agent to enter into each Intercreditor Agreement and the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement, the First Lien/Second Lien Intercreditor Agreement, any other Intercreditor Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 6.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 9.08) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Article 9.

ARTICLE 9

MISCELLANEOUS

Section 9.01    Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, as follows:

(a)    if to the Borrower, to Ditech Holding Corporation, Attention of: General Counsel, 3000 Bayport Drive, Suite 1100, Tampa, Florida 33607 Fax Number 813-281-5635;

(b)    if to the Administrative Agent, to Credit Suisse AG, Cayman Islands Branch Attention of: Agency Management, Eleven Madison Avenue, New York, NY 10010, Fax Number 212-322-2291, Email: agency.loanops@credit-suisse.com;

(c)    if to the Collateral Agent, to Credit Suisse AG, Cayman Islands Branch, Attention of: Loan Operations – Boutique Management, Eleven Madison Avenue, New York, NY 10010, Fax Number 212-325-8315, Email: list.ops-collateral@credit-suisse.com; and

(d)    if to a Lender, to it at its address (including email address or facsimile number) in the Assignment and Acceptance pursuant to which such Lender shall have received its Tranche B Term Loans.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile transmission (except that, if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause the Restricted Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents or to the Lenders under Article 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a notice pursuant to Section 2.10, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause the Restricted Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and any Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Credit Documents and (2) notification of changes in the terms of the Credit Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 9.02    Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the Lenders and any Issuing Bank and shall survive the making by the Lenders of the Loans and any issuance of Letters of Credit by any Issuing Bank, regardless of any investigation made by the Lenders or any Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Credit Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank.

Section 9.03    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Agents, the Lenders and any Issuing Bank and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.04    Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)    Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior consent of the Borrower (which consent shall not be unreasonably withheld or delayed) and with notice to the Administrative Agent; provided, however, that (i) (A) [reserved], (B) the consent of the Borrower (1) shall not be required to any such assignment made (x) to another Lender, an Affiliate of a Lender or a Related Fund of a Lender, (y) [reserved] or (z) after the occurrence and during the continuance of any Event of Default and (2) shall be deemed to have been given if the Borrower has not responded with five Business Days of a request for such consent), (C) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 in the case of Term Loans (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (ii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iii) the assignee (other than the Borrower in connection with assignments contemplated by Section 9.04(l)), if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable forms described in Section 2.20(e). Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balances of its Term Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Restricted Subsidiary or the performance or observance by the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) [reserved]; and (viii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, any Issuing Bank, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 9.04(d) shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(e)    Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (if applicable to such assignee), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower to such assignment and any applicable forms described in Section 2.20(e), the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. Except with respect to assignments to the Borrower pursuant to Section 9.04(l), no assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)    Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(e) (it being understood that the documentation required under Section 2.20(e) shall be delivered to the participating Lender)) to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing any Subsidiary Guarantor (other than in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.02) or all or substantially all of the Collateral). To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower, the Lenders and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary.

(g)    Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h)    Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender (including any such assignment or pledge in support of obligations owed to a Federal Reserve Bank or any other central banking authority); provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(j)    The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

(k)    [Reserved].

(l)    Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Borrower on a non-pro rata basis through (x) Dutch Auctions open to all Lenders or (y) open market purchases, in each case subject to the following limitations and other provisions:

(i)    no Event of Default has occurred and is continuing at the time such assigned is entered into or would result therefrom;

(ii)    the Borrower will not be entitled to receive, and will not receive, information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in, and will not attend or participate in, meetings or conference calls attended solely by the Lenders and the Administrative Agent;

(iii)    [reserved];

(iv)    any Term Loans purchased by the Borrower shall be automatically and permanently cancelled immediately upon acquisition by the Borrower;

(v)    notwithstanding anything to the contrary contained herein (including in the definitions of “Consolidated Net Income” and “Consolidated EBITDA”) any noncash gains in respect of “cancellation of indebtedness” resulting from the cancellation of any Term Loans purchased by the Borrower shall be excluded from the determination of Consolidated Net Income and Consolidated EBITDA;

(vi)    the cancellation of Term Loans in connection with a Dutch Auction or open market purchases shall not constitute a voluntary or mandatory prepayment for purposes of Section 2.12 or Section 2.13, but the face amount of Term Loans cancelled as provided for in clause (iv) above shall be applied on a pro rata basis to the remaining scheduled installments of principal due in respect of the Term Loans;

(vii)    the Borrower shall represent and warrant as of the date of any such purchase and assignment that neither the Borrower nor any of its officers has any material non-public information with respect to the Borrower or any of its Subsidiaries or securities that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive material non-public information with respect to the Borrower and its Subsidiaries or securities) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to assign Term Loans to the Borrower;

(viii)    after giving effect to any purchase or assignment of Term Loans pursuant to this Section 9.04(l), the aggregate amount of all Unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of such date shall not be less than $15,000,000; and

(ix)    at the time of the consummation of each purchase and assignment of Term Loans pursuant to this Section 9.04(l), the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer as to compliance with the preceding clauses (vii) and (viii).

Section 9.05    Expenses; Indemnity. (a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, each Issuing Bank and each Related Party of any of the foregoing Persons in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) (but limited, with respect to legal expenses, to the reasonable and documented fees, disbursements and other charges of one single firm of primary counsel, one single firm of special counsel and one firm of additional local counsel for each applicable jurisdiction) and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents or in connection with the Loans made or Letters of Credit issued hereunder or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (but limited, with respect to legal expenses, to the reasonable and documented fees, disbursements and other charges of one single firm of primary counsel, one firm of special counsel and one firm of additional local counsel for each applicable jurisdiction to the Administrative Agent, the Collateral Agent, each Issuing Bank, taken as a whole, and one additional single firm of primary counsel and one firm of additional local counsel for each applicable jurisdiction to the Lenders, taken as a whole).

(b)    The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender, any Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, penalties, claims, damages, liabilities, obligations, fines and related expenses, including reasonable counsel fees, charges and disbursements (but limited, with respect to legal expenses, to the reasonable and documented fees, disbursements and other charges of one single firm of primary counsel, one firm of special counsel and one additional firm of local counsel for each applicable jurisdiction for all similarly situated Indemnitees (it being agreed that, in the case of any actual or perceived conflict of interest between or among any Indemnitees, such Indemnitees shall be deemed not to be similarly situated and each such group of Indemnitees shall be entitled to additional counsel as set forth herein), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of or by reason of (i) the execution or delivery of this Agreement or any other Credit Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans or issuance of Letter of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Credit Party or any of their respective Affiliates) or (iv) the actual or alleged presence of or exposure to Hazardous Materials in the indoor or outdoor air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling, Release or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by, or liability of or relating to, the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries with, relating to, or under any Environmental Law (including applicable permits thereunder), or any Environmental Claim threatened or asserted against or relating to the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent or any Issuing Bank under paragraph (a) or (b) of this Section (including, without limitation, as a result of entering into of one or more MSR Acknowledgement Agreements), each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or such Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Term Loans at the time.

(d)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, incidental or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof.

(e)    All amounts due under this Section 9.05 shall be payable on written demand therefor.

Section 9.06    Right of Setoff. (a) If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower (for the avoidance of doubt, excluding any deposits held by the Borrower in a custodial account for the benefit of a third party or any property which constitutes Excluded Collateral) against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Credit Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Credit Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(b)    NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (B) IS FOR THE SOLE BENEFIT OF THE LENDERS AND SHALL NOT AFFORD ANY RIGHT TO, OR CONSTITUTE A DEFENSE AVAILABLE TO, ANY CREDIT PARTY.

Section 9.07    Applicable Law. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER CREDIT DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY SUCH OTHER CREDIT DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08    Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, any Issuing Bank and the Lenders hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Credit Document or consent to any departure by the Borrower or any other Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or any date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan (other than as set forth in the definition of “Published LIBO Rate”), without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04 or the provisions of this Section or release any Subsidiary Guarantor (other than in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.02) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent or the Collateral Agent.

(c)    Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the accrued interest and fees in respect thereof, (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (iii) to permit any such additional credit facilities which are term facilities to share ratably with the Term Loans in the application of prepayments and to permit any such credit facilities which are revolving credit facilities to share ratably with any revolving credit facility hereunder in the application of prepayments (it being understood that the foregoing shall not restrict any amendments effected pursuant to an Additional Credit Extension Amendment).

(d)    Notwithstanding anything to the contrary contained in this Section 9.08, the Borrower and the Administrative Agent may, without the input or consent of any Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of Section 2.25, Section 2.26 and Section 2.27.

(e)    In addition, notwithstanding the foregoing, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of the Credit Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders within five Business Days after notice thereof.

Section 9.09    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.10    Entire Agreement. This Agreement, the Fee Letter and the other Credit Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Credit Documents. Nothing in this Agreement or in the other Credit Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, any Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Credit Documents.

Section 9.11    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile or other form of electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.14    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15    Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state or, to the extent permitted by law, in such federal court; provided that suit for the recognition or enforcement of any judgment obtained in any such New York state or federal court may be brought in any other court of competent jurisdiction. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Credit Documents against the Borrower or its properties in the courts of any jurisdiction.

(b)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Credit Documents in any New York state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16    Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors, and to numbering, administration and settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Credit Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16 to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Credit Documents (it being agreed that any such actual or prospective assignee or participant shall be deemed to have entered into such an agreement if such assignee or participant “clicks through” or takes other affirmative action to electronically acknowledge its agreement to any electronic notification containing provisions substantially the same as those in this Section 9.16 in accordance with the standard syndication processes of the Person disclosing such Information or customary market standards for dissemination of such type of information) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Restricted Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 9.17    Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, unless expressly provided for herein or in any other Credit Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.

Section 9.18    USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

Section 9.19    Amendment and Restatement; No Novation. This Agreement constitutes for all purposes an amendment and restatement of the Pre-Petition Credit Agreement as authorized by the Bankruptcy Court pursuant to the Plan or Reorganization. The Pre-Petition Credit Agreement, as amended and restated hereby, continues in full force and effect as so amended and restated by this Agreement. Nothing contained in this Agreement or any other Credit Document shall constitute or be construed as a novation of any of the Obligations.

Section 9.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of Page Intentionally Left Blank; Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DITECH HOLDING CORPORATION, as Borrower

By:	/s/ Cheryl A. Collins
Name:	Cheryl A. Collins
Title:	Senior Vice President and Treasurer

1

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and Collateral Agent

By:	/s/ Megan Kane
Name:	Megan Kane
Title:	Authorized Signatory

By:	/s/ Laura Katherine Schembri
Name:	Laura Katherine Schembri
Title:	Authorized Signatory

Schedule 1.01(a)

Lenders and Tranche B Term Loans

Lender	Tranche B Term Loans as of the Closing Date
ICM GLOBAL FLOATING RATE INCOME LIMITED	$1,655,016.50
ICM Senior Loan Fund, LP	$1,655,016.50
JAMESTOWN CLO II LTD.	$4,503,578.33
JAMESTOWN CLO III LTD	$4,363,386.60
JAMESTOWN CLO IX LTD.	$2,857,572.75
JAMESTOWN CLO V LTD.	$4,021,576.98
JAMESTOWN CLO VI LTD.	$3,203,127.18
JAMESTOWN CLO VII LTD.	$3,657,037.19
JAMESTOWN CLO VIII LTD	$3,477,272.18
AMMC CLO 16, LIMITED	$1,599,653.36
AMMC CLO XI LIMITED	$1,542,445.36
AMMC CLO XII LIMITED	$1,542,445.37
AMMC CLO XIII LIMITED	$744,258.33
AMMC CLO XIV, LIMITED	$784,794.99
BANK OF AMERICA NA	$19,749,839.42
BOWERY FUNDING ULC	$10,085,737.01
LANDMARK WALL SMA LP	$4,144,524.38
LANDMARK WALL SMA SPV L.P.	$732,065.79
CANYON BLUE CREDIT INVESTMENT FUND L.P.	$647,880.27
CANYON VALUE REALIZATION FUND LP	$7,225,082.06
CANYON VALUE REALIZATION MAC 18 LTD	$224,018.71
CANYON-ASP FUND LP	$1,379,157.47
CANYON-SL VALUE FUND, L.P.	$404,681.14
THE CANYON VALUE REALIZATION MASTER FUND LP	$15,628,098.99
CATHEDRAL LAKE CLO 2013, LTD	$2,821,673.00
CATHEDRAL LAKE II, LTD.	$1,657,809.74
CATHEDRAL LAKE III, LTD	$2,486,714.63
CATHEDRAL LAKE IV, LTD.	$2,486,714.63
Double Black Diamond Offshore Ltd	$36,769,658.03
CFIP CLO 2013-1 LTD	$5,032,313.71
CFIP CLO 2014-1, LTD	$5,059,845.97
CQS ABS MASTER FUND LIMITED	$16,329,425.58
CQS AIGUILLE DU CHARDONNET MF SCA SICAV-SIF	$1,077,576.33
Credit Suisse Loan Funding LL	$13,675,599.84
Atrium VIII	$2,772,784.80
ATRIUM IX	$4,564,782.80
ATRIUM X	$2,641,888.93

Schedule 1.01(a)

Lender	Tranche B Term Loans as of the Closing Date
ATRIUM XI	$4,182,403.43
ATRIUM XII	$3,811,267.25
AUSTRALIANSUPER	$7,126,726.64
BENTHAM SYNDICATED LOAN FUND-1	$16,511,337.28
California State Teachers Retirement System-4	$2,862,798.81
Commonwealth Pennsylvania Treasury Department	$606,686.99
COPPERHILL LOAN FUND I,LLC	$612,337.01
CREDIT SUISSE FLOATING RATE HIGH INCOME FUND	$16,340,622.16
CREDIT SUISSE FLOATING RATE TRUST	$1,855,006.40
CREDIT SUISSE NOVA (LUX) GLOBAL SENIOR LOAN FUND	$31,796,739.04
CREDIT SUISSE STRATEGIC INCOME FUND	$676,861.62
DOLLAR SENIOR LOAN FUND, LTD.	$4,455,452.53
ERIE INDEMNITY COMPANY-2	$346,990.99
ERIE INSURANCE EXCHANGE	$2,469,759.30
KP FIXED INCOME FUND	$550,763.13
MADISON PARK FUNDING X LTD	$4,515,874.38
MADISON PARK FUNDING XI, LTD	$3,345,248.93
MADISON PARK FUNDING XII, LTD	$3,186,563.95
MADISON PARK FUNDING XIII, LTD	$3,570,066.41
MADISON PARK FUNDING XIV, LTD	$4,003,013.31
MADISON PARK FUNDING XIX, LTD.	$2,857,572.75
MADISON PARK FUNDING XV, LTD	$3,017,596.82
MADISON PARK FUNDING XVI, LTD.	$2,673,157.17
MADISON PARK FUNDING XVII, LTD	$3,547,248.53
MADISON PARK FUNDING XVIII, LTD.	$3,146,990.93
MADISON PARK FUNDING XX, LTD.	$2,449,348.08
MADISON PARK FUNDING XXI, LTD	$3,360,420.66
MADISON PARK FUNDING XXII, LTD.	$3,360,420.65
MADISON PARK FUNDING XXIV, LTD.	$3,265,797.43
MADISON PARK FUNDING XXVI, LTD	$2,608,447.29
QUALCOMM GLOBAL TRADING PTE LTD-1	$0.05
SENIOR SECURED FLOATING RATE LOAN FUND	$581,309.95
STATE OF NEW MEXICO INVESTMENT COUNCIL	$669,049.85
THE EATON CORPORATION MASTER RETIREMENT TRUST	$816,449.36
WESPATH FUNDS TRUST	$1,564,746.03
CUTWATER 2014-1, LTD.	$3,119,286.50
CUTWATER 2014-II, LTD.	$2,342,407.57
CUTWATER 2015-I, LTD.	$2,383,979.57
DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH	$8,667,214.89
VIBRANT CLO II LTD.	$765,731.12

Schedule 1.01(a)

Lender	Tranche B Term Loans as of the Closing Date
AGF FLOATING RATE INCOME FUND	$835,188.45
BRIGHTHOUSE FUNDS TRUST I - BRIGHTHOUSE/EATON VANCE FLOATING RATE PORTFOLIO	$3,305,712.10
Columbia Funds Variable Series Trust II Variable Portfolio -Eaton Vance	$392,377.97
COLUMBIA FUNDS VARIABLE SERIES TRUST II VARIABLE PORTFOLIO EATON VANCE FLOATING RATE INCOME FUND	$122,467.41
DAVINCI REINSURANCE LTD-1	$204,112.33
Eaton Vance Institutional Senior Loan Fund	$23,360,279.93
Eaton Vance Senior Floating Rate Trust	$3,764,597.80
Eaton Vance Senior Income Trust	$1,680,193.74
Eaton Vance VT Floating Rate Income Fund	$2,491,631.16
EATON VANCE FLOATING RATE INCOME TRUST	$3,876,142.67
EATON VANCE FLOATING RATE PORTFOLIO	$40,980,382.38
EATON VANCE FLOATING-RATE INCOME PLUS FUND	$896,627.49
EATON VANCE INTERNATIONAL (CAYMAN ISLANDS) FLOATING-RATE INCOME PORTFOLIO	$2,431,877.98
EATON VANCE LIMITED DURATION INCOME FUN	$4,881,571.72
EATON VANCE LOAN HOLDING LIMITED	$81,644.93
EATON VANCE SHORT DURATION DIVERSIFIED INCOME FUND	$570,644.83
FLORIDA POWER & LIGHT COMPANY-1	$408,224.68
Pacific Select Fund-Floating Rate Loan Portfolio	$2,203,788.17
RENAISSANCE INVESTMENT HOLDINGS LTD	$361,695.42
Senior Debt Portfolio	$33,836,025.94
EMPYREAN INVESTMENTS LLC	$9,405,576.67
FPA Crescent Fund	$14,956,937.98
OCEAN TRAILS CLO IV	$2,755,697.04
OCEAN TRAILS CLO V	$780,802.58
GOLDMAN SACHS LENDING PARTNERS LLC	$30,845,904.85
GRAHAM MACRO STRATEGIC LTD.	$12,433,573.11
DAVINCI REINSURANCE LTD	$176,956.74
HBK Master Fund	$54,283,333.90
ACIS CLO 2014-3, LTD	$1,699,255.00
ACIS CLO 2014-4, LTD.	$1,989,371.70
ACIS CLO 2014-5, LTD	$2,030,816.93
ACIS CLO 2015-6 LTD.	$1,823,590.71
ACIS CLO 2017-7 LTD.	$1,284,802.55
HIGHLAND FLOATING RATE OPPORTUNITIES FUND	$12,618,243.42
HIGHLAND GLOBAL ALLOCATION FUND	$2,486,714.63
HIGHLAND LOAN MASTER FUND LP	$1,892,949.16
HIGHLAND OPPORTUNISTIC CREDIT FUND	$1,657,809.73
HIGHLAND PROMETHEUS MASTER FUND, L.P.	$324,795.93

Schedule 1.01(a)

Lender	Tranche B Term Loans as of the Closing Date
NEXPOINT CREDIT STRATEGIES FUND	$4,973,429.24
PENSIONDANMARK PENSIONSFORSIKRINGSAKTIESELSKAB-2	$6,637,155.92
INVESCO WLR CREDIT PARTNERS FUND-A LP	$667,955.88
THE CITY OF NEW YORK GROUP TRUST-6	$4,708,006.03
JP MORGAN CHASE BANK NATIONAL ASSOCIATION	$3,290,708.48
KVK CLO 2013-1, LTD	$3,934,016.31
Litman Gregory Masters Alternative Strategies Fund	$197,594.42
Marathon CLO IV Ltd	$3,876,674.79
Marathon CLO X Ltd.	$2,678,707.04
Marathon Currituck Fund, LP - Series A	$414,452.44
MAM CORPORATE LOAN FUND	$994,685.85
MAM CORPORATE LOAN ICAV	$1,632,898.72
MARATHON CLO IX LTD	$4,898,696.15
MARATHON CLO V LTD	$4,605,189.95
QUAMVIS SCA SICAV-FIS: CMAB - SIF - CREDIT MULTI ASSET POOL B	$3,265,797.43
MERCER QIF FUND PLC IN RESPECT OF MERCER MULTI-ASSET CREDIT FUND	$3,807,117.76
VENTURE XII CLO LIMITED	$2,115,671.11
VENTURE XIV CLO LIMITED	$506,897.96
VENTURE XIX CLO, LIMITED	$392,377.98
VENTURE XV CLO LIMITED	$632,083.71
VENTURE XVI CLO, LIMITED	$521,388.30
VENTURE XVII CLO LIMITED	$910,024.37
VENTURE XVIII CLO, LIMITED	$577,529.73
VENTURE XX CLO, LIMITED	$392,377.98
VENTURE XXI CLO, LIMITED	$3,139,023.85
VENTURE XXII CLO, LIMITED	$1,224,674.04
AIG FLEXIBLE CREDIT FUND	$2,552,254.18
DUNHAM FLOATING RATE BOND FUND	$1,260,860.71
NEWFLEET CLO 2016-1, LTD.	$2,326,880.67
Virtus Tactical Allocation Fund	$106,138.42
VIRTUS GLOBAL MULTI-SECTOR INCOME FUND	$473,540.63
VIRTUS NEWFLEET DYNAMIC CREDIT ETF	$877,683.06
VIRTUS NEWFLEET MULTI-SECTOR INTERMEDIATE BOND FUND	$980,298.14
VIRTUS NEWFLEET MULTI-SECTOR UNCONSTRAINED BOND ETF	$575,596.79
VIRTUS NEWFLEET SENIOR FLOATING RATE FUND	$3,864,251.37
VIRTUS TOTAL RETURN FUND INC.	$351,073.23
VVIT: VIRTUS NEWFLEET MULTI-SECTOR INTERMEDIATE BOND SERIES	$244,934.81
Nomura Corporate Funding Americas, LLC	$16,114,113.27

Schedule 1.01(a)

Lender	Tranche B Term Loans as of the Closing Date
INDIANA PUBLIC RETIREMENT SYSTEM-1	$108,221.71
MISSOURI EDUCATION PENSION TRUST	$833,205.85
Oaktree Senior Loan Fund LP	$3,395,706.35
OAKTREE CLO 2014-1 LTD	$2,437,773.54
OAKTREE CLO 2014-2 LTD.	$1,928,932.21
OAKTREE CLO 2015-1 LTD	$1,086,286.58
OAKTREE EIF I SERIES A, LTD	$1,790,134.69
OAKTREE EIF I SERIES A1, LTD	$1,672,912.65
OAKTREE EIF II SERIES A1, LTD	$2,714,092.95
OAKTREE ENHANCED INCOME FUNDING SERIES IV LTD	$2,528,437.10
Omega Capital Investors, LP	$3,145,892.60
Omega Capital Partners, LP	$12,084,128.18
Omega Equity Investors LP	$6,921,315.69
Omega Overseas Partners Ltd	$3,767,097.91
OMEGA CREDIT OPPORTUNITIES MASTER FUND, L.P.	$29,037,647.28
OZ SPECIAL MASTER FUND LTD	$4,702,788.34
PALMER SQUARE CAPITAL SPECIAL SITUATIONS FUND L.P.	$32,657.97
PALMER SQUARE CLO 2013-2 LTD	$3,523,475.02
PALMER SQUARE CLO 2015-1, LTD	$3,332,834.81
PALMER SQUARE CLO 2015-2 LTD	$3,563,110.33
PALMER SQUARE LOAN FUNDING 2016-3, LTD	$612,337.01
PALMER SQUARE OPPORTUNISTIC CREDIT FUND, LP	$547,632.91
PALMER SQUARE OPPORTUNISTIC INCOME FUND	$430,404.55
PALMER SQUARE STRATEGIC CREDIT FUND	$85,727.17
BENEFIT STREET PARTNERS CLO II LTD	$1,403,249.03
BENEFIT STREET PARTNERS CLO III, LTD	$1,420,587.02
BENEFIT STREET PARTNERS CLO IV, LTD.	$1,419,611.24
BENEFIT STREET PARTNERS CLO V, LTD	$1,423,017.28
BENEFIT STREET PARTNERS CLO VI, LTD	$1,428,510.54
BENEFIT STREET PARTNERS CLO XII, LTD.	$1,211,136.55
BSP SPECIAL SITUATIONS MASTER A L.P	$14,102,791.31
SEI INSTITUTIONAL INVESTMENTS TRUST-HIGH YIELD BOND FUND-4	$1,249,284.04
SEI INSTITUTIONAL MANAGED TRUST - HIGH YIELD BOND FUND	$780,802.54
U.S. HIGH YIELD BOND FUND-4	$312,321.00
BLUE CROSS OF IDAHO HEALTH SERVICE, INC.	$306,168.51
CITY NATIONAL ROCHDALE FIXED INCOME OPPORTUNITIES FUND	$2,729,468.66
MERCER QIF FUND PLC - MERCER INVESTMENT FUND 1-6	$673,105.80
MOUNTAIN VIEW CLO 2013-1 LTD	$1,837,011.05
MOUNTAIN VIEW CLO 2014-1 LTD.	$2,041,123.39

Schedule 1.01(a)

Lender	Tranche B Term Loans as of the Closing Date
MOUNTAIN VIEW CLO IX LTD	$2,041,123.39
MOUNTAIN VIEW CLO X LTD.	$1,837,011.05
VIRTUS SEIX FLOATING RATE HIGH INCOME FUND	$28,254,846.72
VIRTUS SEIX HIGH INCOME FUND	$1,925,261.62
VIRTUS SEIX HIGH YIELD FUND	$2,286,058.20
ADAMS MILL CLO LTD	$3,059,683.31
ASSOCIATED ELECTRIC & GAS INSURANCE SERVICES LIMITED	$348,246.61
BROOKSIDE MILL CLO LTD	$2,953,375.78
Christian Super	$55,008.27
Credos Floating Rate Fund, LP	$154,089.02
JACKSON MILL CLO LTD.	$1,986,034.46
JEFFERSON MILL CLO LTD.	$1,429,036.24
KENTUCKY RETIREMENT SYSTEMS (SHENKMAN - PENSION ACCOUNT)	$130,291.72
KENTUCKY RETIREMENT SYSTEMS INSURANCE TRUST FUND-3	$53,970.70
PROVIDENCE ST. JOSEPH HEALTH LONG TERM PORTFOLIO	$166,863.54
SHENKMAN FLOATING RATE HIGH INCOME FUND	$481,776.71
SUDBURY MILL CLO, LTD	$2,858,482.15
VIRGINIA COLLEGE SAVINGS PLAN 1	$397,168.59
WASHINGTON MILL CLO LTD.	$2,590,617.27
SOLUS SENIOR HIGH INCOME FUND LP	$5,632,871.30
Commonwealth of Pennsylvania, Treasury Department	$35,404.10
COMMONWEALTH OF PENNSYLVANIA, TREASURY DEPARTMENT - TUITION ACCOUNT PROGRAM	$1,869.32
NEUBERGER BERMAN ALTERNATIVE FUNDS-NEUBERGER BERMAN ABSOLUTE RETURN MULTI MANAGER FUND-2	$1,101,240.09
NEUBERGER BERMAN INVESTMENT FUNDS PLC	$369,344.34
PRINCIPAL FUNDS,INC.- GLOBAL MULTI-STRATEGY FUND-2	$5,133,056.60
Sound Point Credit Opportunities Master Fund LP	$15,009,034.96
SOUND POINT BEACON MASTER FUND, LP	$4,913,882.79
SOUND POINT CLO II LTD	$1,293,451.18
SOUND POINT CLO III LTD.	$1,206,736.46
SOUND POINT CLO IV, LTD	$1,765,908.84
SOUND POINT CLO IX, LTD.	$1,488,439.13
SOUND POINT CLO V, LTD	$1,362,642.83
SOUND POINT CLO VI, LTD	$1,499,007.54
SOUND POINT CLO VII, LTD.	$616,488.28
SOUND POINT CLO VIII, LTD.	$1,782,012.32
SOUND POINT MONTAUK FUND, L.P.	$531,513.60
A/C BAYCITY SENIOR LOAN MASTER FUND LTD	$2,306,626.54
BayCity Corporate Arbitrage and Relative Value Fund, L.P.	$2,401,851.36

Schedule 1.01(a)

Lender	Tranche B Term Loans as of the Closing Date
BAYCITY ALTERNATIVE INVESTMENT FUNDS SICAV-SIF- BAYCITY US SENIOR LOAN FUND	$2,977,190.89
BAYCITY EVENT DRIVEN OPPORTUNITIES MASTER FUND, L.P.	$446,451.91
BAYCITY LONG-SHORT CREDIT MASTER FUND, LTD	$6,684,818.06
BAYCITY SENIOR LOAN MASTER FUND LTD.	$6,613,934.23
CALIFORNIA STREET CLO IX LIMITED PARTNERSHIP	$1,847,642.99
CALIFORNIA STREET CLO XII, LTD	$2,857,572.75
GOLDMAN SACHS TRUST II GOLDMAN SACHS MULTI-MANAGER NON-CORE FIXED INCOME FUND	$709,215.35
MENARD INC-1	$3,923,666.12
MUNICIPAL EMPLOYEES ANNUITY AND BENEFIT FUND OF CHICAGO 1	$1,512,619.55
Nuveen Credit Opportunities 2022 Target Term Fund	$3,251,324.42
Nuveen Diversified Dividend and Incom Fund	$690,626.55
Nuveen Floating Rate Income Fund	$7,330,000.63
Nuveen Floating Rate Income Opportunity Fund	$5,115,391.72
Nuveen Senior Income Fund	$3,266,710.91
NUVEEN CREDIT STRATEGIES INCOME FD	$16,407,560.57
NUVEEN SHORT DURATION CREDIT OPPORTUNITIES FUND	$2,646,990.35
NUVEEN SYMPHONY FLOATING RATE INCOME FUND	$14,228,523.45
PENSIONDANMARK PENSIONSFORSIKRINGSAKTIESELSKAB-1	$5,966,941.33
PRINCIPAL DIVERSIFIED REAL ASSET CIT	$2,121,080.46
PRINCIPAL FUNDS INC,-DIVERSIFIED REAL ASSET FUND	$7,295,462.70
SCOF-2 LTD.	$2,758,906.85
SSF TRUST	$38,705.92
Symphony CLO VIII Limited Partnership	$2,140,290.96
SYMPHONY CLO XIV, LTD	$1,203,489.20
SYMPHONY CLO XV, LTD.	$1,137,708.85
SYMPHONY CLO XVI, LTD	$3,265,797.43
SYMPHONY CLO XVII, LTD	$1,926,611.71
SYMPHONY CLO XVIII, LTD	$2,959,571.24
SYMPHONY FLOATING RATE SENIOR LOAN FUND	$1,235,248.71
TCI-SYMPHONY CLO 2016-1 LTD	$2,347,291.90
TAO FUND, LLC	$65,463,078.68
CATAMARAN CLO 2012 1 LTD	$4,262,223.63
CATAMARAN CLO 2013-1 LTD.	$1,942,490.06
CATAMARAN CLO 2014-2, LTD.	$1,224,674.04
CATAMARAN CLO 2015-1 LTD.	$1,224,674.04
USAA MUTUAL FUNDS TRUST - USAA HIGH INCOME FUND	$6,557,179.79
WM POOL HIGH YIELD FIXED INTEREST TRUST	$464,967.91
WHITEHORSE VI LTD	$1,978,869.12
WHITEHORSE VII LTD.	$2,795,318.48
WHITEHORSE VIII, LTD	$3,514,591.72

Total	$1,156,500,513.53

Schedule 1.01(b)

Subsidiary Guarantors

1.	Ditech Financial LLC, a Delaware limited liability company

2.	DF Insurance Agency LLC, a Delaware limited liability company

3.	Green Tree Credit LLC, a New York limited liability company

4.	Green Tree Credit Solutions LLC, a Delaware limited liability company

5.	Green Tree Insurance Agency of Nevada, Inc., a Nevada corporation

6.	Green Tree Investment Holdings III LLC, a Delaware limited liability company

7.	Green Tree Servicing Corp., a Delaware corporation

8.	Mortgage Asset Systems, LLC, a Delaware limited liability company

9.	REO Management Solutions, LLC, a Delaware limited liability company

10.	Reverse Mortgage Solutions, Inc., a Delaware corporation

11.	Walter Management Holding Company LLC, a Delaware limited liability company

12.	Walter Reverse Acquisition LLC, a Delaware limited liability company

Schedule 1.01(c)

Unrestricted Subsidiaries

1.	2013 WCO Holdings Corp., a Maryland corporation

2.	WIMC Real Estate Investment LLC, a Delaware limited liability company

Schedule 3.05

Financial Statements; Financial Condition; Undisclosed Liabilities

None.

Schedule 3.06

Litigation

1.	See the matters scheduled in Schedule 3.09 (Certain Tax Matters).

Schedule 3.09

Certain Tax Matters

1.	Disputes with the Internal Revenue Service with regard to the U.S. federal income taxes allegedly owed by Walter Energy, Inc. (“Walter Energy”; Vida Walter Industries, Inc.) for the fiscal years ended August 31, 1983 through May 31, 1994 and the years ended May 31, 2000 through December 31, 2009. Pursuant to a tax separation agreement dated April 17, 2009, Walter Energy is responsible for the payment of all federal incomes taxes (including any interest or penalties applicable thereto) owed by the Borrower and its consolidated subsidiaries during such time periods, but in the event that Walter Energy is unable to pay any unpaid taxes, interest or penalties assessed as a result of the foregoing disputes, the Borrower and certain of its consolidated subsidiaries would be liable.

2.	Dispute with the Alabama Department of Revenue for the years 2004 through 2008 — the State of Alabama is claiming approximately $4.2 million in allegedly unpaid taxes (including interest and penalties).

3.	Tax exposure on uncertain tax positions that results in a potential liability estimated at $5.6 million as of December 31, 2017.

4.	The Company and its subsidiaries have the following open audits as of 12/31/17:

a.	Federal IRS: Corporate Income Tax. The Internal Revenue Service is auditing WIMC for the tax periods 12/31/2013-12/31/2016.

Schedule 3.11(c)

Mortgage Filing Offices

None.

Schedule 3.12

Real Property

None.

Schedule 3.14

Subsidiaries

Subsidiary	Direct Owner	Ownership Percentage
2013 WCO Holdings Corp.	Ditech Holding Corporation	100%
Ditech Agency Advance Depositor LLC	Ditech Financial LLC	100%
Ditech PLS Advance Depositor LLC	Ditech Financial LLC	100%
Ditech Financial LLC	Walter Management Holding Company LLC	100%
DF Insurance Agency LLC	Green Tree Credit Solutions LLC	100%
Green Tree Advance Receivables II LLC	Ditech Financial LLC	100%
Green Tree Advance Receivables III LLC	Ditech Financial LLC	100%
Green Tree Credit LLC	Walter Management Holding Company LLC	100%
Green Tree Credit Solutions LLC	Ditech Holding Corporation	100%
Green Tree Insurance Agency of Nevada, Inc.	Green Tree Credit Solutions LLC	100%
Green Tree Investment Holdings III LLC	Green Tree Credit Solutions LLC	100%
Green Tree Servicing Corp.	Walter Management Holding Company LLC	100%
Hanover SPC-A, Inc.	Ditech Holding Corporation	100%
Mid-State Capital, LLC	Ditech Holding Corporation	100%
Mortgage Asset Systems, LLC	Reverse Mortgage Solutions, Inc.	100%
REO Management Solutions, LLC	Reverse Mortgage Solutions, Inc.	100%
Reverse Mortgage Solutions, Inc.	Walter Reverse Acquisition LLC	100%

Subsidiary	Direct Owner	Ownership Percentage
RMS REO BRC, LLC	Reverse Mortgage Solutions, Inc.[1]	100%
RMS REO CS, LLC	Reverse Mortgage Solutions, Inc.[2]	100%
Walter Management Holding Company LLC	Green Tree Credit Solutions LLC	100%
Walter Reverse Acquisition LLC	Ditech Holding Corporation	100%
WIMC Real Estate Investment LLC	Ditech Holding Corporation	100%

Options, Warrants, Stock Appreciation, or similar rights:

None.

[1]	Membership Interest held by Credit Suisse First Boston Mortgage Capital LLC
[2]	Membership Interest held by Credit Suisse First Boston Mortgage Capital LLC

Schedule 3.17

Insurance

Line of Coverage	Carrier Policy # Policy Period	Limit Deductible

Property	CNA 05/15/17-05/15/18	Per Schedule Wind/Hail/Flood EQ Limit & Deductible varies by location Personal prop Blanket Limit $140,070/726

General Liability	CNA 05/15/17-05/15/18	$1,000,000/2,000,000 No Deductible

Auto Liability (Hired/Non-Owned & Repossessed Autos Only)	CNA 05/15/17-05/15/18	$1,000,000 Auto Liability & Repossessed Auto Liability Hired Autos Only: Physical Damage Limit: ACV Deductibles: $100 Comp/$1,000 Collision

Workers Comp	Federal Insurance Co (Chubb) 05/15/17-05/15/18	$1,000,000/$1,000,000/ $1,000,000 Workers’ Comp Statutory Employers Liability

Umbrella Liability	CNA 05/15/17-05/15/18	25,000,000 Primary

Excess Umbrella Liability	Liberty Mutual Group 05/15/17-05/15/18	$25,000,000 $25M x Primary

Mortgage Impairment and Errors & Omissions (Mortgage Protection)	Lloyd’s 9/01/17-9/01/18	$25,000,000 Limit $50,000 Deductible

Directors & Officers[3] Primary $10M	XL Specialty	$10,000,000 Limit

Directors & Officers 1st Excess	Berkshire Hathaway Specialty	$10M x $10M Limit

Directors & Officers 2nd Excess	National Union (AIG)	$10M x $20M Limit

[3]	Directors & Officers Insurance Term will begin on date when the Company emerges from the Ch 11 case and continue for 12 months thereafter. Policy numbers will be available approximately 30-45 days following the effective date.

Directors & Officers 3rd Excess	Argonaut	$10M x $30M Limit

Directors & Officers 4th Excess	Allied World National Assurance Co (AWAC)	$10M x $40M Limit

Directors & Officers 5th Excess	Continental Casualty Co (C.N.A.)	$10 x $50M Limit

Directors & Officers 6th Excess	Berkley Ins Co.	$5M x $60M Limit

Directors & Officers 7th Excess	Endurance Assurance Corp (Sompo)	$10M x $65M Limit

Directors & Officers 8th Excess	US Specialty Ins (HCC) Lead Side A	$10M x 75M Limit

Directors & Officers 9th Excess	Berkshire Hathaway Specialty Excess Side A	$10M x $85M Limit

Directors & Officers 10th Excess	Markel American Ins Co Excess Side A	$10M xs $95M Limit

Directors & Officers 11th Excess	Starr Excess Side A	$10M xs $105M Limit

Directors & Officers 12th Excess	Axis Ins Co Excess Side A	$5M xs $115M Limit

Directors & Officers 13th Excess	XL Specialty Excess Side A	$10M xs $120M Limit

Employment Practices Liability	Illinois National Insurance Company (AIG) 09/01/17-09/01/18	$5,000,000 $250,000 Retention All Other $500,000 Retention Class Action

Fiduciary	Illinois National Insurance Company (AIG) 09/01/17-09/01/18	$5,000,000 Limit $100,000 Retention

Bankers Professional FIRP BPL	Houston Casualty 09/01/17-09/01/18	$5,000,000 Limit $500,000 Retention All Other $2,000,000 Retention Class Action

Bankers Professional FIRP	CV Starr Indemnity 9/1/17-9/1/18	$2.5M xs $5M

Bankers Professional FIRP	XL Specialty 9/1/17-9/1/18	$2.5M xs $7.5M

Fidelity Primary (Crime)	AIG-National Union 9/1/17-9/1/18	$10,000,000 Limit $250,000 Deductible

Fidelity Layer 1	XL Specialty 9/1/17-9/1/18	$10M x $10M

Fidelity Layer 2	Starr Indemnity 9/1/17-9/1/18	$15M x $20M

Fidelity Layer 3	Great American 9/1/17-9/1/18	$25M x $35M

Fidelity Layer 4	RLI 09/01/17-09/01/18	$25M x $60M

Fidelity Layer 5	Lloyd’s 09/01/17-09/01/18	$25M x $85M

Fidelity Layer 6	Berkley/Carolina Casualty 9/01/17-9/01/18	$20M p/o $40M x $110M

Fidelity Layer 6	National Union 09/01/17-09/01/18	$10M p/o $40M x $110M

Fidelity Layer 6	C N A 09/01/17-09/01/18	$10M p/o $40M x $110M

Fidelity Layer 7	Crum & Forster 9/01/2017-9/01/2018	$10M p/o $25M x $150M

Fidelity Layer 7	Nationwide/Freedom Specialty 09/01/17-09/01/18	$15M p/o 25M x $150M

Fidelity Layer 8	Beazley 09/01/17-09/01/18	$25M x $175M

Fidelity Layer 9	Lloyds 09/01/17-09/01/18	$40M x $200M

Cyber Liability/Privacy Breach Response	Beazley Insurance Co. Lloyds Syndicate 2623-623 09/01/17-09/01/18	$10,000,000 Liability Limit $250,000 Retention 2,000,000 individuals/no dollar limit for breach notification/$10,000 retention. $2,500,000 legal/public relations expense

Ex. Cyber Liability	Greenwich Insurance Co. 9/1/17-9/1/18	$10M xs $10M

Schedule 3.21

Indebtedness

None.

Schedule 4.02(a)

List of Counsel

Venable LLP, as Maryland counsel

Sidley Austin LLP, as special Investment Company Act counsel

Schedule 5.01

Reporting

1.	Loan Servicing

(a)	Ending UPB by

(i)	Asset class (Manufactured Housing, Residential Mortgages and Other)

(ii)	Contract type (sub-servicing vs. MSR purchased)

(b)	New servicing portfolio UPB added by

(i)	Asset class (including Average loan size and contractual fee)

(ii)	Contract type (sub-servicing vs. MSR purchased)

(c)	Consolidated disappearance rate on portfolio by Asset class (broken out by Default rate and Voluntary prepayment rate)

(d)	Ending number of accounts by Asset class

(e)	Servicing Fees by Asset class (contractual)

2.	Deficiency Collections

(a)	Notional balance added for the period

(b)	Gross collections

(c)	Percentage of Gross collections payable to 3rd parties for the period

3.	Originations of Forward Mortgages

(a)	Number of loan originations

(b)	Average loan size

(c)	Fees earned (% of originations)

4.	Reverse Mortgages

(a)	Ending UPB serviced

Schedule 5.22

Post-Closing Obligations

1.     Within thirty (30) days of the Closing Date, the Borrower shall (i) make all necessary filings with the United States Patent and Trademark Office to accurately reflect the Borrower’s legal name and (ii) provide the Administrative Agent with evidence of such filings.

2.    Within thirty (30) days of the Closing Date, the Loan Parties shall have delivered to the Administrative Agent insurance endorsements satisfying the requirements of Section 5.03 of the Credit Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

Schedule 6.01

Existing Liens

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral

Maryland SOS	Ditech Holding Corporation	The Bank of New York Mellon	181409674 12/09/2010	Accounts, general intangibles, chattel paper and instruments related to mortgages

Maryland SOS	Ditech Holding Corporation	The Bank of New York Mellon	181550740 02/05/2016	Accounts, general intangibles, chattel paper and instruments related to mortgages

Delaware SOS	Ditech Financial LLC	Credit Suisse First Boston Mortgage Capital LLC	20130972019 03/13/2013	Purchased mortgage loans and other repurchase assets

Delaware SOS	Ditech Financial LLC	Credit Suisse First Boston Mortgage Capital LLC	20130972225 03/13/2013	Purchased mortgage loans and other repurchase assets

Delaware SOS	Ditech Financial LLC	Credit Suisse First Boston Mortgage Capital LLC	20130972282 03/13/2013	Purchased mortgage loans and other repurchase assets

Delaware SOS	Ditech Financial LLC	Credit Suisse First Boston Mortgage Capital LLC	20131179192 03/27/2013	Purchased mortgage loans and other repurchase assets

Delaware SOS	Ditech Financial LLC	Wells Fargo Bank, N.A.	20140252304 01/21/2014	Receivables from designated servicing agreements

Delaware SOS	Ditech Financial LLC	Jefferies Funding LLC	20151607141 04/15/2015	Purchased mortgage loans and other repurchase assets

Delaware SOS	Ditech Financial LLC	EverBank	20152422755 06/05/2015	Servicing rights, receivables, deposit accounts related to the EverBank Servicing Agreement

Delaware SOS	Ditech Financial LLC	Bank of America, N.A.	20153823134 08/31/2015	Purchased mortgage loans and other purchased items

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral

Delaware SOS	Ditech Financial LLC	Credit Suisse First Boston Mortgage Capital LLC	20153823233 08/31/2015	Purchased mortgage loans and other repurchase assets

Delaware SOS	Ditech Financial LLC	Jefferies Funding LLC	20153823258 08/31/2015	Purchased loans, participation certificates and securities; servicing records; collection accounts; mortgage guarantees and insurance; other assets related to purchased assets

Delaware SOS	Ditech Financial LLC	Fannie Mae	20154428172 10/01/2015	Excess yield for mortgage loans

Delaware SOS	Ditech Financial LLC	WCO Excess Spread Acquisitions LLC	20155177745 11/05/2015	Rights under the Excess Servicing Spread

Delaware SOS	Ditech Financial LLC	WCO Excess Spread Acquisitions LLC	20155178461 11/05/2015	Rights under the Excess Servicing Spread

Delaware SOS	Ditech Financial LLC	New Residential Mortgage LLC	20166146144 10/06/2016	Rights under the Flow and Bulk Agreement for the Purchase and Sale of Mortgage Servicing Rights

Delaware SOS	Ditech Financial LLC	Credit Suisse First Boston Mortgage Capital LLC	20167289661 11/23/2016	Purchased mortgage loans and other repurchase assets

Delaware SOS	Ditech Financial LLC	Credit Suisse First Boston Mortgage Capital LLC	20178044093 12/05/2017	Purchased mortgage loans and other repurchase assets

Delaware SOS	Ditech Financial LLC	Credit Suisse First Boston Mortgage Capital LLC	20178044333 12/05/2017	Rights under the Margin, Setoff and Netting Agreement

Delaware SOS	Ditech Financial LLC	Wells Fargo Bank, N.A.	20178051155 12/05/2017	Rights and receivables under the Receivables Sale Agreement

Delaware SOS	Ditech Financial LLC	Wells Fargo Bank, N.A.	20178051221 12/05/2017	Rights and receivables under the Receivables Sale Agreement

Delaware SOS	Reverse Mortgage Solutions, Inc.	De Lage Landen Financial Services, Inc.	20133784221 09/27/2013	Equipment

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral

Delaware SOS	Reverse Mortgage Solutions, Inc.	People’s United Bank	20133946283 10/08/2013	Computer equipment

Delaware SOS	Reverse Mortgage Solutions, Inc.	Credit Suisse First Boston Mortgage Capital LLC	20154775218 10/19/2015	Purchased mortgage loans and other repurchase assets

Delaware SOS	Reverse Mortgage Solutions, Inc.	Credit Suisse First Boston Mortgage Capital LLC	20161104304 02/24/2016	Interest in transaction mortgage loans and contributed REO property

Delaware SOS	Reverse Mortgage Solutions, Inc.	Credit Suisse First Boston Mortgage Capital LLC	20171200556 02/22/2017	Interest in transaction mortgage loans and contributed REO property

Delaware SOS	Reverse Mortgage Solutions, Inc.	Credit Suisse First Boston Mortgage Capital LLC	20178042311 12/05/2017	Interest in transaction mortgage loans and contributed REO property

Delaware SOS	Reverse Mortgage Solutions, Inc.	Credit Suisse First Boston Mortgage Capital LLC	20178044333 12/05/2017	Certain accounts and rights to assets related to the Margin, Setoff and Netting Agreement

Delaware SOS	Reverse Mortgage Solutions, Inc.	Texas Capital Bank, National Association	20140923060 03/10/2014	Instruments related to HECM loans

Texas SOS	Reverse Mortgage Solutions, Inc.	Community Trust Bank	14-0015961764 05/20/2014	All mortgage loans, mortgage loan documents and all insurance policies and servicing rights related thereto

Texas SOS	Reverse Mortgage Solutions, Inc.	Community Trust Bank	14-0028726424 09/09/2014	All mortgage loans, mortgage loan documents and all insurance policies and servicing rights related thereto

Delaware SOS	Reverse Mortgage Solutions, Inc.	Community Trust Bank	20143592995 09/09/2014	All mortgage loans, mortgage loan documents and all insurance policies and servicing rights related thereto

Delaware SOS	Reverse Mortgage Solutions, Inc.	Konica Minolta Premier Finance	20152022001 05/12/2015	Equipment

Delaware SOS	Green Tree Servicing Corp.	Wells Fargo Foothill, LLC	20092464136 07/31/09	Rights to receivables under the Purchase and Sale Agreement

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral

Delaware SOS	Green Tree Servicing Corp.	Cisco Systems Capital Corporation	20111078891 03/23/2011	Equipment

Delaware SOS	Green Tree Servicing Corp.	Bank of America, N.A.	20112551680 07/01/2011	Certain deposit accounts

Delaware SOS	Green Tree Servicing Corp.	Credit Suisse First Boston Mortgage Capital LLC	20130972019 03/13/2013	Purchased mortgage loans and other repurchase assets

Delaware SOS	Green Tree Servicing Corp.	Credit Suisse First Boston Mortgage Capital LLC	20130972225 03/13/2013	Purchased mortgage loans and other repurchase assets

Delaware SOS	Green Tree Servicing Corp.	Credit Suisse First Boston Mortgage Capital LLC	20130972282 03/13/2013	Purchased mortgage loans and other repurchase assets

Delaware SOS	Green Tree Servicing Corp.	Credit Suisse First Boston Mortgage Capital LLC	20131179192 03/27/2013	Right, title and interest in purchased mortgage loans and other repurchase assets

Delaware SOS	Green Tree Servicing Corp.	Wells Fargo Bank, N.A.	20140252304 01/21/2014	Receivables from designated servicing agreements

Delaware SOS	Green Tree Servicing Corp.	CIT Finance LLC	20142121622 05/30/2014	Equipment

Delaware SOS	Green Tree Servicing Corp.	Walter Capital Opportunity GP, LLC	20142604379 07/01/2014	Right, title and interest under the Current Excess Servicing Spread

Delaware SOS	Green Tree Servicing Corp.	Toshiba Financial Services	20143725298 09/17/2014	Equipment

Delaware SOS	Green Tree Servicing Corp.	Jefferies Funding LLC	20151607141 04/15/2015	Purchased loans and other purchased assets

Delaware SOS	Green Tree Servicing Corp.	EverBank	20152422755 06/05/2015	Pledged servicing rights and pledged servicing receivables

Delaware SOS	Green Tree Servicing Corp.	EverBank	20153793287 08/28/2015	Purchased mortgage loans related to the Master Repurchase Agreement

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral

Minnesota SOS	Green Tree Servicing, LLC	Federal National Mortgage Association (AKA Fannie Mae)	200916681448 07/09/2009	Rights to transferred loans

Minnesota SOS	Green Tree Servicing, LLC Green Tree Loan Company Victory Home Sales	Isanti Estates LLC	201226938919 1/20/2012	Manufactured home

Pennsylvania - Department of State Uniform Commercial Code Section	Green Tree Servicing, LLC	Therese Anne Steuber	2015010505295 12/29/2014	Agricultural lien

Schedule 6.04

Existing Indebtedness

None.

Schedule 6.05

Existing Investments

1.	Ditech Holding Corporation owns a 100% undivided beneficial ownership interest in Mid-State Trust X pursuant to a trust agreement dated as of October 31, 2001 as further amended and restated from time to time, between Mid-State Homes, Inc. and Wilmington Trust Company

2.	Ditech Holding Corporation owns a 100% undivided beneficial ownership interest in Mid-State Capital Corporation 2006-1 Trust pursuant to a trust agreement dated as of July 14, 2004 as further amended and restated from time to time, between Mid-State Homes, Inc. and Wilmington Trust Company

3.	Ditech Holding Corporation owns a 100% undivided beneficial ownership interest in Mid-State Trust XI pursuant to a trust agreement dated as of July 24, 2003 as further amended and restated from time to time, between Mid-State Homes, Inc. and Wilmington Trust Company

4.	Ditech Holding Corporation owns a 100% undivided beneficial ownership interest in Mid-State Capital Corporation 2005-1 Trust pursuant to a trust agreement dated as of November 22, 2005 as further amended and restated from time to time, between Mid-State Homes, Inc. and Wilmington Trust Company

5.	Ditech Holding Corporation holds a Class R Asset-Backed Note issued by WIMC Capital Trust 2011-1, governed by a trust agreement dated as of June 8, 2011

6.	Investment by Ditech Holding Corporation in single, fixed-rate security with an 8.0% coupon and a contractual maturity of 2038

7.	Investment by Green Tree Credit Solutions LLC in beneficial interests of Hanover Capital Trust 2001-A

8.	Ditech Holding Corporation owns approximately 10% interest in Walter Capital Opportunity Corp.

Schedule 6.11

Certain Restrictive Agreements

None.

EXHIBIT A

FORM OF SECURITY AGREEMENT

A-1

EXECUTION VERSION

AMENDED AND RESTATED FIRST LIEN SECURITY AGREEMENT

among

DITECH HOLDING CORPORATION,

CERTAIN OTHER SUBSIDIARIES OF DITECH HOLDING CORPORATION

FROM TIME TO TIME PARTY HERETO,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as COLLATERAL AGENT

Dated as of February 9, 2018

		Page
ARTICLE 1 SECURITY INTERESTS		2

Section 1.01	Grant of Security Interests	2

ARTICLE 2 GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS		5
Section 2.01	Necessary Filings	5
Section 2.02	No Liens	5
Section 2.03	Other Financing Statements	5
Section 2.04	Chief Executive Office, Record Locations	5
Section 2.05	[Intentionally Omitted]	5
Section 2.06	Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; Etc	6
Section 2.07	Certain Significant Transactions	6
Section 2.08	[Intentionally Omitted]	6
Section 2.09	[Intentionally Omitted]	6
Section 2.10	Deposit Accounts	6
Section 2.11	Recourse	7

ARTICLE 3 SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL		7

Section 3.01	[Intentionally Omitted]	7
Section 3.02	Maintenance of Records	7
Section 3.03	Direction to Account Debtors; Contracting Parties; etc	7
Section 3.04	[Intentionally Omitted]	7
Section 3.05	Collection	7
Section 3.06	Instruments	8
Section 3.07	Assignors Remain Liable Under Accounts	8
Section 3.08	Assignors Remain Liable Under Contracts	8
Section 3.09	Deposit Accounts	9
Section 3.10	Letter-of-Credit Rights	9
Section 3.11	Commercial Tort Claims	9
Section 3.12	Chattel Paper	10
Section 3.13	Further Actions	10

ARTICLE 4 SPECIAL PROVISIONS CONCERNING TRADEMARKS AND DOMAIN NAMES		10

Section 4.01	Additional Representations and Warranties and Covenants	10
Section 4.02	Licenses and Assignments	11
Section 4.03	Infringements	11
Section 4.04	[Intentionally Omitted]	11

i

(continued)

ii

(continued)

Schedule 1	Chief Executive Office; Record Locations
Schedule 2	Legal Names; Type of Organization; Jurisdiction; Location; Organizational Identification Numbers; Federal Employer Identification Number;
Schedule 3	Significant Transactions
Schedule 4	Letter-of-Credit Rights
Schedule 5	Commercial Tort Claims
Schedule 6	Trademarks
Schedule 7	Patents
Schedule 8	Copyrights
Schedule 9	Deposit Accounts

Exhibit A	Form of Trademark Security Agreement
Exhibit B	Form of Patent Security Agreement
Exhibit C	Form of Copyright Security Agreement
Exhibit D	Form of Security Agreement Supplement
Exhibit E	Form of Perfection Certificate

iii

AMENDED AND RESTATED FIRST LIEN SECURITY AGREEMENT

AMENDED AND RESTATED FIRST LIEN SECURITY AGREEMENT (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”), dated as of February 9, 2018, made by each of the undersigned assignors (each, an “Assignor”, and together with any other entity that becomes an assignor hereunder pursuant to Section 11.12 hereof, the “Assignors”) in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent (together with any successor collateral agent, the “Collateral Agent”), for the benefit of the Secured Creditors (as defined below). Certain capitalized terms as used herein are defined in Article 9 hereof. Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

WITNESSETH:

WHEREAS, Ditech Holding Corporation (formerly known as Walter Investment Management Corp.), a Maryland corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch as administrative agent (together with any successor administrative agent, the “Administrative Agent”) and Collateral Agent, have entered into that certain Second Amended and Restated Credit Agreement, dated as of February 9, 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), which amends and restates that certain Amended and Restated Credit Agreement, dated as of December 19, 2013, by and among the Borrower, the Lenders, the Administrative Agent and the Collateral Agent, providing for the making of Loans to the Borrower, all as contemplated therein (the Lenders, each Issuing Bank, the Administrative Agent and the Collateral Agent are herein called the “Lender Creditors”);

WHEREAS, the Borrower and/or one or more of its Subsidiaries that is a Credit Party may at any time and from time to time enter into one or more Interest Rate Protection Agreements and/or Other Hedging Agreements with one or more Lenders or any affiliate thereof (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or affiliate’s successors and assigns, if any, collectively, the “Other Creditors” and, together with the Lender Creditors, the “Secured Creditors”; and with each such Interest Rate Protection Agreement and/or Other Hedging Agreement with an Other Creditor being herein called a “Secured Hedging Agreement”);

WHEREAS, pursuant to the Subsidiaries Guaranty, each Subsidiary Guarantor has jointly and severally guaranteed to the Secured Creditors the payment when due of all Guaranteed Obligations as described (and defined) therein;

WHEREAS, the Borrower, the other Assignors and the Collateral Agent are party to that certain Security Agreement, dated as of November 28, 2012 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time prior to the date hereof, the “Existing Security Agreement”); and

WHEREAS, pursuant to the Credit Agreement, the Assignors and the Collateral Agent (at the direction of the Lenders) have agreed to amend and restate the Existing Security Agreement on the terms and conditions specified herein;

NOW, THEREFORE, in consideration of the benefits accruing to each Assignor, the receipt and sufficiency of which are hereby acknowledged, the Existing Security Agreement is amended and restated as specified herein and each Assignor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Creditors and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Creditors as follows:

ARTICLE 1

SECURITY INTERESTS

Section 1.01 Grant of Security Interests. (a) As security for the prompt and complete payment and performance when due of all of its Secured Obligations, each Assignor does hereby pledge and grant to the Collateral Agent, for the benefit of the Secured Creditors, a continuing security interest in all of the right, title, interest, powers, remedies, privileges and other benefits of such Assignor in, to and under all of the following personal property and fixtures (and all rights therein) of such Assignor, or in which or to which such Assignor has any rights, in each case whether now existing or hereafter from time to time acquired and wherever located:

(i) each and every Account;

(ii) all cash;

(iii) the Cash Collateral Account and all monies, securities, Instruments and other investments deposited or required to be deposited in the Cash Collateral Account;

(iv) all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(v) all Commercial Tort Claims described on Schedule 5 hereto as updated from time to time;

(vi) all computer programs owned by such Assignor and all intellectual property rights therein and all other proprietary information of such Assignor, including but not limited to Domain Names and Trade Secret Rights, together with all causes of action arising prior to or after the date hereof for infringement of such rights or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing;

(vii) all Contracts, together with all Contract Rights arising thereunder;

(viii) all Copyrights, together with all causes of action arising prior to or after the date hereof for infringement of any Copyrights or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing;

(ix) all Equipment;

(x) all Deposit Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained by such Assignor with any Person and all monies deposited or required to be deposited in any of the foregoing;

(xi) all Documents;

(xii) all General Intangibles (including any Equity Interests in other Persons that do not constitute Investment Property);

2

(xiii) all Goods;

(xiv) all Instruments;

(xv) all Inventory;

(xvi) all Investment Property;

(xvii) all Letter-of-Credit Rights (whether or not the respective letter of credit is evidenced by a writing);

(xviii) all Marks, together with the registrations and right to all renewals thereof, the goodwill of the business of such Assignor symbolized by the Marks and all causes of action arising prior to or after the date hereof for infringement of any of the Marks or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing;

(xix) all Patents, together with all causes of action arising prior to or after the date hereof for infringement of any of the Patents or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing;

(xx) all Permits;

(xxi) all Software and all Software licensing rights, all writings, plans, specifications and schematics, all engineering drawings, customer lists, credit files, goodwill and licenses, and all recorded data of any kind or nature, regardless of the medium of recording;

(xxii) all Supporting Obligations;

(xxiii) all other intellectual and similar property of every kind and nature and all embodiments or fixations thereof and related documentation, registration and franchises, together with all causes of action arising prior to or after the date hereof for infringement of any such rights or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing; and

(xxiv) all Proceeds and products of any and all of the foregoing (all of the above, the “Collateral”);

provided that no Assignor shall be required to grant a security interest hereunder in (and the term “Collateral” shall not include) any Excluded Collateral (so long as the same remains “Excluded Collateral” in accordance with the definition thereof).

(b) The security interest of the Collateral Agent under this Agreement extends to all Collateral which any Assignor may acquire, or with respect to which any Assignor may obtain rights, at any time during the term of this Agreement.

(c) Notwithstanding anything to the contrary contained herein:

(i) the property subject to the security interest reflected in this instrument includes all of the right, title and interest of each Assignor in certain mortgages and/or participation interests related to such mortgages (“Pooled Mortgages”) and pooled under the mortgage-backed securities program of the Government National Mortgage Association (“GNMA”), pursuant to section 306(g) of the National Housing Act, 12 U.S.C. § 1721(g);

3

(ii) to the extent that the security interest reflected in this instrument relates in any way to the Pooled Mortgages, such security interest is subject and subordinate all rights, powers and prerogatives of GNMA, whether now existing or hereafter arising, under and in connection with: (i) 12 U.S.C. § 1721(g) and any implementing regulations; (ii) the terms and conditions of that certain GNMA Acknowledgment Agreement, with respect to the Security Interest (as defined in the GNMA Acknowledgement Agreement); (iii) applicable Guaranty Agreements (as defined in the GNMA Acknowledgement Agreement) and contractual agreements between GNMA and Reverse Mortgage Solutions, Inc.; and (iv) the GNMA Mortgage-Backed Securities Guide, Handbook 5500.3 Rev. 1, and other applicable guides (items (i), (iii) and (iv), collectively, the “Ginnie Mae Contract”); it being understood that in the event the enforcement of such security interest could reasonably be expected to conflict with the provisions of the GNMA Acknowledgment Agreement referenced in item (ii) above, the terms, conditions and restrictions imposed under the GNMA Acknowledgment Agreement shall control;

(iii) such rights, powers and prerogatives of GNMA include, but are not limited to, GNMA’s right, by issuing a letter of extinguishment to each Assignor, to effect and complete the extinguishment of all redemption, equitable, legal or other right, title or interest of each Assignor in the Pooled Mortgages, in which event the security interest as it relates in any way to the Pooled Mortgages shall instantly and automatically be extinguished as well; and

(iv) for purposes of clarification, “subject and subordinate” in clause (ii) above means, among other things, that any cash held by the Collateral Agent as collateral and any cash proceeds received by the Collateral Agent in respect of any sale or other disposition of, collection from, or other realization upon, all or any part of the collateral may only be applied by the Collateral Agent to the extent that such proceeds have been received by, or for the account of, the Debtor free and clear of all GNMA rights and other restrictions on transfer under applicable GNMA guidelines; provided that this clause (iv) shall not be interpreted as establishing rights in favor of GNMA except to the extent that such rights are reflected in, or arise under, the Ginnie Mae Contract.

(d) Notwithstanding anything to the contrary contained herein, at any time during which a Freddie Acknowledgement Agreement has been entered into and is effective, the security interest created by this Agreement in the Servicing Security Interest (as defined in the Freddie Acknowledgement Agreement) is subject and subordinate in each and every respect to (a) all rights, powers and prerogatives of one or more of the following: the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the GNMA, or such other investors that own mortgage loans, or which guaranty payments on securities based on and backed by pools of mortgage loans, identified on the exhibit(s) or schedule(s) attached to this financing statement (each, an “Investor”); and (b) all claims of an Investor arising out of or relating to any and all breaches, defaults and outstanding obligations of the debtor to the Investor. Such rights, powers and prerogatives of each Investor may include, without limitation, one or more of the following: the right of an Investor to disqualify (in whole or in part) the debtor named herein from participating in a mortgage selling or servicing program or a securities guaranty program with the Investor; the right to terminate (in whole or in part) contract rights of the debtor relating to such a mortgage selling or servicing program or securities guaranty program; and the right to transfer and sell all or any portion of such contract rights following the termination of those rights.

4

ARTICLE 2

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Assignor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

Section 2.01 Necessary Filings. All filings, registrations, recordings and other actions necessary or appropriate to create, preserve and perfect the security interest granted by such Assignor to the Collateral Agent hereby (x) in respect of the UCC Filing Collateral have been accomplished as of the Closing Date and (y) in respect of Collateral other than UCC Filing Collateral will be accomplished, to the extent not accomplished as of the Closing Date after use of commercially reasonable efforts by such Assignor, on or prior to the date that is 60 days (or such longer period as consented to by the Collateral Agent in its reasonable discretion) after the Closing Date (in each case other than as permitted by this Agreement) and the security interest granted to the Collateral Agent pursuant to this Agreement in and to the Collateral creates or will create, as of the applicable date, a valid and, together with all such filings, registrations, recordings and other actions, perfected security interest therein prior to the rights of all other Persons therein and subject to no other Liens (in each case, other than Permitted Liens) and is entitled to all the rights, priorities and benefits afforded by the Uniform Commercial Code or other relevant law as enacted in any relevant jurisdiction to perfected security interests, in each case to the extent that the Collateral consists of the type of property in which a security interest may be perfected by possession or control (within the meaning of the UCC as in effect on the date hereof in the State of New York), by filing a financing statement under the Uniform Commercial Code as enacted in any relevant jurisdiction or by a filing of a Copyright Security Agreement, a Patent Security Agreement, a Trademark Security Agreement or other similar instrument, as applicable, in the respective form attached hereto in the United States Patent and Trademark Office or in the United States Copyright Office, in each case other than as otherwise permitted by this Agreement.

Section 2.02 No Liens. Such Assignor is, and as to all Collateral acquired by it from time to time after the date hereof such Assignor will be, the owner of all Collateral free from any Lien of any Person (other than Permitted Liens), and such Assignor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent (other than Collateral sold to a Person that is not an Assignor in compliance with the Credit Agreement and the other Credit Documents).

Section 2.03 Other Financing Statements. As of the date hereof, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than financing statements filed in respect of Permitted Liens), and so long as the Termination Date has not occurred, such Assignor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Assignor or in connection with Permitted Liens.

Section 2.04 Chief Executive Office, Record Locations. The chief executive office of such Assignor is, on the date of this Agreement, located at the address indicated on Schedule 1 hereto for such Assignor. During the period of the five years preceding the date of this Agreement, the chief executive office of such Assignor has not been located at any address other than that indicated on Schedule 1 in accordance with the immediately preceding sentence, in each case unless each such other address is also indicated on Schedule 1 hereto for such Assignor.

Section 2.05 [Intentionally Omitted].

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Section 2.06 Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; Etc. The exact legal name of each Assignor, the type of organization of such Assignor, the jurisdiction of organization of such Assignor, such Assignor’s Location, the organizational identification number (if any) of such Assignor, the Federal Employer Identification Number (if any) of such Assignor; and whether or not such Assignor is a Transmitting Utility, is listed on Schedule 2 hereto for such Assignor. Such Assignor shall not change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its status as a Transmitting Utility or as a Person which is not a Transmitting Utility, as the case may be, its jurisdiction of organization, its Location, its organizational identification number (if any), or its Federal Employer Identification Number (if any) from that listed on Schedule 2 hereto, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Credit Documents) if (i) it shall have given to the Collateral Agent written notice of each change prior to the date of such change to the information listed on Schedule 2 (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Schedule 2 which shall correct all information contained therein for such Assignor and (ii) in connection with such change or changes, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect. In addition, to the extent that such Assignor does not have an organizational identification number on the date hereof and later obtains one, such Assignor shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

Section 2.07 Certain Significant Transactions. During the two-year period preceding the date of this Agreement, no Person shall have merged or consolidated with or into any Assignor, and no Person shall have liquidated into, or transferred all or substantially all of its assets to, any Assignor, in each case except as described in Schedule 3 hereto. With respect to any transactions so described in Schedule 3 hereto, the respective Assignor shall have furnished to the Collateral Agent such information with respect to the Person (and the assets of the Person and locations thereof) which merged with or into or consolidated with such Assignor, or was liquidated into or transferred all or substantially all of its assets to such Assignor, and shall have furnished to the Collateral Agent such UCC lien searches as may have been requested by the Collateral Agent with respect to such Person and its assets, to establish that no security interest (excluding Permitted Liens) continues perfected on the date hereof with respect to any Person described above (or the assets transferred to the respective Assignor by such Person), including without limitation pursuant to Section 9-316(a)(3) of the UCC.

Section 2.08 [Intentionally Omitted].

Section 2.09 [Intentionally Omitted].

Section 2.10 Deposit Accounts. Schedule 9 hereto sets forth under the heading “Deposit Accounts” all of the Deposit Accounts (other than Excluded Accounts) held by each Assignor as of the date hereof. As of the date hereof, such Assignor is the sole account holder of each such Deposit Account and such Assignor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent or the depository institution at which such Deposit Account is maintained) having either sole dominion and control (within the meaning of common law) or “control” (within the meaning of Section 9–104 of the UCC) over any such Deposit Account.

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Section 2.11 Recourse. This Agreement is made with full recourse to each Assignor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Assignor contained herein, in the Secured Debt Agreements and otherwise in writing in connection herewith or therewith.

ARTICLE 3

SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS;

CHATTEL PAPER AND CERTAIN OTHER COLLATERAL

Section 3.01 [Intentionally Omitted].

Section 3.02 Maintenance of Records. Each Assignor will keep and maintain at its own cost and expense materially accurate records of its Accounts and Contracts in accordance with Section 5.02 of the Credit Agreement.

Section 3.03 Direction to Account Debtors; Contracting Parties; etc. Upon the occurrence and during the continuance of an Event of Default, if the Collateral Agent so directs any Assignor, such Assignor agrees (a) to cause all payments on account of the Accounts and Contracts to be made directly to the Cash Collateral Account, (b) that the Collateral Agent may, at its option, directly notify the obligors with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (a), and (c) that the Collateral Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Assignor. Without notice to or assent by any Assignor, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, the Cash Collateral Account toward the payment of the Secured Obligations in the manner provided in Section 7.04 of this Agreement. The reasonable costs and expenses of collection (including reasonable attorneys’ fees), whether incurred by an Assignor or the Collateral Agent, shall be borne by the relevant Assignor. The Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (b) to the relevant Assignor, provided that (x) the failure by the Collateral Agent to so notify such Assignor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 3.03 and (y) no such notice shall be required if an Event of Default of the type described in Section 7.01(e) of the Credit Agreement has occurred and is continuing.

Section 3.04 [Intentionally Omitted].

Section 3.05 Collection. (a) Each Assignor shall endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Accounts or obligor under any Contract, as and when due any and all amounts owing under or on account of such Account or Contract (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures), and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Contract. Except as otherwise directed by the Collateral Agent after the occurrence and during the continuation of an Event of Default, any Assignor may allow in its reasonable business judgment (to be determined by such Assignor in good faith), as adjustments to amounts owing under its Accounts and Contracts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Assignor finds appropriate in accordance with its reasonable business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which such Assignor finds appropriate in accordance with its reasonable business judgment. The reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) of collection, whether incurred by an Assignor or the Collateral Agent, shall be borne by the relevant Assignor.

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(b) In accordance with its reasonable business judgment (to be determined by such Assignor in good faith), at each applicable Assignor’s sole cost and expense, such Assignor will appear in and defend any action or proceedings arising under, growing out of or in any manner connected with the obligations, covenants, conditions, duties, agreements or obligations of such Assignor under any Contract and/or Account of such Assignor.

Section 3.06 Instruments. If any Assignor owns or acquires any Instrument constituting Collateral with a principal amount in excess of $500,000 (other than (x) checks and other payment instruments received and collected in the ordinary course of business and (y) any Instrument subject to pledge pursuant to the Pledge Agreement), such Assignor will promptly (and in any event within 30 days) following request by the Collateral Agent notify the Collateral Agent thereof, and if an Event of Default has occurred and is continuing, upon request by the Collateral Agent, will promptly deliver such Instrument to the Collateral Agent appropriately endorsed to the order of the Collateral Agent.

Section 3.07 Assignors Remain Liable Under Accounts. (a) Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts, except to the extent that the failure to comply therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Account pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

(b) If an Event of Default has occurred and is continuing, should any Assignor fail to perform or discharge its obligations or duties under the Accounts as required in Section 3.07(a) above, then the Collateral Agent may, but shall have no obligation to (and shall not thereby release such Assignor from any obligation hereunder), perform or discharge any such obligation or duty to such extent as the Collateral Agent may, in its reasonable business judgment, deem necessary or advisable to protect the security provided hereby, including appearing in and defending any action or proceeding purporting to affect the security hereof and the rights or powers of the Collateral Agent hereunder. In exercising any such powers, the Collateral Agent may pay necessary and reasonable costs (including reasonable attorneys’ and paralegals’ fees and expenses), and all such reasonable expenses paid or incurred by the Collateral Agent shall be for the account of the respective Assignor and shall constitute additional Secured Obligations of such Assignor, payable upon demand, and shall bear interest at the default rate of interest set forth in the Credit Agreement.

Section 3.08 Assignors Remain Liable Under Contracts. (a) Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Contracts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with and pursuant to the terms and provisions of each Contract, except to the extent that the failure to comply therewith could not, either individually or in the aggregate, reasonably be expected to have a

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Material Adverse Effect. Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Contract pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

(b) If an Event of Default has occurred and is continuing, should any Assignor fail to perform or discharge its obligations or duties under the Contracts as required in Section 3.08(a) above, then the Collateral Agent may, but shall have no obligation to (and shall not thereby release such Assignor from any obligation hereunder), perform or discharge any such obligation or duty to such extent as the Collateral Agent may, in its reasonable business judgment, deem necessary or advisable to protect the security provided hereby, including appearing in and defending any action or proceeding purporting to affect the security hereof and the rights or powers of the Collateral Agent hereunder. In exercising any such powers, the Collateral Agent may pay necessary and reasonable costs (including reasonable attorneys’ and paralegals’ fees and expenses), and all such reasonable expenses paid or incurred by the Collateral Agent shall be for the account of the respective Assignor and shall constitute additional Secured Obligations of such Assignor, payable upon demand, and shall bear interest at the default rate of interest set forth in the Credit Agreement.

Section 3.09 Deposit Accounts. With respect to any Deposit Account other than Excluded Accounts maintained by any Assignor, such Assignor shall promptly (and in any event within 60 days or such longer period as the Collateral Agent may agree in its discretion) use commercially reasonable efforts to enter into and cause the depositary institution maintaining such account to enter into a Control Agreement with respect to such Deposit Account; provided that the foregoing requirements shall not apply to Deposit Accounts held by the Assignors at Bank of America, N.A. or any of its affiliates; provided further, for the avoidance of doubt, the entry into a Control Agreement shall not be a condition to the opening of any Deposit Account at a depositary institution.

Section 3.10 Letter-of-Credit Rights. Attached hereto as Schedule 4 is a true and correct list as of the date hereof of all letters of credit with a stated amount of $1,500,000 or more issued in favor of each Assignor, as beneficiary thereunder. If any Assignor is at any time a beneficiary under a letter of credit with a stated amount of $1,500,000 or more, such Assignor shall promptly (and in any event within 30 days) following request by the Collateral Agent notify the Collateral Agent thereof and, if an Event of Default has occurred and is continuing, upon the request of the Collateral Agent, such Assignor shall pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, use its commercially reasonable efforts to (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be delivered to the Assignor, except after the occurrence and during the continuance of an Event of Default, in which case such proceeds shall be applied as provided in the Agreement.

Section 3.11 Commercial Tort Claims. All Commercial Tort Claims in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $1,500,000 or more of each Assignor in existence on the date of this Agreement are described in Schedule 5 hereto with the specificity required to satisfy Official Comment 5 to UCC Section 9-108. If any Assignor shall at any time after the date of this Agreement acquire a Commercial Tort Claim in an

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amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $1,500,000 or more, such Assignor shall promptly (and in any event within 30 days) notify the Collateral Agent thereof in a writing signed by such Assignor and describing the details thereof with the specificity required to satisfy Official Comment 5 to UCC Section 9-108 and, upon request by the Collateral Agent, shall grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

Section 3.12 Chattel Paper. Upon the request of the Collateral Agent made at any time or from time to time, each Assignor shall promptly (and in any event within 30 days) following request by the Collateral Agent furnish to the Collateral Agent a list of each Electronic Chattel Paper held or owned by such Assignor with an amount in excess of $500,000 payable thereunder or in connection therewith. Furthermore, if an Event of Default has occurred and is continuing, upon request by the Collateral Agent, each Assignor shall promptly take all actions which are reasonably practicable so that the Collateral Agent has “control” of such Electronic Chattel Paper in accordance with the requirements of Section 9-105 of the UCC. Each Assignor will, if an Event of Default has occurred and is continuing, within 10 days following any request by the Collateral Agent, deliver all of its Tangible Chattel Paper to the Collateral Agent.

Section 3.13 Further Actions. Each Assignor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be necessary or required under the Federal Assignment of Claims Act, relating to its Accounts, Contracts, Instruments and other property or rights covered by the security interest hereby granted, as the Collateral Agent may reasonably require.

ARTICLE 4

SPECIAL PROVISIONS CONCERNING TRADEMARKS AND DOMAIN NAMES

Section 4.01 Additional Representations and Warranties and Covenants. (a) Each Assignor represents and warrants that it is the true and lawful owner of or otherwise has the right to use the registered and applied-for Marks listed in Schedule 6 hereto for such Assignor and that said listed Marks include all active United States Marks registered with and applications for registration of United States Marks made to the United States Patent and Trademark Office by such Assignor. Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Assignor represents and warrants that the registrations and applications listed in Schedule 6 hereto are valid and subsisting and have not been canceled and that such Assignor is not aware of (i) any third- party claim that any of said registrations is invalid or unenforceable, (ii) any valid basis for such claim or (iii) any reason that any of said applications will not mature into registrations. Each Assignor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of an Event of Default, any document which may be required by the United States Patent and Trademark Office or similar registrar in order to effect an absolute assignment of all of such Assignor’s right, title and interest in each Mark, and record the same.

(b) On the Closing Date (in the case of any Assignor existing as of such date) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any additional Assignor), such Assignor will sign and deliver to the Collateral Agent a Trademark Security Agreement in respect of all Marks then owned by it.

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Section 4.02 Licenses and Assignments. Except as otherwise permitted by the Credit Documents, each Assignor hereby agrees not to divest itself of any right under any material Mark or material Domain Name absent prior written approval of the Collateral Agent.

Section 4.03 Infringements. Each Assignor agrees, to take all reasonable action against any Person infringing any Mark or Domain Name in any manner that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.04 [Intentionally Omitted].

Section 4.05 [Intentionally Omitted].

Section 4.06 Future Registered Marks. If any Mark registration is issued hereafter to any Assignor as a result of any application now or hereafter pending before the United States Patent and Trademark Office or a statement of use is filed and accepted with respect to an Assignor’s application for registration of a Mark on an intent-to-use basis, within 60 days after the last day of the calendar quarter during which such Assignor received such certificate or similar indicia of ownership or acceptance of such statement of use by the United States Patent and Trademark Office, such Assignor shall deliver to the Collateral Agent a copy of such registration certificate or similar indicia of ownership or notify the Collateral Agent of such acceptance, and a grant of a security interest in such Mark, to the Collateral Agent and at the expense of such Assignor, confirming the grant of a security interest in such Mark to the Collateral Agent hereunder, the form of such security to be substantially in the form of Exhibit A hereto or in such other form as may be reasonably satisfactory to the Collateral Agent.

Section 4.07 Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Assignor, take any or all of the following actions: (a) declare the entire right, title and interest of such Assignor in and to each of the Marks and Domain Names, together with all trademark rights and rights of protection to the same, vested in the Collateral Agent for the benefit of the Secured Creditors, in which event such rights, title and interest shall immediately vest in the Collateral Agent for the benefit of the Secured Creditors, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 4.01 hereof to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (b) take and use or sell the Marks or Domain Names of such Assignor and the goodwill of such Assignor’s business symbolized by the Marks or Domain Names and the right to carry on the business and use the assets of such Assignor in connection with which the Marks or Domain Names have been used; and (c) direct such Assignor to refrain, in which event such Assignor shall refrain, from using the Marks or Domain Names in any manner whatsoever, directly or indirectly, and such Assignor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of such Assignor’s right, title and interest in and to the Marks or Domain Names and registrations and any pending trademark applications in the United States Patent and Trademark Office or applicable Domain Name registrar to the Collateral Agent.

ARTICLE 5

SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADE SECRETS

Section 5.01 Additional Representations and Warranties and Covenants. (a) Each Assignor represents and warrants that it is the true and lawful owner of all rights in or otherwise has the right to use (i) all Trade Secret Rights of such Assignor, (ii) the Patents listed in Schedule 7 hereto for such Assignor and that said Patents include all the active United States patents and applications for United States patents that such Assignor owns as of the date hereof and (iii) the Copyrights listed in Schedule 8 hereto for such Assignor and that said Copyrights include all the active United States copyrights registered with the

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United States Copyright Office and applications for registration of United States copyrights that such Assignor owns as of the date hereof. Except as could not either individually or in the aggregate reasonably be expected to have a Material Adverse Effect, each Assignor further represents and warrants that (x) the registrations for United States Patents and Copyrights listed in Schedule 7 and 8 hereto are subsisting, have not been canceled and that such Assignor is not aware of any third-party claim that any such registration is invalid or unenforceable, and is not aware of any valid basis for such claim and (y) such Assignor is not aware that there is any reason that any applications for United States Patents and Copyrights listed in Schedule 7 and 8 hereto will not mature into registrations. Each Assignor further warrants that it has no knowledge that any aspect of such Assignor’s present or contemplated business operations infringes or will infringe any patent or copyright of any other Person or such Assignor has misappropriated any Trade Secret or proprietary information which, in each case, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Assignor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of any Event of Default, any document which may be required by the United States Patent and Trademark Office or the United States Copyright Office in order to effect an absolute assignment of all such Assignor’s right, title and interest in each Patent or Copyright, and to record the same.

(b) On the Closing Date (in the case of any Assignor existing as of such date) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any additional Assignor), such Assignor will sign and deliver to the Collateral Agent a Patent Security Agreement and a Copyright Security Agreement in respect of all Patents and Copyrights, respectively, owned by it.

Section 5.02 Licenses and Assignments. Except as otherwise permitted by the Credit Documents, each Assignor hereby agrees not to divest itself of any right under any material Patent or Copyright absent prior written approval of the Collateral Agent.

Section 5.03 Infringements. Each Assignor agrees to take all reasonable action against any Person infringing any Patent or Copyright or any Person misappropriating any Trade Secret Right, in each case to the extent that such infringement or misappropriation, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.04 [Intentionally Omitted].

Section 5.05 Maintenance of Patents or Copyrights. At its own expense, each Assignor shall make timely payment of all post-issuance fees required to maintain in force its rights under each material Patent or Copyright, absent prior written consent of the Collateral Agent (other than any such Patents or Copyrights which are deemed by such Assignor in its reasonable business judgment to no longer be useful in its business or operations).

Section 5.06 Prosecution of Patent or Copyright Applications. At its own expense, each Assignor shall diligently prosecute all material applications for (a) United States Patents listed in Schedule 7 hereto and (b) Copyright applications listed on Schedule 8 hereto.

Section 5.07 Other Patents and Copyrights. Within 60 days after the last day of the calendar quarter during which the acquisition or issuance of a United States Patent, registration of a Copyright, or acquisition of a registered Copyright, or of filing of an application for a United States Patent or Copyright occurs, the relevant Assignor shall deliver to the Collateral Agent a copy of said Copyright or Patent, or certificate or registration of, or application therefor, as the case may be, with a grant of a security interest as to such Patent or Copyright, as the case may be, to the Collateral Agent and at the expense of such Assignor, confirming the grant of a security interest, the form of such grant of a security interest to be substantially in the form of Exhibit B or C hereto, as appropriate, or in such other form as may be reasonably satisfactory to the Collateral Agent.

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Section 5.08 Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Assignor, take any or all of the following actions: (a) declare the entire right, title, and interest of such Assignor in each of the Patents and Copyrights vested in the Collateral Agent for the benefit of the Secured Creditors, in which event such right, title, and interest shall immediately vest in the Collateral Agent for the benefit of the Secured Creditors, in which case the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 5.01 hereof to execute, cause to be acknowledged and notarized and to record said absolute assignment with the applicable agency; (b) take and practice or sell the Patents and Copyrights; and (c) direct such Assignor to refrain, in which event such Assignor shall refrain, from practicing the Patents and using the Copyrights directly or indirectly, and such Assignor shall execute such further documents as the Collateral Agent may reasonably request further to confirm this and to transfer ownership of the Patents and Copyrights to the Collateral Agent for the benefit of the Secured Creditors.

ARTICLE 6

PROVISIONS CONCERNING ALL COLLATERAL

Section 6.01 Protection of Collateral Agent’s Security. Except as otherwise permitted by the Credit Documents, each Assignor will do nothing to impair the rights of the Collateral Agent in the Collateral in any material respect. Each Assignor will at all times maintain insurance, at such Assignor’s own expense to the extent and in the manner provided in the Credit Agreement. Except to the extent otherwise permitted to be retained by such Assignor or applied by such Assignor pursuant to the terms of the Secured Debt Agreements, the Collateral Agent shall, at the time any proceeds of such insurance are distributed to the Secured Creditors, apply such proceeds in accordance with Section 7.04 hereof. Each Assignor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Assignor to pay the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Assignor.

Section 6.02 Warehouse Receipts Non-Negotiable. To the extent practicable and in the respective Assignor’s prudent business judgment (to be determined by such Assignor in good faith), each Assignor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory, such Assignor shall request that such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is used in Section 7-104 of the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant law).

Section 6.03 Additional Information. Each Assignor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly (and in any event within 30 days after its receipt of the respective request) furnish to the Collateral Agent such information with respect to the Collateral (including the identity of the Collateral or such components thereof as may have been requested by the Collateral Agent, the value and location of such Collateral, etc.) as may be requested by the Collateral Agent. Without limiting the foregoing, each Assignor agrees that it shall promptly (and in any event within 30 days after its receipt of the respective request) furnish to the Collateral Agent such updated Schedules hereto as may from time to time be reasonably requested by the Collateral Agent.

Section 6.04 Further Actions. Each Assignor will, at its own expense and upon the reasonable request of the Collateral Agent, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, documents of title, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements,

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certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which the Collateral Agent deems reasonably appropriate or advisable to (i) perfect, preserve or protect its security interest in the Collateral, (ii) enable the Collateral Agent and the Secured Creditors to obtain the full benefits of the Secured Debt Agreements, or (iii) enable the Collateral Agent to exercise and enforce any of its rights, powers and remedies with respect to any of such Assignor’s Collateral; provided that, unless an Event of Default has occurred and is continuing, no Assignor shall be required (i) to deliver any documents or take any perfection steps required or governed by the laws of any non-U.S. jurisdiction, including the delivery of non-U.S. law pledge or charge agreements, non-U.S. law agreements or filings with respect to intellectual property, non-U.S. law security assignments or other non-U.S. agreements or filings or (ii) to deliver any landlord or bailee waiver, any collateral access agreement or any similar document.

Section 6.05 Financing Statements. Each Assignor agrees to deliver to the Collateral Agent (and, if required, execute) such financing statements, in form reasonably acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request or as are reasonably necessary or desirable in the opinion of the Collateral Agent to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby. Each Assignor authorizes the Collateral Agent to file in any jurisdiction any initial financial statement or amendments thereto. Each Assignor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. Each Assignor hereby authorizes the Collateral Agent to file any such financing statements without the signature of such Assignor where permitted by law (and such authorization includes describing the Collateral as “all assets” or “all personal property” of such Assignor or using words of similar effect).

ARTICLE 7

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

Section 7.01 Remedies; Obtaining the Collateral Upon Default. Each Assignor agrees that, if any Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement or any other Credit Document, shall have all rights as a secured creditor under any UCC (whether or not in effect in the jurisdiction where such rights are exercised), and such additional rights and remedies to which a secured creditor is entitled under the laws in effect in all relevant jurisdictions and, without limiting the foregoing, may:

(a) personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Assignor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Assignor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Assignor;

(b) instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of such Assignor in respect of such Collateral;

(c) instruct all depository banks and/or securities intermediaries which have entered into a Control Agreement with the Collateral Agent to transfer all monies, securities, credit balances, financial assets and instruments held by such depositary bank and/or securities intermediaries to the Cash Collateral Account and/or otherwise exercise other dominion and control over the Deposit Accounts for which the Collateral Agent has control;

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(d) sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 7.02 hereof, or direct such Assignor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

(e) take possession of the Collateral or any part thereof, by directing such Assignor in writing to deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent, in which event such Assignor shall at its own expense:

(i) forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;

(ii) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 7.02 hereof; and

(iii) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition;

(f) use, license or sublicense (without payment of royalty or other compensation to any Assignor), whether on an exclusive or nonexclusive basis, any Marks, Domain Names, Patents, Copyrights or other intellectual property included in the Collateral now owned or hereafter acquired by any Assignor for such term and on such conditions and in such manner as the Collateral Agent shall in its reasonable judgment determine (it being understood and agreed (x) that each Assignor hereby grants to the Collateral Agent, for purposes of enabling the Collateral Agent to exercise its rights and remedies under this Agreement in accordance with its terms, an irrevocable license to so use, license or, to the extent necessary to exercise such rights and remedies, sublicense such Marks, Domain Names, Patents, Copyrights or other intellectual property, including access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, and

(g) that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon each Assignor notwithstanding any subsequent cure of an Event of Default); provided, however, that nothing in this Section 7.01(f) shall require Assignors to grant any license that is prohibited by any rule of law, statute or regulation;

(h) apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 7.04;

(i) take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607 of the UCC; and

(j) obtain access to any Assignor’s data processing equipment, computer hardware and software relating to the Collateral and use all of the foregoing and the information contained therein in any manner the Collateral Agent deems reasonably appropriate to satisfy the Secured Obligations;

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it being understood that each Assignor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Assignor of said obligation. By accepting the benefits of this Agreement and each other Security Document, the Secured Creditors expressly acknowledge and agree that this Agreement and each other Security Document may be enforced only by the action of the Collateral Agent acting upon the instructions of the Required Lenders and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Creditors upon the terms of this Agreement and the other Security Documents.

Section 7.02 Remedies; Disposition of the Collateral. If any Event of Default shall have occurred and be continuing, then any Collateral or any portion thereof repossessed by the Collateral Agent under or pursuant to Section 7.01 hereof and any other Collateral or any portion thereof whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, for cash, on credit or for future delivery at such time or times, at such place or places (including, without limitation, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere), at such price or prices and on such other terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. Any of the Collateral may be sold, leased or otherwise disposed of in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair at the expense of the relevant Assignor which the Collateral Agent shall determine to be commercially reasonable. Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other mandatory requirements of applicable law as may apply to the respective disposition. The Collateral Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. To the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Secured Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 7.02 without accountability to the relevant Assignor. If, under applicable law, the Collateral Agent shall be permitted to make disposition of the Collateral within a period of time which does not permit the giving of notice to the relevant Assignor as hereinabove specified, the Collateral Agent need give such Assignor only such notice of disposition as shall be required by such applicable law. Upon any sale or other disposition of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under judicial proceeding), the receipt of the Collateral Agent or of the officer making such sale or disposition shall be sufficient discharge to the purchaser or purchasers of the Collateral so sold or disposed and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. The Collateral Agent may disclaim any warranty, as to title or as to any other matter, in connection with such sale or other disposition, and its doing so shall not be considered adversely to affect the commercial reasonableness of such sale or other disposition. If the Collateral Agent sells any of the Collateral upon credit, the Assignors will be credited only with payment actually made by the purchaser, received by the Collateral Agent and applied in accordance with Section 7.04 hereof. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the same, subject to the same rights and duties set forth herein. Each Assignor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Assignor’s expense.

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Section 7.03 Waiver of Claims. Except as otherwise provided in this Agreement, EACH ASSIGNOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW (INCLUDING SECTION 9-602 OF THE UCC), NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR THE COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Assignor hereby further waives, to the extent permitted by law (including Section 9-602 of the UCC):

(a) all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

(b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder including, to the maximum extent permitted by law, any claim against any Secured Creditor arising because the price at which any Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree; and

(c) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Assignor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Assignor therein and thereto, and shall be a perpetual bar both at law and in equity against such Assignor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Assignor.

Section 7.04 Application of Proceeds. (a) All moneys collected by the Collateral Agent (or, to the extent the Pledge Agreement or any other Security Document requires proceeds of collateral under such other Security Document to be applied in accordance with the provisions of this Agreement, the pledgee or collateral agent under such other Security Document) upon any sale or other disposition of the Collateral, together with all other moneys received by the Collateral Agent hereunder, shall be applied as follows:

(i) first, to the payment of all amounts owing to the Collateral Agent of the type described in clauses (iii), (iv) and (v) of the definition of “Secured Obligations”;

(ii) second, to the extent proceeds remain after the application pursuant to preceding clause (i), an amount equal to the outstanding Primary Obligations in respect of interest (including post-petition interest) shall be paid to the Secured Creditors as provided in Section 7.04(f) hereof, with each Secured Creditor receiving an amount equal to its outstanding Primary Obligations in respect of interest (including post-petition interest) or, if the proceeds are insufficient to pay in full all such Primary Obligations in respect of interest (including post-petition interest), its Pro Rata Share of the amount remaining to be distributed;

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(iii) third, to the extent proceeds remain after the application pursuant to preceding clause (i) and (ii), an amount equal to the outstanding remaining Primary Obligations shall be paid to the Secured Creditors as provided in Section 7.04(f) hereof, with each Secured Creditor receiving an amount equal to its outstanding remaining Primary Obligations or, if the proceeds are insufficient to pay in full all such remaining Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iv) fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), an amount equal to the outstanding Secondary Obligations shall be paid to the Secured Creditors as provided in Section 7.04(f) hereof, with each Secured Creditor receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(v) fifth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iv), inclusive, and following the termination of this Agreement pursuant to Section 11.08(a) hereof, to the relevant Assignor or to whomever may be lawfully entitled to receive such surplus.

Notwithstanding the foregoing, no amounts received from any Assignor shall be applied to any Excluded Swap Obligations of such Assignor.

In making payments and allocations required by this Section, the Collateral Agent may rely upon information supplied to it pursuant to Section 7.04(g). All distributions made by the Collateral Agent pursuant to this Section shall be final (except in the event of manifest error) and the Collateral Agent shall have no duty to inquire as to the application by any Secured Creditor of any amount distributed to it.

(b) For purposes of this Agreement, (x) “Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor’s Primary Obligations (or relevant portion thereof) or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations (or relevant portion thereof) or Secondary Obligations, as the case may be, (y) “Primary Obligations” shall mean (i) in the case of the Secured Credit Document Obligations, all principal of, premium and interest on, all Loans and L/C Disbursements and all Fees and (ii) in the case of the Secured Other Obligations, all amounts due under each Secured Hedging Agreement (other than indemnities, fees (including, without limitation, attorneys’ fees) and similar obligations and liabilities) and (z) “Secondary Obligations” shall mean all Secured Obligations other than Primary Obligations and Secured Obligations paid pursuant to Section 7.04(a)(i) hereof.

(c) When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors hereunder shall be applied (for purposes of making determinations under this Section 7.04 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations. If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Creditors entitled to such distribution.

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(d) Each of the Secured Creditors, by their acceptance of the benefits hereof and of the other Security Documents, agrees and acknowledges that if the Lender Creditors receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under the Credit Agreement (which shall only occur after all L/C Disbursements have been reimbursed in full), such amounts shall be paid to the Administrative Agent under the Credit Agreement and held by it, for the equal and ratable benefit of the Lender Creditors, as cash security for the repayment of Secured Obligations owing to the Lender Creditors as such. If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit under the Credit Agreement, and after the application of all such cash security to the repayment of all Secured Obligations owing to the Lender Creditors after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the Collateral Agent for distribution in accordance with Section 7.04(a) hereof.

(e) If at any time any portion of any monies collected or received by the Collateral Agent would, but for the provisions of this Section 7.04(e), be payable pursuant to Section 7.04(a) in respect of a Contingent Secured Obligation, the Collateral Agent shall not apply any monies to pay such Contingent Secured Obligation but instead shall request the holder thereof, at least 10 days before each proposed distribution hereunder, to notify the Collateral Agent as to the maximum amount of such Contingent Secured Obligation if then ascertainable (e.g., in the case of a Letter of Credit, the maximum amount available for subsequent drawings thereunder). If the holder of such Contingent Secured Obligation does not notify the Collateral Agent of the maximum ascertainable amount thereof at least two Business Days before such distribution, such holder will not be entitled to share in such distribution. If such holder does so notify the Collateral Agent as to the maximum ascertainable amount thereof, the Collateral Agent will allocate to such holder a portion of the monies to be distributed in such distribution, calculated as if such Contingent Secured Obligation were outstanding in such maximum ascertainable amount. However, the Collateral Agent will not apply such portion of such monies to pay such Contingent Secured Obligation, but instead will hold such monies or invest such monies in Cash Equivalents. All such monies and Cash Equivalents and all proceeds thereof will constitute Collateral hereunder, but will be subject to distribution in accordance with this Section 7.04(e) rather than Section 7.04(a). The Collateral Agent will hold all such monies and Cash Equivalents and the net proceeds thereof in trust until all or part of such Contingent Secured Obligation becomes a Non-Contingent Secured Obligation, whereupon the Collateral Agent at the request of the relevant Secured Party will apply the amount so held in trust to pay such Non-Contingent Secured Obligation; provided that, if the other Secured Obligations theretofore paid pursuant to the same clause of Section 7.04(a) (i.e., clause second, third or fourth) were not paid in full, the Collateral Agent will apply the amount so held in trust to pay the same percentage of such Non-Contingent Secured Obligation as the percentage of such other Secured Obligations theretofore paid pursuant to the same clause of Section 7.04(a). If (i) the holder of such Contingent Secured Obligation shall advise the Collateral Agent that no portion thereof remains in the category of a Contingent Secured Obligation and (ii) the Collateral Agent still holds any amount held in trust pursuant to this Section 7.04(e) in respect of such Contingent Secured Obligation (after paying all amounts payable pursuant to the preceding sentence with respect to any portions thereof that became Non-Contingent Secured Obligations), such remaining amount will be applied by the Collateral Agent in the order of priorities set forth in Section 7.04(a).

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(f) All payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent for the account of the Lender Creditors and (y) if to the Other Creditors, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Other Creditors or, in the absence of such a Representative, directly to the Other Creditors.

(g) For all purposes of the Secured Debt Agreements, including, without limitation, for purposes of applying payments received in accordance with this Section 7.04, determining the amounts of the Secured Obligations, the Primary Obligations and the Secondary Obligations and whether a Secured Obligation is a Contingent Secured Obligation or not, or whether any action has been taken under any Secured Debt Agreement, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent (who shall be entitled to rely on its own records) for information as to the Secured Creditors, their Secured Obligations (including the outstanding amount of their Primary Obligations and Secondary Obligations) and actions taken by them, (ii) the Representative or, in the absence of such a Representative, upon the Other Creditors for information as to the Other Creditors, their Secured Obligations (including the outstanding amount of their Secondary Obligations) and actions taken by them, to the extent that the Collateral Agent has not obtained such information from the Administrative Agent and (iii) the Borrower, to the extent that the Collateral Agent has not obtained information from the foregoing sources. The Administrative Agent, each Representative, the Other Creditors, and the Borrower agree (or shall agree) to provide upon request of the Collateral Agent, such information. Unless it has received written notice from a Lender Creditor or an Other Creditor to the contrary, the Administrative Agent and each Representative, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding. Unless it has written notice from an Other Creditor to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secured Hedging Agreements are in existence.

(h) It is understood that the Assignors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

Section 7.05 Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given to the Collateral Agent under this Agreement, the other Secured Debt Agreements or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Secured Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof. No notice to or demand on any Assignor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

Section 7.06 Discontinuance of Proceedings. In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Assignor, the Collateral Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

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ARTICLE 8

INDEMNITY

Section 8.01 Indemnity. (a) Each Assignor jointly and severally agrees to indemnify, reimburse and hold the Collateral Agent, each other Secured Creditor and their respective successors, assigns, employees, affiliates and agents (hereinafter in this Section 8.01 referred to individually as “Indemnitee,” and collectively as “Indemnitees”) harmless from any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all documented costs, expenses or disbursements (but limited, with respect to legal expenses, to the reasonable and documented fees, disbursements and other charges of one single firm of primary counsel, one firm of special counsel and one additional firm of local counsel for each applicable jurisdiction for all similarly situated Indemnitees) (for the purposes of this Section 8.01 the foregoing are collectively called “expenses”) of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement, any other Credit Document or any other document executed in connection herewith or therewith or in any other way connected with the administration of the transactions contemplated hereby or thereby or the enforcement of any of the terms of any thereof, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable); provided that no Indemnitee shall be indemnified pursuant to this Section 8.01(a) for losses, damages or liabilities to the extent caused by the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(b) Without limiting the application of Section 8.01(a) hereof, each Assignor agrees, jointly and severally, to pay or reimburse the Collateral Agent for any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Collateral Agent’s Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral (but limited, with respect to legal expenses, to the reasonable and documented fees, disbursements and other charges of one single firm of primary counsel, one firm of special counsel and one additional firm of local counsel for each applicable jurisdiction).

Section 8.02 Indemnity Obligations Secured by Collateral; Survival. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Secured Obligations secured by the Collateral. The indemnity obligations of each Assignor contained in this Article 8 shall continue in full force and effect notwithstanding the occurrence of the Termination Date.

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ARTICLE 9

DEFINITIONS

The following terms shall have the meanings herein specified. Such definitions shall be equally applicable to the singular and plural forms of the terms defined. Section 1.02 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

“Account” shall mean any “account” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, and in any event shall include but shall not be limited to, all rights to payment of any monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state, or person licensed or authorized to operate the game by a state or governmental unit of a state. Without limiting the foregoing, the term “account” shall include all Health-Care-Insurance Receivables.

“Administrative Agent” shall have the meaning provided in the recitals of this Agreement.

“Agreement” shall mean this Security Agreement, as the same may be amended, modified, restated and/or supplemented from time to time in accordance with its terms.

“Assignor” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower” shall have the meaning provided in the recitals of this Agreement.

“Cash Collateral Account” shall mean a non-interest bearing cash collateral account maintained with the Collateral Agent or other financial institution acceptable to the Collateral Agent, and in the sole dominion and control of the Collateral Agent for the benefit of the Secured Creditors.

“Chattel Paper” shall mean “chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York. Without limiting the foregoing, the term “Chattel Paper” shall in any event include all Tangible Chattel Paper and all Electronic Chattel Paper.

“Class” shall have the meaning provided in Section 11.02 of this Agreement.

“Collateral” shall have the meaning provided in Section 1.01(a) of this Agreement, provided that in no event shall it include any Excluded Collateral.

“Collateral Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Commercial Tort Claims” shall mean “commercial tort claims” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, except that it shall only include such claims that have been asserted in judicial proceedings.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

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“Contingent Secured Obligation” shall mean, at any time, any Secured Obligation (or portion thereof) that is contingent in nature at such time, including any such Secured Obligation that is:

(i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it;

(ii) an obligation under a Secured Hedging Agreement to make payments that cannot be quantified at such time;

(iii) any other obligation (including any guarantee) that is contingent in nature at such time; or

(iv) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Contract Rights” shall mean all rights of any Assignor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” shall mean all contracts between any Assignor and one or more additional parties (including, without limitation, any Interest Rate Protection Agreements, Other Hedging Agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Control Agreement” shall mean, with respect to any deposit account, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Assignor maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the UCC) over such account to the Collateral Agent.

“Copyright Security Agreement” shall mean a First Lien Copyright Security Agreement, substantially in the form of Exhibit C (with any changes that the Collateral Agent shall have approved), executed and delivered by an Assignor in favor of the Collateral Agent for the benefit of the Secured Creditors.

“Copyrights” shall mean any United States or foreign copyright now or hereafter owned by any Assignor (whether or not the underlying works of authorship have been published), including any registrations of any copyrights in the United States Copyright Office or any foreign equivalent office, as well as any application for a copyright registration now or hereafter made with the United States Copyright Office or any foreign equivalent office by any Assignor and any renewal of any of the foregoing.

“Credit Agreement” shall have the meaning provided in the recitals of this Agreement.

“Deposit Account” shall mean any “deposit account” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Ditech” shall mean Ditech Financial LLC, a Delaware limited liability company.

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“Document” shall mean any “document” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Domain Names” shall mean all Internet domain names and associated URL addresses in or to which any Assignor now or hereafter has any right, title or interest.

“Electronic Chattel Paper” shall mean “electronic chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Equipment” shall mean any “equipment” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles now or hereafter owned by any Assignor and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Excluded Accounts” shall mean the following Deposit Accounts:

(i) any Deposit Account solely holding amounts with respect to insurance payments due to customers, or insurance premiums otherwise owed to third party insurance providers, of Residential Mortgage Loans serviced by the Borrower or its Subsidiaries which do not constitute property of an Assignor,

(ii) any Deposit Account used solely to fund escrow arrangements in favor of a Person other than any Borrower or any of its Subsidiaries (e.g., environmental indemnity accounts),

(iii) any Deposit Account used solely to satisfy licensing restrictions or minimum equity requirements to conduct business as (and only to the extent) required under applicable law,

(iv) [intentionally omitted],

(v) [intentionally omitted],

(vi) any Deposit Accounts established (or otherwise maintained) by the Assignors that have an average monthly balance less than $1,000,000 in the aggregate for all such accounts,

(vii) any Deposit Account solely holding amounts securing Liens permitted by Section 6.01(xii), (xviii), (xix), (xx), (xxi), (xxiv), (xxv), (xxviii), (xxix), (xxx) and/or (xxxi) of the Credit Agreement,

(viii) the lockbox account designated as account #008-7652 maintained at The Bank of New York Mellon into which only customer payments in respect of loans (including Residential Mortgage Loans) serviced by the Borrower and its Subsidiaries are deposited and any other Deposit Account solely established to collect or hold customer payments in respect of loans (including Residential Mortgage Loans) or other Securitization Assets serviced by the Borrower and its Subsidiaries, including each Trust Collection Account,

(ix) any Deposit Account solely holding cash or Cash Equivalents owed to (or held pursuant to escrow arrangements in favor of) a third party by the Borrower or any of its Subsidiaries in connection with the purchase of any Residential Mortgage Loan, home equity loan

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contracts, home improvement contracts, manufactured housing loan contracts, installment sale or loan contracts or similar pool of mortgage assets, provided that such purchase shall not be prohibited by the Credit Agreement or any other Secured Debt Agreement then in effect,

(x) any Deposit Account solely established to maintain cash, assets and other property of a Permitted Fund,

(xi) payroll accounts solely holding amounts in respect of payroll,

(xii) any Deposit Account that is a zero balance account, and

(xiii) the account designated as account #104790489371 and maintained at U.S. Bank National Association or any of its affiliates (and any successor account thereto); provided amounts held in such account to which any Assignor is beneficially entitled shall be swept on at least a weekly basis to another Deposit Account of the Assignors that is subject to a Control Agreement.

“Excluded Collateral” shall mean:

(i) the Excluded Accounts (it being understood and agreed that, for the avoidance of doubt, all cash, Cash Equivalents, monies, securities or other investments or property held in, or deposited to, an Excluded Account which otherwise constitutes Collateral (or proceeds thereof) pursuant to this Agreement shall not constitute “Excluded Collateral” and shall expressly be part of the Collateral),

(ii) Securitization Assets accounts, and any assets or property subject to a Permitted Lien securing permitted Excess Spread Sales, Non-Recourse Indebtedness, Permitted Funding Indebtedness (and any Interest Rate Protection Agreement related to such Permitted Funding Indebtedness), Permitted Securitization Indebtedness or Indebtedness under Credit Enhancement Agreements (and any Interest Rate Protection Agreement related to such Credit Enhancement Agreements),

(iii) any REO Assets;

(iv) any equity interest issued by a Permitted Fund that cannot be pledged as a result of restrictions in its or its parent’s organizational documents or documents governing or related to its or its subsidiaries’ Indebtedness;

(v) goods covered by a certificate of title (including vehicles) to the extent that the filing of a UCC-1 (or similar) financing statement is insufficient to perfect the Collateral Agent’ s security interest in such goods,

(vi) any Contract that validly prohibits, restricts or requires the consent not obtained of a third party other than the Borrower or any of its Subsidiaries for the creation by such Assignor of a security interest in such Contract (or in any rights or property obtained by such Assignor under such Contracts) except to the extent that any such prohibition, restriction or requirement would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 and 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code),

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(vii) any property subject to a Lien permitted by Section 6.01(vi) or (vii) of the Credit Agreement, to the extent that the contractual arrangements governing such Lien expressly prohibit the granting of a security interest hereunder in such property,

(viii) Leaseholds in respect of Real Property,

(ix) that portion of any property which does not constitute property of an Assignor such as property as to which an Assignor acts as a fiduciary or trustee for an independent third party that is neither an Assignor nor a Subsidiary thereof (including premium funds collected from the insurers to be remitted to insurance carriers and funds collected from obligors or Residential Mortgage Loans to be transferred to the individual Trust Collection Accounts),

(x) any property as to which the Collateral Agent has determined in its reasonable discretion and has notified the Borrower thereof in writing that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein,

(xi) any application for registration of a Mark filed with the United States Patent and Trademark Office, on an “intent-to-use” basis until such time (if any) as a “Statement of Use” or “Amendment to Allege Use” is filed and accepted by the United States Patent and Trademark Office at which time such Mark shall automatically become part of the Collateral and subject to the security interest pledged hereunder,

(xii) any property to the extent that such grant of a security interest is prohibited by applicable law or by a Governmental Authority, or requires a consent, approval, license or authorization not obtained of any Governmental Authority, except to the extent that such prohibition or requirement is rendered ineffective under any applicable law,

(xiii) the Equity Interests of Immaterial Subsidiaries, captive insurance subsidiaries, not-for-profit subsidiaries, Securitization Entities and Unrestricted Subsidiaries,

(xiv) the Voting Equity Interests of (a) any Exempted Foreign Entity and (b) any Domestic Subsidiary substantially all of the assets of which consist of Equity Interests of one or more Foreign Subsidiaries, in each case constituting more than 66% of the total combined voting power of all Voting Equity Interests of such Exempted Foreign Entity or Domestic Subsidiary, as applicable,

(xv) [intentionally omitted],

(xvi) the Equity Interests in any partnership, joint venture or any Non-Wholly Owned Subsidiary the pledge of which without the consent of one or more third parties is prohibited except to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 and 9-409 of the UCC (or any successor provision or provisions),

(xvii) any property to the extent the creation of a security interest hereunder would result in material and adverse tax consequences, as reasonably determined by the Collateral Agent and the Borrower,

(xviii) any margin collateral granted as security for any Interest Rate Protection Agreement or any Other Hedging Agreement permitted under the Credit Documents, and

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(xix) any cash, restricted accounts, cash equivalents or other property subject to a Lien permitted by Section 6.01(xxix) of the Credit Agreement.

“Excluded Swap Obligation” shall mean, with respect to any Assignor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Assignor of, or the grant by such Assignor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Assignor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Assignor or the grant of such security interest, as applicable, becomes effective or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Exempted Foreign Entity” shall mean (i) any corporation incorporated under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia and (ii) any company organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia that, in any such case, is treated as a corporation or an association taxable as a corporation for U.S. federal income tax purposes.

“FNMA Acknowledgment Agreement” shall mean, collectively, (i) that certain First Amended, and Restated Acknowledgement Agreement, dated as of the Closing Date, among Fannie Mae, the Collateral Agent, Wilmington Savings Fund Society, FSB and Ditech (including any amendment, restatement, amendment and restatement, replacement, supplement or other modification thereto) and (ii) that certain Amended and Restated Acknowledgement Agreement, as of the Closing Date, among Fannie Mae, the Collateral Agent, Wilmington Savings Fund Society, FSB and RMS (including any amendment, restatement, amendment and restatement, replacement, supplement or other modification thereto).

“Freddie Acknowledgement Agreement” shall mean an acknowledgement agreement or similar agreement among Federal Home Loan Mortgage Corporation, the Collateral Agent, any other agents party thereto and the Assignors party thereto (including any amendment, restatement, amendment and restatement, replacement, supplement or other modification thereto).

“General Intangible” shall mean any “general intangible” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“GNMA Acknowledgement Agreement” shall mean that certain Acknowledgement Agreement, dated as of May 21, 2014 (as amended prior to the date hereof), by and among GNMA, RMS, Ditech and the Collateral Agent (including any amendment, restatement, amendment and restatement, replacement, supplement or other modification thereto).

“Goods” shall mean “goods” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Health-Care-Insurance Receivable” shall mean any “health-care- insurance receivable” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Indemnitee” shall have the meaning provided in Section 8.01(a) of this Agreement.

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“Instrument” shall mean any “instrument” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Inventory” shall mean merchandise, inventory and goods, and all additions, substitutions and replacements thereof and all accessions thereto, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same, in all stages of production from raw materials through work in process to finished goods, and all products and proceeds of whatever sort and wherever located and any portion thereof which may be returned, rejected, reclaimed or repossessed by the Collateral Agent from any Assignor’s customers, and shall specifically include all “inventory” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Investment Property” shall mean “investment property” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Investor” shall have the meaning provided in Section 1.01(c)(iv) of this Agreement.

“Lender Creditors” shall have the meaning provided in the recitals of this Agreement.

“Lenders” shall have the meaning provided in the recitals of this Agreement.

“Letter-of-Credit Right” shall mean any “letter-of-credit right” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Location” of any Assignor, shall mean such Assignor’s “location” as determined pursuant to Section 9-307 of the UCC.

“Marks” shall mean any trademarks, service marks and trade names in or to which any Assignor now or hereafter has any right, title, or interest, including any registration or application for registration of any trademarks and service marks now owned or hereafter acquired by any Assignor, which are registered or filed in the United States Patent and Trademark Office or the equivalent thereof in any state of the United States, or any equivalent foreign office or agency, as well as any unregistered trademarks and service marks used by an Assignor and any trade dress including logos, designs, fictitious business names and other business identifiers used by any Assignor.

“Non-Contingent Secured Obligation” shall mean at any time any Secured Obligation (or portion thereof) that is not a Contingent Secured Obligation at such time.

“Non-Voting Equity Interests” shall mean all Equity Interests of any Person which are not Voting Equity Interests.

“Other Creditors” shall have the meaning provided in the recitals of this Agreement.

“Patents” shall mean any patent in or to which any Assignor now or hereafter has any right, title or interest therein, and any reissues, revisions, extensions, divisions, continuations (including, but not limited to, continuations- in-parts) and improvements thereof, as well as any application for a patent now or hereafter filed by any Assignor.

“Patent Security Agreement” shall mean a First Lien Patent Security Agreement, substantially in the form of Exhibit B (with any changes that the Collateral Agent shall have approved), executed and delivered by an Assignor in favor of the Collateral Agent for the benefit of the Secured Creditors.

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“Permits” shall mean, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations of or from any Governmental Authority or agency.

“Pooled Mortgages” shall have the meaning provided in Section 1.01(c)(i).

“Primary Obligations” shall have the meaning provided in Section 7.04(b) of this Agreement.

“Pro Rata Share” shall have the meaning provided in Section 7.04(b) of this Agreement.

“Proceeds” shall mean all “proceeds” as such term is defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or any Assignor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Assignor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any person acting under color of Governmental Authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Registered Organization” shall have the meaning provided in the Uniform Commercial Code as in effect in the State of New York.

“Representative” shall have the meaning provided in Section 7.04(f) of this Agreement.

“RMS” shall mean Reverse Mortgage Solutions, Inc., a Delaware corporation.

“Secondary Obligations” shall have the meaning provided in Section 7.04(b) of this Agreement.

“Secured Credit Document Obligations” shall have the meaning provided in the definition of “Secured Obligations” in this Article 9.

“Secured Creditors” shall have the meaning provided in the recitals of this Agreement.

“Secured Debt Agreements” shall mean and include this Agreement, the other Credit Documents and each Secured Hedging Agreement.

“Secured Hedging Agreement” shall have the meaning provided in the recitals to this Agreement.

“Secured Obligations” shall mean and include, as to any Assignor, all of the following:

(i) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, receivership, reorganization or similar proceeding of any Assignor (or which would accrue but for the operation of applicable bankruptcy or insolvency laws) at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed or allowable in any such proceeding), reimbursement obligations under Letters of Credit, fees, costs and indemnities) of such Assignor to the Lender Creditors, whether now existing or hereafter

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incurred under, arising out of, or in connection with, each Credit Document to which such Assignor is a party (including, without limitation, in the event such Assignor is a Subsidiary Guarantor, all such obligations, liabilities and indebtedness of such Assignor under its Subsidiaries Guaranty) and the due performance and compliance by such Assignor with all of the terms, conditions and agreements contained in each such Credit Document (all such obligations, liabilities and indebtedness under this clause (i), except to the extent consisting of obligations or indebtedness with respect to Secured Hedging Agreements, being herein collectively called the “Secured Credit Document Obligations”);

(ii) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, receivership, reorganization or similar proceeding of any Assignor (or which would accrue but for the operation of applicable bankruptcy or insolvency laws) at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed or allowable in any such proceeding) owing by such Assignor to the Other Creditors (other than Excluded Swap Obligations), now existing or hereafter incurred under, arising out of or in connection with any Secured Hedging Agreement, whether such Secured Hedging Agreement is now in existence or hereinafter arising (including, without limitation, in the case of a Assignor that is a Subsidiary Guarantor, all obligations, liabilities and indebtedness of such Assignor under its Subsidiaries Guaranty in respect of the Secured Hedging Agreements), and the due performance and compliance by such Assignor with all of the terms, conditions and agreements contained in each such Secured Hedging Agreement (all such obligations, liabilities and indebtedness under this clause (ii) being herein collectively called the “Secured Other Obligations”);

(iii) any and all sums advanced by the Collateral Agent in order to (x) preserve the Collateral or preserve its security interest in the Collateral or (y) cure any default or violation of any Contract or governmental approval;

(iv) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of such Assignor referred to in clauses (i) and (ii) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs; and

(v) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 8.01 of this Agreement;

it being acknowledged and agreed that the “Secured Obligations” shall include extensions of credit of the types described above, whether extended on the date of this Agreement or extended from time to time after the date of this Agreement.

“Secured Other Obligations” shall have the meaning provided in the definition of “Secured Obligations” in this Article 9.

“Security Agreement Supplement” shall mean a Security Agreement Supplement, substantially in the form of Exhibit D, signed and delivered to the Collateral Agent for the purpose of adding an Assignor as a party hereto pursuant to Section 11.12 and/or adding additional property to the Collateral.

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“Servicing Rights Acknowledgment Agreements” shall mean, collectively, the GNMA Acknowledgment Agreement, the Freddie Acknowledgement Agreement and the FNMA Acknowledgment Agreement and any other acknowledgement agreement entered into by the Collateral Agent, the Assignors party thereto and any Government Sponsored Entity.

“Software” shall mean “software” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Supporting Obligations” shall mean any “supporting obligation” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now or hereafter owned by any Assignor, or in which any Assignor has any rights, and, in any event, shall include, but shall not be limited to all of such Assignor’s rights in any Letter-of Credit Right or secondary obligation that supports the payment or performance of, and all security for, any Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property.

“Swap” shall mean, any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, including any Interest Rate Protection Agreement or any Other Hedging Agreement.”

“Swap Obligation” shall mean, with respect to any Assignor, any obligation to pay or perform under any Swap.

“Tangible Chattel Paper” shall mean “tangible chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Termination Date” shall have the meaning provided in Section 11.08(a) of this Agreement.

“Trademark Security Agreement” shall mean a First Lien Trademark Security Agreement, substantially in the form of Exhibit A (with any changes that the Collateral Agent shall have approved), executed and delivered by an Assignor in favor of the Collateral Agent for the benefit of the Secured Creditors.

“Trade Secrets” shall mean any secretly held now or hereafter existing engineering or other data, information, production procedures and other know- how or trade secret relating to the design, manufacture, assembly, installation, use, operation, marketing, sale and/or servicing of any products or business of an Assignor worldwide whether written or not.

“Trade Secret Rights” shall mean the rights of an Assignor in any Trade Secret it holds or uses in the course of its business.

“Transmitting Utility” shall have the meaning given such term in Section 9-102(a)(80) of the UCC.

“Trust Collection Accounts” shall mean those individual collection accounts and intermediary holding accounts from which funds are transferred into individual collection accounts maintained pursuant to the requirements of the respective Servicing Agreements pursuant to which funds are deposited for payment to the beneficiaries of the respective securitizations or trusts and which contain no other funds.

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“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral (or the exercise of any remedy with respect thereto) is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions relating to such perfection or priority (or the exercise of such remedy) and for purposes of definitions relating to such provisions.

“UCC Filing Collateral” means Collateral for which a security interest can be perfected by filing a Uniform Commercial Code financing statement.

“Voting Equity Interests” of any Person shall mean all classes of Equity Interests of such Person entitled to vote.

ARTICLE 10

CONCERNING THE COLLATERAL AGENT

Section 10.01 Power of Attorney. Each Assignor hereby constitutes and appoints (which appointment is coupled with an interest) the Collateral Agent its true and lawful attorney, irrevocably, with full power of substitution, for the sole use and benefit of the Secured Creditors, but at the Assignors’ expense, at any time and from time to time after the occurrence of and during the continuance of an Event of Default (in the name of such Assignor or otherwise), to the extent permitted by law to exercise all or any of the following powers with respect to all or any of such Assignor’s Collateral: (a) to act, require, demand, sue for, collect, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Assignor under or arising out of the Collateral, (b) to endorse any checks or other instruments or orders in connection therewith, (c) to file any claims or take any action or institute, settle, compromise, compound or defend any proceedings with respect thereto which the Collateral Agent may deem to be necessary or advisable to protect the interests of the Secured Creditors, (d) to sell, lease, license or otherwise dispose of any Collateral or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof, and (e) to extend the time of payment for any or all thereof and to make any allowance or other adjustment with reference thereto.

Section 10.02 General Provisions. (a) The provisions of Article 8 of the Credit Agreement shall inure to the benefit of the Collateral Agent, and shall be binding upon all Assignors and all Secured Creditors, in connection with this Agreement and the other Secured Debt Agreements. Without limiting the generality of the foregoing, (i) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Secured Debt Agreements that the Collateral Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08 of the Credit Agreement), and (iii) except as expressly set forth in the Credit Documents, the Collateral Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Assignor that is communicated to or obtained by the bank serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any security interest granted herein, whether impaired by operation of law or by reason of any action or omission to act on its part under the Secured Debt Agreements. The Collateral Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Collateral Agent by the Borrower or a Secured Creditor.

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(b) Sub-Agents and Related Parties. The Collateral Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Collateral Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 7.04(g), Section 11.11(b) and this Section 10.02 shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent.

(c) Information as to Secured Obligations and Actions by Secured Creditors. For all purposes of the Secured Debt Agreements, including determining the amounts of the Secured Obligations and whether a Secured Obligation is a Contingent Secured Obligation or not, or whether any action has been taken under any Secured Debt Agreement, the Collateral Agent will be entitled to rely on information from (i) its own records or the records of the Administrative Agent for information as to the Secured Creditors, their Secured Obligations and actions taken by them, (ii) any Secured Creditor (or any Representative of such Secured Creditor) for information as to its Secured Obligations and actions taken by it, to the extent that the Collateral Agent has not obtained such information from its own records, and (iii) the Borrower, to the extent that the Collateral Agent has not obtained information from the foregoing sources.

(d) Refusal to Act. The Collateral Agent may refuse to act on any notice, consent, direction or instruction from any Secured Creditor or any agent, trustee or similar representative thereof that, in the Collateral Agent’s opinion, (i) is contrary to law or the provisions of any Secured Debt Agreement, (ii) may expose the Collateral Agent to liability (unless the Collateral Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Creditors that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Creditors not joining in such notice, consent, direction or instruction.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Notices. Each notice, request or other communication given hereunder shall be given in accordance with Section 9.01 of the Credit Agreement and shall be addressed, (a) if to the Borrower, the Collateral Agent or any other Lender Creditor, to such address as such Person shall have specified in the Credit Agreement, (b) if to any Assignor other than the Borrower, in the care of the Borrower to such address as the Borrower shall have specified in the Credit Agreement and (c) if to any Other Creditor, to such address as such Other Creditor shall have specified in writing to the Borrower and the Collateral Agent, or in each case to such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

Section 11.02 Waiver; Amendment. Except as provided in Sections 11.08 and 11.12, none of the terms and conditions of this Agreement or any other Security Document may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Assignor directly affected thereby (it being understood that the addition or release of any Assignor hereunder shall not constitute a change, waiver, discharge or termination affecting any Assignor other than the Assignor so added or released) and the Collateral Agent (with the written consent of the Required Lenders or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08 of the Credit Agreement).

Section 11.03 Obligations Absolute. The obligations of each Assignor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Assignor; (b) any

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exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Secured Debt Agreement; or (c) any amendment to or modification of any Secured Debt Agreement or any security for any of the Secured Obligations; whether or not such Assignor shall have notice or knowledge of any of the foregoing.

Section 11.04 Successors and Assigns. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect, subject to release and/or termination as set forth in Section 11.08, (b) be binding upon each Assignor, its successors and assigns; provided, however, that no Assignor shall assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent (with the written consent of the Required Lenders or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08 of the Credit Agreement), and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the other Secured Creditors and their respective successors, transferees and assigns. All agreements, statements, representations and warranties made by each Assignor herein or in any certificate or other instrument delivered by such Assignor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Secured Debt Agreements regardless of any investigation made by the Secured Creditors or on their behalf.

Section 11.05 Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.06 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH ASSIGNOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT; PROVIDED THAT SUIT FOR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT OBTAINED IN ANY SUCH NEW YORK STATE OR FEDERAL COURT MAY BE BROUGHT IN ANY OTHER COURT OF COMPETENT JURISDICTION. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY SECURED CREDITOR MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS AGAINST ANY ASSIGNOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH ASSIGNOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF

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ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(d) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.06.

Section 11.07 Assignor’s Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Assignor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Assignor under or with respect to any Collateral.

Section 11.08 Termination; Release. (a) After the Termination Date, this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation in Section 8.01 hereof, shall survive such termination) and the Collateral Agent, at the request and expense of the respective Assignor, will promptly execute and deliver to such Assignor a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly release from the security interest created hereby and assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement. As used in this Agreement, “Termination Date” shall mean the date upon which all Commitments under the Credit Agreement have been terminated, no Note under the Credit Agreement is outstanding and all Loans thereunder have been repaid in full in cash, all Letters of Credit issued under the Credit Agreement have been terminated (or fully cash collateralized and/or backstopped by one or more letters of credit) and all Secured Obligations (other than Secured Other Obligations and indemnities described in Section 8.01 hereof, Article 11 of the Pledge Agreement and described in Section 9.05 of the Credit Agreement, and any other indemnities set forth in any other Security Documents, in each case which are not then due and payable) then due and payable have been paid in full in cash.

(b) In the event that any part of the Collateral (i) is or becomes Excluded Collateral, (ii) is sold or otherwise disposed of (to a Person other than a Credit Party) at any time prior to the Termination Date, in connection with a sale or disposition not prohibited by the Credit Agreement and the proceeds

35

from such sale or disposition are applied in accordance with the terms of the Credit Agreement or such other applicable Secured Debt Agreement, as the case may be, to the extent required to be so applied or (iii) is otherwise released at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08 of the Credit Agreement), in each case, such Collateral shall be automatically released from the security interest created hereby and, at the request and expense of such Assignor, the Collateral Agent will execute and deliver any documentation, including termination or partial release statements and the like requested by such Assignor, in connection therewith and assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) such of the Collateral that has become Excluded Collateral or as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Collateral Agent and has not theretofore been assigned, transferred or delivered pursuant to this Agreement. Furthermore, upon the release of any Subsidiary Guarantor from the Subsidiaries Guaranty in accordance with the provisions thereof, any such Subsidiary Guarantor that is an Assignor (and the Collateral at such time assigned by the respective Assignor pursuant hereto) shall be released from this Agreement without any further action hereunder and the Collateral Agent is authorized and directed to execute and deliver such instruments of release as provided in this Section 11.08(b). The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as a result of the release of any Assignor by it in accordance with (or which the Collateral Agent believes in good faith to be in accordance with) this Section 11.08(b).

(c) At any time that an Assignor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 11.08(a) or (b), such Assignor shall deliver to the Collateral Agent a certificate signed by a principal executive officer of such Assignor stating that the release of the respective Collateral is permitted pursuant to such Section 11.08(a) or (b). At any time that the Borrower or the respective Assignor desires that a Subsidiary of the Borrower which has been released from the Subsidiaries Guaranty be released hereunder as provided in the last sentence of Section 11.08(b), it shall deliver to the Collateral Agent a certificate signed by a principal executive officer of the Borrower and the respective Assignor stating that the release of the respective Assignor (and its Collateral) is permitted pursuant to such Section 11.08(b).

(d) The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with (or which the Collateral Agent in good faith believes to be in accordance with) this Section 11.08.

Section 11.09 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other form of electronic transmission) and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Collateral Agent.

Section 11.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.11 The Collateral Agent and the Other Secured Creditors. (a) The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Article 8 of the Credit Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Article 8 of the Credit Agreement.

36

(b) Beyond the exercise of reasonable care in the custody and preservation thereof, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Agent in good faith, except to the extent that such liability arises from the Collateral Agent’s gross negligence or willful misconduct.

Section 11.12 Additional Assignors. It is understood and agreed that any Subsidiary Guarantor that desires to become an Assignor hereunder, or is required to become a party to this Agreement after the date hereof pursuant to the requirements of the Credit Agreement or any other Credit Document, shall become an Assignor hereunder by (x) executing a counterpart hereof and delivering same to the Collateral Agent or by executing a Security Agreement Supplement substantially in the form of Exhibit D and delivering same to the Collateral Agent, (y) delivering a Perfection Certificate substantially in the form of Exhibit E hereto and supplements to Schedules 1 through 8, inclusive, hereto as are necessary to cause such Schedules to be complete and accurate with respect to such additional Assignor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Assignor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Collateral Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Collateral Agent.

Section 11.13 No Conflicts with Servicing Rights Acknowledgement Agreements. To the extent any provision of this Agreement conflicts with the express provisions of any Servicing Rights Acknowledgement Agreement, the provisions of such Servicing Rights Acknowledgement Agreement shall govern and be controlling.

Section 11.14 Intercreditor Agreements Govern. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED CREDITORS PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT WITH RESPECT TO ANY COLLATERAL HEREUNDER ARE SUBJECT TO THE PROVISIONS OF EACH INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF ANY INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. THE REQUIREMENTS OF THIS AGREEMENT TO DELIVER PLEDGED COLLATERAL AND ANY CERTIFICATES, INSTRUMENTS OR DOCUMENTS IN RELATION THERETO TO THE COLLATERAL AGENT OR ANY OBLIGATION WITH RESPECT TO THE DELIVERY, TRANSFER, CONTROL, NOTATION OR PROVISION OF VOTING RIGHTS WITH RESPECT TO ANY COLLATERAL SHALL BE DEEMED SATISFIED BY THE DELIVERY, TRANSFER, CONTROL, NOTATION OR PROVISION IN FAVOR OF THE PARTY SPECIFIED IN THE APPLICABLE INTERCREDITOR AGREEMENT.

37

Section 11.15 Amendment and Restatement; No Novation. This Agreement constitutes for all purposes an amendment and restatement of the Existing Security Agreement. The Existing Security Agreement, as amended and restated hereby, continues in full force and effect as so amended and restated by this Agreement. Nothing contained in this Agreement shall constitute or be construed as a novation of any of the Secured Obligations.

[Remainder of this page intentionally left blank; signature page follows]

38

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

DITECH HOLDING CORPORATION
DITECH FINANCIAL LLC
GREEN TREE CREDIT SOLUTIONS LLC
GREEN TREE SERVICING CORP.
WALTER MANAGEMENT HOLDING COMPANY LLC
DF INSURANCE AGENCY LLC
GREEN TREE INVESTMENT HOLDINGS III LLC
GREEN TREE INSURANCE AGENCY OF NEVADA, INC.,
each as an Assignor

By:
Name: Cheryl A. Collins
Title: Senior Vice President and Treasurer

WALTER REVERSE ACQUISITION LLC, as an Assignor

By:
Name: Cheryl A. Collins
Title: Treasurer

GREEN TREE CREDIT LLC, as an Assignor

By:
Name: Anthony Renzi
Title: President and Treasurer

MORTGAGE ASSET SYSTEMS, LLC
REO MANAGEMENT SOLUTIONS, LLC, each as an Assignor

By:
Name: Jeffery Baker
Title: President

REVERSE MORTGAGE SOLUTIONS, INC., as an Assignor

By:
Name: Cheryl A. Collins
Title: Senior Vice President

[Signature Page to Amended and Restated First Lien Security Agreement]

Accepted and Agreed to:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amended and Restated First Lien Security Agreement]

Schedule 1

Chief Executive Office; Record Locations

Current Chief Executive Offices:

Assignor	Address	City	County	State
Ditech Holding Corporation	1100 Virginia Drive, Suite 100	Fort Washington	Montgomery	Pennsylvania

Walter Management Holding Company LLC	1100 Virginia Drive, Suite 100A	Fort Washington	Montgomery	Pennsylvania

Ditech Financial LLC	1100 Virginia Drive, Suite 100A	Fort Washington	Montgomery	Pennsylvania

DF Insurance Agency LLC	345 St. Peter Street	Saint Paul	Ramsey	Minnesota

Green Tree Credit Solutions LLC	1100 Virginia Drive, Suite 100A	Fort Washington	Montgomery	Pennsylvania

Green Tree Servicing Corp.	1100 Virginia Drive, Suite 100A	Fort Washington	Montgomery	Pennsylvania

Green Tree Credit LLC	1100 Virginia Drive, Suite 100A	Fort Washington	Montgomery	Pennsylvania

Green Tree Investment Holdings III LLC	1100 Virginia Drive, Suite 100A	Fort Washington	Montgomery	Pennsylvania

Green Tree Insurance Agency of Nevada, Inc.	345 St. Peter Street	Saint Paul	Ramsey	Minnesota

Walter Reverse Acquisition LLC	3000 Bayport Drive, Suite 1100	Tampa	Hillsborough	Florida

Mortgage Asset Systems, LLC	4800 Riverside Drive, Suite 102	Palm Beach Gardens	Palm Beach County	Florida

REO Management Solutions, LLC	5222 Cypress Creek Parkway, Suite 100	Houston	Harris	Texas

Reverse Mortgage Solutions, Inc.	14405 Walters Road, Suite 200	Houston	Harris	Texas

Prior Chief Executive Offices:

Assignor	Address	City	County	State
Ditech Holding Corporation	3000 Bayport Drive, Suite 1100	Tampa	Hillsborough	Florida

Walter Management Holding Company LLC	1100 Landmark Towers 345 St. Peter Street	Saint Paul	Ramsey	Minnesota

Ditech Financial LLC	3000 Bayport Drive, Suite 880	Tampa	Hillsborough	Florida

	1100 Landmark Towers 345 St. Peter Street	Saint Paul	Ramsey	Minnesota

Schedule 1

Assignor	Address	City	County	State
DF Insurance Agency LLC	1100 Landmark Towers 345 St. Peter Street	Saint Paul	Ramsey	Minnesota

Green Tree Credit Solutions LLC	1100 Landmark Towers 345 St. Peter Street	Saint Paul	Ramsey	Minnesota

Green Tree Servicing Corp.	1100 Landmark Towers 345 St. Peter Street	Saint Paul	Ramsey	Minnesota

Green Tree Credit LLC	1100 Landmark Towers 345 St. Peter Street	Saint Paul	Ramsey	Minnesota

Green Tree Investment Holdings III LLC	1100 Landmark Towers 345 St. Peter Street	Saint Paul	Ramsey	Minnesota

Green Tree Insurance Agency of Nevada, Inc.	1100 Landmark Towers 345 St. Peter Street	Saint Paul	Ramsey	Minnesota

	300 Landmark Towers 345 St. Peter Street	Saint Paul	Ramsey	Minnesota

Mortgage Asset Systems, LLC	4800 Riverside Drive, Suite 102	Palm Beach Gardens	Palm Beach	Florida

REO Management Solutions, LLC	5222 FM 1960 West, Suite 100	Houston	Harris	Texas

Reverse Mortgage Solutions, Inc.	2727 Spring Creek Drive	Spring	Harris	Texas

Schedule 1

Schedule 2

Legal Names; Type of Organization; Jurisdiction; Location; Organizational Identification Numbers;

Federal Employer Identification Number

Legal Name	Type of Entity	Transmitting Utility (Yes/No)	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	State of Organization	Location (for purposes of UCC § 9-307)
Ditech Holding Corporation	Corporation	NO	YES	D04712238	13-3950486	Maryland	Maryland

Green Tree Credit Solutions LLC	Limited Liability Company	NO	YES	4730391	27-1311565	Delaware	Delaware

Walter Management Holding Company LLC	Limited Liability Company	NO	YES	3644561	81-1059818	Delaware	Delaware

Green Tree Servicing Corp.	Corporation	NO	YES	3664478	20-0843552	Delaware	Delaware

Ditech Financial LLC	Limited Liability Company	NO	YES	2458190	41-1795868	Delaware	Delaware

Green Tree Credit LLC	Limited Liability Company	NO	YES	2908639	75-3115864	New York	New York

Green Tree Investment Holdings III LLC	Limited Liability Company	NO	YES	3660312	20-0031008	Delaware	Delaware

Green Tree Insurance Agency of Nevada, Inc.	Corporation	NO	YES	C5094-1981	88-0187331	Nevada	Nevada

Walter Reverse Acquisition LLC	Limited Liability Company	NO	YES	5208923	46-0928837	Delaware	Delaware

Schedule 2

Legal Name	Type of Entity	Transmitting Utility (Yes/No)	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	State of Organization	Location (for purposes of UCC § 9-307)
Mortgage Asset Systems, LLC	Limited Liability Company	NO	YES	4315561	87-0798148	Delaware	Delaware

REO Management Solutions, LLC	Limited Liability Company	NO	YES	4737590	27-2377787	Delaware	Delaware

Reverse Mortgage Solutions, Inc.	Corporation	NO	YES	4304886	77-0672274	Delaware	Delaware

DF Insurance Agency LLC	Limited Liability Company	NO	YES	6014342	30-0936918	Delaware	Delaware

Schedule 2

Schedule 3

Significant Transactions

Assignor/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction
Green Tree Credit Solutions LLC	Green Tree Investment Management LLC, a Delaware limited liability company, liquidated into Green Tree Credit Solutions LLC	November 15, 2017

Ditech Financial LLC	Landmark Asset Receivables Management LLC, a Delaware limited liability company, merged into Ditech Financial LLC	May 31, 2016

Schedule 3

Schedule 4

Letter of Credit Rights

None.

Schedule 4

Schedule 5

Commercial Tort Claims

None.

Schedule 5

Schedule 6

Trademarks

U.S. TRADEMARK REGISTRATIONS

Trademark	Owner	Registration Number
GREEN TREE	Green Tree Credit Solutions LLC	3,958,332

RELATIONSHIPS THAT WORK	Green Tree Credit Solutions LLC	3,883,516

	Reverse Mortgage Solutions, Inc.	3,523,171

RM Navigator	Reverse Mortgage Solutions, Inc.	3,550,915

RM Compass	Reverse Mortgage Solutions, Inc.	3,558,675

	Reverse Mortgage Solutions, Inc.	4,192,836

SPECIALTY SERVICING SOLUTIONS	Reverse Mortgage Solutions, Inc.	4,207,913

	Reverse Mortgage Solutions, Inc.	4,204,998

GREEN TREE INVESTMENT MANAGEMENT	Green Tree Credit Solutions LLC	4,968,197

	Ditech Financial LLC	4,999,638

DRIVEN BY DITECH	Ditech Financial LLC	4,800,789

	Ditech Financial LLC	4,660,705

Schedule 6

Trademark	Owner	Registration Number
	Ditech Financial LLC	4,660,706

	Reverse Mortgage Solutions, Inc.	4,882,946

	Reverse Mortgage Solutions, Inc.	4,875,777

	Reverse Mortgage Solutions, Inc.	4,875,778

SECURITY 1	Reverse Mortgage Solutions, Inc.	4,875,769

	Ditech Financial LLC	4,660,707

	Ditech Financial LLC	4,660,711

	Ditech Financial LLC	4,660,708

	Ditech Financial LLC	4,660,709

SECURITY 1 LENDING	Reverse Mortgage Solutions, Inc.	4,651,345

	Reverse Mortgage Solutions, Inc.	4,651,346

	Reverse Mortgage Solutions, Inc.	4,236,035

Schedule 6

Trademark	Owner	Registration Number
	Reverse Mortgage Solutions, Inc.	4,304,530

	Reverse Mortgage Solutions, Inc.	4,362,376

	Reverse Mortgage Solutions, Inc.	4,463,542

	Reverse Mortgage Solutions, Inc.	4,365,970

	Ditech Financial LLC	5,244,355

	Ditech Financial LLC	5,326,697

DITECH HOME LOANS	Ditech Financial LLC	5,239,673

LOANS THAT TAKE YOU HOME	Ditech Financial LLC	5,143,217

SMARTWATCH	Ditech Financial LLC	5,233,378

DITECH	Ditech Financial LLC	2,158,800

DITECH	Ditech Financial LLC	3,417,288

DITECH A WALTER COMPANY	Ditech Financial LLC	5,156,760

DITECH A WALTER COMPANY	Ditech Financial LLC	5,156,761

DITECH A WALTER COMPANY	Ditech Financial LLC	5,156,762

DITECH ESIGNATURE	Ditech Financial LLC	3,396,372

DITECH FINANCIAL	Ditech Financial LLC	5,156,758

Schedule 6

Trademark	Owner	Registration Number
HOME STARTS HERE	Ditech Financial LLC	4,538,260

PURCHASE POWER	Ditech Financial LLC	4,428,573

U.S. TRADEMARK APPLICATIONS

Trademark	Owner	Application Number
DITECH HOLDING CORPORATION	Ditech Holding Corporation (formerly known as Walter Investment Management Corp.)	87/051,226

	Ditech Holding Corporation (formerly known as Walter Investment Management Corp.)	87/770,766

DITECH DELIVERY ADVANTAGE	Ditech Financial LLC	86/763,056

HOME TWEET HOME	Ditech Financial LLC	86/338,816

ONE RESILIENT FAMILY OF COMPANIES	Ditech Holding Corporation (formerly known as Walter Investment Management Corp.)	87/725,035

SERVICE READY	Ditech Holding Corporation (formerly known as Walter Investment Management Corp.)	87/725,023

WALTER INVESTMENT MANAGEMENT CORP. SERVICE READY ONE RESILIENT FAMILY COMPANIES	Ditech Holding Corporation (formerly known as Walter Investment Management Corp.)	87/726,482

Schedule 6

Schedule 7

Patents

U.S. PATENTS AND DESIGN PATENTS

None.

U.S. PATENT APPLICATIONS

None.

Schedule 7

Schedule 8

Copyrights

U.S. COPYRIGHT REGISTRATIONS

Copyright	Owner	Registration No.
Navigator_V10.5	Reverse Mortgage Solutions, Inc.	TX0006845984

RM Navigator	Reverse Mortgage Solutions, Inc.	V3623D725

RM Compass	Reverse Mortgage Solutions, Inc.	V3623D725

REOcentral V 3.4.	Mortgage Asset Systems, LLC	TX0007648383

Ditech-Flexible commercial	Ditech Financial LLC	PA0001679568

U.S. COPYRIGHT APPLICATIONS

None.

Schedule 8

Schedule 9

Deposit Accounts

Assignor	Type of Account	Account Number	Financial Institution
DF Insurance Agency LLC	Depository	1291568712	Bank of America

Ditech Financial LLC	Concentration	1257813493	Bank of America

Ditech Financial LLC	Other	1291241271	Bank of America

Ditech Financial LLC	General	1291243657	Bank of America

Ditech Financial LLC	General	1291475435	Bank of America

Ditech Financial LLC	Disbursement	104793158874	US Bank

Ditech Financial LLC	Other	39131200	Wells Fargo Bank, N.A.

Ditech Financial LLC	General	4838744001	Wells Fargo Bank, N.A.

Ditech Holding Corporation	General	1257067914	Bank of America

Mortgage Asset Systems LLC	Concentration	1854950340	Wells Fargo Bank, N.A.

REO Management Solutions, LLC	Disbursement	9610000698	Wells Fargo Bank, N.A.

REO Management Solutions, LLC	Concentration	2000039528797	Wells Fargo Bank, N.A.

Reverse Mortgage Solutions, Inc.	General	2111011223	Texas Capital Bank

Reverse Mortgage Solutions, Inc.	General	2111040966	Texas Capital Bank

Reverse Mortgage Solutions, Inc.	General	1854950415	Wells Fargo Bank, N.A.

Reverse Mortgage Solutions, Inc.	Concentration	4008080970	Wells Fargo Bank, N.A.

Reverse Mortgage Solutions, Inc.	Concentration	2000019577250	Wells Fargo Bank, N.A.

Schedule 8

EXHIBIT A

to Security Agreement

[FORM OF] FIRST LIEN TRADEMARK SECURITY AGREEMENT

(this “Agreement”)

[•], 20[•]

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, [Name of Grantor], a [                    ] [                                        ] (the “Grantor”) with notice address at                                         , hereby grants to CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as Collateral Agent (the “Grantee”), a continuing security interest in all of the Grantor’s right, title and interest in, to and under (i) each United States Mark, including, without limitation, each registered or applied for Mark set forth on Schedule A attached hereto, (ii) each Contract that includes any license of, or other grant of rights to, any Mark or any other trademark or similar intellectual property right of any party to such Contract, including, without limitation, the material Contracts that include any in-bound license of any registered or applied for United States Mark, as set forth on Schedule A attached hereto, (iii) all Proceeds of the foregoing, (iv) the goodwill of the businesses with which the Marks are associated and (v) all causes of action arising prior to, on or after the date hereof for injury to or infringement, violation or dilution of any of the foregoing or unfair competition regarding the same or for injury to the goodwill associated with any of the foregoing or violation of intellectual property rights in connection with any of the foregoing, including all proceeds and revenues therefrom, in each case, whether now owned or existing or hereafter acquiring or arising (the items described in clauses (i)-(v), collectively, the “Mark Collateral”). Notwithstanding the foregoing, in no event shall the Mark Collateral include (x) any application for registration of a Mark filed with the United States Patent and Trademark Office (“PTO”) on an intent-to-use basis until such time (if any) as a Statement of Use or Amendment to Allege Use is filed and accepted by the PTO, at which time such Mark shall automatically become subject to the security interest pledged or (y) any other Excluded Collateral.

This Agreement is made to secure the satisfactory performance and payment of all the Secured Obligations of the Grantor, as such term is defined in that certain Amended and Restated First Lien Security Agreement among the Grantor, the other assignors from time to time party thereto and the Grantee, dated as of February 9, 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Security Agreement”). Upon the occurrence of the Termination Date, the Grantee shall execute, acknowledge, and deliver to the Grantor an instrument in writing releasing the security interest in the Mark Collateral acquired under this Agreement.

This Agreement has been granted in conjunction with the security interest granted to the Grantee under the Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are more fully set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Agreement are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble, have the meanings provided or provided by reference in the Security Agreement.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this First Lien Trademark Security Agreement as of the date first set forth above.

[NAME OF GRANTOR], as Grantor

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN
ISLANDS BRANCH, as Collateral Agent and Grantee

By:
Name:
Title:

By:
Name:
Title:

Schedule A

[NAME OF GRANTOR]

U.S. TRADEMARK REGISTRATIONS

TRADEMARK	REG. NO.	REG. DATE

U.S. TRADEMARK APPLICATIONS

TRADEMARK	REG. NO.	REG. DATE

EXHIBIT B

to Security Agreement

[FORM OF] FIRST LIEN PATENT SECURITY AGREEMENT

(this “Agreement”)

[•], 20[•]

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, [Name of Grantor], a [                    ] [                    ] (the “Grantor”) with notice address at                                         , hereby grants to CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as Collateral Agent (the “Grantee”), a continuing security interest in all of the Grantor’s right, title and interest in, to and under (i) each United States Patent, including, without limitation, each issued Patent and patent application set forth on Schedule A attached hereto, (ii) each Contract that includes any license of, or other grant of rights to, any Patent or any other patent or similar intellectual property right of any party to such Contract, including, without limitation, the material Contracts that include any in-bound license of any United States issued Patent or patent application, as set forth on Schedule A attached hereto, (iii) all Proceeds of the foregoing and (iv) all causes of action arising prior to, on or after the date hereof for infringement or violation of any of the foregoing or unfair competition regarding the same, including all proceeds and revenues therefrom, in each case whether now owned or existing or hereafter acquired or arising (the items described in clauses (i)-(iv), collectively, the “Patent Collateral”). Notwithstanding the foregoing, in no event shall the Patent Collateral include any Excluded Collateral.

This Agreement is made to secure the satisfactory performance and payment of all the Secured Obligations of the Grantor, as such, term is defined in that certain Amended and Restated First Lien Security Agreement among the Grantor, the other assignors from time to time party thereto and the Grantee, dated as of February 9, 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Security Agreement”). Upon the occurrence of the Termination Date, the Grantee shall execute, acknowledge, and deliver to the Grantor an instrument in writing releasing the security interest in the Patent Collateral acquired under this Agreement.

This Agreement has been granted in conjunction with the security interest granted to the Grantee under the Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are more fully set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Agreement are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble, have the meanings provided or provided by reference in the Security Agreement.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this First Lien Patent Security Agreement as of as of the date first set forth above.

[NAME OF GRANTOR], as Grantor

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent and Grantee

By:
Name:
Title:

By:
Name:
Title:

Schedule A

[NAME OF GRANTOR]

U.S. PATENTS AND DESIGN PATENTS

Patent No.	Issued	Expiration	Country	Title

U.S. PATENT APPLICATIONS

Case No.	Serial No.	Country	Date	Filing Title

EXHIBIT C

to Security Agreement

[FORM OF] FIRST LIEN COPYRIGHT SECURITY AGREEMENT

(this “Agreement”)

[•], 20[•]

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, [Name of Grantor], a [                    ] [                    ] (the “Grantor”), hereby grants to CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent (the “Grantee”), a continuing security interest in all of the Grantor’s right, title and interest in, to and under (i) each United States Copyright, including, without limitation, those United States registered or applied for Copyrights set forth in Schedule A attached hereto, (ii) each Contract that includes any license of, or other grant of rights to, any Copyright or any other copyright or similar intellectual property right of any party to such Contract, including, without limitation, the material Contracts that include any in-bound license of any registered or applied for United States Copyright, as set forth in Schedule A attached hereto, (iii) all Proceeds of the foregoing and (iv) all causes of action arising prior to, on or after the date hereof for infringement or violation of any of the foregoing or unfair competition regarding the same, including all proceeds and revenues therefrom, in each case whether now owned or existing or hereafter acquired or arising (the items described in clauses (i)-(iv), collectively, the “Copyright Collateral”). Notwithstanding the foregoing, in no event shall the Copyright Collateral include any Excluded Collateral.

This Agreement is made to secure the satisfactory performance and payment of all the Secured Obligations of the Grantor, as such, term is defined in that certain Amended and Restated First Lien Security Agreement among the Grantor, the other assignors from time to time party thereto and the Grantee, dated as of February 9, 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Security Agreement”). Upon the occurrence of the Termination Date, the Grantee shall execute, acknowledge, and deliver to the Grantor an instrument in writing releasing the security interest in the Copyright Collateral acquired under this Agreement.

This Agreement has been granted in conjunction with the security interest granted to the Grantee under the Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are more fully set forth in the Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Agreement are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

Unless otherwise defined herein or the context otherwise requires, terms used in this agreement, including its preamble, have the meanings provided or provided by reference in the Security Agreement.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this First Lien Copyright Security Agreement as of the date first set forth above.

[NAME OF GRANTOR], as Grantor

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent and Grantee

By:
Name:
Title:

By:
Name:
Title:

Schedule A

[NAME OF GRANTOR]

U.S. COPYRIGHT REGISTRATIONS

Registration No.	Registration Date	Title	Expiration Date

U.S. COPYRIGHT APPLICATIONS

Case No.	Serial No.	Country	Date	Filing Title

EXHIBIT D

to Security Agreement

[FORM OF] SECURITY AGREEMENT SUPPLEMENT

SECURITY AGREEMENT SUPPLEMENT dated as of                     ,         , between [NAME OF ASSIGNOR] (the “Assignor”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent.

WHEREAS, DITECH HOLDING CORPORATION (formerly known as Walter Investment Management Corp.), a Maryland corporation, the other Assignors from time to time party thereto and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent, are parties to that certain Amended and Restated First Lien Security Agreement, dated as of February 9, 2018 (as heretofore amended, restated, supplemented, amended and restated and/or otherwise modified from time to time, the “Security Agreement”) under which the Assignors secure their respective Secured Obligations;

WHEREAS, [name of Assignor] desires to become a party to the Security Agreement as an Assignor thereunder; and

WHEREAS, terms defined in the Security Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Security Interest. (a) In order to secure its Secured Obligations, the Assignor grants to the Collateral Agent for the benefit of the Secured Creditors a continuing security interest in all the following property of the Assignor, whether now owned or existing or hereafter acquired or arising and regardless of where located (the “New Collateral”):

(i) each and every Account;

(ii) all cash;

(iii) all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(iv) all Commercial Tort Claims described on Schedule 5 hereto as updated from time to time;

(v) all computer programs of such Assignor and all intellectual property rights therein and all other proprietary information of such Assignor, including but not limited to Domain Names and Trade Secret Rights, together with all causes of action arising prior to or after the date hereof for infringement of such rights or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing;

(vi) all Contracts, together with all Contract Rights arising thereunder;

(vii) all Copyrights, together with all causes of action arising prior to or after the date hereof for infringement of any Copyrights or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing;

(viii) all Equipment;

(ix) all Deposit Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained by such Assignor with any Person and all monies deposited or required to be deposited in any of the foregoing;

(x) all Documents;

(xi) all General Intangibles (including any Equity Interests in other Persons that do not constitute Investment Property);

(xii) all Goods;

(xiii) all Instruments;

(xiv) all Inventory;

(xv) all Investment Property;

(xvi) all Letter-of-Credit Rights (whether or not the respective letter of credit is evidenced by a writing);

(xvii) all Marks, together with the registrations and right to all renewals thereof, the goodwill of the business of such Assignor symbolized by the Marks and all causes of action arising prior to or after the date hereof for infringement of any of the Marks or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing;

(xviii) all Patents, together with all causes of action arising prior to or after the date hereof for infringement of any of the Patents or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing;

(xix) all Permits;

(xx) all Software and all Software licensing rights, all writings, plans, specifications and schematics, all engineering drawings, customer lists, credit files, goodwill and licenses, and all recorded data of any kind or nature, regardless of the medium of recording;

(xxi) all Supporting Obligations;

(xxii) all other intellectual and similar property of every kind and nature and all embodiments or fixations thereof and related documentation, registration and franchises, together with all causes of action arising prior to or after the date hereof for infringement of any such rights or unfair competition regarding the same and all income, royalties, damages and payments now or hereafter due with respect to any of the foregoing; and

(xxiii) all Proceeds and products of any and all of the foregoing;

provided that the Assignor shall not be required to grant a security interest hereunder in (and the term “New Collateral” shall not include) any Excluded Collateral (so long as the same remains “Excluded Collateral” in accordance with the definition thereof). For the avoidance of doubt, notwithstanding the preceding sentence, the Assignor shall be required to grant a security interest hereunder in 100% of the Non-Voting Equity Interests of each Exempted Foreign Entity at any time and from time to time acquired by such Assignor.

(b) The Liens granted hereunder are subject to Sections 1.01(b), (c) and (d) of the Security Agreement.

2. Delivery of Collateral. Concurrently with delivering this Security Agreement Supplement to the Collateral Agent, the Assignor is complying with the provisions of Section 3.06 of the Security Agreement with respect to any Instrument, if and to the extent included in the New Collateral at such time.

3. Party to Security Agreement. Upon delivering this Security Agreement Supplement to the Collateral Agent, the Assignor will become a party to the Security Agreement and will thereafter have all the rights and obligations of an Assignor thereunder and be bound by all the provisions thereof as fully as if the Assignor were one of the original parties thereto.

4. Representations and Warranties. (a) The Assignor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) The Assignor has delivered a Perfection Certificate and supplements to Schedules 1 through 8 to the Security Agreement as set forth in Section 11.12 of the Security Agreement to the Collateral Agent. The information set forth therein is correct and complete as of the date hereof. Within 60 days after the date hereof, the Assignor will furnish to the Collateral Agent a file search report from each UCC filing office listed in such Perfection Certificate, showing the filing made at such filing office to perfect the Liens granted to the Collateral Agent for the benefit of the Secured Creditors hereunder and under the Security Agreement on the New Collateral.

(c) The execution and delivery of this Security Agreement Supplement by the Assignor and the performance by it of its obligations under the Security Agreement as supplemented hereby are within its corporate or other powers, have been duly authorized by all necessary corporate or other action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), or of any agreement, judgment, injunction, order, decree or other instrument binding upon it or result in the creation or imposition of any Lien (except the Lien granted to the Collateral Agent for the benefit of the Secured Creditors hereunder and under the Security Agreement) on any of its assets.

(d) The Security Agreement as supplemented hereby constitutes a valid and binding agreement of the Assignor, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (ii) general principles of equity.

(e) Each of the representations and warranties set forth in Articles 2 through 5 of the Security Agreement is true as applied to the Assignor and the New Collateral. For purposes of the foregoing sentence, references in said Articles to an “Assignor” shall be deemed to refer to the Assignor, references to Schedules to the Security Agreement shall be deemed to refer to the corresponding Schedules to this Security Agreement Supplement, references to “Collateral” shall be deemed to refer to the New Collateral, and references to the “Closing Date”, “the date hereof” or “the date of this Agreement” shall be deemed to refer to the date on which the Assignor signs and delivers this Security Agreement Supplement.

5. Governing Law. THIS SECURITY AGREEMENT SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement Supplement to be duly executed by their respective authorized officers as of the day and year first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT E

to Security Agreement

[FORM OF] PERFECTION CERTIFICATE

[•], 20[•]

Reference is hereby made to that certain Amended and Restated First Lien Security Agreement dated as of February 9, 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Security Agreement”), among Ditech Holding Corporation (formerly known as Walter Investment Management Corp.), a Maryland corporation (the “Borrower”), the subsidiaries of the Borrower from time to time party thereto (collectively, the “Subsidiary Assignors” and, together with the Borrower, the “Existing Assignors”) and Credit Suisse AG, Cayman Islands Branch, as collateral agent (“Collateral Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Security Agreement.

[Each of][The] undersigned ([each a][the] “New Assignor” and together with the Existing Assignors, the “Assignors”) hereby certifies, as of the date hereof and without personal liability, to the Collateral Agent and each other Secured Creditor as follows:

1. Names. (a) The exact legal name of [the][each] Assignor, as such name appears in its respective certificate of incorporation, formation or other organizational document (as applicable), is set forth in Schedule 1(a). [The][Each] New Assignor is the type of entity disclosed next to its name in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of [the][each] New Assignor that is a registered organization, the Federal Taxpayer Identification Number of [the][each] New Assignor and the jurisdiction of organization of [the][each] New Assignor.

(b) Set forth in Schedule 1(b) hereto is any other corporate or organizational names [the][each] New Assignor has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names (including trade names or similar appellations) used by [the][each] New Assignor or any of its divisions or business units in connection with the conduct of its business or the ownership of its properties at any time during the past two years.

(d) Except as set forth in Schedule 1(d), [no New Assignor has][the New Assignor has not] changed its identity or corporate structure in any way within the past two years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization. Set forth in Schedule 1(d) is the information required by Section 1 of this certificate for any other business or organization to which [the][each] New Assignor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past two years.

2. Current Locations. (a) The chief executive office and mailing address of [the][each] New Assignor is located at the address (including street, address, city, county and state) set forth in Schedule 2(a) hereto.

(b) Set forth in Schedule 2(b) hereto are all locations where [the][each] New Assignor maintains any books or records relating to any Collateral.

3. Prior Locations. Set forth in Schedule 3 is the information required by Schedule 2(a) or Schedule 2(b) with respect to each material location or place of business previously maintained by [the][each] New Assignor at any time during the past five years.

4. Extraordinary Transactions. Within the last five years, except for those material purchases, acquisitions and other transactions described on Schedule 4 attached hereto, all of the Accounts have been originated and all other Collateral has been acquired by [the][each] New Assignor in the ordinary course of business.

5. File Search Reports. File search reports have been obtained from (A) the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) or Section 2(a) with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(d) or Schedule 4 relating to any of the transactions described in Schedule (1)(d) or Schedule 4 with respect to each legal name of the person or entity from which [the][each] New Assignor purchased or otherwise acquired any of the Collateral, (B) each filing officer in each real estate recording office identified on Schedule 8 with respect to any Real Property owned by [the][any] New Assignor with a book value of at least $5,000,000 and (C) such other jurisdictions and filing offices reasonably required by the Collateral Agent to identify any other liens, security interests or other encumbrances upon the Collateral. Such search reports reflect no liens against any of the Collateral other than those permitted under the Credit Agreement.

6. UCC Filings. Financing statements (duly authorized by [the][each] New Assignor constituting the debtor therein), including the indications of the collateral, attached as Schedule 6 have been prepared for filing in the proper Uniform Commercial Code filing offices in the jurisdictions identified in Schedule 7 hereof.

7. Schedule of Filings. Attached hereto as Schedule 7 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 6 and (ii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral that may be perfected by filing granted to the Collateral Agent pursuant to the Security Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral that may be perfected by filing granted to the Collateral Agent pursuant to the Security Documents.

8. Real Property. Attached hereto as Schedule 8 is a list of all real property with a book value of at least $5,000,000 owned by [the][each] New Assignor and filing offices for Mortgages in respect of such real property.

9. Absence of Certain Property. [No Assignor owns][The New Assignor does not own] any assets of material value which constitute farm products, as-extracted collateral or timber-to- be-cut (each as defined in the UCC).

[Remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Perfection Certificate as of the date first set forth above.

[NEW ASSIGNOR(S)]

By:
Name:
Title:

EXHIBIT B

FORM OF PLEDGE AGREEMENT

B-1

EXECUTION VERSION

AMENDED AND RESTATED FIRST LIEN PLEDGE AGREEMENT

among

EACH OF THE PLEDGORS FROM TIME TO TIME PARTY HERETO

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as COLLATERAL AGENT

Dated as of February 9, 2018

Annex A	[Reserved]
Annex B	Subsidiaries
Annex C	Corporate Stock
Annex D	Notes
Annex E	Limited Liability Company Interests
Annex F	Partnership Interests
Annex G	Other Pledged Collateral
Annex H	Uncertificated Security Agreement

ii

AMENDED AND RESTATED FIRST LIEN PLEDGE AGREEMENT

AMENDED AND RESTATED FIRST LIEN PLEDGE AGREEMENT (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”), dated as of February 9, 2018, among each of the undersigned pledgors (each, a “Pledgor” and, together with any other entity that becomes a pledgor hereunder pursuant to Article 30 hereof, the “Pledgors”) and Credit Suisse AG, Cayman Islands Branch, as collateral agent (together with any successor collateral agent, the “Pledgee”), for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, Ditech Holding Corporation (formerly known as Walter Investment Management Corp.), a Maryland corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch as administrative agent (together with any successor administrative agent, the “Administrative Agent”) and collateral agent (together with any successor collateral agent, the “Collateral Agent”), have entered into a Second Amended and Restated Credit Agreement, dated as of February 9, 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), which amends and restates that certain Amended and Restated Credit Agreement, dated as of December 19, 2013, by and among the Borrower, the Lenders, the Administrative Agent and the Collateral Agent, providing for the making of Loans to the Borrower, all as contemplated therein (the Lenders, each Issuing Bank, the Administrative Agent and the Pledgee are herein called the “Lender Creditors”);

WHEREAS, the Borrower and/or one or more of its Subsidiaries that is a Credit Party may at any time and from time to time enter into one or more Interest Rate Protection Agreements and/or Other Hedging Agreements with one or more Lenders or any affiliate thereof (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or affiliate’s successors and assigns, if any, collectively, the “Other Creditors” and, together with the Lender Creditors, the “Secured Creditors”; and with each such Interest Rate Protection Agreement and/or Other Hedging Agreement with an Other Creditor being herein called a “Secured Hedging Agreement”);

WHEREAS, pursuant to the Subsidiaries Guaranty, the Subsidiary Guarantors have guaranteed to the Secured Creditors the payment when due of all Guaranteed Obligations as described (and defined) therein;

WHEREAS, the Borrower, the other Pledgors and the Collateral Agent are party to that certain Pledge Agreement, dated as of November 28, 2012 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time prior to the date hereof, the “Existing Pledge Agreement”); and

WHEREAS, pursuant to the Credit Agreement, the Pledgors and the Collateral Agent (at the direction of the Lenders) have agreed to amend and restate the Existing Pledge Agreement on the terms and conditions specified herein;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Pledgor, the receipt and sufficiency of which are hereby acknowledged, the Existing Pledge Agreement is amended and restated as specified herein and each Pledgor hereby makes the following representations and warranties to the Pledgee for the benefit of the Secured Creditors and hereby covenants and agrees with the Pledgee for the benefit of the Secured Creditors as follows:

ARTICLE 1

SECURITY FOR SECURED OBLIGATIONS

This Agreement is made by each Pledgor for the benefit of the Secured Creditors to secure:

(i) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, receivership, reorganization or similar proceeding of any Pledgor or any Subsidiary thereof (or which would accrue but for the operation of applicable bankruptcy or insolvency laws) at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed or allowable in any such proceeding), reimbursement obligations under Letters of Credit, fees, costs and indemnities) of such Pledgor owing to the Lender Creditors (other than Excluded Swap Obligations), whether now existing or hereafter incurred under, arising out of or in connection with, each Credit Document to which such Pledgor is a party (including, in the case of each Pledgor that is a Subsidiary Guarantor, all such obligations, liabilities and indebtedness of such Pledgor under its Subsidiaries Guaranty) and the due performance and compliance by such Pledgor with all of the terms, conditions and agreements contained in each such Credit Document (all such obligations, liabilities and indebtedness under this clause (i), except to the extent consisting of obligations, liabilities or indebtedness with respect to the Secured Hedging Agreements, being herein collectively called the “Credit Document Obligations”);

(ii) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, receivership, reorganization or similar proceeding of any Pledgor or any Subsidiary thereof (or which would accrue but for the operation of bankruptcy or insolvency laws) at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed or allowable in any such proceeding) owing by such Pledgor to the Other Creditors (other than Excluded Swap Obligations), whether now existing or hereafter incurred under, arising out of or in connection with, each Secured Hedging Agreement, whether such Secured Hedging Agreement is now in existence or hereinafter arising (including, in the case of a Pledgor that is a Subsidiary Guarantor, all obligations, liabilities and indebtedness of such Pledgor under its Subsidiaries Guaranty in respect of each Secured Hedging Agreements), and the due performance and compliance by such Pledgor with all of the terms, conditions and agreements contained in each Secured Hedging Agreement (all such obligations, liabilities and indebtedness under this clause (ii) being herein collectively called the “Other Obligations”);

(iii) any and all sums advanced by the Pledgee in its reasonable discretion in order to preserve the Collateral (as hereinafter defined) or preserve its security interest in the Collateral;

(iv) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of such Pledgor referred to in clauses (i) and (ii) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Pledgee of its rights hereunder, together with reasonable attorneys’ fees and court costs; and

2

(v) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Article 11 of this Agreement;

all such obligations, liabilities, indebtedness, sums and expenses set forth in clauses (i) through (v) of this Article 1 being herein collectively called the “Secured Obligations,” it being acknowledged and agreed that the “Secured Obligations” shall include extensions of credit of the types described above, whether extended on the date of this Agreement or extended from time to time after the date of this Agreement.

ARTICLE 2

DEFINITIONS

(a) Unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined. Reference to singular terms shall include the plural and vice versa. Section 1.02 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

(b) The following capitalized terms used herein shall have the definitions specified below:

“Administrative Agent” shall have the meaning set forth in the recitals hereto.

“Adverse Claim” shall have the meaning given such term in Section 8-102(a)(1) of the UCC.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Borrower” shall have the meaning set forth in the recitals hereto.

“Broker-Dealer Subsidiary” shall mean any Subsidiary that is registered as (a) a broker or a dealer pursuant to Section 15 of the Exchange Act or (b) a broker or a dealer or an underwriter under any foreign securities law.

“Certificated Security” shall have the meaning given such term in Section 8-102(a)(4) of the UCC.

“Clearing Corporation” shall have the meaning given such term in Section 8-102(a)(5) of the UCC.

“Collateral” shall have the meaning set forth in Section 3.01 hereof.

“Collateral Accounts” shall mean any and all accounts established and maintained by the Pledgee in the name of any Pledgor to which Collateral may be credited.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Contract” shall mean all contracts between any Pledgor and one or more additional parties (including, without limitation, any partnership agreements, joint venture agreements and limited liability company agreements).

“Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Credit Document Obligations” shall have the meaning set forth in Article 1(i) hereof.

“Domestic Corporation” shall have the meaning set forth in the definition of “Stock.”

3

“Excluded Collateral” shall have the meaning given such term in the Security Agreement.

“Excluded Swap Obligation” shall mean, with respect to any Pledgor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Pledgor of, or the pledge by such Pledgor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Pledgor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Pledgor or the pledge of such security interest, as applicable, becomes effective or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Exempted Foreign Entity” shall mean any Foreign Corporation and other Company organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia that, in any such case, is treated as a corporation or an association taxable as a corporation for U.S. federal income tax purposes.

“Existing Pledge Agreement” shall have the meaning set forth in the recitals hereto.

“Financial Asset” shall have the meaning given such term in Section 8-102(a)(9) of the UCC.

“Foreign Corporation” shall have the meaning set forth in the definition of “Stock.”

“Indemnitees” shall have the meaning set forth in Article 11 hereof.

“Instrument” shall have the meaning given such term in Section 9-102(a)(47) of the UCC.

“Investment Property” shall have the meaning given such term in Section 9-102(a)(49) of the UCC.

“Lender Creditors” shall have the meaning set forth in the recitals hereto.

“Lenders” shall have the meaning set forth in the recitals hereto.

“Limited Liability Company Assets” shall mean all assets of a limited liability company, whether tangible or intangible and whether real, personal or mixed (including, without limitation, all limited liability company capital and interest in other limited liability companies), at any time owned by any Pledgor or represented by any Limited Liability Company Interest.

“Limited Liability Company Interests” shall mean the entire limited liability company membership interest at any time owned by any Pledgor in any limited liability company.

“Non-Voting Equity Interests” shall mean all Equity Interests of any Person which are not Voting Equity Interests.

“Notes” shall mean (x) all intercompany notes at any time issued to each Pledgor and (y) all other promissory notes from time to time issued to, or held by, each Pledgor.

“Other Creditors” shall have the meaning set forth in the recitals hereto.

4

“Other Obligations” shall have the meaning set forth in Article 1(ii) hereof.

“Partnership Assets” shall mean all assets of a partnership, whether tangible or intangible and whether real, personal or mixed (including, without limitation, all partnership capital and interest in other partnerships), at any time owned by any Pledgor or represented by any Partnership Interest.

“Partnership Interest” shall mean the entire general partnership interest or limited partnership interest at any time owned by any Pledgor in any general partnership or limited partnership.

“Pledged Notes” shall mean all Notes at any time pledged or required to be pledged hereunder.

“Pledgee” shall have the meaning set forth in the first paragraph hereof.

“Pledgor” shall have the meaning set forth in the first paragraph hereof.

“Proceeds” shall have the meaning given such term in Section 9-102(a)(64) of the UCC.

“Registered Organization” shall have the meaning given such term in Section 9-102(a)(70) of the UCC.

“Required Secured Creditors” shall have the meaning provided in the Security Agreement.

“Secured Creditors” shall have the meaning set forth in the recitals hereto.

“Secured Debt Agreements” shall mean and include (x) this Agreement, (y) the other Credit Documents and (z) the Secured Hedging Agreements.

“Secured Hedging Agreements” shall have the meaning set forth in the recitals hereto.

“Secured Obligations” shall have the meaning set forth in Article 1 hereof.

“Securities Account” shall have the meaning given such term in Section 8-501(a) of the UCC.

“Securities Intermediary” shall have the meaning given such term in Section 8-102(14) of the UCC.

“Security” and “Securities” shall have the meaning given such term in Section 8-102(a)(15) of the UCC and shall in any event also include all Stock and all Notes.

“Security Entitlement” shall have the meaning given such term in Section 8-102(a)(17) of the UCC.

“Stock” shall mean (x) with respect to corporations incorporated under the laws of the United States or any State thereof or the District of Columbia (each, a “Domestic Corporation”), all of the issued and outstanding shares of capital stock of any Domestic Corporation at any time owned by any Pledgor and (y) with respect to corporations that are not Domestic Corporations (each, a “Foreign Corporation”), all of the issued and outstanding shares of capital stock of any Foreign Corporation at any time owned by any Pledgor.

“Swap” shall mean, any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, including any Interest Rate Protection Agreement or any Other Hedging Agreement.”

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“Swap Obligation” shall mean, with respect to any Pledgor, any obligation to pay or perform under any Swap.

“Termination Date” shall have the meaning set forth in Article 20 hereof.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time; provided that all references herein to specific Sections or subsections of the UCC are references to such Sections or subsections, as the case may be, of the Uniform Commercial Code as in effect in the State of New York on the date hereof.

“Uncertificated Security” shall have the meaning given such term in Section 8-102(a)(18) of the UCC.

“Voting Equity Interests” of any Person shall mean all classes of Equity Interests of such Person entitled to vote.

ARTICLE 3

PLEDGE OF SECURITIES, ETC.

Section 3.01 Pledge. To secure the Secured Obligations now or hereafter owed or to be performed by such Pledgor, each Pledgor does hereby grant, pledge and assign to the Pledgee for the benefit of the Secured Creditors, and does hereby create a continuing security interest in favor of the Pledgee for the benefit of the Secured Creditors in, all of its right, title and interest in and to the following, whether now owned or existing or hereafter from time to time acquired or arising and regardless of where located (collectively, the “Collateral”):

(a) each of the Collateral Accounts, including any and all assets of whatever type or kind deposited by such Pledgor in any such Collateral Account, whether now owned or hereafter acquired, existing or arising, including, without limitation, all Financial Assets, Investment Property, monies, checks, drafts, Instruments, Securities or interests therein of any type or nature deposited or required by the Credit Agreement or any other Secured Debt Agreement to be deposited in such Collateral Account, and all investments and all certificates and other Instruments (including depository receipts, if any) from time to time representing or evidencing the same, and all dividends, interest, distributions, cash and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

(b) all Securities owned or held by such Pledgor from time to time and all options and warrants owned by such Pledgor from time to time to purchase Securities;

(c) all Limited Liability Company Interests owned by such Pledgor from time to time and all of its right, title and interest in each limited liability company to which each such Limited Liability Company Interest relates, whether now existing or hereafter acquired, including, without limitation, to the fullest extent permitted under the terms and provisions of the documents and agreements governing such Limited Liability Company Interests and applicable law:

(i) all its capital therein and its interest in all profits, income, surpluses, losses, Limited Liability Company Assets and other distributions to which such Pledgor shall at any time be entitled in respect of such Limited Liability Company Interests;

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(ii) all other payments due or to become due to such Pledgor in respect of Limited Liability Company Interests, whether under any limited liability company agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

(iii) all of its claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any limited liability company agreement or operating agreement, or at law or otherwise in respect of such Limited Liability Company Interests;

(iv) all present and future claims, if any, of such Pledgor against any such limited liability company for monies loaned or advanced, for services rendered or otherwise;

(v) all of such Pledgor’s rights under any limited liability company agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Limited Liability Company Interests, including any power to terminate, cancel or modify any such limited liability company agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of any of such Pledgor in respect of such Limited Liability Company Interests and any such limited liability company, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing or for any Limited Liability Company Asset, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and

(vi) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

(d) all Partnership Interests owned by such Pledgor from time to time and all of its right, title and interest in each partnership to which each such Partnership Interest relates, whether now existing or hereafter acquired, including, without limitation, to the fullest extent permitted under the terms and provisions of the documents and agreements governing such Partnership Interests and applicable law:

(i) all its capital therein and its interest in all profits, income, surpluses, losses, Partnership Assets and other distributions to which such Pledgor shall at any time be entitled in respect of such Partnership Interests;

(ii) all other payments due or to become due to such Pledgor in respect of Partnership Interests, whether under any partnership agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

(iii) all of its claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any partnership agreement or operating agreement, or at law or otherwise in respect of such Partnership Interests;

(iv) all present and future claims, if any, of such Pledgor against any such partnership for monies loaned or advanced, for services rendered or otherwise;

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(v) all of such Pledgor’s rights under any partnership agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Partnership Interests, including any power to terminate, cancel or modify any partnership agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of such Partnership Interests and any such partnership, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing or for any Partnership Asset, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and

(vi) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

(e) all Financial Assets and Investment Property owned by such Pledgor from time to time;

(f) all Security Entitlements owned by such Pledgor from time to time in any and all of the foregoing; and

(g) all Proceeds of any and all of the foregoing;

provided that, no Pledgor shall be required at any time to pledge hereunder (and the term “Collateral” shall not include) any Excluded Collateral (so long as the same remains “Excluded Collateral” in accordance with the definition thereof).

Section 3.02 Procedures. (a) To the extent that any Pledgor as of the Closing Date or at any time or from time to time thereafter owns, acquires or obtains any right, title or interest in any Collateral, such Collateral shall automatically (and without the taking of any action by such Pledgor) be pledged pursuant to Section 3.01 of this Agreement and, in addition thereto, such Pledgor shall (to the extent provided below) take the following actions as set forth below as promptly as practicable and, (x) in the case of any such Collateral owned by a Pledgor on the Closing Date and constituting Certificated Securities, as of the Closing Date, (y) in the case of any such Collateral other than Certificated Securities owned by a Pledgor on the Closing Date, to the extent not accomplished as of the Closing Date after use of commercially reasonable efforts by such Pledgor, within 60 days after the Closing Date and (z) in the case of any such Collateral owned by a Pledgor after the Closing Date, within 60 days after it obtains such Collateral (or such later date as determined by the Collateral Agent in its reasonable discretion), for the benefit of the Pledgee and the other Secured Creditors:

(i) with respect to a Certificated Security (other than a Certificated Security credited on the books of a Clearing Corporation or Securities Intermediary), such Pledgor shall physically deliver such Certificated Security to the Pledgee, endorsed to the Pledgee or endorsed in blank;

(ii) with respect to an Uncertificated Security (other than an Uncertificated Security credited on the books of a Clearing Corporation or Securities Intermediary), such Pledgor shall only authorize, execute and deliver, and cause the issuer of such Uncertificated Security to duly authorize, execute and deliver to the Pledgee, an agreement for the benefit of the Pledgee and the other Secured Creditors substantially in the form of Annex H hereto (appropriately completed to the satisfaction of the Pledgee and with such modifications, if any, as shall be reasonably satisfactory to the Pledgee) pursuant to which such issuer agrees to comply with any and all instructions originated by the Pledgee without further consent by the registered owner and not to comply with instructions regarding such Uncertificated Security (and any Partnership Interests and Limited Liability Company Interests issued by such issuer) originated by any other Person other than a court of competent jurisdiction;

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(iii) with respect to a Certificated Security, Uncertificated Security, Partnership Interest or Limited Liability Company Interest credited on the books of a Clearing Corporation or Securities Intermediary (including a Federal Reserve Bank, Participants Trust Company or The Depository Trust Company), such Pledgor shall take (x) all actions required (i) to comply with the applicable rules of such Clearing Corporation or Securities Intermediary and (ii) to perfect the security interest of the Pledgee under applicable law and (y) such other actions as the Pledgee deems necessary or desirable to effect the foregoing; provided that a Pledgor shall not be required to enter into any control agreement in respect of any Security Entitlement or Securities Account;

(iv) with respect to a Partnership Interest or a Limited Liability Company Interest (other than a Partnership Interest or Limited Liability Company Interest credited on the books of a Clearing Corporation or Securities Intermediary), (1) if such Partnership Interest or Limited Liability Company Interest is represented by a certificate and is a Security for purposes of the UCC, such Pledgor shall follow the procedure set forth in Section 3.02(a)(i) hereof, and (2) if such Partnership Interest or Limited Liability Company Interest is not represented by a certificate but is a Security for purposes of the UCC, such Pledgor shall follow the procedure set forth in Section 3.02(a)(ii) hereof;

(v) with respect to any Intercompany Note, and any other Note in an amount in excess of $500,000, such Pledgor (in either case) shall provide physical delivery of such Intercompany Note and other Note to the Pledgee, endorsed in blank, or, at the request of the Pledgee, endorsed to the Pledgee; and

(vi) with respect to cash proceeds from any of the Collateral described in Section 3.01 hereof, at any time following a request by the Pledgee given while an Event of Default is in existence, such Pledgor shall (i) permit establishment by the Pledgee of a deposit account in the name of such Pledgor over which the Pledgee shall have “control” within the meaning of Section 9-104 of the UCC and no withdrawals or transfers may be made therefrom by any Person except with the prior written consent of the Pledgee and (ii) provide for the deposit of such cash in such deposit account.

(b) In addition to the actions required to be taken pursuant to Section 3.02(a) hereof, each Pledgor shall take the following additional actions with respect to the Collateral:

(i) with respect to all Collateral of such Pledgor whereby or with respect to which the Pledgee may obtain “control” thereof within the meaning of Section 8-106 of the UCC (or under any provision of the UCC as same may be amended or supplemented from time to time, or under the laws of any relevant State other than the State of New York), such Pledgor shall take all actions as may be requested from time to time by the Pledgee so that “control” of such Collateral is obtained and at all times held by the Pledgee; provided that no Pledgor shall be required to enter into a control agreement in respect of any Security Entitlement and the Securities Account to which the underlying Financial Asset is credited;

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(ii) each Pledgor shall from time to time deliver to the Pledgee financing statements (on appropriate forms) under the Uniform Commercial Code as in effect in the various relevant States, covering all Collateral hereunder (with the form of such financing statements to be satisfactory to the Pledgee), to be filed in the relevant filing offices so that at all times the Pledgee’s security interest in all Investment Property and other Collateral which can be perfected by the filing of such financing statements (in each case to the maximum extent perfection by filing may be obtained under the laws of the relevant States, including, without limitation, Section 9-312(a) of the UCC) may be so perfected; and

(iii) subject to the terms of this Agreement and to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default and following request by the Pledgee, each Pledgor shall cause each Broker-Dealer Subsidiary to (A) make any required filing or application with, and give any required notice to, any applicable Governmental Authority or Regulatory Supervising Organization that may be necessary to permit the Secured Creditors and the Pledgee to acquire, exercise control over, transfer or otherwise exercise any rights provided under this Agreement over the Equity Interests of a Broker-Dealer Subsidiary pledged hereunder, (B) use its best efforts to pursue such filing, application or notice and obtain any required consent or approval as promptly as practicable, (C) notify the Pledgee of any filing or notice that will be required, which each Pledgor represents will contain a complete list of all regulatory authorizations and notifications that may be required, and (D) take such other actions as may be reasonably requested by the Pledgee to facilitate such acquisition, control or transfer of the Equity Interests of any Broker-Dealer Subsidiary pledged hereunder.

Section 3.03 Subsequently Acquired Collateral. If any Pledgor shall acquire (by purchase, stock dividend, distribution or otherwise) any additional Collateral at any time or from time to time after the date hereof, (i) such Collateral shall automatically (and without any further action being required to be taken) be subject to the pledge and security interests created pursuant to Section 3.01 hereof and, furthermore, such Pledgor will thereafter take (or cause to be taken) all action (as promptly as practicable and, in any event, within 60 days after it obtains such Collateral (or such later date as determined by the Collateral Agent in its reasonable discretion)) reasonably required with respect to such Collateral in accordance with the procedures set forth in Section 3.02 hereof, and will promptly thereafter deliver to the Pledgee (i) a certificate executed by an authorized officer of such Pledgor describing such Collateral and certifying that the same has been duly pledged in favor of the Pledgee (for the benefit of the Secured Creditors) hereunder and (ii) supplements to Annexes A through G hereto as are necessary to cause such Annexes to be complete and accurate at such time. Without limiting the foregoing, each Pledgor shall be required to pledge hereunder the Equity Interests of (x) any Exempted Foreign Entity and (y) any Domestic Subsidiary substantially all of the assets of which consist of Equity Interests of one or more Foreign Subsidiaries, in each case at any time and from time to time after the date hereof acquired by such Pledgor, provided that no Pledgor shall be required at any time to pledge hereunder the Voting Equity Interests of any such Exempted Foreign Entity or Domestic Subsidiary referred to in the foregoing clauses (x) and (y) constituting more than 66% of the total combined voting power of all Voting Equity Interests of such Exempted Foreign Entity or Domestic Subsidiary, as applicable.

Section 3.04 Transfer Taxes. Each pledge of Collateral under Section 3.01 or Section 3.03 hereof shall be accompanied by any transfer tax stamps required in connection with the pledge of such Collateral.

Section 3.05 Certain Representations and Warranties Regarding the Collateral. Each Pledgor represents and warrants that on the date hereof: (i) each Subsidiary of such Pledgor, and the direct ownership thereof, is listed in Annex B hereto, (ii) the Stock (and any warrants or options to purchase Stock) held directly by such Pledgor (other than Excluded Collateral) consists of the number and type of shares of the Stock (or warrants or options to purchase any Stock) of the corporations as described in Annex C hereto; (iii) such Stock referenced in clause (ii) of this paragraph constitutes that percentage of the issued and outstanding capital stock of the issuing corporation as is set forth in Annex C hereto; (iv) the Notes held by such Pledgor consist of the promissory notes described in Annex D hereto where such Pledgor is listed as the

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lender to the extent such Notes are required to be delivered to the Pledgee pursuant to Section 3.02(a)(v) hereof; (v) the Limited Liability Company Interests held directly by such Pledgor (other than Excluded Collateral) consist of the number and type of interests of the Persons described in Annex E hereto; (vi) each such Limited Liability Company Interest referenced in clause (v) of this paragraph constitutes that percentage of the issued and outstanding equity interest of the issuing Person as set forth in Annex E hereto; (vii) the Partnership Interests held directly by such Pledgor (other than Excluded Collateral) consist of the number and type of interests of the Persons described in Annex F hereto; (viii) each such Partnership Interest referenced in clause (vii) of this paragraph constitutes that percentage of the issued and outstanding equity interest of the issuing Person as set forth in Annex F hereto; (ix) the Pledgor has complied with the respective procedure set forth in Section 3.02(a) hereof with respect to each item of Collateral described in Annexes C through F hereto; and (x) except as set forth on Annexes C through F hereto, such Pledgor does not directly hold any other Securities, Stock, Limited Liability Company Interests or Partnership Interests other than as set forth on Annex G that constitute Collateral hereunder.

ARTICLE 4

APPOINTMENT OF SUB-AGENTS; ENDORSEMENTS, ETC.

The Pledgee shall have the right to appoint one or more sub-agents for the purpose of retaining physical possession of the Collateral, which may be held (in the discretion of the Pledgee) in the name of the relevant Pledgor, endorsed or assigned in blank or in favor of the Pledgee or any nominee or nominees of the Pledgee or a sub-agent appointed by the Pledgee.

ARTICLE 5

VOTING, ETC., WHILE NO EVENT OF DEFAULT.

Unless and until there shall have occurred and be continuing an Event of Default, each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral owned by it, and to give consents, waivers or ratifications in respect thereof; provided that, in each case, no vote shall be cast or any consent, waiver or ratification given or any action taken or omitted to be taken which would violate or result in a breach of any covenant contained in any Secured Debt Agreement. All such rights of each Pledgor to vote and to give consents, waivers and ratifications shall cease in case an Event of Default has occurred and is continuing, and Article 7 hereof shall become applicable.

ARTICLE 6

DIVIDENDS AND OTHER DISTRIBUTIONS

Unless and until there shall have occurred and be continuing an Event of Default, all cash dividends, cash distributions, cash Proceeds and other cash amounts payable in respect of the Collateral shall be paid to the respective Pledgor. The Pledgee shall be entitled to receive, and to retain as part of the Collateral:

(i) all other or additional stock, notes, certificates, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash dividends other than as set forth above) paid or distributed by way of dividend or otherwise in respect of the Collateral;

(ii) all other or additional stock, notes, certificates, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash (although such cash may be paid directly to the respective Pledgor so long as no Event of Default then exists)) paid or distributed in respect of the Collateral by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement; and

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(iii) all other or additional stock, notes, certificates, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash) which may be paid in respect of the Collateral by reason of any consolidation, merger, exchange of stock, conveyance of assets, liquidation or similar corporate or other reorganization.

Nothing contained in this Article 6 shall limit or restrict in any way the Pledgee’s right to receive the proceeds of the Collateral in any form in accordance with Article 3 of this Agreement. All dividends, distributions or other payments which are received by any Pledgor contrary to the provisions of this Article 6 or Article 7 hereof shall be received in trust for the benefit of the Pledgee, shall be segregated from other property or funds of such Pledgor and shall be forthwith paid over to the Pledgee as Collateral in the same form as so received (with any necessary endorsement).

ARTICLE 7

REMEDIES IN CASE OF AN EVENT OF DEFAULT

If there shall have occurred and be continuing an Event of Default, then and in every such case, the Pledgee shall be entitled to exercise all of the rights, powers and remedies (whether vested in it by this Agreement, any other Secured Debt Agreement or by law) for the protection and enforcement of its rights in respect of the Collateral, and the Pledgee shall be entitled to exercise all the rights and remedies of a secured party under the UCC as in effect in any relevant jurisdiction and also shall be entitled, without limitation, to exercise the following rights, which each Pledgor hereby agrees to be commercially reasonable:

(i) to receive all amounts payable in respect of the Collateral otherwise payable under Article 6 hereof to the respective Pledgor;

(ii) to transfer all or any part of the Collateral into the Pledgee’s name or the name of its nominee or nominees;

(iii) to accelerate any Pledged Note which may be accelerated in accordance with its terms, and take any other lawful action to collect upon any Pledged Note (including, without limitation, to make any demand for payment thereon);

(iv) to vote (and exercise all rights and powers in respect of voting) all or any part of the Collateral (whether or not transferred into the name of the Pledgee) and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto as though it were the outright owner thereof (each Pledgor hereby irrevocably constituting and appointing the Pledgee the proxy and attorney-in-fact of such Pledgor, with full power of substitution to do so);

(v) at any time and from time to time to sell, assign and deliver, or grant options to purchase, all or any part of the Collateral, or any interest therein, at any public or private sale, without demand of performance, advertisement or notice of intention to sell or of the time or place of sale or adjournment thereof or to redeem or otherwise purchase or dispose (all of which are hereby waived by each Pledgor), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Pledgee in its absolute discretion may determine, provided at least 10 days’ written notice of the time and place of any such sale shall be given to the respective Pledgor. The Pledgee shall not be obligated to make any such sale of Collateral regardless of whether any such notice of sale has theretofore been given. Each Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security or the Secured

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Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Pledgee on behalf of the Secured Creditors may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither the Pledgee nor any other Secured Creditor shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall any of them be under any obligation to take any action whatsoever with regard thereto. If the Collateral Agent sells any of the Collateral upon credit, the Pledgors will be credited only with payment actually made by the purchaser, received by the Collateral Agent and applied in accordance with Section 7.04 of the Security Agreement. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the same, subject to the same rights and duties set forth herein.; and

(vi) to set off any and all Collateral against any and all Secured Obligations, and to withdraw any and all cash or other Collateral from any and all Collateral Accounts and to apply such cash and other Collateral to the payment of any and all Secured Obligations.

Each Pledgor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make any such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Pledgor’s expense.

ARTICLE 8

REMEDIES, CUMULATIVE, ETC.

Each and every right, power and remedy of the Pledgee provided for in this Agreement or in any other Secured Debt Agreement, or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Pledgee or any other Secured Creditor of any one or more of the rights, powers or remedies provided for in this Agreement or any other Secured Debt Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Pledgee or any other Secured Creditor of all such other rights, powers or remedies, and no failure or delay on the part of the Pledgee or any other Secured Creditor to exercise any such right, power or remedy shall operate as a waiver thereof. No notice to or demand on any Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Pledgee or any other Secured Creditor to any other or further action in any circumstances without notice or demand. The Secured Creditors agree that this Agreement may be enforced only by the action of the Pledgee, in each case, acting upon the instructions of the Required Secured Creditors, and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Pledgee for the benefit of the Secured Creditors upon the terms of this Agreement and the Security Agreement.

ARTICLE 9

APPLICATION OF PROCEEDS

(a) All monies collected by the Pledgee upon any sale or other disposition of the Collateral pursuant to the terms of this Agreement, together with all other monies received by the Pledgee hereunder, shall be applied in the manner provided in the Security Agreement.

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(b) It is understood and agreed that each Pledgor shall remain jointly and severally liable with respect to its Secured Obligations to the extent of any deficiency between the amount of the proceeds of the Collateral pledged by it hereunder and the aggregate amount of such Secured Obligations.

ARTICLE 10

PURCHASERS OF COLLATERAL

Upon any sale of the Collateral by the Pledgee hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Pledgee or the officer making such sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Pledgee or such officer or be answerable in any way for the misapplication or nonapplication thereof.

ARTICLE 11

INDEMNITY

Each Pledgor jointly and severally agrees to indemnify, reimburse and hold the Collateral Agent, each other Secured Creditor and their respective successors, assigns, employees, affiliates and agents (hereinafter in this Article 11 referred to individually as “Indemnitee,” and collectively as “Indemnitees”) harmless from any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all documented costs, expenses or disbursements (but limited, with respect to legal expenses, to the reasonable and documented fees, disbursements and other charges of one single firm of primary counsel, one firm of special counsel and one additional firm of local counsel for each applicable jurisdiction for all similarly situated Indemnitees) (for the purposes of this Article 11 the foregoing are collectively called “expenses”) of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement, any other Credit Document or any other document executed in connection herewith or therewith or in any other way connected with the administration of the transactions contemplated hereby or thereby or the enforcement of any of the terms of any thereof, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable); provided that no Indemnitee shall be indemnified pursuant to this Article 11 for losses, damages or liabilities to the extent caused by the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision).

ARTICLE 12

PLEDGEE NOT A PARTNER OR LIMITED LIABILITY COMPANY MEMBER

(a) Nothing herein shall be construed to make the Pledgee or any other Secured Creditor liable as a member of any limited liability company or as a partner of any partnership and neither the Pledgee nor any other Secured Creditor by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless the Pledgee shall become the absolute owner of Collateral consisting of a Limited Liability Company Interest or a Partnership Interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Pledgee, any other Secured Creditor, any Pledgor and/or any other Person.

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(b) Except as provided in the last sentence of paragraph (a) of this Article 12, the Pledgee, by accepting this Agreement, did not intend to become a member of any limited liability company or a partner of any partnership or otherwise be deemed to be a co-venturer with respect to any Pledgor, any limited liability company, partnership and/or any other Person either before or after an Event of Default shall have occurred. The Pledgee shall have only those powers set forth herein and the Secured Creditors shall assume none of the duties, obligations or liabilities of a member of any limited liability company or as a partner of any partnership or any Pledgor except as provided in the last sentence of paragraph (a) of this Article 12.

(c) The Pledgee and the other Secured Creditors shall not be obligated to perform or discharge any obligation of any Pledgor as a result of the pledge hereby effected.

(d) The acceptance by the Pledgee of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate the Pledgee or any other Secured Creditor to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral.

ARTICLE 13

FURTHER ASSURANCES; POWER-OF-ATTORNEY

(a) Each Pledgor agrees that it will join with the Pledgee in executing and, at such Pledgor’s own expense, file and refile under the UCC or other applicable law such financing statements, continuation statements and other documents, in form reasonably acceptable to the Pledgee, in such offices as the Pledgee (acting on its own or on the instructions of the Required Secured Creditors) may reasonably deem necessary or appropriate and wherever required or permitted by law in order to perfect, preserve, confirm or validate the Pledgee’s security interest in the Collateral hereunder and hereby authorizes the Pledgee to file financing statements and amendments thereto relative to all or any part of the Collateral (including, without limitation, financing statements which list the Collateral specifically and/or “all assets” or similar description, as collateral) without the signature of such Pledgor where permitted by law, and agrees to do such further acts and things and to execute and deliver to the Pledgee such additional conveyances, assignments, agreements and instruments as the Pledgee may reasonably require or deem advisable to carry into effect the purposes of this Agreement or to further assure and confirm unto the Pledgee and enable the Pledgee to exercise and enforce any of its rights, powers and remedies hereunder or thereunder.

(b) Each Pledgor hereby constitutes and appoints the Pledgee its true and lawful attorney-in-fact, irrevocably, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, for the sole benefit of the Secured Creditors, but at the Pledgors’ expense, at any time and from time to time after the occurrence of and during the continuance of an Event of Default, in the Pledgee’s discretion, to act, require, demand, sue for, collect, receive, compound and give acquittance for any and all monies and claims for monies due or to become due to such Pledgor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute, settle, compromise, compound or defend any proceedings and to execute any instrument which the Pledgee may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, to sell, lease, license or otherwise dispose of any Collateral or the proceeds or avails thereof, as fully and effectually as if the Pledgee were the absolute owner thereof, to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto, which appointment as attorney is coupled with an interest.

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ARTICLE 14

THE PLEDGEE AS COLLATERAL AGENT

(a) The Pledgee will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood, acknowledged and agreed by each Secured Creditor that by accepting the benefits of this Agreement each such Secured Creditor acknowledges and agrees that the obligations of the Pledgee as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Article 8 of the Credit Agreement. The Pledgee shall act hereunder on the terms and conditions set forth herein and in Article 8 of the Credit Agreement.

(b) The provisions of Article 8 of the Credit Agreement shall inure to the benefit of the Pledgee, and shall be binding upon all Pledgors and all Secured Parties, in connection with this Agreement and the other Secured Debt Agreements. Without limiting the generality of the foregoing, (i) the Pledgee shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Secured Debt Agreements that the Pledgee is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08 of the Credit Agreement), and except as expressly set forth in the Credit Documents, the Pledgee shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Pledgor that is communicated to or obtained by the bank serving as Pledgee or any of its Affiliates in any capacity. The Pledgee shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any security interest granted herein, whether impaired by operation of law or by reason of any action or omission to act on its part under the Secured Debt Agreements. The Pledgee shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Pledgee by the Borrower or a Secured Creditor.

(c) Sub-Agents and Related Parties. The Pledgee may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Pledgee and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Article 31 and this Article 14 shall apply to any such sub-agent and to the Related Parties of the Pledgee and any such sub-agent.

(d) Information as to Secured Obligations and Actions by Secured Creditors. For all purposes of the Secured Debt Agreements, including determining the amounts of the Secured Obligations, or whether any action has been taken under any Secured Debt Agreement, the Pledgee will be entitled to rely on information from (i) its own records for information as to the Secured Creditors, their Secured Obligations and actions taken by them, (ii) any Secured Creditor for information as to its Secured Obligations and actions taken by it, to the extent that the Pledgee has not obtained such information from its own records, and (iii) the Borrower, to the extent that the Pledgee has not obtained information from the foregoing sources.

(e) Refusal to Act. The Pledgee may refuse to act on any notice, consent, direction or instruction from any Secured Creditor or any agent, trustee or similar representative thereof that, in the Pledgee’s opinion, (i) is contrary to law or the provisions of any Secured Debt Agreement, (ii) may expose the Pledgee to liability (unless the Pledgee shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Creditors that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Creditors not joining in such notice, consent, direction or instruction.

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ARTICLE 15

TRANSFER BY THE PLEDGORS

Except as permitted (i) prior to the date all Credit Document Obligations have been paid in full in cash and all Commitments and Letters of Credit under the Credit Agreement have been terminated, pursuant to the Credit Agreement, and (ii) thereafter, pursuant to any Secured Hedging Agreement, no Pledgor will sell or otherwise dispose of, grant any option with respect to, or mortgage, pledge or otherwise encumber any of the Collateral or any interest therein.

ARTICLE 16

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PLEDGORS

(a) Each Pledgor represents, warrants and covenants as to itself and each of its Subsidiaries that, as of the date hereof:

(i) it is the legal, beneficial and record owner of, and has good and marketable title to, all of its material Collateral consisting of one or more Securities, Partnership Interests and Limited Liability Company Interests and that it has sufficient interest in all of its Collateral in which a security interest is purported to be created hereunder for such security interest to attach (in each case, free and clear of any pledge, lien, mortgage, hypothecation, security interest, charge, option, Adverse Claim or other encumbrance whatsoever, except the liens and security interests, created by this Agreement or permitted in respect of the Collateral under the Secured Debt Agreements);

(ii) it has full power, authority and legal right to pledge all the Collateral pledged by it pursuant to this Agreement and, except as would not reasonably be expected to have a Material Adverse Effect, it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(iii) this Agreement has been duly authorized, executed and delivered by such Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable against such Pledgor in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought by proceedings in equity or at law);

(iv) except to the extent already obtained or made, no consent of any other party (including, without limitation, any stockholder, partner, member or creditor of such Pledgor or any of its Subsidiaries) and no order, consent, license, permit, approval or authorization or validation of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required to be obtained by such Pledgor in connection with (a) the execution, delivery or performance of this Agreement by such Pledgor, (b) the validity or enforceability of this Agreement against such Pledgor (except as set forth in clause (iii) above), (c) the perfection or enforceability of the Pledgee’s security interest in such Pledgor’s Collateral or (d) except for compliance with or as may be required by applicable securities laws, the exercise by the Pledgee of any of its rights or remedies provided herein;

(v) neither the execution, delivery or performance by such Pledgor of this Agreement or any other Secured Debt Agreement to which it is a party, nor compliance by it with the terms and provisions hereof and thereof nor the consummation of the transactions contemplated therein: (x) except as would not reasonably be expected to have a Material Adverse Effect, will contravene any provision of any applicable law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court, arbitrator or governmental instrumentality, domestic or foreign, applicable to such Pledgor; (y) except as would not reasonably be expected to have a Material Adverse Effect, will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of

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the properties or assets of such Pledgor or any of its Subsidiaries pursuant to the terms of any indenture, lease, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or other instrument to which such Pledgor or any of its Subsidiaries is a party or is otherwise bound, or by which it or any of its properties or assets is bound or to which it may be subject; or (z) will violate any provision of the certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation or limited liability company agreement (or equivalent organizational documents), as the case may be, of such Pledgor or any of its Subsidiaries;

(vi) all of such Pledgor’s Collateral (consisting of Securities, Limited Liability Company Interests and Partnership Interests) has been duly and validly issued, is fully paid and non-assessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived or otherwise agreed and not as a result of any rights contained in any organizational document) and is subject to no options to purchase or similar rights;

(vii) [Reserved];

(viii) the pledge, collateral assignment and delivery to the Pledgee of such Pledgor’s Collateral consisting of Certificated Securities and Pledged Notes pursuant to this Agreement creates a valid and perfected first priority security interest in such Certificated Securities and Pledged Notes, and the proceeds thereof, subject to no prior Lien or encumbrance or to any agreement purporting to grant to any third party a Lien or encumbrance on the property or assets of such Pledgor which would include the Securities (other than the liens and security interests permitted under the Secured Debt Agreements then in effect) and the Pledgee is entitled to all the rights, priorities and benefits afforded by the UCC or other relevant law as enacted in any relevant jurisdiction to perfect security interests in respect of such Collateral; and

(ix) “control” (as defined in Section 8-106 of the UCC) has been obtained by the Pledgee over all of such Pledgor’s Collateral consisting of Securities (including, without limitation, Notes which are Securities, but excluding any Security Entitlement) with respect to which such “control” may be obtained pursuant to Section 8-106 of the UCC, except to the extent that the obligation of the applicable Pledgor to provide the Pledgee with “control” of such Collateral has not yet arisen under this Agreement.

(b) Each Pledgor covenants and agrees that it will defend the Pledgee’s right, title and security interest in and to such Pledgor’s Collateral and the proceeds thereof against the claims and demands of all persons whomsoever; and each Pledgor covenants and agrees that it will have like title to and right to pledge any other property at any time hereafter pledged to the Pledgee by such Pledgor as Collateral hereunder and will likewise defend the right thereto and security interest therein of the Pledgee and the other Secured Creditors.

(c) No Pledgor has performed any acts that might prevent the Pledgee from enforcing any of the provisions of this Agreement. Each Pledgor will, promptly upon request, provide to the Pledgee all information and evidence concerning such Pledgor’s Collateral that the Pledgee may reasonably request from time to time to enable it to enforce the provisions of this Agreement.

(d) In the case of each Pledgor which is an issuer of Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

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(e) In the case of each Pledgor which is a partner, member or equity holder, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable partnership agreement, limited liability company agreement, or other organizational document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Partnership Interests, Limited Liability Company Interests or other Collateral in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Partnership Interests, Limited Liability Company Interests or other Collateral to the Pledgee or its nominee and to the substitution of the Pledgee or its nominee as a substituted partner, equity holder or member of such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, member or equity holder, as the case may be.

ARTICLE 17

[RESERVED]

ARTICLE 18

PLEDGORS’ OBLIGATIONS ABSOLUTE, ETC.

The obligations of each Pledgor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than termination of this Agreement pursuant to Article 20 hereof), including, without limitation:

(i) any renewal, extension, amendment or modification of, or addition or supplement to or deletion from, any Secured Debt Agreement (other than this Agreement in accordance with its terms), or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;

(ii) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument including, without limitation, this Agreement (other than a waiver, consent or extension with respect to this Agreement in accordance with its terms);

(iii) any furnishing of any additional security to the Pledgee or its assignee or any acceptance thereof or any release of any security by the Pledgee or its assignee;

(iv) any limitation on any party’s liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof; or

(v) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any Pledgor or any Subsidiary of any Pledgor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not such Pledgor shall have notice or knowledge of any of the foregoing.

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ARTICLE 19

SALE OF COLLATERAL WITHOUT REGISTRATION

(a) If an Event of Default shall have occurred and be continuing and any Pledgor shall have received from the Pledgee a written request or requests that such Pledgor cause any registration, qualification or compliance under any federal or state securities law or laws to be effected with respect to all or any part of the Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests, such Pledgor as soon as practicable and at its expense will use commercially reasonable efforts to cause such registration to be so effected (and be kept effective) and will use commercially reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests, including, without limitation, registration under the Securities Act, as then in effect (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with any other governmental requirements; provided, that the Pledgee shall furnish to such Pledgor such information regarding the Pledgee as such Pledgor may request in writing and as shall be required in connection with any such registration, qualification or compliance. Each Pledgor will cause the Pledgee to be kept reasonably advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, will furnish to the Pledgee such number of prospectuses, offering circulars and other documents incident thereto as the Pledgee from time to time may reasonably request, and will indemnify, to the extent permitted by law, the Pledgee and all other Secured Creditors participating in the distribution of such Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may have been caused by an untrue statement or omission based upon information furnished in writing to such Pledgor by the Pledgee or such other Secured Creditor expressly for use therein.

(b) If at any time when the Pledgee shall determine to exercise its right to sell all or any part of the Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests pursuant to Article 7 hereof, and such Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act as then in effect, the Pledgee may, in its sole and absolute discretion, sell such Collateral or part thereof by private sale in such manner and under such circumstances as the Pledgee may deem necessary or advisable in order that such sale may legally be effected without such registration. Without limiting the generality of the foregoing, in any such event the Pledgee, in its sole and absolute discretion (i) may proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under such Securities Act, (ii) may approach and negotiate with a single possible purchaser to effect such sale, and (iii) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Collateral or part thereof. In the event of any such sale, the Pledgee shall incur no responsibility or liability for selling all or any part of the Collateral at a price which the Pledgee, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until the registration as aforesaid.

ARTICLE 20

TERMINATION; RELEASE.

(a) On the Termination Date (as defined below), this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation, in Article 11 hereof shall survive any such termination) and the Pledgee, at the request and expense of such Pledgor, will execute and deliver to such Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement (including, without limitation, UCC-3 termination statements and instruments of satisfaction, discharge and/or reconveyance), and will duly release from the security interest created hereby and assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Pledgee and as has not theretofore been sold or otherwise

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applied or released pursuant to this Agreement, together with any moneys at the time held by the Pledgee or any of its sub-agents hereunder and, with respect to any Collateral consisting of an Uncertificated Security, a Partnership Interest or a Limited Liability Company Interest (other than an Uncertificated Security, Partnership Interest or Limited Liability Company Interest credited on the books of a Clearing Corporation or Securities Intermediary), a termination of the agreement relating thereto executed and delivered by the issuer of such Uncertificated Security pursuant to Section 3.02(a)(ii) or by the respective partnership or limited liability company pursuant to Section 3.02(a)(iv)(2). As used in this Agreement, “Termination Date” shall mean the date upon which the Commitments under the Credit Agreement have been terminated, no Note (as defined in the Credit Agreement) is outstanding (and all Loans have been repaid in full in cash), all Letters of Credit issued under the Credit Agreement have been terminated (or fully cash collateralized and/or backstopped by one or more letters of credit), and all other Secured Obligations (other than Other Obligations and indemnities described in Article 11 hereof, described in Section 8 of the Security Agreement and described in Section 9.05 of the Credit Agreement, and any other indemnities set forth in any other Security Documents, in each case which are not then due and payable) then due and payable have been paid in full in cash.

(b) In the event that any part of the Collateral (i) is or becomes Excluded Collateral, (ii) is sold or otherwise disposed of (to a Person other than a Credit Party) at any time prior to the Termination Date, in connection with a sale or disposition not prohibited by the Credit Agreement and the proceeds from such sale or disposition ) are applied in accordance with the terms of the Credit Agreement or such other applicable Secured Debt Agreement, as the case may be, to the extent required to be so applied or (iii) is otherwise released at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08 of the Credit Agreement), in each case, such Collateral shall be automatically released from the security interest created hereby and, at the request and expense of such Pledgor, the Pledgee will execute and deliver such documentation, including termination or partial release statements and the like requested by such Pledgor in connection therewith) and assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral that has become Excluded Collateral or as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Pledgee (or, in the case of Collateral held by any sub-agent designated pursuant to Article 4 hereto, such subagent) and has not theretofore been released pursuant to this Agreement. Furthermore, upon the release of any Subsidiary Guarantor from the Subsidiaries Guaranty in accordance with the provisions thereof, any such Subsidiary Guarantor that is a Pledgor (and the Collateral at such time assigned by the respective Pledgor pursuant hereto) shall be released from this Agreement without any further action hereunder and the Pledgee is authorized and directed to execute and deliver such instruments of release as provided in this Section 11.08(b).

(c) At any time that any Pledgor desires that Collateral be released as provided in the foregoing Article 20(a) or (b), it shall deliver to the Pledgee (and the relevant sub-agent, if any, designated pursuant to Article 4 hereof) a certificate signed by an authorized officer of such Pledgor stating that the release of the respective Collateral is permitted pursuant to Article 20(a) or (b) hereof.

(d) The Pledgee shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with (or which the Pledgee in good faith believes to be in accordance with) this Article 20.

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ARTICLE 21

NOTICES, ETC.

Each notice, request or other communication given hereunder shall be given in accordance with Section 9.01 of the Credit Agreement and shall be addressed, (a) if to the Borrower, the Pledgee or any other Lender Creditor, to such address as such Person shall have specified in the Credit Agreement, (b) if to any Pledgor other than the Borrower, in the care of the Borrower to such address as the Borrower shall have specified in the Credit Agreement and (c) if to any Other Creditor, to such address as such Other Creditor shall have specified in writing to the Borrower and the Collateral Agent or, in each case to such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

ARTICLE 22

WAIVER; AMENDMENT

Except as provided in Articles 20 and 30 hereof, none of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever except in accordance with the requirements specified in the Credit Agreement.

ARTICLE 23

SUCCESSORS AND ASSIGNS

This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Article 20, (ii) be binding upon each Pledgor, its successors and assigns; provided, however, that no Pledgor shall assign any of its rights or obligations hereunder without the prior written consent of the Pledgee (with the prior written consent of the Required Secured Creditors), and (iii) inure, together with the rights and remedies of the Pledgee hereunder, to the benefit of the Pledgee, the other Secured Creditors and their respective successors, transferees and assigns. All agreements, statements, representations and warranties made by each Pledgor herein or in any certificate or other instrument delivered by such Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Secured Debt Agreements regardless of any investigation made by the Secured Creditors or on their behalf.

ARTICLE 24

HEADINGS DESCRIPTIVE

The headings of the several Sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

ARTICLE 25

GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. EACH PLEDGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT; PROVIDED THAT SUIT FOR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT OBTAINED IN

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ANY SUCH NEW YORK STATE OR FEDERAL COURT MAY BE BROUGHT IN ANY OTHER COURT OF COMPETENT JURISDICTION. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE PLEDGEE OR ANY OTHER SECURED CREDITOR MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS AGAINST ANY PLEDGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH PLEDGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN ARTICLE 21. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS ARTICLE 25.

ARTICLE 26

PLEDGOR’S DUTIES

It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Pledgor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Pledgee shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, except for the safekeeping of Collateral actually in Pledgee’s possession, nor shall the Pledgee be required or obligated in any manner to perform or fulfill any of the obligations of any Pledgor under or with respect to any Collateral.

ARTICLE 27

COUNTERPARTS

This Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission) and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with each Pledgor and the Pledgee.

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ARTICLE 28

SEVERABILITY

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

ARTICLE 29

RECOURSE

This Agreement is made with full recourse to each Pledgor and pursuant to and upon all the representations, warranties, covenants and agreements on the part of such Pledgor contained herein and in the other Secured Debt Agreements and otherwise in writing in connection herewith or therewith.

ARTICLE 30

ADDITIONAL PLEDGORS

It is understood and agreed that any Subsidiary of the Borrower that is required to become a party to this Agreement after the date hereof pursuant to the requirements of the Credit Agreement or any other Secured Debt Agreement, shall become a Pledgor hereunder by (x) executing a counterpart hereof and delivering same to the Pledgee or executing an assumption agreement and delivering same to the Pledgee, in each case as may be required by (and in form and substance reasonably satisfactory to) the Pledgee, (y) delivering supplements to Annexes A through G, hereto as are necessary to cause such annexes to be complete and accurate with respect to such additional Pledgor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Pledgor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Pledgee and with all documents and actions required above to be taken to the reasonable satisfaction of the Pledgee.

ARTICLE 31

LIMITED OBLIGATIONS

It is the desire and intent of each Pledgor and the Secured Creditors that this Agreement shall be enforced against each Pledgor to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought.

Notwithstanding anything to the contrary contained herein, in furtherance of the foregoing, it is noted that the obligations of each Pledgor constituting a Subsidiary Guarantor have been limited as provided in the Subsidiaries Guaranty.

Beyond the exercise of reasonable care in the custody and preservation thereof, the Pledgee will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Pledgee will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any agent or bailee selected by the Pledgee in good faith, except to the extent that such liability arises from the Pledgee’s gross negligence or willful misconduct.

24

ARTICLE 32

[RESERVED]

ARTICLE 33

BROKER DEALER COMPLIANCE

Notwithstanding anything to the contrary contained herein or in any other Credit Document, no party hereto shall take any actions hereunder that would constitute or result in a transfer or assignment of any Broker-Dealer Subsidiary or any Equity Interests of a Broker-Dealer Subsidiary, or a change of control over such Broker-Dealer Subsidiary, requiring the application to and/or prior approval of FINRA or any other Regulatory Supervising Organization without first making such application and/or obtaining such prior approval, to the extent required, of FINRA or such Regulatory Supervising Organization.

Without limiting the obligations of any party under Section 3.02(b)(iii), if an Event of Default shall have occurred and be continuing and the Pledgee shall have notified the Borrower that it intends to enforce its rights under Article 7, the Pledgee is empowered to seek from FINRA or any other Regulatory Supervising Organization, to the extent required, consent to or approval of any involuntary transfer of control of any entity whose Collateral is subject to this Agreement for the purpose of seeking a bona fide purchaser to whom control ultimately will be transferred. Each Pledgor agrees to cooperate with any such purchaser and with the Pledgee in the preparation, execution and filing of any forms and providing any information that may be necessary in obtaining such consent to the assignment to such purchaser of the Collateral. Each Pledgor hereby agrees to consent to any such voluntary or involuntary transfer after and during the continuation of an Event of Default and following delivery by the Pledgee of the notice described above, as long as not revoked or rescinded. Each Pledgor shall cooperate fully in obtaining the consent of FINRA and the approval or consent of each other Regulatory Supervising Organization required to effectuate the foregoing.

ARTICLE 34

INTERCREDITOR AGREEMENTS GOVERN

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED CREDITORS PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT WITH RESPECT TO ANY COLLATERAL HEREUNDER ARE SUBJECT TO THE PROVISIONS OF EACH INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF ANY INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. THE REQUIREMENTS OF THIS AGREEMENT TO DELIVER PLEDGED COLLATERAL AND ANY CERTIFICATES, INSTRUMENTS OR DOCUMENTS IN RELATION THERETO TO THE COLLATERAL AGENT OR ANY OBLIGATION WITH RESPECT TO THE DELIVERY, TRANSFER, CONTROL, NOTATION OR PROVISION OF VOTING RIGHTS WITH RESPECT TO ANY COLLATERAL SHALL BE DEEMED SATISFIED BY THE DELIVERY, TRANSFER, CONTROL, NOTATION OR PROVISION IN FAVOR OF THE PARTY SPECIFIED IN THE APPLICABLE INTERCREDITOR AGREEMENT.

25

ARTICLE 35

AMENDMENT AND RESTATEMENT

This Agreement constitutes for all purposes an amendment and restatement of the Existing Pledge Agreement. The Existing Pledge Agreement, as amended and restated hereby, continues in full force and effect as so amended and restated by this Agreement. Nothing contained in this Agreement shall constitute or be construed as a novation of any of the Secured Obligations.

26

IN WITNESS WHEREOF, each Pledgor and the Pledgee have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

DITECH HOLDING CORPORATION
DITECH FINANCIAL LLC
GREEN TREE CREDIT SOLUTIONS LLC
GREEN TREE SERVICING CORP.
WALTER MANAGEMENT HOLDING COMPANY LLC
DF INSURANCE AGENCY LLC
GREEN TREE INVESTMENT HOLDINGS III LLC
GREEN TREE INSURANCE AGENCY OF NEVADA, INC.,
each as a Pledgor

By:
Name: Cheryl A. Collins
Title: Senior Vice President and Treasurer

WALTER REVERSE ACQUISITION LLC, as a Pledgor

By:
Name: Cheryl A. Collins
Title: Treasurer

GREEN TREE CREDIT LLC, as a Pledgor

By:
Name: Anthony Renzi
Title: President and Treasurer

MORTGAGE ASSET SYSTEMS, LLC
REO MANAGEMENT SOLUTIONS, LLC, each as a Pledgor

By:
Name: Jeffery Baker
Title: President

REVERSE MORTGAGE SOLUTIONS, INC., as a Pledgor

By:
Name: Cheryl A. Collins
Title: Senior Vice President

[Signature Page to Amended and Restated First Lien Pledge Agreement]

Accepted and Agreed to: CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Pledgee

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amended and Restated First Lien Pledge Agreement]

ANNEX A

[Reserved]

1

ANNEX B

Note: Borrower holds a 100% (direct or indirect) ownership interest in each of the Subsidiaries listed below. Each direct owner of each of the Subsidiaries set forth below holds a 100% ownership interest in each such Subsidiary, unless otherwise indicated.

Subsidiary	Direct Owner

Mid-State Capital, LLC	Ditech Holding Corporation

Green Tree Credit Solutions LLC	Ditech Holding Corporation

DF Insurance Agency LLC	Green Tree Credit Solutions LLC

2013 WCO Holdings Corp.	Ditech Holding Corporation

Hanover SPC-A, Inc.	Ditech Holding Corporation

Green Tree Advance Receivables II LLC	Ditech Financial LLC

Green Tree Advance Receivables III LLC	Ditech Financial LLC

Green Tree Insurance Agency of Nevada, Inc.	Green Tree Credit Solutions LLC

Green Tree Investment Holdings III LLC	Green Tree Credit Solutions LLC

Walter Management Holding Company LLC	Green Tree Credit Solutions LLC

Green Tree Servicing Corp.	Walter Management Holding Company LLC

Green Tree Credit LLC	Walter Management Holding Company LLC

Ditech Financial LLC	Walter Management Holding Company LLC

WIMC Real Estate Investment LLC	Ditech Holding Corporation

Walter Reverse Acquisition LLC	Ditech Holding Corporation

2

Subsidiary	Direct Owner

Mortgage Asset Systems, LLC	Reverse Mortgage Solutions, Inc.

REO Management Solutions, LLC	Reverse Mortgage Solutions, Inc.

RMS REO BRC, LLC	Reverse Mortgage Solutions, Inc.

RMS REO CS, LLC	Reverse Mortgage Solutions, Inc.

Reverse Mortgage Solutions, Inc.	Walter Reverse Acquisition LLC

Ditech Agency Advance Depositor LLC	Ditech Financial LLC

Ditech PLS Advance Depositor LLC	Ditech Financial LLC

3

ANNEX C

Name of Issuing Corporation	Record/owner	Type of Shares	Number of Shares Issued and Outstanding	Number of Shares Owned by Record Owner	Ownership Percentage	Certificate No.
Green Tree Servicing Corp.	Walter Management Holding Company LLC	Common	100,000	100,000	100%	4
Green Tree Insurance Agency of Nevada, Inc.	Green Tree Credit Solutions LLC	Common	10,000	10,000	100%	8
Reverse Mortgage Solutions, Inc.	Walter Reverse Acquisition LLC	Common	1,000	1,000	100%	15

4

ANNEX D

That certain Global Intercompany Note, dated as of the Closing Date, by and among the Payees and Payors party thereto.

5

ANNEX E

Entity	Record Owner	Certificate No.	No. Interest Issues and Outstanding	No. Interest Owned by Record Owner	Ownership Percentage
Green Tree Credit Solutions LLC	Ditech Holding Corporation	Uncertificated	N/A	N/A	100%
Green Tree Credit LLC	Walter Management Holding Company LLC	Uncertificated	N/A	N/A	100%
Green Tree Investment Holdings III LLC	Green Tree Credit Solutions LLC	Uncertificated	N/A	N/A	100%
Walter Management Holding Company LLC	Green Tree Credit Solutions LLC	Uncertificated	N/A	N/A	100%
Ditech Financial LLC	Walter Management Holding Company LLC	Uncertificated	N/A	N/A	100%
Walter Reverse Acquisition LLC	Ditech Holding Corporation	Uncertificated	N/A	N/A	100%
Mortgage Asset Systems, LLC	Reverse Mortgage Solutions, Inc.	Uncertificated	N/A	N/A	100%
REO Management Solutions, LLC	Reverse Mortgage Solutions, Inc.	Uncertificated	N/A	N/A	100%
WIMC Real Estate Investment LLC	Ditech Holding Corporation	Uncertificated	N/A	N/A	100%
DF Insurance Agency LLC	Green Tree Credit Solutions LLC	Uncertificated	N/A	N/A	100%

6

ANNEX F

None.

7

ANNEX G

Other Investments:

1.	Ditech Holding Corporation owns a 100% undivided beneficial ownership interest in Mid-State Trust X pursuant to a trust agreement dated as of October 31, 2001 as further amended and restated from time to time, between Mid-State Homes, Inc. and Wilmington Trust Company

2.	Ditech Holding Corporation owns a 100% undivided beneficial ownership interest in Mid-State Capital Corporation 2006-1 Trust pursuant to a trust agreement dated as of July 14, 2004 as further amended and restated from time to time, between Mid-State Homes, Inc. and Wilmington Trust Company

3.	Ditech Holding Corporation owns a 100% undivided beneficial ownership interest in Mid-State Trust XI pursuant to a trust agreement dated as of July 24, 2003 as further amended and restated from time to time, between Mid-State Homes, Inc. and Wilmington Trust Company

4.	Ditech Holding Corporation owns a 100% undivided beneficial ownership interest in Mid-State Capital Corporation 2005-1 Trust pursuant to a trust agreement dated as of November 22, 2005 as further amended and restated from time to time, between Mid-State Homes, Inc. and Wilmington Trust Company

5.	Ditech Holding Corporation holds a Class R Asset-Backed Note issued by WIMC Capital Trust 2011-1, governed by a trust agreement dated as of June 8, 2011

6.	Investment by Ditech Holding Corporation in single, fixed-rate security with a 8.0% coupon and a contractual maturity of 2038

7.	Investment by Green Tree Credit Solutions LLC in beneficial interests of Hanover Capital Trust 2001-A

8.	Ditech Holding Corporation owns approximately a 10% interest in Walter Capital Opportunity Corp.

8

ANNEX H

Form of Agreement Regarding Uncertificated Securities,

Limited Liability Company Interests and Partnership Interests

AGREEMENT (as amended, modified, restated and/or supplemented from time to time, this “Agreement”), dated as of [         , 20     ], among the undersigned pledgor (the “Pledgor”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH not in its individual capacity but solely as Collateral Agent under the Pledge Agreement referred to below (in such capacity, the “Pledgee”), and [         ], as the issuer of the Uncertificated Securities, Limited Liability Company Interests and/or Partnership Interests (each as defined below) (the “Issuer”).

W I T N E S S E T H:

WHEREAS, the Pledgor, certain of its affiliates and the Pledgee have entered into an Amended and Restated First Lien Pledge Agreement, dated as of February 9, 2018 (as amended, modified, restated and/or supplemented from time to time, the “Pledge Agreement”), under which, among other things, in order to secure the payment of the Secured Obligations (as defined in the Pledge Agreement), the Pledgor has or will pledge to the Pledgee for the benefit of the Secured Creditors (as defined in the Pledge Agreement), and grant a security interest in favor of the Pledgee for the benefit of such Secured Creditors in, all of the right, title and interest of the Pledgor in and to any and all [“uncertificated securities” (as defined in Section 8-102(a)(18) of the Uniform Commercial Code, as adopted in the State of New York (the “UCC”)) (“Uncertificated Securities”)] [Partnership Interests (as defined in the Pledge Agreement)] [Limited Liability Company Interests (as defined in the Pledge Agreement)], from time to time issued by the Issuer, whether now existing or hereafter from time to time acquired by the Pledgor (with all of such [Uncertificated Securities] [Partnership Interests] [Limited Liability Company Interests] being herein collectively called the “Collateral”); and

WHEREAS, the Pledgor is the registered owner of the Collateral and desires the Issuer to enter into this Agreement in order to perfect the security interest of the Pledgee under the Pledge Agreement in the Collateral, to vest in the Pledgee control of the Collateral and to provide for the rights of the parties under this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The Pledgor hereby irrevocably authorizes and directs the Issuer, and the Issuer hereby agrees, to comply with any and all instructions (as defined in Section 8-102 of the UCC) and orders originated by the Pledgee (and its successors and assigns) regarding any and all of the Collateral without the further consent by the registered owner (including the Pledgor) or any other person, and, following its receipt of a notice from the Pledgee stating that the Pledgee is exercising exclusive control of the Collateral, not to comply with any instructions (as defined in Section 8-102 of the UCC) or orders regarding any or all of the Collateral originated by any person or entity other than the Pledgee (and its successors and assigns) or a court of competent jurisdiction.

9

2. The Issuer hereby certifies that (i) no notice of any security interest, lien or other encumbrance or claim (including any writ, garnishment, judgment, attachment, execution or similar process) affecting the Collateral (other than the security interest of the Pledgee) has been received by it (in which case such Issuer shall promptly notify the Pledgee thereof), and (iii) the security interest of the Pledgee in the Collateral has been registered in the books and records of the Issuer.

3. The Issuer hereby represents and warrants that (i) the pledge by the Pledgor of, and the granting by the Pledgor of a security interest in, the Collateral to the Pledgee, for the benefit of the Secured Creditors, does not violate the charter, by-laws, partnership agreement, membership agreement or any other agreement governing the Issuer or the Collateral, (ii) this Agreement is a valid and binding agreement of the Issuer enforceable in accordance with its terms, (iii) there is no other agreement (except this Agreement) between the Issuer and the Pledgor with respect to the Collateral (in which case this Agreement shall prevail to the extent of any conflict between such other agreement, whether now existing or hereafter entered into, and this Agreement), (iv) there is no other agreement between the Issuer and any other person pursuant to which the Issuer has agreed, or will agree, to comply with instructions (as defined in Section 8-102 of the UCC) of such other person and (v) the Collateral consisting of capital stock of a corporation is fully paid and nonassessable.

4. The Issuer hereby (i) waives any security interest, lien or right of set-off that it may now have or hereafter acquire in or with respect to the Collateral, (ii) agrees that the Issuer’s obligations in respect of the Collateral will not be subject to deduction, set-off or any other right in favor of any person other than the Pledgee, (iii) agrees to deliver to the Pledgee all non-cash dividends, interests and other non-cash distributions paid or made upon or with respect to the Collateral, (iv) agrees that all items of income, gain, expense and loss recognized in respect to the Collateral shall be reported to the U.S. internal revenue service and all state and local taxing authorities under the name and taxpayer identification number of the Pledgor, and (v) agrees that the rights and powers granted herein to the Pledgee are powers coupled with an interest and will not be affected by any bankruptcy of the Pledgor or any lapse of time.

5. All notices, statements of accounts, reports, prospectuses, financial statements and other communications to be sent to the Pledgor by the Issuer in respect of the Issuer will also be sent to the Pledgee at the following address:

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: Sean Portrait

Telecopier No.: 212-322-2291

Email: agency.loanops@credit-suisse.com

10

6. Following its receipt of a notice from the Pledgee stating that the Pledgee is exercising exclusive control of the Collateral and until the Pledgee shall have delivered written notice to the Issuer that all of the Secured Obligations have been paid in full in cash and this Agreement is terminated, the Issuer will send any and all redemptions, distributions, interest or other payments in respect of the Collateral from the Issuer for the account of the Pledgee only by wire transfers to such account as the Pledgee shall instruct.

7. Except as expressly provided otherwise in Sections 5 and 6, all notices, instructions, orders and communications hereunder shall be sent or delivered by mail, telegraph, telex, telecopy, cable or overnight courier service and all such notices and communications shall, when mailed, telexed, telecopied, cabled or sent by overnight courier, be effective when deposited in the mails or delivered to overnight courier, prepaid and properly addressed for delivery on such or the next Business Day, or sent by telex or telecopier, except that notices and communications to the Pledgee or the Issuer shall not be effective until received. All notices and other communications shall be in writing and addressed as follows:

(a)	if to the Pledgor, at:

Attention:
Telephone No.:
Fax No.:

(b)	if to the Pledgee, at the address given in Section 4 hereof;

(c)	if to the Issuer, at:

or at such other address as shall have been furnished in writing by any person described above to the party required to give notice hereunder. As used in this Section 6, “Business Day” means any day other than a Saturday, Sunday, or other day in which banks in New York are authorized to remain closed.

8. This Agreement shall be binding upon the successors and assigns of the Pledgor and the Issuer and shall inure to the benefit of and be enforceable by the Pledgee and its successors and assigns. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain binding on all parties hereto. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever except in writing signed by the Pledgee, the Issuer and the Pledgor.

9. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflict of laws.

* * *

11

IN WITNESS WHEREOF, the Pledgor, the Pledgee and the Issuer have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

[ ],
as Pledgor

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, not in its individual capacity but solely as Pledgee

By:
Name:
Title:

By:
Name:
Title:

[ ],
as the Issuer

By:
Name:
Title:

12

EXHIBIT C

FORM OF FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT

C-1

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT

dated as of

February 9, 2018

among

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Senior Collateral Agent for the Senior Secured Parties,

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Junior Collateral Agent for the Junior Secured Parties,

and

each Additional Senior Agent and each Additional Junior Agent from time to time party hereto

i

ii

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of February 9, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among DITECH HOLDING CORPORATION (F/K/A WALTER INVESTMENT MANAGEMENT CORP.), a Maryland corporation (the “Borrower”), the other Grantors (as defined below) party hereto, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent for the Senior Credit Agreement Secured Parties (as defined below) (acting in such capacity on the direction of the requisite Senior Secured Parties and together with its successors in such capacity, the “Senior Collateral Agent”), WILMINGTON SAVINGS FUND SOCIETY, FSB, as collateral agent for the Initial Junior Debt Secured Parties (in such capacity and together with its successors in such capacity, the “Junior Collateral Agent”) and each Additional Senior Agent and each Additional Junior Agent that from time to time becomes a party hereto pursuant to Section 8.09.

RECITALS

A. The Lenders and Issuing Banks (in each case as defined in the Senior Credit Agreement) have agreed to make loans and other extensions of credit to the Borrower pursuant to the Senior Credit Agreement, upon, among other terms and conditions, the condition that the Senior Credit Agreement Obligations shall be secured by first priority Liens on, and security interests in, the Collateral.

B. The Initial Junior Debt Secured Parties under the Initial Junior Debt Documents have agreed to make certain extensions of credit to the Borrower pursuant to the Initial Junior Debt Documents, upon, among other terms and conditions, the condition that the Initial Junior Debt Obligations shall be secured by second priority Liens on, and security interests in, the Collateral.

C. The Senior Credit Agreement Loan Documents and Initial Junior Debt Documents require, among other things, that the Senior Collateral Agent and the Junior Collateral Agent set forth in this Agreement, among other things, their respective rights with respect to the Collateral.

D. In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Senior Collateral Agent (for itself and on behalf of the Senior Credit Agreement Secured Parties), the Junior Collateral Agent (for itself and on behalf of the Initial Junior Debt Secured Parties), each Additional Senior Agent (for itself and on behalf of the Additional Senior Secured Parties under the applicable Additional Senior Debt Facility) and each Additional Junior Agent (for itself and on behalf of the Additional Junior Secured Parties under the applicable Additional Junior Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Senior Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Junior Agent” means the collateral agent, administrative agent and/or trustee (as applicable) or any other similar agent or Person under any Additional Junior Debt Documents, in each case, together with its successors in such capacity.

“Additional Junior Debt” means any Indebtedness of the Borrower or any other Grantor (other than Indebtedness constituting Initial Junior Debt Obligations) which Indebtedness is secured by the Junior Collateral (or a portion thereof) on a pari passu basis or junior priority basis (but without regard to control of remedies) with the Initial Junior Debt Obligations; provided, however, that, (i) such Indebtedness is permitted to be incurred and secured on such basis by each then existing Senior Debt Document and Junior Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09. Additional Junior Debt shall include any Registered Equivalent Notes issued in exchange therefor and Guarantees thereof by the Guarantors.

“Additional Junior Debt Documents” means, with respect to any Series of Additional Junior Debt Obligations, the notes, credit agreements, indentures, security documents and other operative agreements evidencing or governing such Additional Junior Debt Obligations and each other agreement entered into for the purpose of securing such Additional Junior Debt Obligations.

“Additional Junior Debt Facility” means each debt facility, credit agreement, indenture or other governing agreement with respect to any Additional Junior Debt.

“Additional Junior Debt Obligations” means, with respect to any Series of Additional Junior Debt, (a) all principal of, and interest, fees, expenses and other amounts (including any interest, fees, and expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Junior Debt, (b) all other amounts payable to the related Additional Junior Secured Parties under the related Additional Junior Debt Documents and (c) any renewals or extensions of the foregoing.

“Additional Junior Secured Parties” means, with respect to any Series of Additional Junior Debt Obligations, the holders of such Additional Junior Debt Obligations, the Representative with respect thereto, any trustee or agent therefor under any related Additional Junior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Junior Debt Documents.

“Additional Senior Agent” means the collateral agent, administrative agent and/or trustee (as applicable) under any Additional Senior Debt Documents, in each case, together with its successors in such capacity.

“Additional Senior Debt” means any Indebtedness of the Borrower or any other Grantor (other than Indebtedness constituting Senior Credit Agreement Obligations) which Indebtedness is secured by the Senior Collateral (or a portion thereof) on a pari passu basis or a junior priority basis (but without regard to control of remedies) with the Senior Credit Agreement Obligations, but in either case on a senior priority basis to the Junior Obligations; provided, however, that, (i) such Indebtedness is permitted to be incurred and secured on such basis by each then extant Senior Debt Document and Junior Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 and (B) the First Lien Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes issued in exchange therefor and Guarantees thereof by the Guarantors.

“Additional Senior Debt Documents” means, with respect to any Series of Additional Senior Debt, the notes, credit agreements, indentures, security documents and other operative agreements evidencing or governing such Additional Senior Debt and each other agreement entered into for the purpose of securing such Additional Senior Debt Obligations.

“Additional Senior Debt Facility” means each debt facility, credit agreement, indenture or other governing agreement with respect to any Additional Senior Debt.

2

“Additional Senior Debt Obligations” means, with respect to any Series of Additional Senior Debt, (a) all principal of, and interest, fees, expenses and other amounts (including, without limitation, any interest, fees, and expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Debt, (b) all other amounts payable to the related Additional Senior Secured Parties under the related Additional Senior Debt Documents and (c) any renewals or extensions of the foregoing.

“Additional Senior Secured Parties” means, with respect to any Series of Additional Senior Debt Obligations, the holders of such Additional Senior Debt Obligations, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Senior Debt Documents.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state, or foreign law for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets or liabilities of the Borrower or any of its Subsidiaries, or similar law affecting creditors’ rights generally.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services.

“Cash Management Services” means any one or more of the following types of services or facilities: (a) ACH transactions, (b) cash management services, including controlled disbursement services, treasury, depository, overdraft, credit or debit card, stored value card, electronic funds transfer services, and (c) foreign exchange facilities or other cash management arrangements in the ordinary course of business. For the avoidance of doubt, Cash Management Services do not include Swap Agreements.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Junior Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Junior Collateral Documents.

“DACA Termination Date” has the meaning assigned to such term in Section 5.05(f).

3

“Debt Facility” means any Senior Debt Facility and any Junior Debt Facility.

“Designated Junior Representative” means (i) the Junior Collateral Agent until such time as the Junior Debt Facility under the Initial Junior Debt Documents ceases to be the only Junior Debt Facility under this Agreement and (ii) thereafter, the Junior Representative designated by all then existing Junior Representatives in a notice to the Designated Senior Representative.

“Designated Senior Representative” means (i) the “Controlling First Lien Collateral Agent” or substantially similar term as defined in any First Lien Intercreditor Agreement or (ii) in the case that no First Lien Intercreditor Agreement or any successor thereto is then in effect, the remaining Senior Representative.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Debt Facility, the date on which (a) (i) the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) on all Secured Obligations outstanding under such Debt Facility are paid in full in cash, (ii) subject to subclause (iii) herein, all other Secured Obligations (other than any obligations in respect of contingent indemnification and expense reimbursement claims not then due) under such Debt Facility that are due and payable or otherwise owing at or prior to the time of such principal and interest payment are paid in full in cash and (iii) with respect to any Secured Swap Obligations or Secured Cash Management Obligations secured by the Collateral Documents for such Debt Facility, either (x) such Secured Swap Obligations or Secured Cash Management Obligations have been paid in full and are no longer secured by any of the Shared Collateral pursuant to the terms of the documentation governing such Debt Facility, (y) such Secured Swap Obligations or Secured Cash Management Obligations shall have been cash collateralized on terms reasonably satisfactory to each applicable counterparty (or other arrangements reasonably satisfactory to the applicable counterparty shall have been made) or (z) such Secured Swap Obligations or Secured Cash Management Obligations are no longer secured by any of the Shared Collateral pursuant to the terms of the documentation governing such Debt Facility, (b) any letters of credit issued under such Debt Facility have terminated or have been cash collateralized or backstopped (in the amount and form required under the applicable Debt Facility (but in any event in an amount no more than 105% of the sum of undrawn and drawn and unreimbursed amounts thereof)), (c) all commitments of the applicable Secured Parties under such Debt Facility have terminated and (d) in the event of an Insolvency or Liquidation Proceeding under the Bankruptcy Code, adequate provision reasonably satisfactory to the applicable Secured Party shall have been made for any unliquidated Senior Obligations or Junior Obligations, as the case may be, related to claims, causes of action or liabilities that have been asserted by the applicable Secured Party and for which reimbursement or indemnification is required under the documentation governing the applicable Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Event of Default” means an “Event of Default” (or similar term) as defined in any Senior Debt Document or Junior Debt Document.

“First Lien Intercreditor Agreement” means any applicable “Intercreditor Agreement” as defined in the Senior Credit Agreement that provides for Indebtedness to be secured on a pari passu basis with the Senior Obligations.

“Grantors” means the Borrower and each other Subsidiary of the Borrower which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Subsidiaries of the Borrower that are Grantors existing on the date hereof are the Borrower and those entities set forth in Annex I hereto.

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“Guarantors” means the “Subsidiary Guarantor” as defined in the Senior Credit Agreement.

“Initial Junior Debt Documents” means that certain Indenture, dated as of the date hereof, among the Borrower, the Guarantors identified therein and Wilmington Savings Fund Society, FSB, as trustee and collateral agent and any notes, security documents and other agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Junior Debt Obligations.

“Initial Junior Debt Obligations” means the “Secured Obligations” as defined in the Initial Junior Debt Documents.

“Initial Junior Debt Secured Parties” means the “Secured Parties” as defined in the Initial Junior Debt Documents and the Junior Collateral Agent.

“Insolvency or Liquidation Proceeding” means:

(1) any case or proceeding commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Joinder Agreement” means a supplement to this Agreement in the form of Annex III or Annex IV required to be delivered by a Representative to the Designated Senior Representative and the Designated Junior Representative pursuant to Section 8.09 in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Junior Secured Parties, as the case may be, under such Debt Facility.

“Junior Class Debt” has the meaning assigned to such term in Section 8.09.

“Junior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Junior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Junior Collateral” means any “Collateral” (or similar term) as defined in any Junior Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Junior Collateral Document as security for any Junior Obligation.

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“Junior Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Junior Collateral Documents” means the “Security Documents” as defined in the Initial Junior Debt Documents, this Agreement and each of the security agreements and other instruments and documents executed and delivered by the Borrower or any Grantor for purposes of providing collateral security for any Junior Obligation.

“Junior Debt Documents” means (a) the Initial Junior Debt Documents and (b) any Additional Junior Debt Documents.

“Junior Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Junior Obligations.

“Junior Enforcement Date” means, with respect to any Junior Representative, the date which is 180 days after the occurrence of both (i) an Event of Default (under and as defined in the Junior Debt Document for which such Junior Representative has been named as Representative) and (ii) the Designated Senior Representative’s and each other Representative’s receipt of written notice from such Junior Representative that (x) such Junior Representative is the Designated Junior Representative and that an Event of Default under and as defined in the Junior Debt Document for which such Junior Representative has been named as Representative has occurred and is continuing and (y) all of the outstanding Junior Obligations are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Junior Debt Documents; provided that the Junior Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Designated Senior Representative has commenced and is diligently pursuing any enforcement action with respect to a material portion of the Shared Collateral or (2) at any time any Grantor is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding. If the Designated Junior Representative or any other Junior Secured Party exercises any rights or remedies with respect to the Shared Collateral in accordance with the immediately preceding sentence of this paragraph and thereafter the Designated Senior Representative or any other Senior Secured Party commences and is diligently pursuing the exercise of any of its rights or remedies with respect to a material portion of the Shared Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding), then the Junior Enforcement Date shall be deemed not to have occurred and the Designated Junior Representative and each other Junior Secured Party shall stop exercising any such rights or remedies with respect to the Shared Collateral.

“Junior Obligations” means (a) the Initial Junior Debt Obligations and (b) any Additional Junior Debt Obligations.

“Junior Representative” means (i) in the case of the Initial Junior Debt Documents covered hereby, the Junior Collateral Agent and (ii) in the case of any Additional Junior Debt Facility and the Additional Junior Secured Parties thereunder, each Additional Junior Agent in respect of such Additional Junior Debt Facility that is named as such in the applicable Joinder Agreement.

“Junior Secured Parties” means the Initial Junior Debt Secured Parties and any Additional Junior Secured Parties.

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“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, charge, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or a lessor under any capital lease, conditional sale agreement or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, plan of arrangement, agreement for composition, or other type of dispositive restructuring plan proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, exchange collection, disposal, or other liquidation of Shared Collateral, any payment or distribution, including any additional or replacement collateral provided during any Insolvency or Liquidation Proceeding, made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Representative or any Senior Secured Party from a Junior Secured Party in respect of Shared Collateral pursuant to this Agreement or any other intercreditor agreement.

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other Indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Junior Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Secured Cash Management Obligations” means obligations of a Grantor under Cash Management Agreements with a Senior Secured Party that are intended under the applicable Senior Collateral Document to be secured by Shared Collateral.

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“Secured Obligations” means the Senior Obligations and the Junior Obligations.

“Secured Parties” means the Senior Secured Parties and the Junior Secured Parties.

“Secured Swap Obligations” means obligations of a Grantor under Swap Agreements with a Senior Secured Party that are intended under the applicable Senior Collateral Document to be secured by Shared Collateral.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” (or similar term) as defined in any Senior Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligation.

“Senior Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Senior Collateral Documents” means each of the “Security Documents” as defined in the Senior Credit Agreement, the First Lien Intercreditor Agreement and each of the security agreements and other instruments and documents executed and delivered by the Borrower or any Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of the date hereof, as amended, restated, amended and restated, supplemented, increased or otherwise modified, refinanced or replaced from time to time, among the Borrower, the Lenders (as defined therein) from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“Senior Credit Agreement Loan Documents” means the Senior Credit Agreement and the other “Credit Documents” as defined in the Senior Credit Agreement.

“Senior Credit Agreement Obligations” means the “Secured Obligations” as defined in the Security Agreement (as defined in the Senior Credit Agreement).

“Senior Credit Agreement Secured Parties” means the “Secured Creditors” as defined in the Senior Credit Agreement.

“Senior Debt Documents” means (a) the Senior Credit Agreement Loan Documents and (b) any Additional Senior Debt Documents.

“Senior Debt Facilities” means the Senior Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

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“Senior Obligations” means the Senior Credit Agreement Obligations and any Additional Senior Debt Obligations; provided that all fees, expenses, premiums and indemnity rights of the Senior Collateral Agent, Additional Senior Agents and the administrative agent under the Senior Credit Agreement shall constitute “Senior Obligations”.

“Senior Representative” means (i) in the case of any Senior Credit Agreement Obligations or the Senior Credit Agreement Secured Parties, the Senior Collateral Agent, and (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Secured Parties thereunder, each Additional Senior Agent in respect of such Additional Senior Debt Facility that is named as such in the applicable Joinder Agreement.

“Senior Secured Parties” means the Senior Credit Agreement Secured Parties and any Additional Senior Secured Parties.

“Series” means (a) (i) with respect to the Senior Secured Parties, each of (x) the Senior Credit Agreement Secured Parties (in their capacities as such) and (y) the Additional Senior Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Representative (in its capacity as such for such Additional Senior Secured Parties) and (ii) with respect to the Junior Secured Parties, each of (x) the Initial Junior Debt Secured Parties (in their capacity as such) and (y) the Additional Junior Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Representative (in its capacity as such for such Additional Junior Secured Parties) and (b) (i) with respect to any Senior Obligations, each of (x) the Senior Credit Agreement Obligations and (y) the Additional Senior Debt Obligations incurred pursuant to any Additional Senior Debt Facility and or any Additional Senior Debt Documents, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such for such Additional Senior Debt Obligations) and (ii) with respect to any Junior Obligations, each of (x) the Initial Junior Debt Obligations and (y) the Additional Junior Debt Obligations incurred pursuant to any Additional Junior Debt Facility and the related Additional Junior Debt Documents, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such for such Additional Junior Debt Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Debt Facility (or their Representatives) and the holders of Junior Obligations under at least one Junior Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Debt Facilities, are deemed to hold a security interest pursuant to Section 2.04). If, at any time, any portion of the Senior Collateral under one or more Senior Debt Facilities does not constitute Junior Collateral under one or more Junior Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Junior Debt Facilities for which it constitutes Junior Collateral and shall not constitute Shared Collateral for any Junior Debt Facility which does not have a security interest in such Collateral at such time.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any

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kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Uniform Commercial Code” or “UCC” means the New York UCC, or the Uniform Commercial Code (or any similar or comparable legislation) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, amended and restated, supplemented or otherwise modified (including pursuant to any permitted refinancing, extension, renewal, replacement, restructuring or increase (in each case, whether pursuant to one or more agreements or with different lenders or different agents), but subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, and, in the case of any governmental authority, any other governmental authority that shall have succeeded to any or all of the functions thereof, (c) the words “herein”, “hereof” and “hereunder” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (e) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the term “or” is not exclusive.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Subordination.

(a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Junior Representative or any other Junior Secured Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any other applicable law, any Junior Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, hereby agrees that any Lien on the Shared Collateral securing or purporting to secure any Senior Obligations now or hereafter held by or on behalf of any Senior Secured Party or any Senior Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be senior in right, priority, operation, effect and all other respects and prior to any and all Liens on the Shared Collateral securing or purporting to secure any Junior Obligations; and

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(b) any Lien on the Shared Collateral securing or purporting to secure any Junior Obligations now or hereafter held by or on behalf of any Junior Secured Parties or any Junior Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in right, priority, operation, effect and all other respects to any and all Liens on the Shared Collateral securing or purporting to secure any Senior Obligations. All Liens on the Shared Collateral securing or purporting to secure any Senior Obligations shall be and remain senior in right, priority, operation, effect and all other respects and prior to all Liens on the Shared Collateral securing or purporting to secure any Junior Obligations for all purposes, whether or not such Liens securing or purporting to secure any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrower, any other Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02 Nature of Senior Lender Claims. Each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, acknowledges that (a) a portion of the Senior Obligations may be revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Junior Representatives or the Junior Secured Parties and without affecting the provisions hereof so long as such increase is not prohibited by the Junior Debt Documents then in effect. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any permitted Refinancing, of either the Senior Obligations or the Junior Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Junior Secured Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the other Grantors contained in any Junior Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03 Prohibition on Contesting Liens. Each of the Junior Representatives, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that it shall not (and hereby waives any right to) contest or join or otherwise support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the existence, validity, extent, perfection, allowability, priority or enforceability of any Lien securing, or any claims asserted with respect to, any Senior Obligations held (or purported to be held) by or on behalf of any of the Senior Secured Parties or any Senior Representative or other agent or trustee therefor in any Senior Collateral, and the Designated Senior Representative and each other Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Debt Facility, agrees that it shall not (and hereby waives any right to) contest or join or otherwise support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the existence, validity, extent, perfection, allowability, priority or enforceability of any Lien securing, or any claims asserted with respect to, any Junior Obligations held (or purported to be held) by or on behalf of any Junior Representative or any of the Junior Secured Parties in the Junior Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of the Designated Senior Representative or any other Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04 No New Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred (i) except as otherwise permitted by the applicable Senior Debt Documents, none of the Grantors shall, or shall permit any of their Restricted Subsidiaries (as defined in the Senior Credit Agreement) to, grant or permit any additional Liens on any asset or property of any Grantor to secure any Junior Obligation unless it has granted, or concurrently therewith grants, a Lien on

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such asset or property of such Grantor to secure the Senior Obligations; and (ii) if any Junior Representative or any Junior Secured Party shall hold any Lien on any assets or property of any Grantor securing any Junior Obligations that are not also subject to the senior-priority Liens securing Senior Obligations under the Senior Collateral Documents, such Junior Representative or Junior Secured Parties (x) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to the Senior Representatives as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for the Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (y) until such assignment or such grant of a similar Lien to the Senior Representatives, shall be deemed to also hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations. If any Junior Representative or any Junior Secured Parties shall, at any time, receive any Proceeds or payment from or as a result of any Liens granted in contravention of this Section 2.04, it shall pay such Proceeds or payments over to the Designated Senior Representative in accordance with the terms of Section 4.02.

(b) Subject to Section 2.06, the parties hereto agree that (i) except as otherwise permitted by the applicable Junior Debt Documents, none of the Grantors shall, or shall permit any of their Restricted Subsidiaries (as defined in the Senior Credit Agreement) to, grant or permit any additional Liens on any asset or property of any Grantor to secure any Senior Obligations unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Initial Junior Debt Obligations on a junior basis; and (ii) if any Senior Representative or any Senior Secured Party shall hold any Lien on any assets or property of any Grantor securing any Senior Obligations that are not also subject to a junior-priority Lien securing the Initial Junior Debt Obligations, such Senior Representative or Senior Secured Parties (x) shall notify the Designated Junior Representative promptly upon becoming aware thereof and (y) until such assignment or such grant of a similar Lien to the Junior Representatives, shall be deemed to also hold and have held such Lien for the benefit of the applicable Junior Representatives and the other applicable Junior Secured Parties as security for the Initial Junior Debt Obligations.

SECTION 2.05 Perfection of Liens. Except for the agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Designated Senior Representative, the other Senior Representatives or the other Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Junior Representatives or the Junior Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Junior Secured Parties and shall not impose on the Designated Senior Representative, the other Senior Representatives, the Senior Secured Parties, the Junior Representatives, the Junior Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06 Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Junior Debt Documents to the contrary, collateral consisting of cash and cash equivalents specifically pledged to secure Senior Obligations consisting of reimbursement obligations in respect of Letters of Credit shall not constitute Shared Collateral.

SECTION 2.07 Refinancings. The Senior Credit Agreement Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent of (except to the extent consent is otherwise required to permit the Refinancing transaction under any Senior Debt Document) any party hereto, all without affecting the priorities provided for herein or the other provisions

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hereof; provided that the collateral agent of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness and such collateral agent and Grantors shall have complied with Section 8.09 with respect to such Indebtedness.

ARTICLE III

Enforcement

SECTION 3.01 Exercise of Remedies.

(a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Junior Representative nor any other Junior Secured Party will (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Shared Collateral in respect of any Junior Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by the Designated Senior Representative, any other Senior Representative or any other Senior Secured Party in respect of the Senior Obligations, any exercise of any right by the Designated Senior Representative, any other Senior Representative or any other Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Designated Senior Representative, any other Senior Representative or any other Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise provided herein, the Designated Senior Representative, the other Senior Representatives and the other Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff, recoupment, and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Junior Representative or any Junior Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Junior Representative may file a claim, proof of claim, or statement of interest with respect to the Junior Obligations under its Junior Debt Facility, (B) any Junior Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Designated Senior Representative, the other Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) to the extent not otherwise inconsistent with, or prohibited by, this Agreement, any Junior Representative and the Junior Secured Parties may exercise their rights and remedies as unsecured creditors, to the extent provided in Section 5.04, (D) any Junior Representative may exercise the rights and remedies provided for in Section 6.03 and may vote on a proposed Plan of Reorganization in any Insolvency or Liquidation Proceeding of a Borrower or any other Grantor in accordance with the terms of this Agreement (including Section 6.12), (E) any Junior Representative and the Junior Secured Parties may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims or Liens of the Junior Secured Parties, including any claims secured by the Junior Collateral, in each case in accordance with the terms of this Agreement and

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(F) from and after the Junior Enforcement Date, the Designated Junior Representative or any person authorized by it may exercise or seek to exercise any rights or remedies with respect to any Shared Collateral in respect of any Junior Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) the Designated Senior Representative has not commenced and is not diligently pursuing any enforcement action with respect to any material portion of the Shared Collateral or (2) the Grantor which has granted a security interest in any Shared Collateral is not then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding, in each case (A) through (F) above, to the extent such action is not inconsistent with, or could not result in a resolution inconsistent with, the terms of this Agreement. In exercising rights and remedies with respect to the Senior Collateral, the Designated Senior Representative, the other Senior Representatives and the other Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Obligations has not occurred, each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, agrees that it will not take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Shared Collateral in respect of Junior Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in Section 3.01(a) and in Article VI, the sole right of the Junior Representatives and the Junior Secured Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Junior Obligations pursuant to the Junior Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c) Subject to the proviso in Section 3.01(a), (i) each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that neither such Junior Representative nor any such Junior Secured Party will take any action that would hinder or interfere with any exercise of remedies undertaken by the Designated Senior Representative, any other Senior Representative or any other Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby waives any and all rights it or any such Junior Secured Party may have as a junior lien creditor or otherwise to object to the manner in which the Designated Senior Representative, the other Senior Representatives or the other Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of the Designated Senior Representative, any other Senior Representative or any other Senior Secured Party is adverse to the interests of the Junior Secured Parties.

(d) Each Junior Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Debt Document shall be deemed to restrict in any way the rights and remedies of the Designated Senior Representative, the other Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

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(e) Subject to the proviso in Section 3.01(a), until the Discharge of Senior Obligations, the Designated Senior Representative (or any Person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Junior Representative (or any Person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Junior Collateral and shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Junior Secured Parties with respect to the Junior Collateral, or of exercising or directing the exercise of any trust or power conferred on the Junior Representatives, or for the taking of any other action authorized by the Junior Collateral Documents; provided, however, that nothing in this Section 3.01(e) shall impair the right of any Junior Representative or other agent or trustee acting on behalf of the Junior Secured Parties to take such actions with respect to the Junior Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Junior Secured Parties or the Junior Obligations.

SECTION 3.02 Cooperation. Subject to the proviso in Section 3.01(a), each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Representative and the other Senior Secured Parties upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Junior Debt Documents or otherwise in respect of the Junior Obligations.

SECTION 3.03 Actions upon Breach. Should any Junior Representative or any Junior Secured Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, the Designated Senior Representative or any other Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower may obtain relief against such Junior Representative or such Junior Secured Party by injunction, specific performance or other appropriate equitable relief. Each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Documents, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Junior Representatives or any Junior Secured Party may at that time be difficult to ascertain and may be irreparable and waives any defense that a Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the Designated Senior Representative, any other Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01 Application of Proceeds. After an Event of Default (under and as defined in any Senior Debt Document) has occurred and until such Event of Default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies or in any Insolvency or Liquidation Proceeding shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the First Lien Intercreditor Agreement (if any) and the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred (together with, in the case of repayment of any revolving credit or similar loans, a permanent reduction in the commitments thereunder). Upon the Discharge of Senior Obligations, the Designated Senior Representative shall deliver promptly to the Designated Junior Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Junior Representative to the Junior Obligations in such order as specified in the relevant Junior Debt Documents.

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SECTION 4.02 Payments Over. Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by any Junior Representative or any Junior Secured Party in connection with the exercise of any right or remedy (including setoff or recoupment), (except as otherwise set forth in Article VI) in any Insolvency or Liquidation Proceeding, or otherwise relating to the Shared Collateral in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received and applied pursuant to Section 4.01, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Junior Representatives or any such Junior Secured Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01 Releases.

(a) Each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Borrower), the Liens granted to the Junior Representatives and the Junior Secured Parties upon such Shared Collateral to secure Junior Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations; provided that, in the case of any sale, transfer, or other disposition in connection with the enforcement or exercise of any rights or remedies by the Senior Secured Parties with respect to the Shared Collateral, the Proceeds thereof are (i) applied in accordance with Section 4.01 and (ii) subject to the priorities set forth herein and to the provisions of Section 5.01(c). Upon delivery to a Junior Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Junior Secured Parties and the Junior Representatives) and any necessary or proper instruments of termination or release prepared by a Borrower or any other Grantor, such Junior Representative will promptly execute, deliver or acknowledge, at either Borrower’s or any other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Junior Representative, for itself and on behalf of the Junior Secured Parties under its Junior Debt Facility, to release the Liens on the Junior Collateral as set forth in the relevant Junior Debt Documents.

(b) Each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby irrevocably constitutes and appoints each Senior Representative and any officer or agent of each Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Representative or such Junior Secured Party or in such Senior Representative’s own name, from time to time in such Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

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(c) Unless and until the Discharge of Senior Obligations has occurred, each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby consents to the application, whether prior to or after an Event of Default (under any Senior Debt Document), of Proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents; provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Junior Representatives or the Junior Secured Parties to receive Proceeds in connection with the Junior Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Junior Collateral Document, in the event the terms of a Senior Collateral Document and a Junior Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of, or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Junior Representative or any Junior Secured Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Junior Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

SECTION 5.02 Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the other Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all Proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Junior Representative for the benefit of the Junior Secured Parties pursuant to the terms of the applicable Junior Debt Documents and (iii) third, if no Junior Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Junior Representative or any Junior Secured Party shall, at any time, receive any Proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such Proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

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SECTION 5.03 Junior Debt Documents and Amendments Thereto.

(a) Without the prior written consent of the Designated Senior Representative, no Junior Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. Each Junior Collateral Document shall be in substantially the same form as the corresponding Senior Collateral Document, with modifications necessary to reflect the junior priority status of the Liens granted pursuant thereto. The Borrower agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Junior Collateral Documents and (ii) any new Junior Collateral Documents promptly after effectiveness thereof. Each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that each Junior Collateral Document under its Junior Debt Facility relating to the Shared Collateral shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Junior Representative pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the First Lien/Second Lien Intercreditor Agreement referred to below), including liens and security interests granted to (A) Credit Suisse AG, Cayman Islands Branch, as collateral agent, pursuant to or in connection with the Senior Credit Agreement, dated as of February 9, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Ditech Holding Corporation (f/k/a Walter Investment Management Corp.), a Maryland corporation, the Lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent and (B) [INSERT NAME], as [INSERT CAPACITY], pursuant to or in connection with the [Additional Senior Debt Document] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among [INSERT NAME] and the other parties thereto, and (ii) the exercise of any right or remedy by the Junior Representative hereunder is subject to the limitations and provisions of the First Lien/Second Lien Intercreditor Agreement dated as of February 9, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), among Credit Suisse AG, Cayman Islands Branch, as Senior Collateral Agent, Wilmington Savings Fund Society, FSB, as Junior Collateral Agent, and each of the other agents and representatives party thereto. In the event of any conflict between the terms of the First Lien/Second Lien Intercreditor Agreement and the terms of this Agreement, the terms of the First Lien/Second Lien Intercreditor Agreement shall govern.”

(b) In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Designated Senior Representative, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral), in a manner that is applicable to all Senior Debt Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision

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of the comparable Junior Collateral Documents without the consent of any Junior Representative or any Junior Secured Party and without any action by any Junior Representative, either Borrower or any other Grantor; provided, however, (i) no such amendment, waiver or consent shall have the effect of (A) removing assets subject to the Liens of the Junior Collateral Documents or release any such Liens, except to the extent that a release of such Lien is permitted or required by Section 5.01(a) and provided that there is a corresponding release of the Lien securing the Senior Obligations, (B) imposing duties that are adverse on any Junior Representative without its consent or (C) altering the terms of the Junior Debt Documents to permit other Liens on the Collateral not permitted under the terms of the Junior Debt Documents as in effect on the date hereof or Article VI and (ii) that written notice of such amendment, waiver or consent shall have been given to each Junior Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent; provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

(c) The Senior Debt Documents may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with their terms without the consent of any Junior Secured Party; provided, however, that, without the consent of the Junior Representatives, no such amendment, restatement, amendment and restatement, supplement, modification or Refinancing (or successive amendments, restatements, amendments and restatements, supplements, modifications or Refinancings) shall contravene any provision of this Agreement.

(d) The Junior Debt Documents may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with their terms and the Junior Class Debt of any Series may be Refinanced subject to Section 8.09, without the consent of any Senior Secured Party, all without affecting the lien subordination or other provisions of this Agreement, to the extent the terms and conditions of such amendment, restatement, amendment and restatement, supplement, modification or Refinancing meet any applicable requirements set forth in the Senior Credit Agreement Loan Documents (including, without limitation, Section 6.10(b) of the Senior Credit Agreement); provided that any such amendment, restatement, amendment and restatement, supplement, modification or Refinancing is not in contravention of the terms of this Agreement and, in the case of any Refinancing, the holders of such Refinancing debt (directly or through their agent) bind themselves in a writing addressed to each Senior Collateral Agent to the terms of this Agreement; provided, further, that any such amendment, supplement, modification or Refinancing shall not, without the consent of each Senior Representative, prohibit the scheduled payment of principal or interest or any other amount under the Senior Credit Agreement Loan Documents when due.

SECTION 5.04 Rights as Unsecured Creditors. Subject to the subordination provisions of the Junior Debt Documents, the Junior Representatives and the Junior Secured Parties may exercise rights and remedies as unsecured creditors against either Borrower and any other Grantor in accordance with the terms of the Junior Debt Documents and applicable law so long as such rights and remedies do not violate, or are not otherwise inconsistent with, any other provision of this Agreement (including any provision prohibiting or restricting the Junior Representatives or the Junior Secured Parties from taking various actions or making various objections). Nothing in this Agreement shall prohibit the receipt by any Junior Representative or any Junior Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Junior Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Junior Representative or any Junior Secured Party of rights or remedies as a secured creditor in respect of Shared Collateral or in violation of the subordination provisions thereof. In the event any Junior Representative or any Junior Secured Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Junior Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Junior Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Designated Senior Representative, the other Senior Representatives or the other Senior Secured Parties may have with respect to the Senior Collateral.

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SECTION 5.05 Gratuitous Bailee for Perfection.

(a) Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Senior Representative (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, such Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Junior Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Junior Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b) In the event that the Senior Collateral Agent (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, the Senior Collateral Agent agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Junior Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Junior Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c) Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, each Senior Representative shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Junior Collateral Documents did not exist. The rights of the Junior Representatives and the Junior Secured Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d) No Senior Representative shall have any obligation whatsoever to the Junior Representatives or any Junior Secured Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of each Senior Representative under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Junior Representative for purposes of perfecting the Lien held by such Junior Representative.

(e) No Senior Representative shall have by reason of the Junior Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Junior Representative or any Junior Secured Party, and each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby waives and releases each Senior Representative from all claims and liabilities arising pursuant to such Senior Representative’s role under this Section 5.05 as sub-agent and gratuitous bailee with respect to the Shared Collateral.

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(f) Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Junior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral; provided that (x) if the Designated Junior Representative is not party to an existing control agreement governing a deposit account, then the Senior Collateral Agent shall not terminate such control agreement until the earlier of the date on which the Designated Junior Representative is able to obtain control over such deposit account or 90 days following the Discharge of Senior Obligations (such date, the “DACA Termination Date”), and (y) that the Senior Collateral Agent shall remain sub-agent or gratuitous bailee for the Designated Junior Representative until the DACA Termination Date, solely for the purpose of perfecting the security interest granted in any such deposit account pursuant to the relevant Junior Collateral Documents (it being understood and agreed that, during such period, the Senior Collateral Agent shall be deemed to be a sub-agent of the Designated Junior Representative under the Junior Debt Documents solely for the purpose set forth in this proviso and, in such capacity, all the indemnification and expense reimbursement provisions accruing to the benefit of the Designated Junior Representative contained in the Junior Debt Documents shall accrue to the benefit of the Senior Collateral Agent), or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Junior Representative is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by such Senior Representative as a result of its own willful misconduct, gross negligence or bad faith (in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction). No Senior Representative shall have any obligation to follow instructions from the Designated Junior Representative or any other Junior Secured Party in contravention of this Agreement.

(g) Neither the Designated Senior Representative nor any of the other Senior Representatives or Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any other Grantor to the Designated Senior Representative, any other Senior Representative or any other Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06 When Discharge of Senior Obligations Deemed to Not Have Occurred. If, at any time substantially concurrently with or after the Discharge of Senior Obligations has occurred, a Borrower or any other Grantor consummates any Refinancing or incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations) and such Refinancing or incurrence, as applicable, satisfies the conditions set forth in Section 2.07, then the Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the granting by the Designated Senior Representative of amendments, waivers and consents hereunder and the agent, representative or trustee for the holders of such Senior

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Obligations shall be a Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Designated Senior Representative), each Junior Representative (including the Designated Junior Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby and (b) deliver to the Designated Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such Junior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral.

SECTION 5.07 Purchase Right.

(a) Without prejudice to the enforcement of the Senior Secured Parties’ remedies in accordance with the Senior Debt Documents and this Agreement, the Senior Secured Parties agree that following (i) the acceleration of the Senior Obligations in accordance with the terms of the Senior Debt Documents or (ii) the commencement of an Insolvency or Liquidation Proceeding by any Grantor (each, a “Purchase Event”), within sixty (60) days of the Purchase Event, one or more of the Junior Secured Parties may request, and the Senior Secured Parties hereby offer the Junior Secured Parties, the option to purchase all, but not less than all, of the aggregate amount of Senior Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest, fees, and expenses without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Acceptance (as such term is defined in the Senior Credit Agreement)). If such purchase right is timely exercised, the parties shall endeavor to close promptly thereafter but in any event within twenty-five (25) days of the request. If one or more of the Junior Secured Parties timely exercises such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Senior Representatives and the Junior Representatives. If none of the Junior Secured Parties timely exercises such purchase right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

(b) The Junior Secured Parties agree, solely as among themselves, that upon the occurrence of any Purchase Event, that each Junior Secured Party shall have the option to purchase at least its pro rata share (calculated based on the aggregate Junior Obligations) of the Senior Obligations. No Junior Secured Party shall be required to participate in any purchase offer hereunder, and a purchase offer may be accepted by any or all of them, subject to the requirements of this Section 5.07. The provisions of this Section 5.07(b) are intended solely for the benefit of such Junior Secured Parties and may be modified, amended or waived by them without the approval of any other Person.

ARTICLE VI

Insolvency or Liquidation Proceedings.

SECTION 6.01 Financing and Sale Issues. Until the Discharge of Senior Obligations has occurred, if a Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Designated Senior Representative or any other Senior Representative shall desire to consent (or not object) to, as applicable, the sale, use or lease of cash or other collateral or to consent (or not object) to a Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the

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Bankruptcy Code or any similar provision of any other Bankruptcy Law to be secured by the Shared Collateral (“DIP Financing”), then each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that it will (as applicable) raise no objection to and will not otherwise contest and will be deemed to have consented to such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated to or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Junior Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Secured Parties, and (z) any “carve-out” for professional and United States Trustee fees agreed to by the Designated Senior Representative, and the Designated Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such DIP Financing shall be adequate notice; provided that the Junior Secured Parties may object to such DIP Financing or such use of cash collateral as unsecured creditors. Each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, further agrees that, until the Discharge of Senior Obligations has occurred, it will (as applicable) raise no objection to and will not otherwise contest, (a) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations with respect to the Senior Collateral made by the Designated Senior Representative, any other Senior Representative or any other Senior Secured Party, (b) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral (including, without limitation, pursuant to Section 363(k) of the Bankruptcy Code or any similar provision under any other applicable Bankruptcy Law) or to exercise any rights under Section 1111(b) of the Bankruptcy Code (or any similar provision under any other applicable Bankruptcy Law) with respect to the Senior Collateral, (c) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (d) any order relating to a sale or other disposition of any or all of the Senior Collateral for which the Designated Senior Representative has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Junior Obligations will attach to the Proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Junior Obligations pursuant to this Agreement, provided that the Junior Secured Parties may assert any objection to the proposed bidding or related procedures to be utilized in connection with any sale or disposition that could be asserted by an unsecured creditor in an Insolvency or Liquidation Proceeding. Without limiting the foregoing, each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that it may not raise any objections based on rights afforded by Sections 363(e) or Section 363(f) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. In addition, the Junior Secured Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such sale or disposition in accordance with Section 363(k) of the Bankruptcy Code (or any similar provision under any other applicable Bankruptcy Law), so long as any such credit bid provides for the payment in full in cash of the Senior Obligations (other than in respect of contingent indemnification and expense reimbursement claims not then due). No Junior Secured Party or Junior Representative may provide DIP Financing to the Borrower or any other Grantor secured by Liens equal to or senior in priority to the Liens securing any Senior Obligations unless the proceeds of such DIP Financing are applied to Discharge the Senior Obligations, but may provide DIP Financing that is junior in priority to the Liens securing any Senior Obligations.

SECTION 6.02 Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

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SECTION 6.03 Adequate Protection. Each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by the Designated Senior Representative, any other Senior Representatives or any other Senior Secured Parties for adequate protection in any form, (b) any objection by the Designated Senior Representative, any other Senior Representatives or any other Senior Secured Parties to any motion, relief, action or proceeding based on the Designated Senior Representative’s or any other Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the allowance and/or payment of interest, fees, expenses or other amounts of the Designated Senior Representative, any other Senior Representative or any other Senior Secured Party as adequate protection or otherwise under Section 506(b) or 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional or replacement collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (other than in a role of DIP Financing provider), then each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, may seek or request adequate protection in the form of a Lien or superpriority claim on such additional or replacement collateral, which (A) Lien or superpriority claim is subordinated to the Liens securing or claims with respect to all Senior Obligations and such DIP Financing (and all obligations relating thereto and any “carve-out”) on the same basis as the other Liens securing the Junior Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (B) superpriority claim is subordinated to all claims of the Senior Secured Parties on the same basis as the other claims of the Junior Secured Parties are so subordinated to the claims of the Senior Secured Parties under this Agreement, and (ii) in the event any Junior Representatives, for themselves and on behalf of the Junior Secured Parties under their Junior Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of additional or replacement collateral, then such Junior Representatives, for themselves and on behalf of each Junior Secured Party under their Junior Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional or replacement collateral securing the Junior Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto and any “carve-out”) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Junior Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Junior Secured Party pursuant to or as a result of any Lien on such additional or replacement collateral so granted to the Junior Secured Parties shall be subject to Section 4.02), and (iii) in the event any Junior Representatives, for themselves and on behalf of the Junior Secured Parties under their Junior Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim, then such Junior Representatives, for themselves and on behalf of each Junior Secured Party under their Junior Debt Facilities, agree that each Senior Representative shall also be granted adequate protection in the form of a superpriority claim, which superpriority claim shall be senior to the claims of the Junior Secured Parties (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Junior Secured

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Party pursuant to or as a result of any such superpriority claim so granted to the Junior Secured Parties shall be subject to Section 4.02). Without limiting the generality of the foregoing, to the extent that the Senior Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, then each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, shall not be prohibited from seeking adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses, and/or other cash payments (as applicable), subject to the right of the Senior Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Junior Secured Parties.

SECTION 6.04 Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of either Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be or avoided as fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as Proceeds of security, enforcement of any right of setoff, recoupment or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall still be entitled to the benefits of this Agreement until a future Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05 Separate Grants of Security and Separate Classifications. Each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Junior Collateral Documents constitute separate and distinct grants of Liens, (b) the Junior Secured Parties’ claims against the Grantors in respect of their Liens on the Shared Collateral constitute junior claims separate and apart (and of a different class) from the senior claims of the Senior Secured Parties against the Grantors in respect of the Shared Collateral, and (c) because of, among other things, their differing rights in the Shared Collateral, the Junior Obligations are fundamentally different from the Senior Obligations and must be separately classified in any Plan of Reorganization proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Junior Secured Parties in respect of the Shared Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby acknowledges and agrees that all distributions from the Shared Collateral shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Junior Secured Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable in such Insolvency or Liquidation Proceeding) before any distribution is made from the Shared Collateral in respect of the Junior Obligations, with each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby acknowledging and agreeing to turn over

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to the Designated Senior Representative amounts otherwise received or receivable by them from the Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Secured Parties. This Section 6.05 is intended to govern the relationship between the classes of claims held by the Junior Secured Parties, on the one hand, and a collective class of claims comprised of the Senior Credit Agreement Secured Parties and any Additional Senior Secured Parties (as opposed to separate classes of each such series of claims), on the other hand, and, for the avoidance of doubt, nothing set forth herein shall in any way alter or modify the relationship of each series of such separate claims held by the Senior Secured Parties, including as set forth in the First Lien Intercreditor Agreement, or otherwise cause such different claims to be combined into one or more classes or otherwise classified in a manner that violates the First Lien Intercreditor Agreement.

SECTION 6.06 No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit the Designated Senior Representative, any other Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Secured Party, including the seeking by any Junior Secured Party of adequate protection or the asserting by any Junior Secured Party of any of its rights and remedies under the Junior Debt Documents or otherwise.

SECTION 6.07 Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and Proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08 Other Matters. To the extent that any Junior Representative or any Junior Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, agrees not to assert any such rights without the prior written consent of the Designated Senior Representative; provided that if requested by the Designated Senior Representative, such Junior Representative shall timely exercise such rights in the manner requested by the Designated Senior Representative, including any rights to payments in respect of such rights.

SECTION 6.09 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a Plan of Reorganization on account of both the Senior Obligations and the Junior Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Junior Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

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SECTION 6.11 Post-Petition Interest

(a) None of the Junior Representatives or any other Junior Secured Party shall oppose or seek to challenge (or support any other Person in opposing or challenging) any claim by any Senior Representative or any other Senior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of claims for post-petition interest, fees, costs, expenses, and/or other charges, under Section 506(b) of the Bankruptcy Code or otherwise (for this purpose ignoring all claims and Liens held by the Junior Secured Parties on the Shared Collateral).

(b) None of the Senior Representatives or any Senior Secured Party shall oppose or seek to challenge (or support any other Person in opposing or challenging) any claim by any Junior Representative or any other Junior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Junior Obligations consisting of claims for post-petition interest, fees, costs, expenses, and/or other charges, under Section 506(b) of the Bankruptcy Code or otherwise, to the extent of the value of the Lien of the Junior Representatives on behalf of the Junior Secured Parties on the Shared Collateral (after taking into account the Senior Obligations and the Senior Liens).

SECTION 6.12 Voting. No Junior Representative or any other Junior Secured Party may (in its capacity as a secured or an unsecured creditor), directly or indirectly, propose, support, or vote in favor of any Plan of Reorganization (and each shall be deemed to have voted to reject any Plan of Reorganization) that is inconsistent with the terms of this Agreement. Without limiting the generality of the foregoing, no Junior Representative or any other Junior Secured Party may (in its capacity as a secured or an unsecured creditor), directly or indirectly, propose, support, or vote in favor of any Plan of Reorganization unless such plan (a) pays off, in cash in full, all Senior Obligations or (b) is accepted by the class of holders of Senior Obligations voting thereon in accordance with Section 1126(c) of the Bankruptcy Code.

ARTICLE VII

Reliance; etc.

SECTION 7.01 Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Junior Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, acknowledges that it and such Junior Secured Parties have, independently and without reliance on the Designated Senior Representative or any other Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Junior Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Junior Debt Documents or this Agreement.

SECTION 7.02 No Warranties or Liability. Each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, acknowledges and agrees that neither the Designated Senior Representative nor any other Senior Representative or other Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the

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Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Junior Representatives and the Junior Secured Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither the Designated Senior Representative nor any other Senior Representative or other Senior Secured Party shall have any duty to any Junior Representative or Junior Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Junior Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Designated Senior Representative, the other Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Junior Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03 Obligations Unconditional. All rights, interests, agreements and obligations of the Designated Senior Representative, the other Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Secured Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Document or any Junior Debt Document;

(b) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations (it being specifically acknowledged that a portion of the Senior Obligations may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed) or Junior Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Senior Debt Document or of the terms of any Junior Debt Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange, release, voiding, defect in or non-perfection of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Junior Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of either Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) either Borrower or any other Grantor in respect of the Senior Obligations or (ii) any Junior Representative or Junior Secured Party in respect of this Agreement.

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ARTICLE VIII

Miscellaneous

SECTION 8.01 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any Senior Debt Document or any Junior Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Collateral Agent, the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the First Lien Intercreditor Agreement and in the event of any conflict between the First Lien Intercreditor Agreement and this Agreement with respect to such rights and obligations, the provisions of the First Lien Intercreditor Agreement shall control.

SECTION 8.02 Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Junior Representatives or any Junior Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any other Grantor constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03 Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Representative (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of the Borrower or any other Grantor or otherwise directly and adversely affects the Borrower or any Grantor, with the consent of the Borrower). Notwithstanding the provisions of any Senior Debt Document or Junior Debt Document, the Designated Senior Representative and the Designated Junior Representative may, with the consent of the Borrower, make any amendment, restatement, amendment and restatement, supplement or other modification to this Agreement to correct any ambiguity, defect or inconsistency contained herein without the consent of any other Person. The Representatives shall provide the Borrower written notice of any termination, waiver, amendment or modification to this Agreement promptly following the effectiveness thereof (together with a copy of such termination, waiver, amendment or modification).

(c) Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Junior Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

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(d) Notwithstanding the foregoing, without the consent of any other Representative or Secured Party, the Designated Senior Representative may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional Junior Debt Obligations or Additional Senior Debt Obligations in compliance with the Senior Credit Agreement, the Initial Junior Debt Documents, any Additional Senior Debt Documents and any Additional Junior Debt Documents.

SECTION 8.04 Information Concerning Financial Condition of the Borrower and the other Grantors. The Designated Senior Representative, the other Senior Representatives, the other Senior Secured Parties, the Junior Representatives and the Junior Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the other Grantors and all endorsers or guarantors of the Senior Obligations or the Junior Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Junior Obligations. The Designated Senior Representative, the other Senior Representatives, the other Senior Secured Parties, the Junior Representatives and the Junior Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the Designated Senior Representative, any other Senior Representative, any other Senior Secured Party, any Junior Representative or any Junior Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Designated Senior Representative, the other Senior Representatives, the other Senior Secured Parties, the Junior Representatives and the Junior Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05 Subrogation. Each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, hereby agrees not to assert any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06 Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07 Additional Grantors. The Borrower agrees that, if any Subsidiary of the Borrower shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

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SECTION 8.08 Reserved.

SECTION 8.09 Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then extant Senior Debt Documents and Junior Debt Documents and Section 5.03, the Borrower may incur or issue and sell one or more series or classes of Additional Junior Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Additional Junior Debt (the “Junior Class Debt”) may be secured by a junior priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Junior Collateral Documents, if and subject to the condition that the Representative of any such Junior Class Debt (each, a “Junior Class Debt Representative”), acting on behalf of the holders of such Junior Class Debt (such Representative and holders in respect of any such Junior Class Debt being referred to as the “Junior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (v), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Additional Senior Debt (the “Senior Class Debt”, and the Senior Class Debt and Junior Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the relevant Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”, and the Senior Class Debt Representatives and Junior Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties”, and the Senior Class Debt Parties and Junior Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (v), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

(i) such Class Debt Representative shall have executed and delivered a Joinder Agreement to the Designated Senior Representative and the Designated Junior Representative substantially in the form of Annex III (if such Representative is a Junior Class Debt Representative) or Annex IV (if such Representative is a Senior Class Debt Representative) (in each case, with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii) the Borrower shall have delivered to the Designated Senior Representative and the Designated Junior Representative true and complete copies of each of the Junior Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by a Responsible Officer of the Borrower Representative;

(iii) in the case of any Junior Class Debt, all filings, recordations and/or amendments or supplements to the Junior Collateral Documents necessary to confirm and perfect the junior priority Liens securing the relevant Junior Obligations relating to such Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Designated Junior Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Designated Senior Representative);

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(iv) the Borrower shall have delivered to the Designated Senior Representative and the Designated Junior Representative a certificate of an appropriate officer stating that such Additional Senior Debt Obligations or Additional Junior Debt Obligations are permitted by each applicable Senior Debt Document and Junior Debt Document to be incurred, or to the extent a consent is otherwise required to permit the incurrence of such Additional Senior Debt Obligations or Additional Junior Debt Obligations under any applicable Senior Debt Document and Junior Debt Document, each Grantor has obtained the requisite consent; and

(v) the Junior Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide, in a manner reasonably satisfactory to the Designated Senior Representative, that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10 Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding arising out of or relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, or any bankruptcy court with jurisdiction over any Insolvency or Liquidation Proceeding and appellate court from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to bring any legal action or proceeding in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.11 Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i) if to the Borrower, or any other Grantor, to c/o Ditech Holding Corporation, 3000 Bayport Drive, Suite 1100, Tampa, Florida 33607, Attention: General Counsel, Fax: (813) 281-5635,

(ii) If to the Senior Collateral Agent, to it at Credit Suisse AG, Cayman Islands Branch, Eleven Madison Avenue, New York, NY 10010, Attention: Loan Operations - Boutique Management, Fax: (212) 325-8315;

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(iii) if to the Junior Collateral Agent, to it at Wilmington Savings Fund Society, FSB, 500 Delaware Avenue, Wilmington, Delaware 19801, Attention: Patrick J. Healy, Fax: (302) 421-9137;

(iv) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Any party hereto may change its address, fax number or email address for notices and other communications hereunder by notice to the other parties hereto. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in Person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among the Designated Senior Representative and each other Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 8.12 Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under its Senior Debt Facility, each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility and the Borrower and each other Grantor hereto, for itself and on behalf of its Restricted Subsidiaries, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13 GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN. EACH PARTY HERETO (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONGST OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

SECTION 8.14 Parties in Interest.

(a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement. No other Person shall have or be entitled to assert rights or benefits hereunder.

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(b) If either the Senior Collateral Agent or the Junior Collateral Agent resigns or is replaced pursuant to the Senior Debt Documents or the Junior Debt Documents, as applicable, its successor will be party to this Agreement with all the rights, and subject to all the obligations of the predecessor Senior Collateral Agent or the Junior Collateral Agent, as applicable, of this Agreement.

SECTION 8.15 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.16 Counterparts. This Agreement may be executed in counterparts (and by different parties on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or other electronic transmission (including Adobe pdf file) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.17 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Senior Collateral Agent represents and warrants that this Agreement is binding upon the Senior Credit Agreement Secured Parties. The Junior Collateral Agent represents and warrants that this Agreement is binding upon the Initial Junior Debt Secured Parties.

SECTION 8.18 Provisions Solely to Define Relative Rights. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Designated Senior Representative, the other Senior Representatives, the other Senior Secured Parties, the Junior Representatives and the Junior Secured Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession, creditor trust or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Secured Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 8.19 Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Grantors shall include each Grantor as debtor and debtor in possession and any receiver or trustee for such Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

SECTION 8.20 Senior Collateral Agent and Junior Collateral Agent. It is understood and agreed that (a) the Senior Collateral Agent is entering into this Agreement in (i) its capacities as administrative agent and collateral agent under the Senior Credit Agreement and the provisions of Article 8 of the Senior Credit Agreement applicable to it as administrative agent or collateral agent thereunder shall also apply to it as Designated Senior Representative and Senior Collateral Agent hereunder and (ii) its capacity as collateral agent under the First Lien Intercreditor Agreement (if applicable), and the provisions of the First Lien Intercreditor Agreement applicable to it as collateral agent thereunder shall also apply to it as Designated Senior Representative hereunder and (b) the Junior Collateral Agent is entering in this Agreement in its capacities as administrative agent and collateral agent under the Initial Junior Debt Documents and the provisions of Section 14.03 of the Indenture, dated as of the date hereof, among the Borrower, the Guarantors identified therein and Wilmington Savings Fund Society, FSB, as trustee and collateral agent applicable to the administrative agent or collateral agent thereunder shall also apply to it as Junior Collateral Agent and Designated Junior Representative hereunder.

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For the avoidance of doubt, the parties hereto acknowledge that in no event shall any party hereto be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether any such party has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 8.21 Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent expressly contemplated herein), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of any Senior Debt Documents or any Junior Debt Documents, or permit either Borrower or any other Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, any Senior Debt Documents or any Junior Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate either Borrower or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, any Senior Debt Document or any Junior Debt Document.

SECTION 8.22 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 8.23 Integration. This Agreement, together with the other Senior Debt Documents and Junior Debt Documents, constitutes the entire contract among each of the Grantors and the Senior Secured Parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Grantor, any Representative or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Senior Debt Documents or Junior Debt Documents.

SECTION 8.24 Exclusive Means of Exercising Rights under this Agreement.

(a) The Senior Secured Parties shall be deemed to have irrevocably appointed the Designated Senior Representative as their exclusive agent hereunder as and to the extent set forth herein. Consistent with such appointment, the Senior Secured Parties further shall be deemed to have agreed that only the Designated Senior Representative (and not any individual claimholder or group of claimholders) as agent for the Senior Secured Parties, or any of the Designated Senior Representative’s agents, shall have the right on their behalf to exercise any rights, powers, and/or remedies under or in connection with this Agreement (including bringing any action to interpret or otherwise enforce the provisions of this Agreement); provided that (i) holders of the Secured Swap Obligations and the Secured Cash Management Obligations may exercise customary netting and set off rights under the Swap Agreements and Cash Management Agreements to which they are, respectively, a party, (ii) cash collateral may be held pursuant to the terms of the Senior Debt Documents (including any relating to Swap Agreements) and any such individual Senior Secured Party may act against such cash collateral in accordance with the terms of the relevant Senior Debt Document or applicable law and (iii) the Senior Secured Parties may exercise customary rights of setoff against depository or other accounts maintained with them in accordance with the terms of the relevant Senior Debt Document or applicable law. Specifically, but without limiting the generality of the foregoing, no Senior Secured Party or group of Senior Secured Parties, other than the Designated Senior Representative, shall be entitled to take or file, and shall be precluded from taking or filing (whether in any Insolvency or Liquidation Proceeding or otherwise), any action, judicial or otherwise, to enforce any right or power or pursue any remedy under this Agreement (including any declaratory judgment or other action to interpret or otherwise enforce the provisions of this Agreement), except solely as provided in the immediately preceding sentence.

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(b) The Junior Secured Parties shall be deemed to have irrevocably appointed the Designated Junior Representative as their exclusive agent hereunder as and to the extent set forth herein. Consistent with such appointment, the Junior Secured Parties further shall be deemed to have agreed that only the Designated Junior Representative (and not any individual claimholder or group of claimholders) as agent for the Junior Secured Parties, or any of the Designated Junior Representative’s, shall have the right on their behalf to exercise any rights, powers, and/or remedies under or in connection with this Agreement (including bringing any action to interpret or otherwise enforce the provisions of this Agreement. Specifically, but without limiting the generality of the foregoing, each Junior Secured Party or group of Junior Secured Parties, other than the Designated Junior Representative, shall not be entitled to take or file, but instead shall be precluded from taking or filing (whether in any Insolvency or Liquidation Proceeding or otherwise), any action, judicial or otherwise, to enforce any right or power or pursue any remedy under this Agreement (including any declaratory judgment or other action to interpret or otherwise enforce the provisions of this Agreement).

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as Senior Collateral Agent and Designated Senior Representative

By:

Name:
Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Junior Collateral Agent

By:
Name:
Title:

DITECH HOLDING CORPORATION
DITECH FINANCIAL LLC
GREEN TREE CREDIT SOLUTIONS LLC
GREEN TREE SERVICING CORP.
WALTER MANAGEMENT HOLDING COMPANY LLC
DF INSURANCE AGENCY LLC
GREEN TREE INVESTMENT HOLDINGS III LLC
GREEN TREE INSURANCE AGENCY OF NEVADA, INC.

By:
Name: Cheryl A. Collins
Title: Senior Vice President and Treasurer

WALTER REVERSE ACQUISITION LLC

By:
Name: Cheryl A. Collins
Title: Treasurer

GREEN TREE CREDIT LLC

By:
Name: Anthony Renzi
Title: President and Treasurer

MORTGAGE ASSET SYSTEMS, LLC
REO MANAGEMENT SOLUTIONS, LLC

By:
Name: Jeffery Baker
Title: President

REVERSE MORTGAGE SOLUTIONS, INC.

By:
Name: Cheryl A. Collins
Title: Senior Vice President

ANNEX I

Grantors

1. Ditech Financial LLC

2. DF Insurance Agency LLC

3. Green Tree Credit LLC

4. Green Tree Credit Solutions LLC

5. Green Tree Insurance Agency of Nevada, Inc.

6. Green Tree Investment Holdings III LLC

7. Walter Management Holding Company LLC

8. Green Tree Servicing Corp.

9. Mortgage Asset Systems, LLC

10. REO Management Solutions, LLC

11. Reverse Mortgage Solutions, Inc.

12. Walter Reverse Acquisition LLC

ANNEX II

SUPPLEMENT NO. [ ] dated as of [ ], 20[ ] to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of February 9, 2018 (the “First Lien/Second Lien Intercreditor Agreement”), among DITECH HOLDING CORPORATION (F/K/A WALTER INVESTMENT MANAGEMENT CORP.), a Maryland corporation (the “Borrower”), the other Grantors party thereto, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent for the Senior Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Senior Collateral Agent”), WILMINGTON SAVINGS FUND SOCIETY, FSB, as collateral agent for the Initial Junior Debt Secured Parties (in such capacity, the “Junior Collateral Agent”), and each Additional Senior Agent and each Additional Junior Agent that from time to time becomes a party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien/Second Lien Intercreditor Agreement.

B. The Grantors have entered into the First Lien/Second Lien Intercreditor Agreement. Pursuant to certain Senior Debt Documents and certain Junior Debt Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the First Lien/Second Lien Intercreditor Agreement. Section 8.07 of the First Lien/Second Lien Intercreditor Agreement provides that such Subsidiaries may become party to the First Lien/Second Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Senior Credit Agreement, the Junior Debt Documents, the Additional Junior Debt Documents and the Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative and the New Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the First Lien/Second Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the First Lien/Second Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the First Lien/Second Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the First Lien/Second Lien Intercreditor Agreement shall be deemed to include the New Grantor. The First Lien/Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by telecopy or other electronic transmission (including Adobe pdf file) shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the First Lien/Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien/Second Lien Intercreditor Agreement and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the First Lien/Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Second Lien Intercreditor Agreement.

IN WITNESS WHEREOF, the New Grantor and the Designated Senior Representative have duly executed this Supplement to the First Lien/Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR],

By:
Name:
Title:

Acknowledged by:
[ ], as Designated Senior Representative,

By:
Name:
Title:

ANNEX III

[FORM OF] JOINDER NO. [    ] dated as of [    ], 20[ ] to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of February 9, 2018 (the “First Lien/Second Lien Intercreditor Agreement) among DITECH HOLDING CORPORATION (F/K/A WALTER INVESTMENT MANAGEMENT CORP.), a Maryland corporation (the “Borrower”), the other Grantors party thereto, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent for the Senior Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Senior Collateral Agent”), WILMINGTON SAVINGS FUND SOCIETY, FSB, as collateral agent for the Initial Junior Debt Secured Parties (in such capacity, the “Junior Collateral Agent”), and each Additional Senior Agent and each Additional Junior Agent that from time to time becomes a party that from time to time becomes a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien/Second Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Junior Class Debt and to secure such Junior Class Debt with a Lien pari passu with the Lien securing the existing Junior Obligations and to have such Junior Class Debt guaranteed by the Grantors, in each case under and pursuant to the Junior Collateral Documents, the Junior Class Representative in respect of such Junior Class Debt is required to become a Representative under, and such Junior Class Debt and the Junior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement. Section 8.09 of the First Lien/Second Lien Intercreditor Agreement provides that such Junior Class Debt Representative may become a Representative under, and such Junior Class Debt and such Junior Class Debt Parties may become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Junior Class Debt Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 8.09 of the First Lien/Second Lien Intercreditor Agreement. The undersigned Junior Class Debt Representative (the “New Representative”) is executing this Joinder in accordance with the requirements of the Senior Debt Documents and the Junior Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the First Lien/Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Junior Class Debt and Junior Class Debt Parties become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Junior Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien/Second Lien Intercreditor Agreement applicable to it as a Junior Representative and to the Junior Class Debt Parties that it represents as Junior Secured Parties. Each reference to a “Representative,” “Junior Representative” or “Additional Junior Agent” in the First Lien/Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The First Lien/Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee] under [describe new Junior Debt Facility], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Junior

Debt Documents relating to such Junior Class Debt provide that, upon the New Representative’s entry into this Joinder, the Junior Class Debt Parties in respect of such Junior Class Debt will be subject to and bound by the provisions of the First Lien/Second Lien Intercreditor Agreement as Junior Secured Parties.

SECTION 3. This Joinder may be executed in counterparts (and by different parties on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Designated Senior Representative shall have received a counterpart of this Joinder that bears the signature of the New Representative. Delivery of an executed signature page to this Joinder by telecopy or other electronic transmission (including Adobe pdf file) shall be effective as delivery of a manually executed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the First Lien/Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Joinder held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien/Second Lien Intercreditor Agreement and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the First Lien/Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Joinder to the First Lien/Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] for the holders of
[ ],
By:
Name:
Title:
Address for notices:

attention of: _____________________________
Telecopy: _______________________________
[ ], as Designated Senior Representative,
By:
Name:
Title:

Acknowledged by:

DITECH HOLDING CORPORATION, a Maryland corporation

By:

Name:
Title:

[GRANTORS],

By:

Name:
Title:

ANNEX IV

[FORM OF] JOINDER NO. [    ] dated as of [    ], 20[    ] to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of February 9, 2018 (the “First Lien/Second Lien Intercreditor Agreement”), among DITECH HOLDING CORPORATION (F/K/A WALTER INVESTMENT MANAGEMENT CORP.), a Maryland corporation (the “Borrower”), the other Grantors party thereto, CREDIT SUISSE AG, Cayman Islands Branch, as collateral agent for the Senior Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Senior Collateral Agent”), WILMINGTON SAVINGS FUND SOCIETY, FSB, as collateral agent for the Initial Junior Debt Secured Parties (in such capacity, the “Junior Collateral Agent”), and each Additional Senior Agent and each Additional Junior Agent that from time to time becomes a party that from time to time becomes a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien/Second Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Senior Class Debt after the date of the First Lien/Second Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the First Lien/Second Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 8.09 of the First Lien/Second Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents, the Junior Debt Documents and the First Lien/Second Lien Intercreditor Agreement.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the First Lien/Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien/Second Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative,” “Senior Representative” or “Additional Senior Agent” in the First Lien/Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The First Lien/Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee] under [describe new Senior Debt Facility], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the First Lien/Second Lien Intercreditor Agreement as Senior Secured Parties.

SECTION 3. This Joinder may be executed in counterparts (and by different parties on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Designated Senior Representative shall have received a counterpart of this Joinder that bears the signature of the New Representative. Delivery of an executed signature page to this Joinder by telecopy or other electronic transmission (including Adobe pdf file) shall be effective as delivery of a manually executed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the First Lien/Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Joinder held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien/Second Lien Intercreditor Agreement and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the First Lien/Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Joinder to the First Lien/Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] for the holders of
[ ],
By:
Name:
Title:
Address for notices:

attention of: _____________________________
Telecopy: _______________________________
[ ], as Designated Senior Representative,
By:
Name:
Title:

Acknowledged by:
DITECH HOLDING CORPORATION, a Maryland corporation

By:

Name:
Title:

[GRANTORS],

By:

Name:
Title:

EXHIBIT D

[RESERVED]

D-1

EXHIBIT E

FORM OF SUBSIDIARIES GUARANTY

E-1

EXECUTION VERSION

AMENDED AND RESTATED SUBSIDIARIES GUARANTY

made by

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO

in favor of

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as ADMINISTRATIVE AGENT,

for the benefit of

THE SECURED CREDITORS

February 9, 2018

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AMENDED AND RESTATED SUBSIDIARIES GUARANTY

AMENDED AND RESTATED SUBSIDIARIES GUARANTY (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Guaranty”), dated as of February 9, 2018, made by and among each of the undersigned guarantors (each, a “Guarantor” and, together with any other entity that becomes a guarantor hereunder pursuant to Section 24 hereof, collectively, the “Guarantors”) in favor of Credit Suisse AG, Cayman Islands Branch, as administrative agent (together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, Ditech Holding Corporation (formerly known as Walter Investment Management Corp.), a Maryland corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), the Administrative Agent and the Collateral Agent (as defined therein), have entered into a Second Amended and Restated Credit Agreement, dated as of February 9, 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), which amends and restates that certain Amended and Restated Credit Agreement, dated as of December 19, 2013, by and among the Borrower, the Lenders, the Administrative Agent and the Collateral Agent, providing for the making of Loans to the Borrower, all as contemplated therein (the Lenders, each Issuing Bank, the Administrative Agent and the Collateral Agent are herein called the “Lender Creditors”);

WHEREAS, the Borrower and/or one or more of its Subsidiaries that is a Credit Party may at any time and from time to time enter into one or more Interest Rate Protection Agreements and/or Other Hedging Agreements with one or more Lenders or any affiliate thereof (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or affiliate’s successors and assigns, if any, collectively, the “Other Creditors” and, together with the Lender Creditors, the “Secured Creditors”; and with each such Interest Rate Protection Agreement and/or Other Hedging Agreement with an Other Creditor being herein called a “Secured Hedging Agreement”);

WHEREAS, each Guarantor is a direct or indirect Wholly-Owned Domestic Subsidiary of the Borrower;

WHEREAS, the Guarantors and the Administrative Agent are party to that certain Subsidiaries Guaranty, dated as of November 28, 2012 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time prior to the date hereof, the “Existing Subsidiaries Guaranty”); and

WHEREAS, pursuant to the Credit Agreement, the Guarantors and the Administrative Agent (at the direction of the Lenders) have agreed to amend and restate the Existing Subsidiaries Guaranty on the terms and conditions specified herein;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Existing Subsidiaries Guaranty is amended and restated as specified herein and each Guarantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Secured Creditors and hereby covenants and agrees with each other Guarantor and the Administrative Agent for the benefit of the Secured Creditors as follows:

1. Guaranty. a) Each Guarantor, jointly and severally, irrevocably, absolutely and unconditionally guarantees as a primary obligor and not merely as surety:

(i) to the Lender Creditors the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of (x) the principal of, premium, if any, and interest on the Notes issued by, and the Loans made to, the Borrower under the Credit Agreement, and all reimbursement obligations with respect to all Letters of Credit, (y) all other obligations (other than Excluded Swap Obligations) (including, without limitation, obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness owing by the Borrower to the Lender Creditors under each Credit Document to which the Borrower is a party (including, without limitation, indemnities, Fees, expenses and interest thereon (including, without limitation, any interest accruing after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, receivership, reorganization or similar proceeding of any Guarantor (or which would accrue but for the operation of applicable bankruptcy or insolvency laws) at the rate provided for in the Credit Agreement, whether or not such interest is an allowed or allowable claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with each such Credit Document and the due performance and compliance by the Borrower with all of the terms, conditions, covenants and agreements contained in all such Credit Documents and (z) any renewals, refinancings or extensions of any of all the foregoing (all such principal, premium, interest, liabilities, indebtedness and other obligations under this clause (i), except to the extent consisting of obligations or liabilities with respect to Secured Hedging Agreements, being herein collectively called the “Credit Document Obligations”); and

(ii) to each Other Creditor the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of all obligations (including, without limitation, obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including, without limitation, any interest accruing after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, receivership, reorganization or similar proceeding of any Guarantor (or which would accrue but for the true operation of applicable bankruptcy or insolvency laws) at the rate provided for in the respective Secured Hedging Agreements, whether or not such interest is an allowed or allowable claim in any such proceeding) owing by the Borrower and each other Guaranteed Party (other than Excluded Swap Obligations) under each Secured Hedging Agreement to which it is a party, whether now in existence or hereafter arising, and the due performance and compliance by the Borrower and each such other Guaranteed Party with all of the terms, conditions, covenants and agreements contained therein (all such obligations, liabilities and indebtedness being herein collectively called the “Other Obligations” and, together with the Credit Document Obligations, are herein collectively called the “Guaranteed Obligations”).

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As used herein, the term “Guaranteed Party” shall mean the Borrower and each Subsidiary of the Borrower party to any Secured Hedging Agreement. As used herein, the term “Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute. As used herein, the term “Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest, as applicable, becomes effective or would become effective with respect to such Swap Obligation; if a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guaranty or security interest is or becomes illegal. As used herein, the term “Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any Swap. As used herein, the term “Swap” shall mean, any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, including any Interest Rate Protection Agreement or any Other Hedging Agreement permitted under the Credit Documents. As used herein, the term “Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest, as applicable, becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. Each Guarantor understands, agrees and confirms that the Secured Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against such Guarantor without proceeding against any other Guarantor, the Borrower or any other Guaranteed Party, or against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations. This Guaranty is a guaranty of prompt payment and performance and not of collection.

(b) Additionally, each Guarantor, jointly and severally, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by the Borrower or any other Guaranteed Party upon the occurrence in respect of the Borrower or any other Guaranteed Party of any of the events specified in Section 7.01(e) of the Credit Agreement, and unconditionally, absolutely and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Secured Creditors, or order, on demand.

2. Liability of Guarantors Absolute. The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower or any other Guaranteed Party whether executed by such Guarantor, any other Guarantor, any other guarantor of the Guaranteed Obligations or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever until the occurrence of the Termination Date, including, without limitation: b) any direction as to application of payment by the Borrower, any other Guaranteed Party or any other party, c) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations, d) any payment on or in reduction of any such other guaranty or undertaking, e) any dissolution, termination or increase, decrease or change in personnel by

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the Borrower or any other Guaranteed Party, f) any payment made to any Secured Creditor on the Guaranteed Obligations which any Secured Creditor repays the Borrower or any other Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, g) any action or inaction by the Secured Creditors as contemplated in Section 5 hereof, h) any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor, i) any extension, renewal, settlement, compromise, waiver or release in respect of any Guaranteed Obligation by operation of law or otherwise, j) any modification or amendment of or supplement to the Credit Agreement or any other Credit Document, k) any release, impairment, non-perfection or invalidity of any direct or indirect security for any Guaranteed Obligation, l) any change in the corporate existence, structure or ownership of the Borrower, any Guarantor or any other Person or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any Guarantor or any other Person or its assets or any resulting release or discharge of any Guaranteed Obligation, m) the existence of any claim, set-off or other rights which a Guarantor may have at any time against the Borrower, any other Guarantor, the Secured Creditors or any other entity, whether in connection herewith or with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim, n) any invalidity or unenforceability relating to or against the Borrower or any other Person for any reason of the Credit Agreement or any other Credit Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower of principal, premium or interest on any loan made pursuant to, or any other amount payable pursuant to the Credit Agreement or any other Credit Document, o) any other act or omission to act or delay of any kind by the Borrower, any other Guaranteed Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations hereunder.

3. Obligations of Guarantors Independent. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor of the Guaranteed Obligations, the Borrower or any other Guaranteed Party, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor of the Guaranteed Obligations, the Borrower or any other Guaranteed Party and whether or not any other Guarantor, any other guarantor of the Guaranteed Obligations, the Borrower or any other Guaranteed Party be joined in any such action or actions. Each Guarantor waives (to the fullest extent permitted by applicable law) the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or any other Guaranteed Party or other circumstance which operates to toll any statute of limitations as to the Borrower or such other Guaranteed Party shall operate to toll the statute of limitations as to each Guarantor.

4. Waivers by Guarantors. (a) Each Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this Guaranty and notice of the existence, creation or incurrence of any new or additional liability which becomes part of the Guaranteed Obligations, and waives promptness, diligence, presentment, demand of payment, demand for performance, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any other Secured Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other Guarantor, any other guarantor of the Guaranteed Obligations, the Borrower or any other Guaranteed Party) and each Guarantor further hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Secured Creditor upon this Guaranty, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guaranty.

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(b) Each Guarantor waives any right to require the Secured Creditors to: p) proceed against the Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; q) proceed against or exhaust any security held from the Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; or r) pursue any other remedy in the Secured Creditors’ power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party other than payment in full in cash of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Guaranteed Party other than payment in full in cash of the Guaranteed Obligations. The Secured Creditors may, at their election, foreclose on any collateral serving as security held by the Administrative Agent, the Collateral Agent or the other Secured Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Creditors may have against the Borrower, any other Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash. Each Guarantor waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of such Guarantor against the Borrower, any other Guaranteed Party, any other guarantor of the Guaranteed Obligations or any other party or any security.

(c) Each Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of the Borrower’s, each other Guaranteed Party’s and each other Guarantor’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and has adequate means to obtain from the Borrower, each other Guaranteed Party and each other Guarantor on an ongoing basis information relating thereto and the Borrower’s, each other Guaranteed Party’s and each other Guarantor’s ability to pay and perform its respective Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect. Each Guarantor acknowledges and agrees that (x) the Secured Creditors shall have no obligation to investigate the financial condition or affairs of the Borrower, any other Guaranteed Party or any other Guarantor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of the Borrower, any other Guaranteed Party or any other Guarantor that might become known to any Secured Creditor at any time, whether or not such Secured Creditor knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor, or might (or does) increase the risk of such Guarantor as guarantor hereunder, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Guaranteed Obligations hereunder and (y) the Secured Creditors shall have no duty to advise any Guarantor of information known to them regarding any of the aforementioned circumstances or risks.

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(d) [Reserved].

(e) Each Guarantor hereby acknowledges and agrees that no Secured Creditor nor any other Person shall be under any obligation s) to marshal any assets in favor of such Guarantor or in payment of any or all of the liabilities of any Guaranteed Party under the Credit Documents, the Secured Hedging Agreements or the obligation of such Guarantor hereunder or i) to pursue any other remedy that such Guarantor may or may not be able to pursue itself any right to which such Guarantor hereby waives.

(f) Each Guarantor warrants and agrees that each of the waivers set forth in Section 3 and in this Section 4 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

5. Rights of Secured Creditors. Subject to Sections 4 and 14 hereof, any Secured Creditor or the Collateral Agent (as applicable) may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations or liabilities of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a) change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, impair, realize upon or otherwise deal with in any manner and in any order any property or other collateral by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c) exercise or refrain from exercising any rights against the Borrower, any other Guaranteed Party, any other Credit Party, any Subsidiary thereof, any other guarantor of the Borrower or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, Guarantors, other guarantors, the Borrower, any other Guaranteed Party or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower or any other Guaranteed Party to creditors of the Borrower or such other Guaranteed Party other than the Secured Creditors;

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(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower or any other Guaranteed Party to the Secured Creditors regardless of what liabilities of the Borrower or such other Guaranteed Party remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, any of the Secured Hedging Agreements, the Credit Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Secured Hedging Agreements, the Credit Documents or any of such other instruments or agreements;

(h) act or fail to act in any manner which may deprive such Guarantor of its right to subrogation against the Borrower or any other Guaranteed Party to recover full indemnity for any payments made pursuant to this Guaranty; and/or

(i) take any other action or omit to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guaranty (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of such Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against such Guarantor).

No invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations, the Credit Documents, the Secured Hedging Agreements or any other agreement or instrument relating to the Guaranteed Obligations or of any security or guarantee therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full in cash of the Guaranteed Obligations.

6. Continuing Guaranty. This Guaranty is a continuing one, shall be binding on each Guarantor and its successors and assigns, and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Secured Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Secured Creditor to inquire into the capacity or powers of the Borrower or any other Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

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7. Release of Guaranty. The Guarantors’ obligations hereunder shall be released on the Termination Date (as defined below). If at any time any payment of any Guaranteed Obligation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

For the purpose of this Guaranty, “Termination Date” shall mean the date upon which all Commitments under the Credit Agreement have been terminated, no Note under the Credit Agreement is outstanding and all Loans thereunder have been repaid in full in cash, all Letters of Credit issued under the Credit Agreement have been terminated (or fully cash collateralized and/or backstopped by one or more letters of credit) and all Guaranteed Obligations (other than Other Obligations and indemnities described in Section 8.01 of the Security Agreement, described in Section 11 of the Pledge Agreement and described in Section 9.05 of the Credit Agreement, and any other indemnities set forth in any other Security Documents, in each case as to which no claim shall have been asserted) then due and payable have been paid in full in cash.

8. Subordination of Indebtedness held by Guarantors. Any indebtedness or other obligations of the Borrower or any other Guaranteed Party now or hereafter held by, or owing to, any Guarantor is hereby subordinated to the indebtedness and other obligations of the Borrower or such other Guaranteed Party held by, or owing to, the Secured Creditors; and such indebtedness and other obligations of the Borrower or such other Guaranteed Party held by, or owing to, any Guarantor, if the Administrative Agent or the Collateral Agent, after an Event of Default has occurred and is continuing, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Secured Creditors and be paid over to the Secured Creditors on account of the indebtedness and other obligations of the Borrower or such other Guaranteed Party to the Secured Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness or other obligations of the Borrower or any other Guaranteed Party to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until the Termination Date has occurred; provided, that if any amount shall be paid to such Guarantor on account of such subrogation rights at any time prior to the occurrence of the Termination Date, such amount shall be held in trust for the benefit of the Secured Creditors and shall forthwith be paid to the Secured Creditors to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Documents and the Secured Hedging Agreements or, if the Credit Documents or the Secured Hedging Agreements do not provide for the application of such amount, to be held by the Secured Creditors as collateral security for any Guaranteed Obligations thereafter existing.

9. Stay of Acceleration. If acceleration of the time for payment of any Guaranteed Obligation is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all Guaranteed Obligations otherwise subject to acceleration under the terms of the Credit Agreement or any Secured Hedge Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent.

10. Guaranty Enforceable by Administrative Agent or Collateral Agent. Notwithstanding anything to the contrary contained elsewhere in this Guaranty, the Secured Creditors agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Administrative Agent or the Collateral Agent, in each case acting upon the instructions of the Required

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Lenders and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Collateral Agent for the benefit of the Secured Creditors upon the terms of this Guaranty and the Security Documents. The Secured Creditors further agree that this Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder). It is understood and agreed that the agreement in this Section 10 is among and solely for the benefit of the Secured Creditors and that, if the Required Lenders so agree (without requiring the consent of any Guarantor), this Guaranty may be directly enforced by any Secured Creditor.

11. Representations, Warranties and Covenants of Guarantors. In order to induce the Lenders to make Loans to, and issue Letters of Credit for the account of, the Borrower pursuant to the Credit Agreement, and in order to induce the Other Creditors to execute, deliver and perform the Secured Hedging Agreements to which they are a party, each Guarantor represents, warrants and covenants that:

(a) such Guarantor t) is a duly organized and validly existing Company, in good standing under the laws of the jurisdiction of its organization, u) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and v) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the nature of its business requires such qualification, except to the extent all failures with respect to the foregoing clauses (i), (ii) and (iii) could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) such Guarantor has the Company power and authority to execute, deliver and perform its obligations under this Guaranty and each other Document (such term, for purposes of this Guaranty, to mean each Credit Document (as defined in the Credit Agreement) and each Secured Hedging Agreement) to which it is a party and has taken all necessary Company action to authorize the execution, delivery and performance by it of this Guaranty and each such other Document;

(c) such Guarantor has duly executed and delivered this Guaranty and each other Document to which it is a party, and this Guaranty and each such other Document constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except to the extent that the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

(d) neither the execution, delivery or performance by such Guarantor of this Guaranty or any other Document to which it is a party, nor compliance by it with the terms and provisions hereof and thereof, will w) except as would not reasonably be expected to have a Material Adverse Effect, contravene or violate any provision of any applicable law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, x) except as would not reasonably be expected to have a Material Adverse Effect, conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any portion of the property or assets of such Guarantor or any of its

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Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, loan agreement, credit agreement, or any other material agreement, contract or instrument to which such Guarantor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or y) violate any provision of the certificate or articles of incorporation, by-laws, partnership agreement or limited liability company agreement (or equivalent organizational documents), as the case may be, of such Guarantor or any of its Subsidiaries;

(e) no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date when required and which remain in full force and effect), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, such Guarantor to authorize, or is required in connection with, z) the execution, delivery and performance of this Guaranty by such Guarantor or any other Document to which such Guarantor is a party or aa) the legality, validity, binding effect or enforceability of this Guaranty or any other Document to which such Guarantor is a party;

(f) there are no actions, suits or proceedings pending or, to such Guarantor’s knowledge, threatened bb) with respect to this Guaranty or any other Document to which such Guarantor is a party or cc) with respect to such Guarantor or any of its Subsidiaries that, either individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect;

(g) until the occurrence of the Termination Date, such Guarantor will comply, and will cause each of its Subsidiaries to comply, with all of the applicable provisions, covenants and agreements contained in Articles 5 and 6 of the Credit Agreement, and will take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Articles 5 and 6 of the Credit Agreement, so that no Default or Event of Default is caused by the actions of such Guarantor or any of its Subsidiaries; and

(h) an executed (or conformed) copy of each of the Credit Documents and the Secured Hedging Agreements has been made available to a senior officer of such Guarantor and such officer is familiar with the contents thereof.

12. Expenses. The Guarantors hereby jointly and severally agree to pay all reasonable invoiced out-of-pocket costs and expenses of the Collateral Agent, the Administrative Agent and each other Secured Creditor in connection with the enforcement of this Guaranty and the protection of the Secured Creditors’ rights hereunder and any amendment, waiver or consent relating hereto (but limited, with respect to legal expenses, to the reasonable invoiced fees, disbursements and other charges of one single firm of primary counsel, one single firm of special counsel and one firm of additional local counsel for each applicable jurisdiction) to the extent required under and on then terms set forth in Section 9.05 of the Credit Agreement (it being understood that for purposes hereof, Section 9.05 of the Credit Agreement shall be deemed to also apply to any Secured Creditor under any Secured Hedging Agreement mutatis mutandis).

13. Benefit and Binding Effect. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Secured Creditors and their successors and assigns.

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14. Amendments; Waivers. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released) and with the written consent of the Administrative Agent (with the written consent of the Required Lenders or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08 of the Credit Agreement) at all times prior to the time at which all Credit Document Obligations have been paid in full in cash.

15. Set Off. In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean any “Event of Default” as defined in the Credit Agreement and any payment default under any Secured Hedging Agreement continuing after any applicable grace period), each Secured Creditor is hereby authorized, at any time or from time to time thereafter, except to the extent prohibited by law, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Creditor to or for the credit or the account of such Guarantor (for the avoidance of doubt, excluding any deposits held by such Guarantor in a custodial account for the benefit of a third party or any property which constitutes Excluded Collateral), against and on account of the obligations and liabilities of such Guarantor to such Secured Creditor under this Guaranty, irrespective of whether or not such Secured Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Notwithstanding anything to the contrary contained in this Guaranty, at any time that the Guaranteed Obligations shall be secured by any Real Property located in the State of California, no Secured Creditor shall exercise any right of set-off, lien or counterclaim or take any court or administrative action or institute any proceedings to enforce any provision of this Guaranty without the prior consent of the Administrative Agent or the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08 of the Credit Agreement), if such setoff or action or proceeding would or might (pursuant to Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure or Section 2924 of the California Civil Code, if applicable, or otherwise) affect or impair the validity, priority, or enforceability of the liens granted to the Collateral Agent pursuant to the Security Documents or the enforceability of the Guaranteed Obligations hereunder, and any attempted exercise by any Secured Creditor or the Administrative Agent of any such right without obtaining such consent of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08 of the Credit Agreement) or the Administrative Agent shall be null and void. It is understood and agreed that the foregoing sentence of this Section 15 is for the sole benefit of the Secured Creditors and may be amended, modified or waived in any respect by the Required Lenders (without any requirement of prior notice to or consent by any Credit Party or any other Person) and does not constitute a waiver of any rights against any Credit Party or against any Collateral. Each Secured Creditor (by its acceptance of the benefits hereof) acknowledges and agrees that the provisions of this Section 15 are subject to the sharing provisions set forth in Section 2.18 of the Credit Agreement. Notwithstanding anything to the contrary herein or in the Credit Agreement, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Guarantor shall be applied, directly or indirectly, to any Excluded Swap Obligations of such Guarantor.

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16. Notices. Each notice, request or other communication given hereunder shall be given in accordance with Section 9.01 of the Credit Agreement and shall be addressed, dd) if to the Borrower, the Administrative Agent or any other Lender Creditor, to such address as such Person shall have specified in the Credit Agreement, ee) if to any Guarantor other than the Borrower, in the care of the Borrower to such address as the Borrower shall have specified in the Credit Agreement and ff) if to any Other Creditor, to such address as such Other Creditor shall have specified in writing to the Borrower and the Administrative Agent, or in each case to such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

17. Reinstatement. If any claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including, without limitation, the Borrower or any other Guaranteed Party), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any Note, any Secured Hedging Agreement or any other instrument evidencing any liability of the Borrower or any other Guaranteed Party, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

18. Consent to Jurisdiction; Service of Process; and Waiver of Trial By Jury. (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE SECURED CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or the other Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state or to the extent permitted by law, in such federal court; provided that suit for the recognition or enforcement of any judgment obtained in any such New York state court or federal court may be brought in any other court of competent jurisdiction. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any in any other manner provided by law. Nothing in this Guaranty shall affect any right that any Secured Creditor may otherwise have to bring any action or proceeding relating to this Guaranty or the other Credit Documents against any Guarantor or its properties in the courts of any jurisdiction.

(b) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid suits, actions or proceedings arising out of or relating to this Guaranty or any other Credit Document in any New York state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such actions or proceeding in any such court. Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 16. Nothing herein shall affect the right of any party to this Guaranty to serve process in any other manner permitted by law.

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(c) EACH GUARANTOR AND EACH SECURED CREDITOR (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY OR ANY OF THE OTHER CREDIT DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

19. Release of Liability of Guarantor. In the event that any of the Guarantors ceases to be a Subsidiary or becomes an Excluded Subsidiary (or a release of a Guarantor has been approved in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08 of the Credit Agreement)), such Guarantor shall, upon ceasing to be a Subsidiary or becoming an Excluded Subsidiary or the effectiveness of such approval, be released from this Guaranty and all obligations hereunder automatically and without further action and this Guaranty and all obligations hereunder shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect.

20. Contribution. At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Termination Date has occurred, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 20 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in

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respect of the Guaranteed Obligations and any other obligations owing under this Guaranty. As used in this Section 20: (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date. Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Guaranty pursuant to Section 19 hereof shall thereafter have no contribution obligations, or rights, pursuant to this Section 20, and at the time of any such release, if the released Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Guarantors. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 20, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until the occurrence of the Termination Date. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.

21. Limitation on Guaranteed Obligations. Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or any similar Federal or state law. To effectuate the foregoing intention, each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement (including any rights of contribution provided for pursuant to this Guaranty) providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

22. Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts (including by facsimile or other form of electronic transmission), each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

23. Payments. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Borrower under Section 2.19 of the Credit Agreement.

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24. Additional Guarantors. It is understood and agreed that any Wholly-Owned Domestic Subsidiary of Borrower that is required to execute a counterpart of this Guaranty after the date hereof pursuant to the Credit Agreement shall become a Guarantor hereunder by (x) executing a counterpart hereof and delivering same to the Administrative Agent or executing an assumption agreement and delivering same to the Administrative Agent, in each case as may be requested by (and in form and substance reasonably satisfactory to) the Administrative Agent and (y) taking all actions as specified in this Guaranty as would have been taken by such Guarantor had it been an original party to this Guaranty, in each case with all documents and actions required to be taken to the reasonable satisfaction of the Administrative Agent.

25. Headings Descriptive. The headings of the several Sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

26. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 26 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 26, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Termination Date and the repayment, satisfaction or discharge of all other Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 26 constitute, and this Section 26 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

27. Amendment and Restatement. This Agreement constitutes for all purposes an amendment and restatement of the Existing Subsidiaries Guaranty. The Existing Subsidiaries Guaranty, as amended and restated hereby, continues in full force and effect as so amended and restated by this Agreement. Nothing contained in this Agreement shall constitute or be construed as a novation of any of the Guaranteed Obligations.

* * *

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

DITECH FINANCIAL LLC
GREEN TREE CREDIT SOLUTIONS LLC
GREEN TREE SERVICING CORP.
WALTER MANAGEMENT HOLDING COMPANY LLC
DF INSURANCE AGENCY LLC
GREEN TREE INVESTMENT HOLDINGS III LLC
GREEN TREE INSURANCE AGENCY OF NEVADA, INC.,
each as a Guarantor

By:
Name: Cheryl A. Collins
Title: Senior Vice President and Treasurer

WALTER REVERSE ACQUISITION LLC, as a Guarantor

By:
Name: Cheryl A. Collins
Title: Treasurer

GREEN TREE CREDIT LLC, as a Guarantor

By:
Name: Anthony Renzi
Title: President and Treasurer

MORTGAGE ASSET SYSTEMS, LLC
REO MANAGEMENT SOLUTIONS, LLC, each as a Guarantor

By:
Name: Jeffery Baker
Title: President

REVERSE MORTGAGE SOLUTIONS, INC., as a Guarantor

By:
Name: Cheryl A. Collins
Title: Senior Vice President

[Signature Page to Amended and Restated Subsidiaries Guaranty]

Accepted and Agreed to: CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amended and Restated Subsidiaries Guaranty]

EXHIBIT F

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

F-1

Execution Version

AMENDED AND RESTATED INTERCOMPANY SUBORDINATION AGREEMENT

THIS AMENDED AND RESTATED INTERCOMPANY SUBORDINATION AGREEMENT (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”), dated as of February 9, 2018, made by each of the undersigned (each, a “Party” and, together with any entity that becomes a party to this Agreement pursuant to Section 9 hereof, the “Parties”) and Credit Suisse AG, Cayman Islands Branch, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”), for the benefit of the Senior Creditors (as defined below). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Ditech Holding Corporation (formerly known as Walter Investment Management Corp.), a Maryland corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”) and Collateral Agent, have entered into a Second Amended and Restated Credit Agreement, dated as of February 9, 2018, which amends and restates that certain Amended and Restated Credit Agreement, dated as of December 19, 2013, by and among the Borrower, the Lenders, the Administrative Agent and the Collateral Agent, providing for the making of Loans to the Borrower, all as contemplated therein (with the Lenders, the Issuing Banks, the Administrative Agent and the Collateral Agent being herein called the “Lender Creditors”) (as used herein, the term “Credit Agreement” means the Second Amended and Restated Credit Agreement described above in this paragraph, as the same may be amended, restated, amended and restated, modified, supplemented, extended, renewed, refinanced, replaced, or refunded from time to time, and including any agreement extending the maturity of, or refinancing or restructuring (including, but not limited to, the inclusion of additional borrowers or guarantors thereunder or any increase in the amount borrowed) all or any portion of, the indebtedness under such agreement or any successor agreement, whether or not with the same agent, trustee, representative, lenders or holders);

WHEREAS, the Borrower and/or one or more of its Subsidiaries that is a Credit Party may at any time and from time to time enter into one or more Interest Rate Protection Agreements and/or Other Hedging Agreements with one or more Lenders or any affiliate thereof (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or affiliate’s successors and assigns, if any, collectively, the “Other Creditors” and, together with the Lender Creditors, the “Secured Creditors”; and with each such Interest Rate Protection Agreement and/or Other Hedging Agreement with an Other Creditor being herein called a “Secured Hedging Agreement”);

WHEREAS, pursuant to the Subsidiaries Guaranty, each Subsidiary Guarantor has jointly and severally guaranteed to the Secured Creditors the payment when due of all Guaranteed Obligations (as defined in the Subsidiaries Guaranty);

WHEREAS, the Borrower, the Collateral Agent and certain of the other Parties are party to that certain (i) Intercompany Subordination Agreement, dated as of November 28, 2012 (as amended, restated, amended and restated, supplemented and/or otherwise modified prior to the date hereof, the “Existing 2012 Intercompany Subordination Agreement”) and (ii) Intercompany Subordination Agreement, dated as of April 30, 2013 (as amended, restated, amended and restated, supplemented and/or otherwise modified prior to the date hereof, the “Existing 2013 Intercompany Subordination Agreement” and together with the Existing 2012 Intercompany Subordination Agreement, collectively, the “Existing Intercompany Subordination Agreement”);

WHEREAS, pursuant to the Credit Agreement, the Parties and the Collateral Agent (at the direction of the Lenders) have agreed to amend and restate the Existing Intercompany Subordination Agreement on the terms and conditions specified herein; and

WHEREAS, additional Parties may from time to time become parties hereto in order to allow for certain extensions of credit in accordance with the requirements of the Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the Existing Intercompany Subordination Agreement is amended and restated as specified herein and the Parties and the Collateral Agent (for the benefit of the Senior Creditors) hereby agree as follows:

1. The Subordinated Debt (as defined in Section 7 hereof) and all payments of principal, interest and all other amounts thereunder are hereby, and shall continue to be, subject and subordinate in right of payment to the prior payment in full, in cash, of all Senior Indebtedness (as defined in Section 7 hereof) to the extent, and in the manner, set forth herein. The foregoing shall apply notwithstanding the availability of collateral to the Senior Creditors or the holders of Subordinated Debt or the actual date and time of execution, delivery, recordation, filing or perfection of any security interests granted with respect to the Senior Indebtedness or the Subordinated Debt, or the lien or priority of payment thereof, and in any instance wherein the Senior Indebtedness or any claim for the Senior Indebtedness is subordinated, avoided or disallowed, in whole or in part, under the Bankruptcy Code or other applicable federal, foreign, state or local law. In the event of a proceeding, whether voluntary or involuntary, for insolvency, liquidation, reorganization, dissolution, bankruptcy or other similar proceeding pursuant to the Bankruptcy Code or other applicable federal, foreign, state or local law (each, a “Bankruptcy Proceeding”), the Senior Indebtedness shall include all Post-Petition Interest.

2. Each Party (as a lender of any Subordinated Debt) hereby agrees that until all Senior Indebtedness has been repaid in full in cash:

(a) Such Party shall not, without the prior written consent of the Required Senior Creditors (as defined in Section 7 hereof), which consent may be withheld or conditioned on the Required Senior Creditors’ sole discretion, commence, or join or participate in, any Enforcement Action (as defined in Section 7 hereof).

(b) In the event that (i) all or any portion of any Senior Indebtedness becomes due (whether at stated maturity, by acceleration or otherwise), (ii) any Event of Default under the Credit Agreement or any event of default under, and as defined in, any other Senior Indebtedness (or the documentation governing the same), then exists or would result from such payment on the Subordinated Debt, (iii) such Party receives any payment or prepayment of principal, interest or any other amount, in whole or in part, of (or with respect to) the Subordinated Debt in violation of the terms of the Credit Agreement or any other Senior Indebtedness (or the documentation governing the same) or (iv) any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, is made of all or any part of the property, assets or business of the Borrower or any of its Subsidiaries or the proceeds thereof, in whatever form, to any creditor or creditors of the Borrower or any of its Subsidiaries or to any holder of indebtedness of the Borrower or any of its Subsidiaries or by reason of any liquidation, dissolution or other winding up of the Borrower, any of its Subsidiaries or their respective businesses, or of any receivership or custodianship for the Borrower or any of its Subsidiaries or of all or substantially all of their respective property, or of any insolvency or bankruptcy proceedings or assignment for the benefit of creditors or any proceeding by or against the Borrower or any of its Subsidiaries for any relief under any bankruptcy, reorganization or insolvency law or laws, federal, foreign, state or local, or any law, federal, foreign, state or local relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension, then, and in any such event, any payment or distribution of any kind or character, whether in cash, property, securities or otherwise which shall be payable or deliverable with respect to any or all of the Subordinated Debt or which has been received by any Party shall be held in trust by such Party for the benefit of the Senior Creditors and shall forthwith be paid or delivered directly to the Senior Creditors for application to the payment of the Senior Indebtedness (after giving effect to the relative priorities of such Senior Indebtedness) to the extent necessary to make payment in full in cash of all sums due under the Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the Senior Creditors. In any such event, the Senior Creditors may, but shall not be obligated to, demand, claim and collect any such payment or distribution that would, but for these subordination provisions, be payable or deliverable with respect to the Subordinated Debt. In the event of the occurrence of any event referred to in subclauses (i), (ii), (iii) or (iv) of the second preceding sentence of this clause (b) and until the Senior Indebtedness shall have been fully paid in cash and satisfied and all of the obligations of the Borrower and any of its Subsidiaries to the Senior Creditors have been performed in full, no payment of any kind or character (whether in cash, property, securities or otherwise) shall be made to or accepted by any Party in respect of the Subordinated Debt. Notwithstanding anything to the contrary contained above, if one or more of the events referred to in subclauses (i) through (iv) of the first sentence of this clause (b) is in existence, the Required Senior Creditors may agree in writing that payments may be made with respect to the Subordinated Debt which would otherwise be prohibited pursuant to the provisions contained above; provided that any such waiver shall be specifically limited to the respective payment or payments which the Required Senior Creditors agree may be so paid to any Party in respect of the Subordinated Debt.

(c) If such Party shall acquire by indemnification, subrogation or otherwise, any lien, estate, right or other interest in any of the assets or properties of the Borrower or any of its Subsidiaries, that lien, estate, right or other interest shall be subordinate in right of payment to the Senior Indebtedness and the lien of the Senior Indebtedness as provided herein, and such Party hereby waives any and all rights it may acquire by subrogation or otherwise to any lien of the Senior Indebtedness or any portion thereof until such time as all Senior Indebtedness has been repaid in full in cash.

(d) Such Party shall not pledge, assign, hypothecate, transfer, convey or sell any Subordinated Debt or any interest in any Subordinated Debt to any entity (other than under the relevant Security Documents (as hereinafter defined)) without the prior written consent of the Administrative Agent (with the prior written consent of the Required Senior Creditors).

(e) After request by the Administrative Agent or the Required Senior Creditors, such Party shall within ten (10) days furnish the Senior Creditors with a statement, duly acknowledged and certified setting forth the original principal amount of the notes or loans evidencing the indebtedness of the Subordinated Debt, the unpaid principal balance, all accrued but unpaid interest and any other sums due and owing thereunder, the rate of interest, the monthly payments and that, to the best knowledge of such Party, there exists no defaults under the Subordinated Debt, or if any such defaults exist, specifying the defaults and the nature thereof.

(f) In any case commenced by or against the Borrower or any of its Subsidiaries under the Bankruptcy Code or any similar federal, foreign, state or local statute (a “Reorganization Proceeding”), to the extent permitted by applicable law, the Required Senior Creditors shall have the exclusive right to exercise any voting rights in respect of the claims of such Party against the Borrower or any of its Subsidiaries.

(g) If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made (whether by the Borrower, any other Credit Party or any other Person or enforcement of any right of setoff or otherwise) is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Borrower, any other Credit Party or such other Persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

(h) Such Party shall not object to the entry of any order or orders approving any cash collateral stipulations, adequate protection stipulations or similar stipulations executed by the Senior Creditors in any Reorganization Proceeding or any other proceeding under the Bankruptcy Code.

(i) Such Party waives any marshalling rights with respect to the Senior Creditors in any Reorganization Proceeding or any other proceeding under the Bankruptcy Code.

3. Each Party hereby represents, warrants and covenants as follows:

(a) each Party will deliver a schedule setting forth all Intercompany Debt to the Administrative Agent within ten (10) days after any request by the Administrative Agent or the Required Senior Creditors (although any failure to deliver such a supplement shall have no effect whatsoever on the subordination provisions contained herein, which shall apply to all Subordinated Debt whether or not listed on said schedule); and

(b) each Party will not lend, hold or permit to exist any Intercompany Debt owed by it or to it (in accordance with the definition thereof contained herein) unless each obligee or obligor, as the case may be, with respect to such Intercompany Debt is (or concurrently with such extension becomes) a Party to this Agreement.

4. Any payments made to, or received by, any Party in respect of any guaranty or security in support of the Subordinated Debt shall be subject to the terms of this Agreement and applied on the same basis as payments made directly by the obligor under such Subordinated Debt. To the extent that the Borrower or any of its Subsidiaries (other than the respective obligor or obligors which are already Parties hereto) provides a guaranty or any security in support of any Subordinated Debt, the Party which is the lender of the respective Subordinated Debt will cause each such Person to become a Party hereto (if such Person is not already a Party hereto) not later than the date of the execution and delivery of the respective guarantee or security documentation; provided that any failure to comply with the foregoing requirements of this Section 4 will have no effect whatsoever on the subordination provisions contained herein (which shall apply to all payments received with respect to any guarantee or security for any Subordinated Debt, whether or not the Person furnishing such guarantee or security is a Party hereto).

5. Each Party hereby acknowledges and agrees that no payments will be accepted by it in respect of the Subordinated Debt (unless promptly turned over to the holders of Senior Indebtedness as contemplated by Section 2 above) to the extent such payments would be prohibited under any Senior Indebtedness (or the documentation governing the same, including this Agreement).

6. In addition to the foregoing agreements, each Party hereby acknowledges and agrees that, with respect to all Intercompany Debt (whether or not same constitutes Subordinated Debt), that (x) such Intercompany Debt (and any promissory notes or other instruments evidencing same) may be pledged, and delivered for pledge, by the Borrower or any of its Subsidiaries pursuant to any Security Document (as used herein, the term “Security Documents” shall have the meaning provided in the Credit Agreement and shall include any security documentation executed and delivered in connection with any replacement or refinancing Credit Agreement) to which the Borrower or such respective Subsidiary is, or at any time in the future becomes, a party and (y) with respect to all Intercompany Debt so pledged, the Collateral Agent shall be entitled to exercise all rights and remedies with respect to such Intercompany Debt to the maximum extent provided in the various Security Documents (in accordance with the terms thereof and subject to the requirements of applicable law). Furthermore, with respect to all Intercompany Debt at any time owed to the Borrower or any of its Subsidiaries which is a Credit Party, and notwithstanding anything to the contrary contained in the terms of such Intercompany Debt, each obligor (including any guarantor) and obligee with respect to such Intercompany Debt hereby agrees, for the benefit of the holders from time to time of the Senior Indebtedness, that the Administrative Agent or the Collateral Agent may at any time, and from time to time, acting on its own or at the request of the Required Senior Creditors, accelerate the maturity of such Intercompany Debt if (x) any obligor (including any guarantor) of such Intercompany Debt is subject to any Bankruptcy Proceeding or (y) any Event of Default shall have occurred and be continuing. Any such acceleration of the maturity of any Intercompany Debt shall be made by written notice by the Administrative Agent or the Collateral Agent to the obligor on the respective Intercompany Debt; provided that no such notice shall be required (and the acceleration shall automatically occur) either upon the occurrence of a Bankruptcy Proceeding with respect to the respective obligor (or any guarantor) of the respective Intercompany Debt or upon (or following) any acceleration of the maturity of any Loans pursuant to the Credit Agreement.

7. Definitions. As and in this Agreement, the terms set forth below shall have the respective meanings provided below:

“Credit Document Obligations Termination Date” shall mean the first date after the Closing Date upon which all Commitments and Letters of Credit under the Credit Agreement have terminated and all Credit Document Obligations have been paid in full in cash.

“Enforcement Action” shall mean any acceleration of all or any part of the Subordinated Debt, any foreclosure proceeding, the exercise of any power of sale, the obtaining of a receiver, the seeking of default interest, the suing on, or otherwise taking action to enforce the obligation of the Borrower or any of its Subsidiaries to pay any amounts relating to, any Subordinated Debt, the exercising of any banker’s lien or rights of set-off or recoupment, the institution of a Bankruptcy Proceeding against the Borrower or any of its Subsidiaries, or the taking of any other enforcement action against any asset or Property of the Borrower or its Subsidiaries.

“Existing 2012 Intercompany Subordination Agreement” shall have the meaning provided in the recitals to this Agreement.

“Existing 2013 Intercompany Subordination Agreement” shall have the meaning provided in the recitals to this Agreement.

“Existing Intercompany Subordination Agreement” shall have the meaning provided in the recitals to this Agreement.

“Obligation” shall mean any principal, interest (including Post-Petition Interest), premium, penalties, fees, indemnities and other liabilities and obligations payable under the documentation governing any indebtedness and all guaranties of the foregoing amounts.

“Post-Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more of the Borrower and its Subsidiaries (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Required Senior Creditors” shall mean (i) the Required Lenders (or, to the extent required by Section 9.08 of the Credit Agreement, each of the Lenders) at all times prior to the Credit Document Obligations Termination Date, and (ii) the holders of at least a majority of the outstanding Senior Indebtedness at all times from and after the Credit Document Obligations Termination Date.

“Secured Hedging Agreement” shall have the meaning provided in the recitals to this Agreement.

“Senior Creditors” shall mean all holders from time to time of any Senior Indebtedness and shall include, without limitation, the Lender Creditors and the Other Creditors.

“Senior Indebtedness” shall mean:

(i) all Obligations (including, without limitation, (x) all Post-Petition Interest or interest accruing after any act which constitutes a Default or an Event of Default pursuant to Section 7.01(e) of the Credit Agreement at the stated contract rate, regardless of whether allowed or allowable in the respective bankruptcy or other preceding, and (y) Obligations which, but for the automatic stay under Section

362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, Fees and interest thereon) of each Credit Party (whether as obligor, guarantor or otherwise) to the Lender Creditors, whether now existing or hereafter incurred under, arising out of or in connection with each Credit Document to which it is at any time a party (including, without limitation, all such obligations and liabilities of each Credit Party under the Credit Agreement (if a party thereto) and under the Subsidiaries Guaranty (if a party thereto) or under any other guarantee by it of obligations pursuant to the Credit Agreement) and the due performance and compliance by each Credit Party with the terms of each such Credit Document (all such Obligations under this clause (i), except to the extent consisting of Obligations with respect to Secured Hedging Agreements, being herein collectively called the “Credit Document Obligations”); and

(ii) all Obligations (including, without limitation, (x) all Post-Petition Interest or interest accruing after any act which constitutes a Default or an Event of Default pursuant to Section 7.01(e) of the Credit Agreement at the stated contract rate, regardless of whether allowed or allowable in the respective bankruptcy or other preceding, and (y) Obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of each Credit Party to the Other Creditors, whether now existing or hereafter incurred under, arising out of or in connection with any Secured Hedging Agreement (including, without limitation, all such obligations and liabilities of such Credit Party under the Subsidiaries Guaranty (if a party thereto) with respect thereto or under any other guarantee by it of obligations pursuant to any Secured Hedging Agreement) and the due performance and compliance by each Credit Party with the terms of each such Secured Hedging Agreement.

“Subordinated Debt” shall mean the principal of, interest on, and all other amounts owing from time to time in respect of, all Intercompany Debt owed by a Credit Party to a Person that is not a Credit Party (including, without limitation, pursuant to guarantees thereof or security therefor and intercompany payables not evidenced by a note) at any time outstanding.

8. Each Party agrees to be fully bound by all terms and provisions contained in this Agreement, both with respect to any Subordinated Debt (including any guarantees thereof and security therefor) owed to it, and with respect to all Subordinated Debt (including all guarantees thereof and security therefor) owing by it.

9. It is understood and agreed that any Subsidiary of the Borrower that is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Credit Agreement or any other Senior Indebtedness shall become a Party hereunder by executing a counterpart hereof (or a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent) and delivering same to the Collateral Agent.

10. No failure or delay on the part of any party hereto or any holder of Senior Indebtedness in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

11. Each Party hereto acknowledges that to the extent that no adequate remedy at law exists for breach of its obligations under this Agreement, in the event any Party fails to comply with its obligations hereunder, the Collateral Agent, the Administrative Agent or the holders of Senior Indebtedness shall have the right to obtain specific performance of the obligations of such defaulting Party, injunctive relief or such other equitable relief as may be available.

12. Any notice to be given under this Agreement shall be sent in accordance with the provisions of Section 9.01 of the Credit Agreement (and in the case of any notice to be given to a Subsidiary of the Borrower, such notice shall be sent to the attention of the Borrower and in accordance with the provisions of the Credit Agreement).

13. In the event of any conflict between the provisions of this Agreement and the provisions of the Subordinated Debt, the provisions of this Agreement shall prevail.

14. No person other than the parties hereto, the Senior Creditors from time to time and their successors and assigns as holders of the Senior Indebtedness and the Subordinated Debt shall have any rights under this Agreement.

15. This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16. No amendment, supplement, modification, waiver or termination of this Agreement shall be effective against a party against whom the enforcement of such amendment, supplement, modification, waiver or termination would be asserted, unless such amendment, supplement, modification, waiver or termination was made in a writing signed by such party; provided that amendments hereto shall be effective as against the Senior Creditors only if executed and delivered by the Collateral Agent (with the written consent of the Required Senior Creditors at such time).

17. In case any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, and any other application thereof, shall not in any way be affected or impaired thereby.

18. (a) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b) Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state or, to the extent permitted by law, in such federal court;

provided that suit for the recognition or enforcement of any judgment obtained in any such New York state or federal court may be brought in any other court of competent jurisdiction. Each Party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18(D).

19. This Agreement shall bind and inure to the benefit of the Administrative Agent, the other Senior Creditors and each Party and their respective successors, permitted transferees and assigns.

20. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT WITH RESPECT TO ANY COLLATERAL HEREUNDER ARE SUBJECT TO THE PROVISIONS OF EACH INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF ANY INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

21. This Agreement constitutes for all purposes an amendment and restatement of the Existing Intercompany Subordination Agreement. The Existing Intercompany Subordination Agreement, as amended and restated hereby, continues in full force and effect as so amended and restated by this Agreement. Nothing contained in this Agreement shall constitute or be construed as a novation of any of the Secured Obligations.

* * *

IN WITNESS WHEREOF, each Party and the Collateral Agent have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

DITECH HOLDING CORPORATION
DITECH FINANCIAL LLC
GREEN TREE CREDIT SOLUTIONS LLC
GREEN TREE SERVICING CORP.
WALTER MANAGEMENT HOLDING COMPANY LLC
DF INSURANCE AGENCY LLC
GREEN TREE INVESTMENT HOLDINGS III LLC
GREEN TREE INSURANCE AGENCY OF NEVADA, INC., each as a Party

By:
Name: Cheryl A. Collins
Title: Senior Vice President and Treasurer

WALTER REVERSE ACQUISITION LLC, as a Party

By:
Name: Cheryl A. Collins
Title: Treasurer

GREEN TREE CREDIT LLC, as a Party

By:
Name: Anthony Renzi
Title: President and Treasurer

MORTGAGE ASSET SYSTEMS, LLC
REO MANAGEMENT SOLUTIONS, LLC, each as a Party

By:
Name: Jeffery Baker
Title: President

REVERSE MORTGAGE SOLUTIONS, INC., as a Party

By:
Name: Cheryl A. Collins
Title: Senior Vice President

[Signature Page to Amended and Restated Intercompany Subordination Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amended and Restated Intercompany Subordination Agreement]

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 5.01(f) of the Second Amended and Restated Credit Agreement, dated as of February 9, 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Ditech Holding Corporation (formerly known as Walter Investment Management Corp.), a Maryland corporation (the “Borrower”), the lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1.    I am a duly elected, qualified and acting Authorized Officer of the Borrower.

2.    I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an Authorized Officer of the Borrower. The matters set forth herein are true to the best of my knowledge after due inquiry.

3.    I have reviewed the terms of the Credit Agreement and the other Credit Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of the occurrence and continuation of any Default or Event of Default[, except for             ].

4.    Attached hereto as ANNEX 2 is the information required to establish compliance with Sections 6.07, 6.08 and 6.09 of the Credit Agreement for the Test Period ended on [        ]1 (the “Computation Date”) (including computations showing (in reasonable detail) such compliance).

5.    Attached hereto as ANNEX 3 is the information required to establish compliance with Sections 2.13(b), 2.13(c) and 2.13(e) of the Credit Agreement as of the Computation Date or the applicable period ending on such date (including computations showing (in reasonable detail) such compliance).

6.    Attached hereto as ANNEX 4 is a list of all Immaterial Subsidiaries and Unrestricted Subsidiaries.

7.     The Borrower hereby (a) reaffirms its obligations under the Credit Agreement and each other Credit Document to which it is a party.

[1]	Insert the last day of the respective fiscal quarter or year covered by the financial statements which are required to be accompanied by this Compliance Certificate.

[8.    Attached hereto as ANNEX 5 is the information in reasonable detail required to evidence the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the fiscal year ended on December 31, [    ].]2

[9.     There have been no changes to Schedules 1 through 8 of the Security Agreement and Annexes A through G of the Pledge Agreement, in each case since [the Closing Date][the date of the most recent certificate delivered pursuant to Section 5.01(f) of the Credit Agreement] [other than as set forth in Annex [6][7] attached hereto, and the Borrower and the other Credit Parties have taken all actions required to be taken by them pursuant to such Security Documents in connections with the changes set forth in Annex [6][7]]3.]

*    *    *

[2]	To be included for any Compliance Certificate being delivered with the financial statements required by Section 5.01(c) of the Credit Agreement (commencing with the annual financial statements with respect to the fiscal year ending December 31, 2018).
[3]	Changes to be include only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents.

IN WITNESS WHEREOF, in my capacity as an Authorized Officer of the Borrower and not in my individual capacity, I have executed this Compliance Certificate this          day of         .

DITECH HOLDING CORPORATION

By:

Name:
Title:

ANNEX 1

[Applicable Financial Statements To Be Attached]

ANNEX 2

[Information demonstrating compliance with Sections 6.07, 6.08 and 6.09 of the Credit Agreement To Be Attached]

A.	Asset Coverage Ratio A for the applicable Test Period ending on the Computation Date

(i)	:1.00; minimum Asset Coverage Ratio A required under Section 6.07(a) of the Credit Agreement for the applicable Test Period: 1.[ ]0:1.00.

B.	Asset Coverage Ratio B for the applicable Test Period ending on the Computation Date

(i)	:1.00; minimum Asset Coverage Ratio B required under Section 6.07(b) of the Credit Agreement for the applicable Test Period: 1.00:1.00.

C.	Interest Expense Coverage Ratio for the applicable Test Period ending on the Computation Date

(i)	:1.00; minimum Interest Expense Coverage Ratio required under Section 6.08 of the Credit Agreement for the applicable Test Period: [ ]:1.00.

D.	First Lien Net Leverage Ratio for the applicable Test Period ending on the Computation Date[4]

(i)	:1.00; maximum First Lien Net Leverage Ratio permitted under Section 6.09 of the Credit Agreement for the applicable Test Period:[ ]:1.00.

[4]	Attached hereto in reasonable detail are the relevant components (and the calculations thereof) of the First Lien Net Leverage Ratio.

ANNEX 3

The information described herein is as of the Computation Date and, except as otherwise indicated below, pertains to the period from [the Closing Date][January 1, 20    ] to the Computation Date (the “Relevant Period”).

Mandatory Prepayments

1.    [During the Test Period ended on the Computation Date, neither the Borrower nor any of its Restricted Subsidiaries has received any Net Cash Proceeds from any issuance or incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness for borrowed money (other than Indebtedness permitted to be incurred pursuant to Section 6.04, other than Permitted External Refinancing Indebtedness and Refinancing Term Loans) which would require a mandatory repayment pursuant to Section 2.13(b) of the Credit Agreement.]5

2.    [During such Test Period ended on the Computation Date, neither the Borrower nor any of its Restricted Subsidiaries has received (x) any Net Sale Proceeds from any (i) Non-Core Asset Sale, (ii) Disposition of any Bulk MSR and/or any Asset Sale or (iii) Servicing Advances related to the Disposition on or prior to the MSR Outside Date of Government Sponsored Entity-related Bulk MSR or (y) gross proceeds from any Disposition on or prior to the MSR Outside Date of Government Sponsored Entity-related Bulk MSR, in each case, which would require a mandatory repayment pursuant to Section 2.13(c) of the Credit Agreement.] 6

[5]	If the Borrower or any of its Restricted Subsidiaries has received such cash proceeds, the certificate should describe the same and state amounts and dates of the receipt thereof, as well as the amounts and dates of the required mandatory repayments pursuant to Section 2.13(b), together with sufficient information as to mandatory repayments to determine compliance with Section 2.13(b) and a statement that the Borrower is in compliance with the requirements of Section 2.13(b).
[6]	If the Borrower or any of its Restricted Subsidiaries has received such cash proceeds from any Non-Core Asset Sales or Disposition as described in this provision, the certificate should describe the same and state amounts and dates of the receipt thereof, as well as amounts and dates of the required mandatory repayments pursuant to Section 2.13(c), together with sufficient information as to mandatory repayments and/or reinvestments thereof to determine compliance with Section 2.13(c) of the Credit Agreement and a statement that the Borrower is in compliance with the requirements of said Section 2.13(c).

3.    [During such Test Period ended on the Computation Date, neither the Borrower nor any of its Restricted Subsidiaries has received any Net Cash Proceeds from any Recovery Event which would require a mandatory repayment pursuant to Section 2.13(e) of the Credit Agreement.] 7

[7]	If the Borrower or any of its Subsidiaries has received such cash proceeds from any Recovery Event, the certificate should describe the same and state amounts and dates of the receipt thereof, as well as amounts and dates of the required mandatory repayments pursuant to Section 2.13(e), together with sufficient information as to mandatory repayments and/or reinvestments thereof to determine compliance with Section 2.13(e) of the Credit Agreement and a statement that the Borrower is in compliance with the requirements of said Section 2.13(e).

ANNEX 4

[Immaterial Subsidiaries and Unrestricted Subsidiaries]

ANNEX 5

[Information evidencing the amount of Excess Cash Flow]

ANNEX [6][7]

[Information regarding changes to Schedules to the Security Agreement and/or Annexes to Pledge Agreement]

EXHIBIT H

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]8 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]9 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]10 hereunder are several and not joint.]11 Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended and Restated Credit Agreement identified below (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Related Fund] of [identify Lender]

[8]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[9]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[10]	Select as appropriate.
[11]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.	Borrower:	Ditech Holding Corporation (formerly known as Walter Investment Management Corp.), a Maryland corporation

4.	Administrative Agent:	Credit Suisse AG, Cayman Island Branch, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Second Amended and Restated Credit Agreement dated as of February 9, 2018 among Ditech Holding Corporation (formerly known as Walter Investment Management Corp.), as Borrower, the Lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent, and the other agents party thereto

6.	Assigned Interest[s]:

Assignor[s][12]	Assignee[s][13]	Facility Assigned[14]	Aggregate Amount of Commitment/ Loans for all Lenders[15]	Amount of Commitments/ Loans Assigned[8]	Percentage Assigned of Commitments/ Loans[16]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date:	][17]

[12]	List each Assignor, as appropriate.
[13]	List each Assignee, as appropriate.
[14]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Refinancing Term Loan Commitment”)
[15]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[16]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[17]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                        , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S] [18] [NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][19] [NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[18]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[19]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Consented to and Accepted:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to:[20]

[ ], as Issuing Bank

By:
Name:
Title:

By:
Name:
Title:
]

[Consented to:[21]

DITECH HOLDING CORPORATION

By:
Name:
Title:
]

[20]	To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.
[21]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Sections 9.04(b) and (c) of the Credit Agreement (subject to such consents, if any, as may be required under Sections 9.04(b) and (c) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements referred to in Section 3.05 thereof or delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any other Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

4. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT I

FORM OF INTERCOMPANY NOTE

[This Note, and the obligations of [            ], a [            ] [corporation] [limited liability company] (the “Payor”), hereunder, shall be subordinate and junior in right of payment to all Senior Indebtedness (as defined in Section 7 of the Intercompany Subordination Agreement by and among Ditech Holding Corporation (formerly known as Walter Investment Management Corp.), a Maryland corporation (the “Borrower”), Credit Suisse AG, Cayman Islands Branch as collateral agent and each subsidiary of the Borrower from time to time party thereto (as amended, modified, restated and/or supplemented from time to time, the “Intercompany Subordination Agreement”) on the terms and conditions set forth in the Intercompany Subordination Agreement.]22

New York, New York

                 ,

FOR VALUE RECEIVED, the Payor hereby promises to pay [on demand] [on [DATE]] to the order of                     , or its assigns (the “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as the Payee shall from time to time designate, the unpaid principal amount of all loans and advances made by the Payee to the Payor.

The Payor also promises to pay interest on the unpaid principal amount hereof in like money at said location from the date hereof until paid at such rate per annum as shall be agreed upon from time to time by the Payor and the Payee.

Upon the earlier to occur of (x) the commencement of any bankruptcy, reorganization, receivership, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to the Payor or (y) any exercise of remedies (including the termination of the Commitments (as defined in the Credit Agreement)) pursuant to Article 7 of the Credit Agreement referred to below, the unpaid principal amount hereof and any applicable accrued but unpaid interest thereon shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

This Note is one of the Intercompany Notes referred to in the Second Amended and Restated Credit Agreement, dated as of February 9, 2018 among the Borrower, the lenders from time to time party thereto (the “Lenders”), and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and is subject to the terms thereof[, and shall be pledged by the Payee pursuant to the Pledge Agreement (as defined in the Credit Agreement). The Payor hereby acknowledges and agrees that the Pledgee (as defined in the Pledge Agreement) may, pursuant to the Pledge Agreement as in effect from time to time, exercise all rights provided therein with respect to this Note].23

[22]	EACH PROMISSORY NOTE EVIDENCING AN INTERCOMPANY LOAN INCURRED BY ANY CREDIT PARTY OWING TO ANY SUBSIDIARY OF THE BORROWER THAT IS NOT A CREDIT PARTY THAT IS PERMITTED BY THE CREDIT AGREEMENT SHALL HAVE INCLUDED ON ITS FACE THIS BRACKETED LEGEND.
[23]	INSERT IN EACH INTERCOMPANY NOTE UNDER WHICH THE PAYEE IS A CREDIT PARTY (AS DEFINED IN THE CREDIT AGREEMENT).

The Payee is hereby authorized (but shall not be required) to record all loans and advances made by it to the Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

The Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

*            *              *

[NAME OF PAYOR]

By:
Name:
Title:

Pay to the order of

[NAME OF PAYEE]

By:
Name:
Title:

EXHIBIT J

FORM OF ADMINISTRATIVE QUESTIONNAIRE

DITECH HOLDING CORPORATION INVESTMENT MANAGEMENT

Agent Information	Agent Closing Contact
Credit Suisse AG, Cayman Islands Branch	Fay Rollins
Eleven Madison Avenue	Tel: (212) 325-9041
New York, NY 10010	Fax: (212) 743-1422
E-Mail: Fay.Rollins@credit-suisse.com

Agent Wire Instructions

Bank of New York

ABA 021000018

Account Name: CS Agency Cayman Account

Account Number: 8900492627

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

• Signing Credit Agreement	Yes	No

• Coming in via Assignment	Yes	No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose

Lender Parent:

Lender Domestic Address	Lender Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Tax Documents

Pursuant to Section 2.20 of the Credit Agreement, the applicable tax forms and other required documentation for your institution must be completed and returned prior to the first payment to you under any of the Credit Documents. Failure to provide the proper tax form or other required documentation when requested may subject your institution to tax withholding.

EXHIBIT K

FORM OF SOLVENCY CERTIFICATE

OF

DITECH HOLDING CORPORATION

AND ITS SUBSIDIARIES

Pursuant to the Second Amended and Restated Credit Agreement dated as of February 9, 2018 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) among Ditech Holding Corporation (formerly known as Walter Investment Management Corp.), as borrower (the “Borrower”), the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (the “Administrative Agent”), the undersigned hereby certifies, solely in such undersigned’s capacity as executive vice president and chief financial officer of the Borrower, and not individually, as follows:

1.	I have made such investigation and inquiries as to the financial condition of the Borrower and its subsidiaries as I have deemed necessary and prudent for the purposes of providing this Solvency Certificate including consultation with the Borrower’s financial advisors used for the restructuring. I acknowledge that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Loans under the Credit Agreement. The financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by the Borrower to be fair in light of the circumstances existing at the time made and continue to be fair as of the date hereof and further assumes the business strategy and operating plans that support the Disclosure Statement (as defined in the Plan of Reorganization) remain in place.

2.	As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, after giving effect to the application of the proceeds of such Loans, and after consideration of preliminary valuations of corporate debt and equity, and resulting intangibles that were provided to the Borrower by its financial advisors:

a.    the sum of the fair value of the assets, at a fair valuation on a going concern basis, of the Borrower and its Subsidiaries (taken as a whole) will exceed the sum of their debts;

b.    the Borrower and its Subsidiaries (taken as a whole) as of the date hereof do not have debts outstanding, and do not intend to incur further debts, beyond their ability to pay such debts as such debts mature in the ordinary course of business; and

c.    the capital of the Borrower and its Subsidiaries (taken as a whole) is not unreasonably small in relation to the business of the Borrower or its Subsidiaries (taken as a whole) contemplated as of the date hereof.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as executive vice president and chief financial officer of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

DITECH HOLDING CORPORATION

By:
Name:	Gary L. Tillett
Title:	Executive Vice President and Chief Financial Officer

K-1

EXHIBIT L

PROCEDURES FOR DUTCH AUCTION

This outline is intended to summarize certain basic terms and procedures with respect to Auctions pursuant to and in accordance with the terms and conditions of Section 9.04(l) of the Second Amended and Restated Credit Agreement, of which this Exhibit L is a part (the “Credit Agreement”). It is not intended to be a definitive list of all of the terms and conditions of an Auction and all such terms and conditions shall be set forth in the applicable Auction Procedures set for each Auction (the “Offer Documents”). None of the Administrative Agent, the auction manager24, any other Agent or any of their respective affiliates makes any recommendation pursuant to the Offer Documents as to whether or not any Lender should sell by assignment any of its Term Loans pursuant to the Offer Documents (including, for the avoidance of doubt, by participating in the Auction as a Lender) or whether the Borrower should purchase by assignment any Term Loans from any Lender pursuant to any Auction. Each Lender should make its own decision as to whether to sell by assignment any of its Term Loans and, if so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning any Auction and the Offer Documents. Capitalized terms not otherwise defined in this Exhibit have the meanings assigned to them in the Credit Agreement.

Summary. The Borrower may purchase (by assignment) Term Loans on a non-pro rata basis by conducting one or more auctions (each, an “Auction”) pursuant to the procedures described herein; provided, that no more than one Auction may be ongoing at any one time and no more than four Auctions may be made in any period of four consecutive fiscal quarters of the Borrower.

Notice Procedures. In connection with each Auction, the Borrower (in such capacity, the “Offeror”) will provide notification to the auction manager (for distribution to the Lenders) of the Term Loans that will be the subject of the Auction by delivering to the auction manager a written notice in form and substance reasonably satisfactory to the auction manager (an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount of Term Loans the Offeror is willing to purchase (by assignment) in the Auction (the “Auction Amount”), which shall be no less than $10,000,000 or an integral multiple of $1,000,000 in excess of thereof; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000, at which the Offeror would be willing to purchase Term Loans in the Auction; and (iii) the date on which the Auction will conclude, on which date Return Bids (defined below) will be due at the time provided in the Auction Notice (such time, the “Expiration Time”), as such date and time may be extended upon notice by the Offeror to the auction manager not less than 24 hours before the original Expiration Time.

Reply Procedures. In connection with any Auction, each Lender holding Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the auction manager with a notice of participation in form and substance reasonably satisfactory to the auction manager (the “Return Bid”, to be included in the Offer Documents) which shall specify (i) a discount to par that must be expressed as a price per $1,000 of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000, that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, that each Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans held by such Lender at such time. A Lender may only submit one Return Bid per Auction, but each Return Bid may contain up to three component bids,

[24]	To be a financial institution selected by the Borrower and reasonably acceptable to the Administrative Agent.

L-1

each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, a participating Lender must execute and deliver, to be held by the auction manager, an Assignment and Acceptance in the form included in the Offer Documents which shall be in form and substance reasonably satisfactory to the auction manager and the Administrative Agent (the “Auction Assignment and Acceptance”). The Offeror will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the auction manager, the auction manager, in consultation with the Offeror, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Auction within the Discount Range for the Auction that will allow the Offeror to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Offeror has received Qualifying Bids). The Offeror shall purchase (by assignment) Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All principal amount of Term Loans included in Qualifying Bids received at a Reply Price lower than the Applicable Threshold Price will be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration. If a Lender has submitted a Return Bid containing multiple component bids at different Reply Prices, then all Term Loans of such Lender offered in any such component bid that constitutes a Qualifying Bid with a Reply Price lower than the Applicable Threshold Price shall also be purchased at a purchase price in cash equal to the applicable Reply Price and shall not be subject to proration.

Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids equal to the Applicable Threshold Price will be purchased at a purchase price equal to the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Auction equal to the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans purchased below the Applicable Threshold Price), the Offeror shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount up to the amount necessary to complete the purchase of the Auction Amount. For the avoidance of doubt, no Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

Notification Procedures. The auction manager will calculate the Applicable Threshold Price no later than the Business Day immediately after the date that the Return Bids were due. The auction manager will insert the amount of Term Loans to be assigned and the applicable settlement date determined by the auction manager in consultation with the Offeror onto each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid. Upon written request of the submitting Lender, the auction manager will promptly return any Auction Assignment and Acceptance received in connection with a Return Bid that is not a Qualifying Bid.

Additional Procedures. Once initiated by an Auction Notice, the Offeror may withdraw an Auction by written notice to the auction manager no later than 24 hours before the original Expiration Time so long as no Qualifying Bids have been received by the auction manager at or prior to the time the auction manager receives such written notice from the Borrower. Any Return Bid (including any component bid thereof) delivered to the auction manager may not be modified, revoked, terminated or cancelled; provided that a Lender may modify a Return Bid at any time prior to the Expiration Time solely to reduce the Reply Price included in such Return Bid. However, an Auction shall become void if the Offeror fails to satisfy

L-2

one or more of the conditions to the purchase of Term Loans set forth in Section 9.04(l) of the Credit Agreement or to otherwise comply with any of the provisions of such Section 9.04(l). The purchase price for all Term Loans purchased in an Auction shall be paid in cash by the Offeror directly to the respective assigning Lender on a settlement date as determined by the auction manager in consultation with the Offeror (which shall be no later than ten (10) Business Days after the date Return Bids are due), along with accrued and unpaid interest (if any) on the applicable Term Loans up to the settlement date. The Offeror shall execute each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid.

All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the auction manager, in consultation with the Offeror, and, absent manifest error, the auction manager’s determination will be final and binding. Absent manifest error, the auction manager’s interpretation of the terms and conditions of the Offer Document, in consultation with the Offeror, will be final and binding.

None of the Administrative Agent, the auction manager, any other Agent or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Credit Parties, or any of their affiliates contained in the Offer Documents or otherwise or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

Immediately upon the consummation of an Auction pursuant to Section 9.04(l) of the Credit Agreement, the Term Loans subject to such Auction and all rights and obligations as a Lender related to such Term Loans shall for all purposes (including under the Credit Agreement, the other Credit Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect, and the Borrower shall neither obtain nor have any rights as a Lender under the Credit Agreement or under the other Credit Documents by virtue of the acquisition of any Term Loans subject to such Auction.

The auction manager acting in its capacity as such under an Auction shall be entitled to the benefits of the provisions of Article 8 and Section 9.05 of the Credit Agreement to the same extent as if each reference therein to the “Administrative Agent” were a reference to the auction manager, and the Administrative Agent shall cooperate with the auction manager as reasonably requested by the auction manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

This Exhibit L shall not require the Borrower to initiate any Auction, nor shall any Lender be obligated to participate in any Auction.

L-3